Exhibit 27(h)(1)

                             PARTICIPATION AGREEMENT

                                  BY AND AMONG
                       AIM VARIABLE INSURANCE FUNDS, INC.,

                             AIM DISTRIBUTORS, INC.,

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK,
                             ON BEHALF OF ITSELF AND
                              ITS SEPARATE ACCOUNTS

                                       AND

                     ALLSTATE LIFE FINANCIAL SERVICES, INC.


                                TABLE OF CONTENTS
                                -----------------


Section   1.  Available Funds...........................................2
                1.1 Availability....................................... 2
                1.2 Addition, Deletion or Modification of Funds........ 3
                1.3 No Sales to the General Public..................... 3

Section 2.  Processing Transactions.................................. 3
        2.1 Timely Pricing and Orders............................. 3
        2.2 Timely Payments....................................... 4
        2.3 Applicable Price................................... 4
        2.4 Dividends and Distributions......................... 4
        2.5 Book Entry................................. 5

Section 3.  Costs and Expenses..................................... 5
        3.1   General............................................... 5
        3.2   Parties To Cooperate.................................. 5

Section 4.  Legal Compliance........................................ 5
        4.1 Tax Laws.............................................. 5
        4.2 Insurance and Certain Other Laws...................... 8
        4.3 Securities Laws....................................... 8
        4.4 Notice of Certain Proceedings and Other Circumstances. 9
        4.5 ALNY or the Underwriter To Provide Documents
            Information About AVIF.........................................10
        4.6 AVIF or AIM To Provide Documents; Information About ALNY
            and the Underwriter................................11
Section 5.  Mixed and Shared Funding..............................12
        5.1    General..............................................12
        5.2    Disinterested Directors.............................12
        5.3    Monitoring for Material Irreconcilable Conflicts....13
        5.4    Conflict Remedies...................................14
        5.5    Notice to ALNY......................................15
        5.6    Information Requested by Board of Directors........15
        5.7    Compliance with SEC Rules...........................15
        5.8    Requirements for Other Insurance Companies...........16
Section 6.             Termination........................................16






                             PARTICIPATION AGREEMENT


     THIS AGREEMENT, made and entered into as of the ____ day of _________, 2002 ("Agreement"), by and among AIM Variable Insurance Funds, Inc., a Maryland corporation ("AVIF"); A I M Distributors, Inc., a Delaware corporation ("AIM"); Allstate Life Insurance Company of New York, a New York life insurance company ("ALNY"), on behalf of itself and each of its segregated asset accounts listed in Schedule A hereto, as the parties hereto may amend from time to time (each, an "Account," and collectively, the "Accounts"); and Allstate Life Financial Services, Inc., a Delaware corporation and the principal underwriter of the Contracts and Policies referred to below ("Underwriter") (collectively, the "Parties").


                               WITNESSETH THAT:

     WHEREAS, AVIF is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, AVIF currently consists of nine separate series, shares ("Shares") of each of which are registered under the Securities Act of 1933, as amended (the "1933 Act") and are currently sold to one or more separate accounts of life insurance companies to fund benefits under variable annuity contracts; and

     WHEREAS, AVIF will make Shares of each Series listed on Schedule A hereto as the Parties hereto may amend from time to time (each a "Fund"; reference herein to "AVIF" includes reference to each Fund, to the extent the context requires) available for purchase by the Accounts; and

     WHEREAS, AIM is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934 ("1934 Act") and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"); and

     WHEREAS, AIM currently serves as the distributor for the Shares; and

     WHEREAS, ALNY will be the issuer of certain variable annuity contracts ("Contracts") and/or variable life insurance policies ("Policies") as set forth on Schedule A hereto, as the Parties hereto may amend from time to time, which Contracts and Policies (hereinafter collectively, the "Policies"), if required by applicable law, will be registered under the 1933 Act; and

     WHEREAS, the Accounts may be divided into two or more subaccounts ("Subaccounts"; reference herein to an "Account" includes reference to each Subaccount thereof to the extent the context requires); and

     WHEREAS, ALNY will serve as the depositor of the Accounts, each of which is registered as a unit investment trust investment company under the 1940 Act (or exempt therefrom), and the security interests deemed to be issued by the Accounts under the Policies will be registered as securities under the 1933 Act (or exempt therefrom); and

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, ALNY intends to purchase Shares in one or more of the Funds on behalf of the Accounts to fund the Policies provided, that AVIF implements Mixed and Shared Funding, described below, pursuant to an exemptive order from the SEC or otherwise; and

     WHEREAS, the Underwriter is a broker-dealer registered with the SEC under the 1934 Act and a member in good standing of the NASD; and

     WHEREAS, the Underwriter intends to enter into Selling Group Agreements with entities that may legally sell the Policies (the "Selling Group Members"); and

     NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:



                          SECTION 1.  AVAILABLE FUNDS
                          ---------------------------


     1.1  AVAILABILITY.
          ------------

     AVIF will make Shares of each Fund available to ALNY for purchase and redemption at net asset value and with no sales charges, subject to the terms and conditions of this Agreement. The Board of Directors of AVIF may refuse to sell Shares of any Fund to any person, or suspend or terminate the offering of Shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, such action is deemed in the best interests of the shareholders of such Fund.

                                        2


     1.2  ADDITION, DELETION OR MODIFICATION OF FUNDS.
          -------------------------------------------

     The Parties hereto may agree, from time to time, to add other Funds to provide additional funding media for the Policies, or to delete, combine, or modify existing Funds, by amending Schedule A hereto. Upon such amendment to Schedule A, any applicable reference to a Fund, AVIF, or its Shares herein shall include a reference to any such additional Fund. Schedule A, as amended from time to time, is incorporated herein by reference and is a part hereof.


     1.3  NO SALES TO THE GENERAL PUBLIC.
          ------------------------------

     AVIF represents and warrants that no Shares of any Fund have been or will be sold to the general public.



                      SECTION 2.  PROCESSING TRANSACTIONS
                      -----------------------------------


     2.1  TIMELY PRICING AND ORDERS.
          -------------------------

     (a) AVIF or its designated agent will use its best efforts to provide ALNY with the net asset value per Share for each Fund by 6:00 p.m. Central time on each Business Day. As used herein, "Business Day" shall mean any day on which
(i) the New York Stock Exchange is open for regular trading and (ii) AVIF calculates the Fund's net asset value.

     (b) ALNY will use the data provided by AVIF each Business Day pursuant to paragraph (a) immediately above to calculate Account unit values and to process transactions that receive that same Business Day's Account unit values. ALNY will perform such Account processing the same Business Day, and will place corresponding orders to purchase or redeem Shares with AVIF by 9 a.m. Central time the following Business Day; provided, however, that AVIF shall provide additional time to ALNY in the event that AVIF is unable to meet the 6:00 p.m. time stated in paragraph (a) immediately above. Such additional time shall be equal to the additional time that AVIF takes to make the net asset values available to ALNY.

     (c) Each order to purchase or redeem Shares will separately describe the amount of Shares of each Fund to be purchased, redeemed or exchanged and will not be netted; provided, however, with respect to payment of the purchase price by ALNY and of redemption proceeds by AVIF, ALNY and AVIF shall net purchase and redemption orders with respect to each Fund and shall transmit one net payment per Fund in accordance with Section 2.2, below. Each order to purchase or redeem Shares shall also specify whether the order results from purchase payments, surrenders,

                                        3


partial withdrawals, routine withdrawals of charges, or requests for other transactions under Policies (collectively, "Policy transactions").

     (d) If AVIF provides materially incorrect Share net asset value information, ALNY shall be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct net asset value per Share. Any material error in the calculation or reporting of net asset value per Share, dividend or capital gain information shall be reported promptly upon discovery to ALNY. Materiality and reprocessing cost reimbursement shall be determined in accordance with standards established by the parties as provided in Schedule B, attached hereto and incorporated herein.


     2.2  TIMELY PAYMENTS.

     ALNY will wire payment for net purchases to a custodial account designated by AVIF by 1:00 p.m. Central Time on the same day as the order for Shares is placed, to the extent practicable. AVIF will wire payment for net redemptions to an account designated by ALNY by 1:00 p.m. Central Time on the same day as the Order is placed, to the extent practicable, but in any event within five calendar days after the date the order is placed in order to enable ALNY to pay redemption proceeds within the time specified in Section 22(e) of the 1940 Act or such shorter period of time as may be required by law.


     2.3  APPLICABLE PRICE.

     (a) Share purchase and redemption orders that result from Policy transactions and that ALNY receives prior to the close of regular trading on the New York Stock Exchange on a Business Day will be executed at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the orders. For purposes of this Section 2.3(a), ALNY shall be the designated agent of AVIF for receipt of orders relating to Policy transactions on each Business Day and receipt by such designated agent shall constitute receipt by AVIF; provided, that AVIF receives notice of such orders by 9 a.m. Central time on the next following Business Day or such later time computed in accordance with Section 2.1(b) hereof.

     (b) All other Share purchases and redemptions by ALNY will be effected at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the order therefore, and such orders will be irrevocable.


     2.4  DIVIDENDS AND DISTRIBUTIONS.

     AVIF will furnish notice promptly to ALNY of any income dividends or capital gain distributions payable on the Shares of any Fund. ALNY hereby elects to reinvest all dividends and capital gains distributions in additional Shares of the corresponding Fund at the ex-dividend date net asset values until ALNY otherwise notifies AVIF in writing, it being agreed by the Parties that the ex-dividend date and the payment date with respect to any dividend or distribution will be the same Business Day. ALNY reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.


     2.5 BOOK ENTRY.
         ----------

     Issuance and transfer of AVIF Shares will be by book entry only. Stock certificates will not be issued to ALNY. Shares ordered from AVIF will be recorded in an appropriate title for ALNY, on behalf of its Account.



                         SECTION 3.  COSTS AND EXPENSES
                         ------------------------------


     3.1 GENERAL.
         -------

     Except as otherwise specifically provided in Schedule C, attached hereto and made a part hereof, each Party will bear all expenses incident to its performance under this Agreement.


     3.2 PARTIES TO COOPERATE.
         --------------------

     Each Party agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of AVIF and the Accounts.



                         SECTION 4.  LEGAL COMPLIANCE
                         ----------------------------


     4.1 TAX LAWS.
         --------

     (a) AVIF represents and warrants that each Fund is currently qualified and will continue to qualify as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). AVIF will notify ALNY immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future.

                                        5


     (b) AVIF represents that it will comply and maintain each Fund's compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code. AVIF will notify ALNY immediately upon having a reasonable basis for believing that a Fund has ceased to so comply or that a Fund might not so comply in the future.

     (c) ALNY agrees that if the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of ALNY or, to ALNY's knowledge, of any Policy owner, annuitant or participant under the Policies (collectively, "Participants"), that any Fund has failed to comply with the diversification requirements of section 817(h) of the Code or ALNY otherwise becomes aware of any facts that could give rise to any claim against AVIF or its affiliates as a result of such a failure or alleged failure to so comply with section 817(h) (hereinafter respectively referred to in this paragraph (c) as "failure" or "alleged failure"):

     (i)   ALNY shall promptly notify AVIF of such assertion or potential claim;

     (ii) ALNY shall consult with AVIF as to how to minimize any liability that may arise as a result of such failure or alleged failure;

     (iii) ALNY shall use its best efforts to minimize any liability of AVIF or its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a)(2), to the Commissioner of the IRS that such failure was inadvertent, provided that ALNY shall not be required to make any such demonstration of inadvertence unless AVIF represents or provides an opinion of counsel, which representation or opinion shall be reasonably satisfactory to ALNY, to the effect that a reasonable basis exists for making such a demonstration;

(iv) ALNY shall permit AVIF, its affiliates and their legal and accounting advisors to attend, advise and otherwise assist ALNY (which assistance ALNY shall consider and/or accept in good faith) with respect to any conferences, settlement discussions or other administrative or judicial proceeding or contests (including judicial appeals thereof) with the IRS, any Participant or any other claimant regarding any claims that could give rise to liability to AVIF or its affiliates as a result of such a failure or alleged failure, provided that ALNY shall control, in good faith, the conduct of such conferences, discussions, proceedings, or contests or appeals thereof;

     (v) any written materials to be submitted by ALNY to the IRS, any Participant or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations Section 1.817- 5(a)(2)),
(a) shall be provided by ALNY to AVIF (together with any supporting information or analysis) at least ten (10) business days, or such shorter period to which the Parties hereto may from time to time agree, prior to the day on which such proposed materials are to be submitted and (b) shall not be submitted by ALNY to any such person without the express written consent of AVIF which shall not be unreasonably withheld;

     (vi) ALNY shall provide AVIF or its affiliates and their accounting and legal advisors with such cooperation as AVIF shall reasonably request (including, without limitation, by providing AVIF and its accounting and legal advisors with copies of any relevant books and records (or portions thereof) of ALNY that may be reasonably requested by or on behalf of AVIF and that ALNY is permitted to provide in accordance with applicable law) in order to facilitate review by AVIF or its advisors of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against its arising from such a failure or alleged failure;

     (vii) ALNY shall not with respect to any claim of the IRS or any Participant that would give rise to a claim against AVIF or its affiliates
(a) compromise or settle any claim, (b) accept any adjustment on audit, or
     (c) forego any allowable administrative or judicial appeals, without the express written consent of AVIF or its affiliates, which shall not be unreasonably withheld, provided that ALNY shall not be required, after exhausting all administrative remedies, to appeal any adverse IRS or judicial decision unless AVIF or its affiliates shall have provided an opinion of counsel approved by ALNY, which approval shall not be unreasonably withheld, to the effect that a reasonable basis exists for taking such appeal (or, in the case of an appeal to the United States Supreme Court, that ALNY should be more likely than not to prevail on such appeal), and provided further that each Party shall bear one-half of the expenses of any judicial appeal; and

     (viii) AVIF and its affiliates shall have no liability as a result of such failure or alleged failure if ALNY fails to comply with any of the foregoing clauses (i) through (vii), and such failure could be shown to have materially contributed to the liability.

     Should AVIF or any of its affiliates refuse to give its written consent to any compromise or settlement of any claim or liability hereunder, ALNY may, in its discretion, authorize AVIF or its affiliates to act in the name of ALNY in, and to control the conduct of, such conferences, discussions, proceedings, contests or appeals and all administrative or judicial appeals thereof, and in that event AVIF or its affiliates shall bear the fees and expenses associated with the conduct of the proceedings that it is so authorized to control; provided that in no event shall ALNY have liability resulting from AVIF's refusal to accept the proposed settlement or compromise with respect to any failure caused by AVIF. As used in this Agreement, the term "affiliates" shall have the same meaning as "affiliated person" as defined in Section 2(a)(3) of the 1940 Act.

     (d) ALNY represents and warrants that the Policies currently are and at all times will be treated as annuity, endowment, or life insurance contracts under applicable provisions of the Code. ALNY will notify AVIF immediately upon having a reasonable basis for believing that any of the Policies have ceased to be so treated or that they might not be so treated in the future, provided that such notice shall be kept confidential during the period of ALNY's investigation of any such circumstances to the extent permitted by applicable law.

     (e) ALNY represents and warrants that each Account is and at all times will be a "segregated asset account" and that interests in each Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817 of the Code and the regulations thereunder. ALNY will notify AVIF immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.


     4.2 INSURANCE AND CERTAIN OTHER LAWS.
         --------------------------------

     (a) AVIF and AIM will use their best efforts to comply with any applicable state insurance laws or regulations, to the extent specifically requested in writing by ALNY.

     (b) ALNY represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains each Account as a segregated asset account under Section 245.21 of the Illinois Insurance Code and the regulations thereunder, and (iii) the Policies comply in all material respects with all other applicable federal and state laws and regulations.

     (c) AVIF represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

     (d) AIM represents and warrants that it is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

     (e) The Underwriter represents and warrants that it is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

                                        8


     4.3  SECURITIES LAWS.

     (a) ALNY and the Underwriter represent and warrant that (i) interests in each Account pursuant to the Policies will be registered under the 1933 Act to the extent required by the 1933 Act, (ii) the Policies will be duly authorized for issuance and sold in compliance with all applicable federal and state laws, including, without limitation, the 1933 Act, the 1934 Act, the 1940 Act and Illinois law, (iii) each Account is and will remain registered under the 1940 Act, to the extent required by the 1940 Act, (iv) each Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, to the extent required, (v) each Account's 1933 Act registration statement relating to the Policies, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, (vi) ALNY will amend the registration statement for its Policies under the 1933 Act and for its Accounts under the 1940 Act from time to time as required in order to effect the continuous offering of its Policies or as may otherwise be required by applicable law, and
(vii) each Account Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.

     (b) AVIF and AIM represent and warrant that (i) Shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and duly authorized for issuance and sold in compliance with Maryland law, (ii) AVIF is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) AVIF will amend the registration statement for its Shares under the 1933 Act and itself under the 1940 Act from time to time as required in order to effect the continuous offering of its Shares, (iv) AVIF does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) AVIF's 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, and (vi) AVIF Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.

     (c) AVIF will register and qualify its Shares for sale in accordance with the laws of any state or other jurisdiction if and to the extent reasonably deemed advisable by AVIF.

     4.4  NOTICE OF CERTAIN PROCEEDINGS AND OTHER CIRCUMSTANCES.

     (a) AVIF and/or AIM will immediately notify ALNY of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to AVIF's registration statement under the 1933 Act or AVIF Prospectus, (ii) any request by the SEC for any amendment to such registration statement or AVIF Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of AVIF's Shares, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Shares of any Fund in any state or jurisdiction, including, without limitation, any circumstances in which (a) such Shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law or (b) such law precludes the use of such Shares as an underlying investment medium of the Policies issued or to be issued by ALNY. AVIF will make every reasonable effort to prevent the issuance, with respect to any Fund, of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

     (b) ALNY and/or the Underwriter will immediately notify AVIF of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to each Account's registration statement under the 1933 Act relating to the Policies or each Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Account Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of each Account's interests pursuant to the Policies, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. ALNY will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

     4.5  ALNY OR THE UNDERWRITER TO PROVIDE DOCUMENTS; INFORMATION ABOUT AVIF.

     (a) ALNY or the Underwriter will provide to AVIF or its designated agent at least one complete copy of all SEC registration statements, Account Prospectuses, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to each Account or the Policies, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

     (b) The Underwriter will provide to AVIF or its designated agent at least one complete copy of each piece of sales literature or other promotional material not prepared by AVIF or its affiliates, in which AVIF or any of its affiliates is named, at least ten [10] Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if AVIF or its designated agent objects to such use within ten [10] Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. AVIF hereby designates its investment adviser as the entity to receive such sales literature, until such time as AVIF appoints another designated agent by giving notice to ALNY in the manner required by Section 9 hereof.

     (c) Neither ALNY, the Underwriter, nor any of their respective affiliates will give any information or make any representations or statements on behalf of or concerning AVIF or its affiliates in connection with the sale of the Policies other than (i) the information or representations contained in the registration statement, including the AVIF Prospectus contained therein, relating to Shares, as such registration statement and AVIF Prospectus may be amended from time to time;

or (ii) in reports or proxy materials for AVIF; or (iii) in sales literature or other promotional material approved by AVIF, except with the express written permission of AVIF.

     (d) ALNY and the Underwriter shall adopt and implement procedures reasonably designed to ensure that information concerning AVIF and its affiliates that is intended for use only by brokers or agents selling the Policies (i.e., information that is not intended for distribution to Participants or offerees) ("broker only materials") is so used, and neither AVIF nor any of its affiliates shall be liable for any losses, damages or expense relating to the improper use of such broker only materials.

     4.6 AVIF OR AIM TO PROVIDE DOCUMENTS; INFORMATION ABOUT ALNY AND THE UNDERWRITER.

     (a) AVIF will provide to ALNY at least one complete copy of all SEC registration statements, AVIF Prospectuses, reports, any preliminary and final proxy material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to AVIF or the Shares of a Fund, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

     (b) AVIF will provide to ALNY or the Underwriter camera ready or computer diskette copies of all AVIF Prospectuses, proxy materials, periodic reports to shareholders and other materials required by law to be sent to Participants who have allocated any Policy value to a Fund. AVIF will provide such copies to ALNY or the Underwriter in a timely manner so as to enable ALNY or the Underwriter, as the case may be, to print and distribute such materials within the time required by law to be furnished to Participants.

     (c) AIM will provide to ALNY or its designated agent at least one complete copy of each piece of sales literature or other promotional material in which ALNY, the Underwriter or any of their respective affiliates is named, or that refers to the Policies, at least 10 Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if ALNY or its designated agent objects to such use within 10 Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. ALNY shall receive all such sales literature until such time as it appoints a designated agent by giving notice to AVIF in the manner required by Section 9 hereof.

     (d) Neither AVIF nor any of its affiliates will give any information or make any representations or statements on behalf of or concerning ALNY, the Underwriter, each Account, or the Policies other than (i) the information or representations contained in the registration statement, including each Account Prospectus contained therein, relating to the Policies, as such registration statement and Account Prospectus may be amended from time to time; or (ii) in reports or voting instruction materials for each Account; or (iii) in sales literature or other promotional material approved by ALNY or its affiliates, except with the express written permission of ALNY.

                                       11


     (e) AIM shall adopt and implement procedures reasonably designed to ensure that information concerning ALNY, the Underwriter, and their respective affiliates that is intended for use only by brokers or agents selling the Policies (i.e., information that is not intended for distribution to Participants or offerees) ("broker only materials") is so used, and neither ALNY, the Underwriter, nor any of their respective affiliates shall be liable for any losses, damages or expense relating to the improper use of such broker only materials.


                     SECTION 5.  MIXED AND SHARED FUNDING


     5.1  GENERAL.

     AVIF has applied for an order from the SEC exempting it from certain provisions of the 1940 Act and rules thereunder so that AVIF may be available for investment by certain other entities, including, without limitation, separate accounts funding variable life insurance contracts, separate accounts of insurance companies unaffiliated with ALNY, and trustees of qualified pension and retirement plans (collectively, "Mixed and Shared Funding"). The Parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 5. Sections
5.2 through 5.8 below shall apply, if and only if AVIF implements Mixed and Shared Funding, pursuant to such an exemptive order or otherwise. AVIF hereby notifies ALNY that, in the event that AVIF implements Mixed and Shared Funding, it may be appropriate to include in the prospectus pursuant to which a Policy is offered disclosure regarding the potential risks of Mixed and Shared Funding.

     5.2  DISINTERESTED DIRECTORS.

     AVIF agrees that its Board of Directors shall at all times consist of directors a majority of whom (the "Disinterested Directors") are not interested persons of AVIF within the meaning of Section 2(a)(19) of the 1940 Act and the Rules thereunder and as modified by any applicable orders of the SEC, except that if this condition is not met by reason of the death, disqualification, or bona fide resignation of any director, then the operation of this condition shall be suspended (a) for a period of 45 days if the vacancy or vacancies may be filled by the Board; (b) for a period of 60 days if a vote of shareholders is required to fill the vacancy or vacancies; or (c) for such longer period as the SEC may prescribe by order upon application.

                                       12


     5.3  MONITORING FOR MATERIAL IRRECONCILABLE CONFLICTS.

     AVIF agrees that its Board of Directors will monitor for the existence of any material irreconcilable conflict between the interests of the participants in all separate accounts of life insurance companies utilizing AVIF ("Participating Insurance Companies"), including each Account and participants on all qualified retirement and pension plans investing in AVIF ("Participating Plans"). ALNY agrees to inform the Board of Directors of AVIF of the existence of or any potential for any such material irreconcilable conflict of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:

     (a)  an action by any state insurance or other regulatory authority;

     (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

     (c)  an administrative or judicial decision in any relevant proceeding;

     (d)  the manner in which the investments of any Fund are being managed;

     (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract Participants or by Participants of different Participating Insurance Companies;

     (f) a decision by a Participating Insurance Company to disregard the voting instructions of Participants; or

     (g) a decision by a Participating Plan to disregard the voting instructions of Plan participants.

     Consistent with the SEC's requirements in connection with exemptive orders of the type referred to in Section 5.1 hereof, ALNY will assist the Board of Directors in carrying out its responsibilities by providing the Board of Directors with all information reasonably necessary for the Board of Directors to consider any issue raised, including information as to a decision by ALNY to disregard voting instructions of Participants.

     5.4  CONFLICT REMEDIES.

     (a) It is agreed that if it is determined by a majority of the members of the Board of Directors or a majority of the Disinterested Directors that a material irreconcilable conflict exists, ALNY will, if it is a Participating Insurance Company for which a material irreconcilable conflict is relevant, at its own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:

     (i) withdrawing the assets allocable to some or all of the Accounts from AVIF or any Fund and reinvesting such assets in a different investment medium, including another Fund of AVIF, or submitting the question whether such segregation should be implemented to a vote of all affected Participants and, as appropriate, segregating the assets of any particular group (e.g., annuity Participants, life insurance Participants) that votes in favor of such segregation, or offering to the affected Participants the option of making such a change; and

     (ii) establishing a new registered investment company of the type defined as a "management company" in Section 4(3) of the 1940 Act or a new separate account that is operated as a management company.

     (b) If the material irreconcilable conflict arises because of ALNY's decision to disregard Participant voting instructions and that decision represents a minority position or would preclude a majority vote, ALNY may be required, at AVIF's election, to withdraw each Account's investment in AVIF or any Fund. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six months after AVIF gives notice to ALNY that this provision is being implemented, and until such withdrawal AVIF shall continue to accept and implement orders by ALNY for the purchase and redemption of Shares of AVIF.

     (c) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to ALNY conflicts with the majority of other state regulators, then ALNY will withdraw each Account's investment in AVIF within six months after AVIF's Board of Directors informs ALNY that it has determined that such decision has created a material irreconcilable conflict (after consideration of the interests of all Participants), and until such withdrawal AVIF shall continue to accept and implement orders by ALNY for the purchase and redemption of Shares of AVIF.

     (d) ALNY agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Participants.

     (e) For purposes hereof, a majority of the Disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will AVIF or any of its affiliates be required to establish a new funding medium for any Policies. ALNY will not be required by the terms hereof to establish a new funding medium for any Policies if an offer to do so has been declined by vote of a majority of Participants materially adversely affected by the material irreconcilable conflict.

                                       14


     5.5 NOTICE TO ALNY.
         --------------

     AVIF will promptly make known in writing to ALNY the Board of Directors' determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.


     5.6 INFORMATION REQUESTED BY BOARD OF DIRECTORS.
         -------------------------------------------

     ALNY and AVIF (or its investment adviser) will at least annually submit to the Board of Directors of AVIF such reports, materials or data as the Board of Directors may reasonably request so that the Board of Directors may fully carry out the obligations imposed upon it by the provisions hereof or any exemptive application filed with the SEC to permit Mixed and Shared Funding, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board of Directors. All reports received by the Board of Directors of potential or existing conflicts, and all Board of Directors actions with regard to determining the existence of a conflict, notifying Participating Insurance Companies of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board of Directors or other appropriate records, and such minutes or other records will be made available to the SEC upon request.


     5.7 COMPLIANCE WITH SEC RULES.
         -------------------------

     If, at any time during which AVIF is serving as an investment medium for variable life insurance Policies, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to Mixed and Shared Funding, AVIF agrees that it will comply with the terms and conditions thereof and that the terms of this Section 5 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.


     5.8 REQUIREMENTS FOR OTHER INSURANCE COMPANIES.
         ------------------------------------------

     AVIF will require that each Participating Insurance Company enter into an agreement with AVIF that contains in substance the same provisions as are set forth in Sections 4.1(b), 4.1(d), 4.3(a), 4.4(b), 4.5(a), 5, and 10 of this
Agreement.

                                       15


                            SECTION 6. TERMINATION
                            ----------------------


     6.1 EVENTS OF TERMINATION.
         ---------------------

     Subject to Section 6.4 below, this Agreement will terminate as to a Fund:

     (a) at the option of AVIF or ALNY upon the approval by (i) a majority of the Disinterested Directors or (ii) a majority vote of the Shares of the affected Fund that are held in the corresponding Subaccount of an Account (pursuant to the procedures set forth in Section 10 of this Agreement for voting Shares in accordance with Participant instructions); or

     (b) at the option of AVIF or AIM upon institution of formal proceedings against ALNY or its affiliates by the NASD, the SEC, any state insurance regulator or any other regulatory body regarding ALNY's obligations under this Agreement or related to the sale of the Policies, the operation of each Account, or the purchase of Shares, if, in each case, AVIF or AIM reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on the Fund with respect to which the Agreement is to be terminated; or

     (c) at the option of ALNY upon institution of formal proceedings against AVIF, its principal underwriter, or its investment adviser by the NASD, the SEC, or any state insurance regulator or any other regulatory body regarding AVIF's obligations under this Agreement or related to the operation or management of AVIF or the purchase of AVIF Shares, if, in each case, ALNY reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on ALNY, or the Subaccount corresponding to the Fund with respect to which the Agreement is to be terminated; or

     (d) at the option of any Party in the event that (i) the Fund's Shares are not registered and, in all material respects, issued and sold in accordance with any applicable federal or state law or (ii) such law precludes the use of such Shares as an underlying investment medium of the Policies issued or to be issued by ALNY; or

     (e) upon termination of the corresponding Sub-Account's investment in the Fund pursuant to Section 5 hereof; or

     (f) at the option of ALNY if the Fund ceases to qualify as a RIC under Subchapter M of the Code or under successor or similar provisions, or if ALNY reasonably believes that the Fund may fail to so qualify;

     (g) at the option of ALNY if the Fund fails to comply with Section 817(h) of the Code or with successor or similar provisions (other than by reason of the failure of the Policies issued by ALNY to qualify as annuity or life insurance contracts under the Code, or the failure of any Account or Policy to meet the definition of "segregated asset account" or "variable contract"; respectively, within the meaning of the Code), or if ALNY reasonably believes that the Fund may fail to so comply; or

     (h) at the option of AVIF or AIM if the Policies issued by ALNY cease to qualify as annuity contracts or life insurance contracts under the Code (other than by reason of the Fund's noncompliance with Section 817(h) or Subchapter M of the Code) or if interests in an Account under the Policies are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law; or

     (i) upon another Party's material breach of any provision of this Agreement.


     6.2  NOTICE REQUIREMENT FOR TERMINATION.
          ----------------------------------

     No termination of this Agreement will be effective unless and until the Party terminating this Agreement gives prior written notice to the other Party to this Agreement of its intent to terminate, and such notice shall set forth the basis for such termination. Furthermore:

     (a) in the event that any termination is based upon the provisions of
Section 6.1(a) or 6.1(e) hereof, such prior written notice shall be given at least six (6) months in advance of the effective date of termination unless a shorter time is agreed to by the Parties hereto;

     (b) in the event that any termination is based upon the provisions of
Section 6.1(b) or Section 6.1(c) hereof, such prior written notice shall be given at least ninety (90) days in advance of the effective date of termination unless a shorter time is agreed to by the Parties hereto; and

     (c) in the event that any termination is based upon the provisions of
Section 6.1(d), Section 6.1(f), Section 6.1(g), Section 6.1(h) or Section 6.1(i) hereof, such prior written notice shall be given as soon as possible within twenty-four (24) hours after the terminating Party learns of the event causing termination to be required.


     6.3 FUNDS TO REMAIN AVAILABLE.
         -------------------------

     Except (a) as necessary to implement Participant-initiated transactions,
(b) as required by state insurance laws or regulations, (c) as required pursuant to Section 5 of this Agreement, or (d) with respect to any Fund as to which this Agreement has terminated pursuant to Section 6.1 hereof, ALNY shall not (i) redeem AVIF Shares attributable to the Policies (as opposed to AVIF Shares attributable to ALNY's assets held in each Account), or (ii) prevent Participants from allocating payments to or transferring amounts from a Fund that was otherwise available under the Policies, until six (6) months after ALNY shall have notified AVIF of its intention to do so and until 36 full calendar months shall have expired from the date on which an Account first invested in any Fund.


     6.4 SURVIVAL OF WARRANTIES AND INDEMNIFICATIONS.
         -------------------------------------------

     All warranties and indemnifications will survive the termination of this Agreement.


     6.5 CONTINUANCE OF AGREEMENT FOR CERTAIN PURPOSES.
         ---------------------------------------------

     If any Party terminates this Agreement with respect to any Fund pursuant to Sections 6.1(b), 6.1(c), 6.1(d), 6.1(f), 6.1(g), 6.1(h) or 6.1(i) hereof, this
Agreement shall nevertheless continue in effect as to any Shares of that Fund that are outstanding as of the date of such termination (the "Initial Termination Date"). This continuation shall extend to the earlier of the date as of which an Account owns no Shares of the affected Fund or a date (the "Final Termination Date") six (6) months following the Initial Termination Date, except that ALNY may, by written notice shorten said six (6) month period in the case of a termination pursuant to Sections 6.1(d), 6.1(f), 6.1(g), 6.1(h) or 6.1(i).




            SECTION 7.  PARTIES TO COOPERATE RESPECTING TERMINATION
                        -------------------------------------------


     The Parties hereto agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that an Account owns no Shares of a Fund after the Final Termination Date with respect thereto, or, in the case of a termination pursuant to Section 6.1(a), the termination date specified in the notice of termination. Such steps may include combining the affected Account with another Account, substituting other mutual fund shares for those of the affected Fund, or otherwise terminating participation by the Policies in such Fund.



                            SECTION 8.  ASSIGNMENT
                            ----------------------


    This Agreement may not be assigned by any Party, except with the written consent of each other Party.

                                       18


                              SECTION 9.  NOTICES
                              -------------------


     Notices and communications required or permitted by Section 2 hereof will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

            Allstate Life Insurance Company of New York
            3100 Sanders Road, Suite J5D
            Northbrook, Illinois 60062
            Facsimile: (708) 402-3781
            Attn:  Michael Velotta, Esq.

            Allstate Life Financial Services, Inc.
            3100 Sanders Road, Suite J5B
            Northbrook, Illinois 60062
            Facsimile: (708) 402-3781
            Attn:  John Hedrick, Esq.

            AIM Variable Insurance Funds, Inc.
            11 Greenway Plaza, Suite 1919
            Houston, Texas  77046
            Facsimile: (713) 993-9185
            Attn:    Nancy L. Martin, Esq.

            AIM Distributors, Inc.
            11 Greenway Plaza, Suite 1919
            Houston, Texas 77046
            Facsimile: (713) 993-9185

            Attn.:  Nancy L. Martin, Esq.



                        SECTION 10.  VOTING PROCEDURES
                        ------------------------------


     Subject to the cost allocation procedures established pursuant to Section
3.1 hereof, ALNY will distribute all proxy material furnished by AVIF to Participants to whom pass-through voting privileges are required to be extended and will solicit voting instructions from Participants. ALNY will vote Shares in accordance with timely instructions received from Participants. ALNY will vote Shares that are (a) not attributable to Participants to whom pass-through voting privileges are extended, or (b) attributable to Participants, but for which no timely instructions have been received, in the same proportion as Shares for which said instructions have been received from Participants. Neither ALNY nor any of its affiliates will in any way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Shares held for such Participants, except with respect to matters as to which ALNY has the right, under Rule 6e-2 or 6e-3(T) under the 1940 Act, to vote the Shares without regard to voting instructions from Participants. ALNY reserves the right to vote shares held in any Account in its own right, to the extent permitted by law. ALNY shall be responsible for assuring that each of its Accounts holding Shares calculates voting privileges in a manner consistent with that of other Participating Insurance Companies or in the manner required by any Mixed and Shared Funding exemptive order that AVIF may obtain in the future. AVIF will notify ALNY (i) of any changes of interpretations or amendments to any Mixed and Shared Funding exemptive order it obtains in the future and (ii) of any proposal to be submitted to Participants for their approval (prior to any Board of Directors meeting of AVIF at which such proposals are presented).




                       SECTION 11.  FOREIGN TAX CREDITS
                       --------------------------------


     AVIF agrees to consult in advance with ALNY concerning any decision to elect or not to elect pursuant to Section 853 of the Code to pass through the benefit of any foreign tax credits to its shareholders.



                         SECTION 12.  INDEMNIFICATION
                         ----------------------------


     12.1  OF AVIF AND AIM BY ALNY AND THE UNDERWRITER
           -------------------------------------------

     (a) Except to the extent provided in Sections 12.1(b) and 12.1(c), below, ALNY and the Underwriter each agrees to indemnify and hold harmless AVIF, its affiliates (including AIM) except Participants, and each of their respective directors and officers, and each person, if any, who controls AVIF or its affiliates (including AIM) within the meaning of Section 15 of the indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of that Indemnified Party's reckless disregard of obligations or duties (i) under this Agreement or (ii) to AVIF.

     (c) Neither ALNY nor the Underwriter shall be liable under this Section
12.1 with respect to any action against an Indemnified Party unless AVIF or AIM shall have notified ALNY or the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify ALNY or the Underwriter of any such action shall not relieve ALNY or the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 12.1. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, ALNY or the Underwriter shall be entitled to participate, at its own expense, in the defense of such action and ALNY or the Underwriter also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from ALNY or the Underwriter to such Indemnified Party of its election to assume the defense thereof, the Indemnified Party will cooperate fully with ALNY and shall bear the fees and expenses of any additional counsel retained by it, and ALNY will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.


     12.2  OF ALNY AND THE UNDERWRITER BY AVIF AND AIM.

     (a) Except to the extent provided in Sections 12.2(d), 12.2(e) and 12.2(f), below, to the extent permitted by law, AVIF and/or AIM each agrees to indemnify and hold harmless ALNY, the Underwriter, their respective affiliates, and each of their respective directors and officers, and each person, if any, who controls ALNY, the Underwriter, or their respective affiliates within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 12.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of AVIF and/or AIM) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale or acquisition of AVIF's Shares and:


     (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in AVIF's 1933 Act registration statement, AVIF Prospectus or sales literature or advertising of AVIF (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to AVIF or its affiliates by or on behalf of ALNY or its affiliates for use in AVIF's 1933 Act registration statement, AVIF Prospectus, or in sales literature or advertising (or any amendment or supplement to any of the foregoing); or

     (ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising for the Policies, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of AVIF or its affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of AVIF, its affiliates or persons under their control (including, without limitation, their employees and "Associated Persons"), in connection with the sale or distribution of AVIF Shares; or

     (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Policies, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to ALNY, the Underwriter, or their respective affiliates by AVIF or AIM for use in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Policies, or any amendment or supplement to any of the foregoing; or

     (iv) arise as a result of any failure by AVIF or AIM to perform their respective obligations, provide the services (including, but not limited to, the provision of correct net asset value) and furnish the materials required of them under the terms of this Agreement, or any material breach of any representation and/or warranty made by AVIF or AIM in this Agreement or arise out of or result from any other material breach of this Agreement by AVIF or AIM.

     (b) Except to the extent provided in Sections 12.2(c), 12.2(d) and 12.2(e) hereof, AVIF agrees to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities (including amounts paid in settlement thereof with, the written consent of AVIF) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject directly or indirectly under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions directly or indirectly result from or arise out of the failure of any Fund to operate as a regulated investment company in compliance with (i) Subchapter M of the Code and regulations thereunder or (ii)
Section 817(h) of the Code and regulations thereunder, including, without limitation, any income taxes and related penalties, rescission charges, liability under state law to Participants asserting liability against ALNY or the Underwriter pursuant to the Policies, the costs of any ruling and closing agreement or other settlement with the IRS, and the cost of any substitution by ALNY of Shares of another investment company or portfolio for those of any adversely affected Fund as a funding medium for each Account that ALNY reasonably deems necessary or appropriate as a result of the noncompliance.

     (c) AVIF shall not be liable under this Section 12.2 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties (i) under this Agreement or (ii) to ALNY, each Account, the Underwriter or Participants.

     (d) AVIF shall not be liable under this Section 12.2 with respect to any action against an Indemnified Party unless the Indemnified Party shall have notified AVIF in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify AVIF of any such action shall not relieve AVIF from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 12.2. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, AVIF will be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from AVIF to such Indemnified Party of AVIF's election to assume the defense thereof, the Indemnified Party will cooperate fully with AVIF and shall bear the fees and expenses of any additional counsel retained by it, and AVIF will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

     (e) In no event shall AVIF be liable under the indemnification provisions contained in this Agreement to any individual or entity, including without limitation, ALNY, the Underwriter, or any other Participating Insurance Company or any Participant, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by ALNY or the Underwriter hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants; (ii) the failure by ALNY or any Participating Insurance Company to maintain its segregated asset account (which invests in any Fund) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom); or (iii) the failure by ALNY or any Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which any Fund serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provisions of the Code; provided, however, that the limitation of liability contained in this paragraph
(e) shall not apply if the breach or failures described in subparagraphs (i),
(ii) and (iii), above, by ALNY or any Participating Insurance Company resulted from the failure of AVIF to comply with the requirements of Subchapter M or
Section 817(h) of the Code.

     12.3  EFFECT OF NOTICE.

     Any notice given by the indemnifying Party to an Indemnified Party referred to in Section 12.1(c) or 12.2(d) above of participation in or control of any action by the Indemnifying Party will in no event be deemed to be an admission by the Indemnifying Party of liability, culpability or responsibility, and the Indemnifying Party will remain free to contest liability with respect to the claim among the Parties or otherwise.

     12.4  SUCCESSORS.

     A successor by law of any Party shall be entitled to the benefits of the indemnification contained in this Section 12.


                          SECTION 13.  APPLICABLE LAW


     This Agreement will be construed and the provisions hereof interpreted under and in accordance with Maryland law, without regard for that state's principles of conflict of laws.


SECTION 14.  EXECUTION IN COUNTERPARTS


     This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.


                           SECTION 15.  SEVERABILITY


     If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.


                        SECTION 16.  RIGHTS CUMULATIVE


     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.


                             SECTION 17.  HEADINGS


     The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.


                      AIM VARIABLE INSURANCE FUNDS, INC.

                      By
                        --------------------------------

                      Title
                           -----------------------------


                      AIM DISTRIBUTORS, INC.


                      By
                        ------------------------------------

                     Title
                          ---------------------------------

                     ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK, on behalf of itself and its Separate Accounts as provided in Schedule A


                     By
                       ------------------------------------

                     Title
                       ---------------------------------



                    ALLSTATE LIFE FINANCIAL SERVICES, INC.

                    By
                        ------------------------------------

                    Title
                         ---------------------------------




                                                       SCHEDULE A

----------------------------------------- -------------------------- ----------------------------------------

  FUNDS AVAILABLE UNDER THE POLICIES         SEPARATE ACCOUNTS         CONTRACTS FUNDED BY THE SEPARATE
                                            UTILIZING THE FUNDS                    ACCOUNTS
----------------------------------------- -------------------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------------------------------

           Series I shares

AIM V.I. Aggressive Growth Fund           Allstate  Life  of  New    |X|      AIM Lifetime Plus NY
AIM V.I. Balanced Fund                    York Separate Account A    |X|      AIM Lifetime Plus II NY
AIM V.I. Basic Value Fund                                            |X|      AIM  Lifetime   Plus  Enhanced
AIM V.I. Blue Chip Fund                                                       Choice NY
AIM V.I. Capital Appreciation Fund                                   |X|      Allstate Provider
AIM V.I. Capital Development Fund                                    |X|      Allstate Provider Ultra VA NY
AIM V.I. Core Equity Fund                                            |X|      Allstate   Custom    Portfolio
AIM V.I. Dent Demographic Trends Fund                                         (HSBC version)
AIM V.I. Diversified Income Fund                                     |X|      Allstate   Custom    Portfolio
AIM V.I. Global Utilities Fund                                                Plus (HSBC version)
AIM V.I. Government Securities Fund                                  |X|      Select Directions NY
AIM V.I. Growth Fund                      Allstate  Life  of  New
AIM V.I. High Yield Fund                  York    Variable   Life
AIM V.I. International Growth Fund        Separate Account A         |X|      Consultant Accumulator VUL
AIM V.I. Mid Cap Core Equity Fund                                    |X|      Consultant Protector VUL
AIM V.I. Money Market Fund
AIM V.I. New Technology Fund
AIM V.I. Premier Equity Fund
----------------------------------------- -------------------------- ----------------------------------------

           Series II shares
                                                                     |X|      AIM Lifetime  America  Classic
AIM V.I. Capital Appreciation Fund                                            NY
AIM V.I. Core Equity Fund                                            |X|      AIM Lifetime America Regal NY
AIM V.I. Diversified Income Fund                                     |X|      AIM Lifetime  America  Freedom
AIM V.I. Global Utilities Fund                                                NY
AIM V.I. Government Securities Fund
AIM V.I. Growth Fund
AIM V.I. International Growth Fund
AIM V.I. Money Market Fund
AIM V.I. Premier Equity Fund

----------------------------------------- -------------------------- ----------------------------------------

Exhibit 27(h)(2)

                                    PARTICIPATION AGREEMENT



         THIS AGREEMENT is made this 1st day of November, 2002, by and among The Alger American Fund (the "Trust"), an open-end management investment company organized as a Massachusetts business trust, Allstate Life Insurance Company of New York, a life insurance company organized as a corporation under the laws of the State of New York, (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth in Schedule A, as may be amended from time to time (the "Accounts"), and Fred Alger & Company, Incorporated, a Delaware corporation, the Trust's distributor (the "Distributor").

         WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has an effective registration statement relating to the offer and sale of the various series of its shares under the Securities Act of 1933, as amended (the "1933 Act");

         WHEREAS, the Trust and the Distributor desire that Trust shares be used as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by life insurance companies which have entered into fund participation agreements with the Trust (the "Participating Insurance Companies");

         WHEREAS, shares of beneficial interest in the Trust are divided into the following series, each with two classes (Class O and Class S), which are available for purchase by the Company for the Accounts: Alger American Small Capitalization Portfolio, Alger American Growth Portfolio, Alger American Income and Growth Portfolio, Alger American Balanced Portfolio, Alger American MidCap Growth Portfolio, and Alger American Leveraged AllCap Portfolio;

         WHEREAS, the Trust has received an order from the Commission, dated February 17, 1989 (File No. 812-7076), granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and
6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Portfolios of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the "Shared Funding Exemptive Order");

         WHEREAS, the Company has registered or will register under the 1933 Act certain variable life insurance policies and variable annuity contracts to be issued by the Company under which the Portfolios are to be made available as investment vehicles (the "Contracts");

         WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act unless an exemption from registration under the 1940 Act is available and the Trust has been so advised;

                                       1

         WHEREAS, the Company desires to use shares of the specified class or classes of the portfolios indicated on Schedule A (the "Portfolios") as investment vehicles for the Accounts;

         NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:


                                   ARTICLE I.
                Purchase and Redemption of Trust Portfolio Shares

1.1. For purposes of this Article I, the Company shall be the Trust's agent for the receipt from each account of purchase orders and requests for redemption pursuant to the Contracts relating to each Portfolio, provided that the Company notifies the Trust of such purchase orders and requests for redemption by 9:30 a.m. Eastern time on the next following Business Day, as defined in Section 1.3.

1.2. The Trust shall make shares of specified class or classes of the Portfolios available to the Accounts at the net asset value next computed after receipt of a purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust describing Portfolio purchase procedures. The Company will transmit orders from time to time to the Trust for the purchase and redemption of shares of the Portfolios. The Trustees of the Trust (the "Trustees") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, such action is deemed in the best interests of the shareholders of such Portfolio.

1.3. The Company shall pay for the purchase of shares of a Portfolio on behalf of an Account with federal funds to be transmitted by wire to the Trust, with the reasonable expectation of receipt by the Trust by 2:00 p.m. Eastern time on the next Business Day after the Trust (or its agent) receives the purchase order. Upon receipt by the Trust of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Trust for this purpose. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Commission.

1.4. The  Trust  will  redeem  for  cash any full or  fractional  shares  of any
     Portfolio, when requested by the Company on behalf of an Account, at the shares' net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust describing Portfolio redemption procedures. The Trust shall make payment for such shares in the manner established from time to time by the Trust. Proceeds of redemption with respect to a Portfolio will normally be paid to the Company for an Account in federal funds transmitted by wire to the Company by order of the Trust with the reasonable expectation of receipt by the Company by 2:00 p.m. Eastern time on the next Business Day after the receipt by the Trust (or its agent) of the request for redemption. Such payment may be delayed if, for example, the Portfolio's cash position so requires or if extraordinary market conditions exist, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act. The Trust reserves the right to suspend the right of redemption, consistent with
     Section 22(e) of the 1940 Act and any rules thereunder.

1.5. Payments for the purchase of shares of the Trust's Portfolios by the Company under Section 1.3 and payments for the redemption of shares of the Trust's Portfolios under Section 1.4 on any Business Day may be netted against one another for the purpose of determining the amount of any wire transfer.

1.6. Issuance and transfer of the Trust's Portfolio shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. Portfolio Shares purchased from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

1.7. The Trust shall furnish, on or before the ex-dividend date, notice to the Company of any income dividends or capital gain distributions payable on the applicable class of shares of any Portfolio of the Trust. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of the same class of that Portfolio. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.8. The Trust shall calculate the net asset value of each class of each Portfolio on each Business Day, as defined in Section 1.3. The Trust shall make the net asset value per share for each class of each Portfolio available to the Company or its designated agent on a daily basis as soon as reasonably practical after the net asset values are calculated and shall use its best efforts to make such net asset values are available to the Company by 6:30 p.m. Eastern time each Business Day.

1.9. The Trust agrees that its Portfolio shares will be sold only to Participating Insurance Companies and their segregated asset accounts, to the Fund Sponsor or its affiliates and to such other entities as may be permitted by Section 817(h) of the Code, the regulations hereunder, or judicial or administrative interpretations thereof. No shares of any Portfolio will be sold directly to the general public. The Company agrees that it will use Trust shares only for the purposes of funding the Contracts through the Accounts listed in Schedule A, as amended from time to time.

1.10.The Trust agrees that all Participating  Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding materially to those contained in
     Section 2.11 and Article IV of this Agreement.

                                   ARTICLE II.
                           Obligations of the Parties

2.1. The Trust shall prepare and be responsible for filing with the Commission and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust. The Trust shall bear the costs of registration and qualification of shares of the Portfolios, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

2.2. The Company shall distribute such prospectuses, proxy statements and periodic reports of the Trust to the Contract owners as required to be distributed to such Contract owners under applicable federal or state law.

2.3. The Trust shall provide such documentation (including a final copy of the Trust's prospectus as set in type or in camera-ready copy) and other assistance as is reasonably necessary in order for the Company to print together in one document the current prospectus for the Contracts issued by the Company and the current prospectus for the Trust. The Trust shall bear the expense of printing copies of its current prospectus that will be distributed to existing Contract owners, and the Company shall bear the expense of printing copies of the Trust's prospectus that are used in connection with offering the Contracts issued by the Company.

2.4. The Trust and the Distributor shall provide (1) at the Trust's expense, one copy of the Trust's current Statement of Additional Information ("SAI") to the Company and to any Contract owner who requests such SAI, (2) at the Company's expense, such additional copies of the Trust's current SAI as the Company shall reasonably request and that the Company shall require in accordance with applicable law in connection with offering the Contracts issued by the Company.

2.5. The Trust, at its expense, shall provide the Company with copies of its proxy material, periodic reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably require for purposes of distributing to Contract owners. The Trust, at the Company's expense, shall provide the Company with copies of its periodic reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably request for use in connection with offering the Contracts issued by the Company. If requested by the Company in lieu thereof, the Trust shall provide such documentation (including a final copy of the Trust's proxy materials, periodic reports to shareholders and other communications to shareholders, as set in type or in camera-ready copy) and other assistance as reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners.

2.6. The Company agrees and acknowledges that the Distributor is the sole owner of the name and mark "Alger" and that all use of any designation comprised in whole or part of such name or mark under this Agreement shall inure to the benefit of the Distributor. Except as provided in Section 2.5, the Company shall not use any such name or mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of the Distributor. Upon termination of this Agreement for any reason, the Company shall cease all use of any such name or mark as soon as reasonably practicable.

2.7. The Company shall furnish, or cause to be furnished, to the Trust or its designee a copy of each Contract prospectus and/or statement of additional information describing the Contracts, each report to Contract owners, proxy statement, application for exemption or request for no-action letter in which the Trust or the Distributor is named contemporaneously with the filing of such document with the Commission. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee each piece of sales literature or other promotional material in which the Trust or the Distributor is named, at least five Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within three Business Days after receipt of such material.

2.8. The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or the Distributor in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the prior written permission of the Trust, the Distributor or their respective designees. The Trust and the Distributor agree to respond to any request for approval on a prompt and timely basis. The Company shall adopt and implement procedures reasonably designed to ensure that "broker only" materials including information therein about the Trust or the Distributor are not distributed to existing or prospective Contract owners.

2.9. The Trust shall use its best efforts to provide the Company, on a timely basis, with such information about the Trust, the Portfolios and the Distributor, in such form as the Company may reasonably require, as the Company shall reasonably request in connection with the preparation of registration statements, prospectuses and annual and semi-annual reports pertaining to the Contracts.

2.10.The Trust and the Distributor shall not give, and agree that no affiliate of either of them shall give, any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the prior written permission of the Company. The Company agrees to respond to any request for approval on a prompt and timely basis.

2.11.So long as, and to the extent that, the Commission interprets the 1940 Act to require pass-through voting privileges for Contract owners, the Company will provide pass-through voting privileges to Contract owners whose cash values are invested, through the registered Accounts, in shares of one or more Portfolios of the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust. With respect to each registered Account, the Company will vote shares of each Portfolio of the Trust held by a registered Account and for which no timely voting instructions from Contract owners are received in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Portfolio shares held to fund the Contacts without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion. The Company reserves the right, to the extent permitted by law, to vote shares held in any Account in its sole discretion.

2.12.The Company and the Trust will each provide to the other information about the results of any regulatory examination relating to the Contracts or the Trust, including relevant portions of any "deficiency letter" and any response thereto.

2.13.No  compensation  shall  be paid by the  Trust  to the  Company,  or by the
     Company to the Trust, under this Agreement (except for specified expense reimbursements). However, nothing herein shall prevent the parties hereto from otherwise agreeing to perform, and arranging for appropriate compensation for, other services relating to the Trust, the Accounts or both.


                                  ARTICLE III.
                         Representations and Warranties

 3.1. The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of New York and that it has legally and validly established each Account as a segregated asset account under such law as of the date set forth in Schedule A, and that _________________________________, the principal underwriter for the Contracts, is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc.


 3.2. The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act and cause each Account to remain so registered to serve as a segregated asset account for the Contracts, unless an exemption from registration is available.

 3.3. The Company represents and warrants that the Contracts will be registered under the 1933 Act unless an exemption from registration is available prior to any issuance or sale of the Contracts; the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance law suitability requirements.

 3.4. The Trust represents and warrants that it is duly organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act and the rules and regulations thereunder.

3.5. The Trust and the Distributor represent and warrant that the Portfolio shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and sold in accordance with all applicable federal and state laws, and the Trust shall be registered under the 1940 Act prior to and at the time of any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

 3.6. The Trust represents and warrants that the investments of each Portfolio will comply with the diversification requirements for variable annuity, endowment or life insurance contracts set forth in
         Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations thereunder, including without limitation Treasury Regulation 1.817-5, and will notify the Company immediately upon having a reasonable basis for believing any Portfolio has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify the Portfolio to achieve compliance within the grace period afforded by Regulation 1.817-5.

 3.7. The Trust represents and warrants that it is currently qualified as a "regulated investment company" under Subchapter M of the Code, that it will make every effort to maintain such qualification and will notify the Company immediately upon having a reasonable basis for believing it has ceased to so qualify or might not so qualify in the future.

 3.8. The Trust represents and warrants that it, its directors, officers, employees and others dealing with the money or securities, or both, of a Portfolio shall at all times be covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage required by Rule 17g-1 or other applicable regulations under the 1940 Act. Such bond shall include coverage for larceny and embezzlement and be issued by a reputable bonding company.

 3.9. The Distributor represents that it is duly organized and validly existing under the laws of the State of Delaware and that it is registered, and will remain registered, during the term of this Agreement, as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc.


                                   ARTICLE IV.
                               Potential Conflicts

4.1. The parties acknowledge that a Portfolio's shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trust shall promptly inform the Company of any determination by the Trustees that a material irreconcilable conflict exists and of the implications thereof.

4.2. The Company agrees to report promptly any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Shared Funding Exemptive Order by providing the Trustees with all information reasonably necessary for and requested by the Trustees to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions. All communications from the Company to the Trustees may be made in care of the Trust.

4.3. If it is determined by a majority of the Trustees, or a majority of the disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its own expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps could include:
     (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six
     (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

4.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trustees inform the Company in writing that the Trust has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

4.6. For purposes of Section 4.3 through 4.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Trust be required to establish a new funding medium for any Contract. The Company shall not be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the material irreconcilable conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

4.7. The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Shared Funding Exemptive Order, and said reports, materials and data shall be submitted more frequently if reasonably deemed appropriate by the Trustees.

4.8. If and to the extent that Rule 6e-3(T) is amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-3(T), as amended, or Rule 6e-3, as adopted, to the extent such rules are applicable.



                                   ARTICLE V.
                                 Indemnification

5.1. Indemnification By the Company. The Company agrees to indemnify and hold harmless the Distributor, the Trust and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 5.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Contracts or Trust shares and:

     (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this
          Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

     (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Trust shares; or

     (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

     (d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

     (e) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

     (f) arise out of or result from the provision by the Company to the Trust of insufficient or incorrect information regarding the purchase or sale of shares of any Portfolio, or the failure of the Company to provide such information on a timely basis.

5.2. Indemnification by the Distributor. The Distributor agrees to indemnify and hold harmless the Company and each of its directors, officers, employees, and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for the purposes of this Section 5.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Contracts or Trust shares and:

     (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto) (collectively, "Trust Documents" for the purposes of this
          Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Distributor or the Trust by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

     (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Distributor or persons under its control, with respect to the sale or acquisition of the Contracts or Portfolio shares; or

     (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust; or

     (d) arise out of or result from any failure by the Distributor or the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

     (e) arise out of or result from any material breach of any representation and/or warranty made by the Distributor or the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor or the Trust.

5.3. None of the Company, the Trust or the Distributor shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party's willful misfeasance, bad faith or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

5.4. None of the Company, the Trust or the Distributor shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

1

5.5. In case any such action is brought against an Indemnified Party, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.


                                   ARTICLE VI.
                                   Termination

 6.1.    This Agreement shall terminate:

     (a) at the option of any party upon 60 days advance written notice to the other parties, unless a shorter time is agreed to by the parties;

     (b) at the option of the Trust or the Distributor if the Contracts issued by the Company cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code or if the Contracts are not registered, issued or sold in accordance with applicable state and/or federal law; or

     (c) at the option of any party upon a determination by a majority of the Trustees of the Trust, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists; or

     (d) at the option of the Company upon institution of formal proceedings against the Trust or the Distributor by the NASD, the SEC, or any state securities or insurance department or any other regulatory body regarding the Trust's or the Distributor's duties under this Agreement or related to the sale of Trust shares or the operation of the Trust; or

     (e) at the option of the Company if the Trust or a Portfolio fails to meet the diversification requirements specified in Section 3.6 hereof; or

     (f)  at  the  option  of the  Company  if  shares  of the  Series  are  not reasonably available to meet the requirements of the Variable Contracts issued by the Company, as determined by the Company, and upon prompt notice by the Company to the other parties; or

     (g) at the option of the Company in the event any of the shares of the Portfolio are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment media of the Variable Contracts issued or to be issued by the Company; or

     (h) at the option of the Company, if the Portfolio fails to qualify as a Regulated Investment Company under Subchapter M of the Code; or

     (i) at the option of the Distributor if it shall determine in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

6.2. Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of any Portfolio and redeem shares of any Portfolio pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement.

6.3. The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.9 shall survive the termination of this Agreement as long as shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.


                                  ARTICLE VII.
                                     Notices

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.


                  If to the Trust or its Distributor:

                  Fred Alger Management, Inc.
                  Fred Alger Management, Inc.
                  111 Fifth Avenue                   30
                  Montgomery Street
                  3rd Floor
                  Jersey City, NJ 07302
                  New York, NY 10003
                  Attn: Gregory S. Duch
                  Attn: Ray Pfeister


                  If to the Company:

                  Allstate Life Insurance Company of New York
                  3100 Sanders Road, M2A
                  Northbrook, IL  60062
                  Attn: Timothy N. Vander Pas



                                  ARTICLE VIII.
                                  Miscellaneous

 8.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

 8.2. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

 8.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

 8.4. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York. It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the Commission granting exemptive relief therefrom and the conditions of such orders. Copies of any such orders shall be promptly forwarded by the Trust to the Company.

 8.5. All liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

 8.6. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, the National Association of Securities Dealers, Inc. and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

 8.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

 8.8.    This Agreement shall not be exclusive in any respect.

 8.9. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

8.10. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

1
8.11. Each party hereto shall, except as required by law or otherwise permitted by this Agreement, treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto, and shall not disclose such confidential information without the written consent of the affected party unless such information has become publicly available.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.


                         Fred Alger & Company, Incorporated

                         By:_________________________________
                         Name:
                         Title:


                         The Alger American Fund

                         By:_________________________________
                         Name:
                         Title:


                         Allstate Life Insurance Company of New York

                         By:_________________________________
                         Name:    Timothy N. Vander Pas
                         Title:    Assistant Vice President

                                   SCHEDULE A


The Alger American Fund:

         Alger American Growth Portfolio Class O

         Alger American Leveraged AllCap Portfolio Class O

         Alger American MidCap Growth Portfolio Class O



The Accounts:

         Allstate Life of New York Variable Life Separate Account A (8/1/96)

Exhibit 27(h)(3)
                             PARTICIPATION AGREEMENT

                                      Among

                        VARIABLE INSURANCE PRODUCTS FUND,

                        FIDELITY DISTRIBUTORS CORPORATION

                                       and

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                THIS AGREEMENT, made and entered into as of the ___day of_______, 2002 by and among ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK,(hereinafter the "Company"), a New York corporation, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each such account hereinafter referred to as the "Account"), and the VARIABLE INSURANCE PRODUCTS FUND, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter the "Fund") and FIDELITY DISTRIBUTORS CORPORATION (hereinafter the "Underwriter"), a Massachusetts corporation.

                WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (collectively, the "Variable Insurance Products") to be offered by insurance companies which have entered into participation agreements with the Fund and the Underwriter (hereinafter "Participating Insurance Companies"); and

                WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available under this Agreement, as may be amended from time to time by mutual agreement of the parties hereto (each such series hereinafter referred to as a "Portfolio"); and

                WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission, dated October 15, 1985 (File No. 812-6102), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b) (15) and 6e-3(T) (b) (15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Shared Funding Exemptive Order"); and

                WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

                WHEREAS, Fidelity Management & Research Company (the "Adviser") is duly registered as an investment adviser under the federal Investment Advisers Act of 1940 and any applicable state securities law; and


                WHEREAS, the Company has registered or will register certain variable life insurance and variable annuity contracts under the 1933 Act; and

                WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid variable annuity contracts; and

                WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

                WHEREAS, the Underwriter is registered as a broker dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, (hereinafter the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD"); and

                WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios on behalf of each Account to fund certain of the aforesaid variable life and variable annuity contracts and the Underwriter is authorized to sell such shares to unit investment trusts such as each Account at net asset value;

                NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

                         ARTICLE I. Sale of Fund Shares

                1.1. The Underwriter agrees to sell to the Company those shares of the Fund which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 10:00 a.m. Boston time on the next following Business Day. Beginning within three months of the effective date of this Agreement, the Company agrees that orders for the purchase or redemption of shares of the Funds on behalf of the Accounts will be placed directly by the Company with the Funds or their transfer agent by electronic transmission. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

                1.2. The Fund agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Fund shall use reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Trustees of the Fund (hereinafter the "Board") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.



                1.3. The Fund and the Underwriter agree that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts. No shares of any Portfolio will be sold to the general public.

                1.4. The Fund and the Underwriter will not sell Fund shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I, III, V, VII and Section 2.5 of
Article II of this Agreement is in effect to govern such sales.

                1.5. The Fund agrees to redeem for cash, on the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section 1.5, the Company shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such request for redemption on the next following Business Day.

                1.6. The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Company agrees that all net amounts available under the variable annuity contracts with the form number(s) which are listed on Schedule A attached hereto and incorporated herein by this reference, as such Schedule A may be amended from time to time hereafter by mutual written agreement of all the parties hereto, (the "Contracts") shall be invested in the Fund, in such other Funds advised by the Adviser as may be mutually agreed to in writing by the parties hereto, or in the Company's general account, provided that such amounts may also be invested in an investment company other than the Fund.

                1.7. The Company shall pay for Fund shares on the next Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire. For purpose of Section 2.10 and 2.11, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

                1.8. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

                1.9. The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Fund's shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.


                1.10. The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Boston time) and shall use its best efforts to make such net asset value per share available by 7 p.m. Boston time.

                   ARTICLE II. Representations and Warranties

                2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable Federal and State laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the New York Insurance Code and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

                2.2. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the State of New York and all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

                2.3. The Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended, (the "Code") and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

                2.4. The Company represents that the Contracts are currently treated as endowment or annuity insurance contracts, under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.


                2.5. (a) With respect to Initial Class shares, the Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it may make such payments in the future. The Fund has adopted a "no fee" or "defensive" Rule 12b-1 Plan under which it makes no payments for distribution expenses. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have a board of trustees, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

          (b) With respect to Service Class shares, the Fund has adopted a Rule 12b-1 Plan under which it makes payments to finance distribution expenses. The Fund represents and warrants that it has a board of trustees, a majority of whom are not interested persons of the Fund, which has formulated and approved the Fund's Rule 12b-1 Plan to finance distribution expenses of the Fund and that any changes to the Fund's Rule 12b-1 Plan will be approved by a similarly constituted board of trustees.

                2.6. The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states except that the Fund represents that the Fund's investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the State of New York and the Fund and the Underwriter represent that their respective operations are and shall at all times remain in material compliance with the laws of the State of New York to the extent required to perform this Agreement.

                2.7. The Underwriter represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Fund shares in accordance with the laws of the State of New York and all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

                2.8. The Fund represents that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act.

                2.9. The Underwriter represents and warrants that the Adviser is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that the Adviser shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of New York and any applicable state and federal securities laws.

                2.10. The Fund and Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.


                2.11. The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, and that said bond is issued by a reputable bonding company, includes coverage for larceny and embezzlement, and is in an amount not less than $5 million. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.

                ARTICLE III.  Prospectuses and Proxy Statements; Voting

                3.1. The Underwriter shall provide the Company with as many printed copies of the Fund's current prospectus and Statement of Additional Information as the Company may reasonably request. If requested by the Company in lieu thereof, the Fund shall provide camera-ready film containing the Fund's prospectus and Statement of Additional Information, and such other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus and/or Statement of Additional Information for the Fund is amended during the year) to have the prospectus for the Contracts and the Fund's prospectus printed together in one document, and to have the Statement of Additional Information for the Fund and the Statement of Additional Information for the Contracts printed together in one document. Alternatively, the Company may print the Fund's prospectus and/or its Statement of Additional Information in combination with other fund companies' prospectuses and statements of additional information. Except as provided in the following three sentences, all expenses of printing and distributing Fund prospectuses and Statements of Additional Information shall be the expense of the Company. For prospectuses and Statements of Additional Information provided by the Company to its existing owners of Contracts in order to update disclosure annually as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by the Fund. If the Company chooses to receive camera-ready film in lieu of receiving printed copies of the Fund's prospectus, the Fund will reimburse the Company in an amount equal to the product of A and B where A is the number of such prospectuses distributed to owners of the Contracts, and B is the Fund's per unit cost of typesetting and printing the Fund's prospectus. The same procedures shall be followed with respect to the Fund's Statement of Additional Information.

                The Company agrees to provide the Fund or its designee with such information as may be reasonably requested by the Fund to assure that the Fund's expenses do not include the cost of printing any prospectuses or Statements of Additional Information other than those actually distributed to existing owners of the Contracts.


                3.2. The Fund's prospectus shall state that the Statement of Additional Information for the Fund is available from the Underwriter or the Company (or in the Fund's discretion, the Prospectus shall state that such Statement is available from the Fund).

                3.3. The Fund, at its expense, shall provide the Company with copies of its proxy statements, reports to shareholders, and other communications (except for prospectuses and Statements of Additional Information, which are covered in Section 3.1) to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

     3.4. If and to the extent required by law the Company shall: (i) solicit voting instructions from Contract owners; (ii) vote the Fund shares in accordance with instructions received from Contract owners; and (iii) vote Fund shares for which no instructions have been received in a particular separate account in the same proportion as Fund shares of such portfolio for which instructions have been received in that separate account, so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in the Fund calculates voting privileges in a manner consistent with the standards set forth on Schedule B attached hereto and incorporated herein by this reference, which standards will also be provided to the other Participating Insurance Companies.

                3.5. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the Securities and Exchange Commission's interpretation of the requirements of Section 16(a) with respect to periodic elections of trustees and with whatever rules the Commission may promulgate with respect thereto.

                   ARTICLE IV. Sales Material and Information

                4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or its investment adviser or the Underwriter is named, at least fifteen Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably objects to such use within fifteen Business Days after receipt of such material.


                4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either.

                4.3. The Fund, Underwriter, or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its separate account(s), is named at least fifteen Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within fifteen Business Days after receipt of such material.

                4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

                4.5. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the Securities and Exchange Commission or other regulatory authorities.

                4.6. The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or each Account, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

                4.7. For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, Statements of Additional Information, shareholder reports, and proxy materials.


                          ARTICLE V. Fees and Expenses

                5.1. The Fund and Underwriter shall pay no fee or other compensation to the Company under this agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing and such payments will be made out of existing fees otherwise payable to the Underwriter, past profits of the Underwriter or other resources available to the Underwriter. No such payments shall be made directly by the Fund.

                5.2. All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund's shares.

                5.3. The Company shall bear the expenses of distributing the Fund's prospectus, proxy materials and reports to owners of Contracts issued by the Company.

                           ARTICLE VI. Diversification

                6.1. The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations. In the event of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

                        ARTICLE VII. Potential Conflicts

                7.1. The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.


                7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

                7.3. If it is determined by a majority of the Board, or a majority of its disinterested trustees, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1), withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2), establishing a new registered management investment company or managed separate account.

                7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

                7.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.


                7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

                7.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

                          ARTICLE VIII. Indemnification

                8.1.  Indemnification By The Company

                8.1(a). The Company agrees to indemnify and hold harmless the Fund and each trustee of the Board and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

                    (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement or prospectus for the Contracts or contained in the Contracts or sales literature for the Contracts(or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omissionor such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the Registration Statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

                    (ii) arise out of or as a result of statements or
               representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature of the Fund not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund Shares; or

                    (iii) arise out of any untrue statement or alleged untrue
               statement of a material fact contained in a Registration Statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company; or

                    (iv) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or


                    (v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

     8.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Fund, whichever is applicable.

     8.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     8.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.

  8.2.  Indemnification by the Underwriter

8.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company and its affiliated principal underwriter within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter which shall not be unreasonably withheld) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:


          (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the Registration Statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

          (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund, Adviser or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

          (iii)arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund; or

          (iv) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VI of this Agreement); or


          (v) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter; as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

8.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to each Company or the Account, whichever is applicable.

8.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.2(d). The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.


8.3.  Indemnification By the Fund

8.3(a). The Fund agrees to indemnify and hold harmless the Company, and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements result from the gross negligence, bad faith or willful misconduct of the Board or any member thereof, are related to the operations of the Fund and:

                    (i) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure to comply with the diversification requirements specified in Article VI of this Agreement);or

                    (ii) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund; as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof.

8.3(b). The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company, the Fund, the Underwriter or each Account, whichever is applicable.

8.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.


8.3(d). The Company and the Underwriter agree promptly to notify the Fund of the commencement of any litigation or proceedings against it or any of its respective officers or directors in connection with this Agreement, the issuance or sale of the Contracts, with respect to the operation of either Account, or the sale or acquisition of shares of the Fund.

                           ARTICLE IX. Applicable Law

                9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

                9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

                             ARTICLE X. Termination

 10.1. This Agreement shall continue in full force and effect until the first to occur of:

          (a) termination by any party for any reason by sixty (60) days advance written notice delivered to the other parties; or

          (b) termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio based upon the Company's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or

          (c) termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

          (d) termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify; or


          (e) termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements specified in Article VI hereof; or

          (f) termination by either the Fund or the Underwriter by written notice to the Company, if either one or both of the Fund or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

          (g) termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that either the Fund or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

          (h) termination by the Fund or the Underwriter by written notice to the Company, if the Company gives the Fund and the Underwriter the written notice specified in Section 1.6(b) hereof and at the time such notice was given there was no notice of termination outstanding under any other provision of this Agreement; provided, however any termination under this
     Section 10.1(h) shall be effective forty five (45) days after the notice specified in Section 1.6(b) was given.

          10.2. Effect of Termination. Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.2 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.


          10.3 The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company's assets held in the Account) except (i) as necessary to implement Contract Owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption") or
     (iii) as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act. Upon request, the Company will promptly furnish to the Fund and the Underwriter the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund and the Underwriter) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 90 days notice of its intention to do so.

                               ARTICLE XI. Notices

                Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                If to the Fund:
                      82 Devonshire Street
                      Boston, Massachusetts  02109
                      Attention:  Treasurer

                If to the Company:
                      Allstate Life Insurance Company of New York
                      3100 Sanders Road, Suite J5D

                      Northbrook, IL  60062
                      Attention: Michael J. Velotta, Esq.

                If to the Underwriter:
                      82 Devonshire Street
                      Boston, Massachusetts  02109
                      Attention:  Treasurer



                           ARTICLE XII. Miscellaneous

                12.1 All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Board, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

                12.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

                12.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                12.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

                12.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

                12.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations of the Company are being conducted in a manner consistent with the California Insurance Regulations and any other applicable law or regulations.

                12.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

                12.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that the Underwriter may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Underwriter, if such assignee is duly licensed and registered to perform the obligations of the Underwriter under this Agreement. The Company shall promptly notify the Fund and the Underwriter of any change in control of the Company.


12.9. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:

          (a) the Company's annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles ("GAAP"), if any), as soon as practical and in any event within 90 days after the end of each fiscal year;

          (b) the Company's quarterly statements (statutory) (and GAAP, if any), as soon as practical and in any event within 45 days after the end of each quarterly period:

          (c) any financial statement, proxy statement, notice or report of the Company sent to stockholders and/or policyholders, as soon as practical after the delivery thereof to stockholders;

          (d) any registration statement (without exhibits) and financial reports of the Company filed with the Securities and Exchange Commission or any state insurance regulator, as soon as practical after the filing thereof;

          (e) any other report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, as soon as practical after the receipt thereof.


         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

               ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

               By:         _________________________

               Name:  _________________________

               Title:      _________________________


               VARIABLE INSURANCE PRODUCTS FUND

               By:         ________________________

            Name:  _________________________

               Title:      _________________________



               FIDELITY DISTRIBUTORS CORPORATION

               By:         _______________________

            Name:  _________________________

               Title:      _________________________








                                   Schedule A

                   Separate Accounts and Associated Contracts

Name of Separate Account and                                  Policy Form Numbers of Contracts
Date Established by Board of Directors                        Funded By Separate Account

Allstate Life of New York Variable Life                       Consultant Accumulator NY
Separate Account A, August 1, 1996  Consultant Protector NY






                                   SCHEDULE B

                             PROXY VOTING PROCEDURE

The following is a list of procedures and corresponding responsibilities for the handling of proxies relating to the Fund by the Underwriter, the Fund and the Company. The defined terms herein shall have the meanings assigned in the Participation Agreement except that the term "Company" shall also include the department or third party assigned by the Insurance Company to perform the steps delineated below.

1. The number of proxy proposals is given to the Company by the Underwriter as early as possible before the date set by the Fund for the shareholder meeting to facilitate the establishment of tabulation procedures. At this time the Underwriter will inform the Company of the Record, Mailing and Meeting dates. This will be done verbally approximately two months before meeting.

2. Promptly after the Record Date, the Company will perform a "tape run", or other activity, which will generate the names, addresses and number of units which are attributed to each contractowner/policyholder (the "Customer") as of the Record Date. Allowance should be made for account adjustments made after this date that could affect the status of the Customers' accounts as of the Record Date.

         Note: The number of proxy statements is determined by the activities described in Step #2. The Company will use its best efforts to call in the number of Customers to Fidelity, as soon as possible, but no later than two weeks after the Record Date.

3. The Fund's Annual Report no longer needs to be sent to each Customer by the Company either before or together with the Customers' receipt of a proxy statement. Underwriter will provide the last Annual Report to the Company pursuant to the terms of Section 3.3 of the Agreement to which this Schedule relates.


4. The text and format for the Voting Instruction Cards ("Cards" or "Card") is provided to the Company by the Fund. The Company, at its expense, shall produce and personalize the Voting Instruction Cards. The Legal Department of the Underwriter or its affiliate ("Fidelity Legal") must approve the Card before it is printed. Allow approximately 2-4 business days for printing information on the Cards. Information commonly found on the Cards includes:


a.          name (legal name as found on account registration)
b.          address
c.          Fund or account number
d.          coding to state number of units
e. individual Card number for use in tracking and verification of votes (already on Cards as printed by the Fund)

(This and related steps may occur later in the chronological process due to possible uncertainties relating to the proposals.)

5. During this time, Fidelity Legal will develop, produce, and the Fund will pay for the Notice of Proxy and the Proxy Statement (one document). Printed and folded notices and statements will be sent to Company for insertion into envelopes (envelopes and return envelopes are provided and paid for by the Insurance Company). Contents of envelope sent to Customers by Company will include:

a.          Voting Instruction Card(s)
b.          One proxy notice and statement (one document)
c. return envelope (postage pre-paid by Company) addressed to the Company or its tabulation agent
d.          "urge buckslip" - optional, but recommended. (This is a small, single sheet of paper that requests
            Customers to vote as quickly as possible and that their vote is important. One copy will be supplied by the Fund.)
e. cover letter - optional, supplied by Company and reviewed and approved in advance by Fidelity Legal.


6. The above contents should be received by the Company approximately 3-5 business days before mail date. Individual in charge at Company reviews and approves the contents of the mailing package to ensure correctness and completeness. Copy of this approval sent to Fidelity Legal.

7.      Package mailed by the Company.
        * The Fund must allow at least a 15-day solicitation time to the Company as the shareowner. (A 5-week period is recommended.) Solicitation time is calculated as calendar days from (but not including) the meeting, counting backwards.

8. Collection and tabulation of Cards begins. Tabulation usually takes place in another department or another vendor depending on process used. An often used procedure is to sort Cards on arrival by proposal into vote categories of all yes, no, or mixed replies, and to begin data entry.

        Note: Postmarks are not generally needed. A need for postmark information would be due to an insurance company's internal procedure and has not been required by Fidelity in the past.

9. Signatures on Card checked against legal name on account registration which was printed on the Card.

        Note: For Example, If the account registration is under "Bertram C. Jones, Trustee," then that is the exact legal name to be printed on the Card and is the signature needed on the Card.

10. If Cards are mutilated, or for any reason are illegible or are not signed properly, they are sent back to Customer with an explanatory letter, a new Card and return envelope. The mutilated or illegible Card is disregarded and considered to be not received for purposes of vote tabulation. Any Cards that have "kicked out" (e.g. mutilated, illegible) of the procedure are "hand verified," i.e., examined as to why they did not complete the system. Any questions on those Cards are usually remedied individually.

11. There are various control procedures used to ensure proper tabulation of votes and accuracy of that tabulation. The most prevalent is to sort the Cards as they first arrive into categories depending upon their vote; an estimate of how the vote is progressing may then be calculated. If the initial estimates and the actual vote do not coincide, then an internal audit of that vote should occur. This may entail a recount.

12. The actual tabulation of votes is done in units which is then converted to shares. (It is very important that the Fund receives the tabulations stated in terms of a percentage and the number of shares.) Fidelity Legal must review and approve tabulation format.

13. Final tabulation in shares is verbally given by the Company to Fidelity Legal on the morning of the meeting not later than 10:00 a.m. Boston time. Fidelity Legal may request an earlier deadline if required to calculate the vote in time for the meeting.

14. A Certification of Mailing and Authorization to Vote Shares will be required from the Company as well as an original copy of the final vote. Fidelity Legal will provide a standard form for each Certification.

15. The Company will be required to box and archive the Cards received from the Customers. In the event that any vote is challenged or if otherwise necessary for legal, regulatory, or accounting purposes, Fidelity Legal will be permitted reasonable access to such Cards.

16. All approvals and "signing-off" may be done orally, but must always be followed up in writing.

Exhibit 27(h)(4)
                             PARTICIPATION AGREEMENT

                                      Among

                      VARIABLE INSURANCE PRODUCTS FUND II,

                        FIDELITY DISTRIBUTORS CORPORATION

                                       and

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                THIS AGREEMENT, made and entered into as of the ___day of_______, 2002 by and among ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK,(hereinafter the "Company"), a New York corporation, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each such account hereinafter referred to as the "Account"), and the VARIABLE INSURANCE PRODUCTS FUND II, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter the "Fund") and FIDELITY DISTRIBUTORS CORPORATION (hereinafter the "Underwriter"), a Massachusetts corporation.

                WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (collectively, the "Variable Insurance Products") to be offered by insurance companies which have entered into participation agreements with the Fund and the Underwriter (hereinafter "Participating Insurance Companies"); and

                WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available under this Agreement, as may be amended from time to time by mutual agreement of the parties hereto (each such series hereinafter referred to as a "Portfolio"); and

                WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission, dated October 15, 1985 (File No. 812-6102), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b) (15) and 6e-3(T) (b) (15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Shared Funding Exemptive Order"); and

                WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

                WHEREAS, Fidelity Management & Research Company (the "Adviser") is duly registered as an investment adviser under the federal Investment Advisers Act of 1940 and any applicable state securities law; and


                WHEREAS, the Company has registered or will register certain variable life insurance and variable annuity contracts under the 1933 Act; and

                WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid variable annuity contracts; and

                WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

                WHEREAS, the Underwriter is registered as a broker dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, (hereinafter the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD"); and

                WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios on behalf of each Account to fund certain of the aforesaid variable life and variable annuity contracts and the Underwriter is authorized to sell such shares to unit investment trusts such as each Account at net asset value;

                NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

                         ARTICLE I. Sale of Fund Shares

                1.1. The Underwriter agrees to sell to the Company those shares of the Fund which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 10:00 a.m. Boston time on the next following Business Day. Beginning within three months of the effective date of this Agreement, the Company agrees that orders for the purchase or redemption of shares of the Funds on behalf of the Accounts will be placed directly by the Company with the Funds or their transfer agent by electronic transmission. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

                1.2. The Fund agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Fund shall use reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Trustees of the Fund (hereinafter the "Board") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.



                1.3. The Fund and the Underwriter agree that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts. No shares of any Portfolio will be sold to the general public.

                1.4. The Fund and the Underwriter will not sell Fund shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I, III, V, VII and Section 2.5 of
Article II of this Agreement is in effect to govern such sales.

                1.5. The Fund agrees to redeem for cash, on the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section 1.5, the Company shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such request for redemption on the next following Business Day.

                1.6. The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Company agrees that all net amounts available under the variable annuity contracts with the form number(s) which are listed on Schedule A attached hereto and incorporated herein by this reference, as such Schedule A may be amended from time to time hereafter by mutual written agreement of all the parties hereto, (the "Contracts") shall be invested in the Fund, in such other Funds advised by the Adviser as may be mutually agreed to in writing by the parties hereto, or in the Company's general account, provided that such amounts may also be invested in an investment company other than the Fund.

                1.7. The Company shall pay for Fund shares on the next Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire. For purpose of Section 2.10 and 2.11, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

                1.8. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

                1.9. The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Fund's shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.


                1.10. The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Boston time) and shall use its best efforts to make such net asset value per share available by 7 p.m. Boston time.

                   ARTICLE II. Representations and Warranties

                2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable Federal and State laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the New York Insurance Code and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

                2.2. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the State of New York and all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

                2.3. The Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended, (the "Code") and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

                2.4. The Company represents that the Contracts are currently treated as endowment or annuity insurance contracts, under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.


                2.5. (a) With respect to Initial Class shares, the Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it may make such payments in the future. The Fund has adopted a "no fee" or "defensive" Rule 12b-1 Plan under which it makes no payments for distribution expenses. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have a board of trustees, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

          (b) With respect to Service Class shares, the Fund has adopted a Rule 12b-1 Plan under which it makes payments to finance distribution expenses. The Fund represents and warrants that it has a board of trustees, a majority of whom are not interested persons of the Fund, which has formulated and approved the Fund's Rule 12b-1 Plan to finance distribution expenses of the Fund and that any changes to the Fund's Rule 12b-1 Plan will be approved by a similarly constituted board of trustees.

                2.6. The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states except that the Fund represents that the Fund's investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the State of New York and the Fund and the Underwriter represent that their respective operations are and shall at all times remain in material compliance with the laws of the State of New York to the extent required to perform this Agreement.

                2.7. The Underwriter represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Fund shares in accordance with the laws of the State of New York and all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

                2.8. The Fund represents that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act.

                2.9. The Underwriter represents and warrants that the Adviser is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that the Adviser shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of New York and any applicable state and federal securities laws.

                2.10. The Fund and Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.


                2.11. The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, and that said bond is issued by a reputable bonding company, includes coverage for larceny and embezzlement, and is in an amount not less than $5 million. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.

                ARTICLE III.  Prospectuses and Proxy Statements; Voting

                3.1. The Underwriter shall provide the Company with as many printed copies of the Fund's current prospectus and Statement of Additional Information as the Company may reasonably request. If requested by the Company in lieu thereof, the Fund shall provide camera-ready film containing the Fund's prospectus and Statement of Additional Information, and such other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus and/or Statement of Additional Information for the Fund is amended during the year) to have the prospectus for the Contracts and the Fund's prospectus printed together in one document, and to have the Statement of Additional Information for the Fund and the Statement of Additional Information for the Contracts printed together in one document. Alternatively, the Company may print the Fund's prospectus and/or its Statement of Additional Information in combination with other fund companies' prospectuses and statements of additional information. Except as provided in the following three sentences, all expenses of printing and distributing Fund prospectuses and Statements of Additional Information shall be the expense of the Company. For prospectuses and Statements of Additional Information provided by the Company to its existing owners of Contracts in order to update disclosure annually as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by the Fund. If the Company chooses to receive camera-ready film in lieu of receiving printed copies of the Fund's prospectus, the Fund will reimburse the Company in an amount equal to the product of A and B where A is the number of such prospectuses distributed to owners of the Contracts, and B is the Fund's per unit cost of typesetting and printing the Fund's prospectus. The same procedures shall be followed with respect to the Fund's Statement of Additional Information.

                The Company agrees to provide the Fund or its designee with such information as may be reasonably requested by the Fund to assure that the Fund's expenses do not include the cost of printing any prospectuses or Statements of Additional Information other than those actually distributed to existing owners of the Contracts.


                3.2. The Fund's prospectus shall state that the Statement of Additional Information for the Fund is available from the Underwriter or the Company (or in the Fund's discretion, the Prospectus shall state that such Statement is available from the Fund).

                3.3. The Fund, at its expense, shall provide the Company with copies of its proxy statements, reports to shareholders, and other communications (except for prospectuses and Statements of Additional Information, which are covered in Section 3.1) to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

     3.4. If and to the extent required by law the Company shall: (i) solicit voting instructions from Contract owners; (ii) vote the Fund shares in accordance with instructions received from Contract owners; and (iii) vote Fund shares for which no instructions have been received in a particular separate account in the same proportion as Fund shares of such portfolio for which instructions have been received in that separate account, so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in the Fund calculates voting privileges in a manner consistent with the standards set forth on Schedule B attached hereto and incorporated herein by this reference, which standards will also be provided to the other Participating Insurance Companies.

                3.5. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the Securities and Exchange Commission's interpretation of the requirements of Section 16(a) with respect to periodic elections of trustees and with whatever rules the Commission may promulgate with respect thereto.

                   ARTICLE IV. Sales Material and Information

                4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or its investment adviser or the Underwriter is named, at least fifteen Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably objects to such use within fifteen Business Days after receipt of such material.


                4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either.

                4.3. The Fund, Underwriter, or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its separate account(s), is named at least fifteen Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within fifteen Business Days after receipt of such material.

                4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

                4.5. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the Securities and Exchange Commission or other regulatory authorities.

                4.6. The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or each Account, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

                4.7. For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, Statements of Additional Information, shareholder reports, and proxy materials.


                          ARTICLE V. Fees and Expenses

                5.1. The Fund and Underwriter shall pay no fee or other compensation to the Company under this agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing and such payments will be made out of existing fees otherwise payable to the Underwriter, past profits of the Underwriter or other resources available to the Underwriter. No such payments shall be made directly by the Fund.

                5.2. All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund's shares.

                5.3. The Company shall bear the expenses of distributing the Fund's prospectus, proxy materials and reports to owners of Contracts issued by the Company.

                           ARTICLE VI. Diversification

                6.1. The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations. In the event of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

                        ARTICLE VII. Potential Conflicts

                7.1. The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.


                7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

                7.3. If it is determined by a majority of the Board, or a majority of its disinterested trustees, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1), withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2), establishing a new registered management investment company or managed separate account.

                7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

                7.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.


                7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

                7.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

                          ARTICLE VIII. Indemnification

                8.1.  Indemnification By The Company

                8.1(a). The Company agrees to indemnify and hold harmless the Fund and each trustee of the Board and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

                    (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement or prospectus for the Contracts or contained in the Contracts or sales literature for the Contracts(or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omissionor such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the Registration Statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

                    (ii) arise out of or as a result of statements or
               representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature of the Fund not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund Shares; or

                    (iii) arise out of any untrue statement or alleged untrue
               statement of a material fact contained in a Registration Statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company; or

                    (iv) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or


                    (v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

     8.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Fund, whichever is applicable.

     8.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     8.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.

  8.2.  Indemnification by the Underwriter

8.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company and its affiliated principal underwriter within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter which shall not be unreasonably withheld) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:


          (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the Registration Statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

          (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund, Adviser or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

          (iii)arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund; or

          (iv) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VI of this Agreement); or


          (v) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter; as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

8.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to each Company or the Account, whichever is applicable.

8.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.2(d). The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.


8.3.  Indemnification By the Fund

8.3(a). The Fund agrees to indemnify and hold harmless the Company, and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements result from the gross negligence, bad faith or willful misconduct of the Board or any member thereof, are related to the operations of the Fund and:

                    (i) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure to comply with the diversification requirements specified in Article VI of this Agreement);or

                    (ii) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund; as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof.

8.3(b). The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company, the Fund, the Underwriter or each Account, whichever is applicable.

8.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.


8.3(d). The Company and the Underwriter agree promptly to notify the Fund of the commencement of any litigation or proceedings against it or any of its respective officers or directors in connection with this Agreement, the issuance or sale of the Contracts, with respect to the operation of either Account, or the sale or acquisition of shares of the Fund.

                           ARTICLE IX. Applicable Law

                9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

                9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

                             ARTICLE X. Termination

 10.1. This Agreement shall continue in full force and effect until the first to occur of:

          (a) termination by any party for any reason by sixty (60) days advance written notice delivered to the other parties; or

          (b) termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio based upon the Company's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or

          (c) termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

          (d) termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify; or


          (e) termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements specified in Article VI hereof; or

          (f) termination by either the Fund or the Underwriter by written notice to the Company, if either one or both of the Fund or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

          (g) termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that either the Fund or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

          (h) termination by the Fund or the Underwriter by written notice to the Company, if the Company gives the Fund and the Underwriter the written notice specified in Section 1.6(b) hereof and at the time such notice was given there was no notice of termination outstanding under any other provision of this Agreement; provided, however any termination under this
     Section 10.1(h) shall be effective forty five (45) days after the notice specified in Section 1.6(b) was given.

          10.2. Effect of Termination. Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.2 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.


          10.3 The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company's assets held in the Account) except (i) as necessary to implement Contract Owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption") or
     (iii) as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act. Upon request, the Company will promptly furnish to the Fund and the Underwriter the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund and the Underwriter) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 90 days notice of its intention to do so.

                               ARTICLE XI. Notices

                Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                If to the Fund:
                      82 Devonshire Street
                      Boston, Massachusetts  02109
                      Attention:  Treasurer

                If to the Company:
                      Allstate Life Insurance Company of New York
                      3100 Sanders Road, Suite J5D

                      Northbrook, IL  60062
                      Attention: Michael J. Velotta, Esq.

                If to the Underwriter:
                      82 Devonshire Street
                      Boston, Massachusetts  02109
                      Attention:  Treasurer



                           ARTICLE XII. Miscellaneous

                12.1 All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Board, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

                12.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

                12.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                12.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

                12.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

                12.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations of the Company are being conducted in a manner consistent with the California Insurance Regulations and any other applicable law or regulations.

                12.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

                12.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that the Underwriter may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Underwriter, if such assignee is duly licensed and registered to perform the obligations of the Underwriter under this Agreement. The Company shall promptly notify the Fund and the Underwriter of any change in control of the Company.


12.9. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:

          (a) the Company's annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles ("GAAP"), if any), as soon as practical and in any event within 90 days after the end of each fiscal year;

          (b) the Company's quarterly statements (statutory) (and GAAP, if any), as soon as practical and in any event within 45 days after the end of each quarterly period:

          (c) any financial statement, proxy statement, notice or report of the Company sent to stockholders and/or policyholders, as soon as practical after the delivery thereof to stockholders;

          (d) any registration statement (without exhibits) and financial reports of the Company filed with the Securities and Exchange Commission or any state insurance regulator, as soon as practical after the filing thereof;

          (e) any other report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, as soon as practical after the receipt thereof.


         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

               ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

               By:         _________________________

               Name:  _________________________

               Title:      _________________________


               VARIABLE INSURANCE PRODUCTS FUND II

               By:         ________________________

            Name:  _________________________

               Title:      _________________________



               FIDELITY DISTRIBUTORS CORPORATION

               By:         _______________________

            Name:  _________________________

               Title:      _________________________








                                   Schedule A

                   Separate Accounts and Associated Contracts

Name of Separate Account and                                  Policy Form Numbers of Contracts
Date Established by Board of Directors                        Funded By Separate Account

Allstate Life of New York Variable Life                       Consultant Accumulator NY
Separate Account A, August 1, 1996  Consultant Protector NY






                                   SCHEDULE B

                             PROXY VOTING PROCEDURE

The following is a list of procedures and corresponding responsibilities for the handling of proxies relating to the Fund by the Underwriter, the Fund and the Company. The defined terms herein shall have the meanings assigned in the Participation Agreement except that the term "Company" shall also include the department or third party assigned by the Insurance Company to perform the steps delineated below.

1. The number of proxy proposals is given to the Company by the Underwriter as early as possible before the date set by the Fund for the shareholder meeting to facilitate the establishment of tabulation procedures. At this time the Underwriter will inform the Company of the Record, Mailing and Meeting dates. This will be done verbally approximately two months before meeting.

2. Promptly after the Record Date, the Company will perform a "tape run", or other activity, which will generate the names, addresses and number of units which are attributed to each contractowner/policyholder (the "Customer") as of the Record Date. Allowance should be made for account adjustments made after this date that could affect the status of the Customers' accounts as of the Record Date.

         Note: The number of proxy statements is determined by the activities described in Step #2. The Company will use its best efforts to call in the number of Customers to Fidelity, as soon as possible, but no later than two weeks after the Record Date.

3. The Fund's Annual Report no longer needs to be sent to each Customer by the Company either before or together with the Customers' receipt of a proxy statement. Underwriter will provide the last Annual Report to the Company pursuant to the terms of Section 3.3 of the Agreement to which this Schedule relates.


4. The text and format for the Voting Instruction Cards ("Cards" or "Card") is provided to the Company by the Fund. The Company, at its expense, shall produce and personalize the Voting Instruction Cards. The Legal Department of the Underwriter or its affiliate ("Fidelity Legal") must approve the Card before it is printed. Allow approximately 2-4 business days for printing information on the Cards. Information commonly found on the Cards includes:


a.          name (legal name as found on account registration)
b.          address
c.          Fund or account number
d.          coding to state number of units
e. individual Card number for use in tracking and verification of votes (already on Cards as printed by the Fund)

(This and related steps may occur later in the chronological process due to possible uncertainties relating to the proposals.)

5. During this time, Fidelity Legal will develop, produce, and the Fund will pay for the Notice of Proxy and the Proxy Statement (one document). Printed and folded notices and statements will be sent to Company for insertion into envelopes (envelopes and return envelopes are provided and paid for by the Insurance Company). Contents of envelope sent to Customers by Company will include:

a.          Voting Instruction Card(s)
b.          One proxy notice and statement (one document)
c. return envelope (postage pre-paid by Company) addressed to the Company or its tabulation agent
d.          "urge buckslip" - optional, but recommended. (This is a small, single sheet of paper that requests
            Customers to vote as quickly as possible and that their vote is important. One copy will be supplied by the Fund.)
e. cover letter - optional, supplied by Company and reviewed and approved in advance by Fidelity Legal.


6. The above contents should be received by the Company approximately 3-5 business days before mail date. Individual in charge at Company reviews and approves the contents of the mailing package to ensure correctness and completeness. Copy of this approval sent to Fidelity Legal.

7.      Package mailed by the Company.
        * The Fund must allow at least a 15-day solicitation time to the Company as the shareowner. (A 5-week period is recommended.) Solicitation time is calculated as calendar days from (but not including) the meeting, counting backwards.

8. Collection and tabulation of Cards begins. Tabulation usually takes place in another department or another vendor depending on process used. An often used procedure is to sort Cards on arrival by proposal into vote categories of all yes, no, or mixed replies, and to begin data entry.

        Note: Postmarks are not generally needed. A need for postmark information would be due to an insurance company's internal procedure and has not been required by Fidelity in the past.

9. Signatures on Card checked against legal name on account registration which was printed on the Card.

        Note: For Example, If the account registration is under "Bertram C. Jones, Trustee," then that is the exact legal name to be printed on the Card and is the signature needed on the Card.

10. If Cards are mutilated, or for any reason are illegible or are not signed properly, they are sent back to Customer with an explanatory letter, a new Card and return envelope. The mutilated or illegible Card is disregarded and considered to be not received for purposes of vote tabulation. Any Cards that have "kicked out" (e.g. mutilated, illegible) of the procedure are "hand verified," i.e., examined as to why they did not complete the system. Any questions on those Cards are usually remedied individually.

11. There are various control procedures used to ensure proper tabulation of votes and accuracy of that tabulation. The most prevalent is to sort the Cards as they first arrive into categories depending upon their vote; an estimate of how the vote is progressing may then be calculated. If the initial estimates and the actual vote do not coincide, then an internal audit of that vote should occur. This may entail a recount.

12. The actual tabulation of votes is done in units which is then converted to shares. (It is very important that the Fund receives the tabulations stated in terms of a percentage and the number of shares.) Fidelity Legal must review and approve tabulation format.

13. Final tabulation in shares is verbally given by the Company to Fidelity Legal on the morning of the meeting not later than 10:00 a.m. Boston time. Fidelity Legal may request an earlier deadline if required to calculate the vote in time for the meeting.

14. A Certification of Mailing and Authorization to Vote Shares will be required from the Company as well as an original copy of the final vote. Fidelity Legal will provide a standard form for each Certification.

15. The Company will be required to box and archive the Cards received from the Customers. In the event that any vote is challenged or if otherwise necessary for legal, regulatory, or accounting purposes, Fidelity Legal will be permitted reasonable access to such Cards.

16. All approvals and "signing-off" may be done orally, but must always be followed up in writing.

Exhibit 27(h)(5)

                               JANUS ASPEN SERIES

                          FUND PARTICIPATION AGREEMENT
                                (Service Shares)


         THIS AGREEMENT is made this ____ day of November 2002, between JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware business trust (the "Trust"), and Allstate Life Insurance Company of New York, a life insurance company organized under the laws of the State of New York (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the "Accounts").

                                                W I T N E S S E T H:
                                                -------------------

         WHEREAS, the Trust has registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the beneficial interest in the Trust is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the "Portfolios"); and

         WHEREAS, the Trust has registered the offer and sale of a class of shares designated the Service Shares ("Shares") of each of its Portfolios under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Trust (the "Participating Insurance Companies"); and

         WHEREAS, the Trust has received an order from the Securities and Exchange Commission granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the "Exemptive Order"); and

         WHEREAS, the Company has registered or will register (unless registration is not required under applicable law) certain variable life insurance policies and/or variable annuity contracts under the 1933 Act (the "Contracts"); and

         WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

         WHEREAS, the Company desires to utilize the Shares of one or more Portfolios as an investment vehicle of the Accounts;

         NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:


                                    ARTICLE I
                              Sale of Trust Shares

         1.1 The Trust shall make Shares of its Portfolios listed on Schedule B available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust. Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Trustees of the Trust (the "Trustees") may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

         1.2 The Trust will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust. The Trust shall make payment for such Shares in the manner established from time to time by the Trust, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

         1.3 For the purposes of Sections 1.1 and 1.2, the Trust hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Trust provided that i) such orders are received by the Company in good order prior to the time the net asset value of each Portfolio is priced in accordance with its prospectus and ii) the Trust receives notice of such orders by 10:00 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

         1.4 Purchase orders that are transmitted to the Trust in accordance with Section 1.3 shall be paid for no later than 12:00 noon New York time on the same Business Day that the Trust receives notice of the order. Payments shall be made in federal funds transmitted by wire.

         1.5 Issuance and transfer of the Trust's Shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

         1.6 The Trust shall furnish prompt notice to the Company of any income dividends or capital gain distributions payable on the Trust's Shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's Shares in additional Shares of that Portfolio. The Trust shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

         1.7 The Trust shall make the net asset value per Share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per Share is calculated and shall use its best efforts to make such net asset value per Share available by 6 p.m. New York time. If the Trust provides the Company with materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.

         1.8 The Trust agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Exemptive Order. No Shares of any Portfolio will be sold directly to the general public. The Company agrees that Trust Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

1.9 The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.8 and Article IV of this Agreement.

1.10 All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. The Company shall use its best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to market timing. The Company acknowledges that orders accepted by it in violation of the Trust's stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. EST on the next day following Business Day after any such cancellation.

         In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.


                                   ARTICLE II
                           Obligations of the Parties

         2.1 The Trust shall prepare and be responsible for filing with the Securities and Exchange Commission and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust. The Trust shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

         2.2 At the option of the Company, the Trust shall either (a) provide the Company (at the Company's expense) with as many copies of the Trust's Shares' current prospectus, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera ready copy of such documents in a form suitable for printing. The Trust shall provide the Company with a copy of the Shares' statement of additional information in a form suitable for duplication by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.

         2.3 (a) The Company shall bear the costs of printing and distributing the Trust's Shares' prospectus, statement of additional information, shareholder reports and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

                  (b) If the Company elects to include any materials provided by the Trust, specifically prospectuses, SAIs, shareholder reports and proxy materials, on its web site or in any other computer or electronic format, the Company assumes sole responsibility for maintaining such materials in the form provided by the Trust and for promptly replacing such materials with all updates provided by the Trust.

         2.4 The Company agrees and acknowledges that the Trust's adviser, Janus Capital Management LLC or its affiliates ("Janus Capital") is the sole owner of the name and mark "Janus" and that all use of any designation comprised in whole or part of Janus (a "Janus Mark") under this Agreement shall inure to the benefit of Janus Capital. Except as provided in Section 2.5, the Company shall not use any Janus Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of Janus Capital. All references contained in this Agreement to "the name or mark `Janus'" shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website. The Company will make no use of the name or mark "Janus" except as expressly provided in this Agreement or expressly authorized by Janus Capital in writing. All goodwill associated with the name and mark "Janus" shall inure to the benefit of Janus Capital or its affiliates. Upon termination of this Agreement for any reason, the Company shall cease any and all use of any Janus Mark(s).

         2.5 The Company shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or its investment adviser is named prior to the filing of such document with the Securities and Exchange Commission. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust or its investment adviser is named, at least fifteen Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within fifteen Business Days after receipt of such material.

         2.6 The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or its investment adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust Shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

         2.7 The Trust shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

         2.8 So long as, and to the extent that the Securities and Exchange Commission interprets the 1940 Act to require pass-through voting privileges for variable policyowners, the Company will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts, in shares of the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust. With respect to each Account, the Company will vote Shares of the Trust held by the Account and for which no timely voting instructions from policyowners are received as well as Shares it owns that are held by that Account, in the same proportion as those Shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion.

         2.9 The Company shall notify the Trust of any applicable state insurance laws that restrict the Portfolios' investments or otherwise affect the operation of the Trust and shall notify the Trust of any changes in such laws.


                                   ARTICLE III
                         Representations and Warranties

         3.1 The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of New York and that it has legally and validly established each Account as a segregated asset account under such law on the date set forth in Schedule A.

         3.2 The Company represents and warrants that each Account has been registered or, prior to any issuance or sale of the Contracts, will be registered as a unit investment trust in accordance with the provisions of the 1940 Act.

         3.3 The Company represents and warrants that the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

         3.4 The Trust represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware.

         3.5 The Trust represents and warrants that the Trust Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Trust shall be registered under the 1940 Act prior to any issuance or sale of such Shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. The Trust shall register and qualify its Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

         3.6 The Trust represents and warrants that the investments of each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.


                                   ARTICLE IV
                               Potential Conflicts

         4.1 The parties acknowledge that the Trust's shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

         4.2 The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Exemptive Order by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

         4.3 If it is determined by a majority of the Trustees, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

         4.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

         4.5 If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trustees inform the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of the Trust.

         4.6 For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

         4.7 The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

         4.8 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.


                                    ARTICLE V
                                 Indemnification

         5.1 Indemnification By the Company. The Company agrees to indemnify and hold harmless the Trust and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

                  (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature for the Trust generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Trust Shares; or

                  (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Trust Shares; or

                  (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

                  (d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

                  (e) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

         5.2 Indemnification By the Trust. The Trust agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of
Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

                  (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto), (collectively, "Trust Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Trust Shares; or

                  (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Trust or persons under its control, with respect to the sale or acquisition of the Contracts or Trust Shares; or

                  (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust; or

                  (d) arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

                  (e) arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

         5.3 Neither the Company nor the Trust shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party's willful misfeasance, bad faith or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

         5.4 Neither the Company nor the Trust shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

         5.5 In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                                   ARTICLE VI
                                   Termination

         6.1 This Agreement may be terminated by either party for any reason by ninety (90) days advance written notice delivered to the other party.

         6.2 Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that the Company continues to pay the costs set forth in Section 2.3.

         6.3 The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.8 shall survive the termination of this Agreement as long as Shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.


                                   ARTICLE VII
                                     Notices

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                  If to the Trust:

                           Janus Aspen Series
                           100 Fillmore Street
                           Denver, Colorado 80206
                           Attention:  General Counsel

                  If to the Company:

                           Allstate Life Insurance Company of New York
                           3100 Sanders Road, M2A
                           Northbrook, IL  60062
                           Attention:  Timothy N. Vander Pas

                                  ARTICLE VIII
                                  Miscellaneous

         8.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         8.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         8.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         8.4 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of Colorado.

         8.5 The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

         8.6 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

         8.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         8.8 The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

         8.9 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

         8.10 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.


          JANUS ASPEN SERIES



          By:
             -----------------------------------------------------------
          Name:  Bonnie M. Howe
               ---------------------------------------------------------
          Title:    Vice President
                --------------------------------------------------------


          ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

          By:
             -----------------------------------------------------------
          Name:   Timothy N. Vander Pas
          Title:     Assistant Vice President

                                      -16-
N:\BMH\JAS\PARTAGMT-MOD.DOC

                                   Schedule A
                   Separate Accounts and Associated Contracts

                                                                       Contracts Funded
Name of Separate Account                                      By Separate Account

Allstate Life of New York Variable Life                       Consultant Accumulator  (NYLU 599)
Separate Account A (8/1/96)                                   Consultant Protector  (NYLU 598)


                                   Schedule B
                               List of Portfolios

Name of Portfolio

All Portfolios of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series) except Global Technology Portfolio and Global Life Sciences Portfolio.

Exhibit 27(h)(6)

                          FUND PARTICIPATION AGREEMENT


         This Agreement is entered into as of the 12 day of July, 2002, by and among Allstate Life Insurance Company of New York ("Insurance Company"), a life insurance company organized under the laws of the State of New York, ALFS, Inc., a Delaware corporation ("Contract Distributor"), LAZARD ASSET MANAGEMENT ("LAM"), a division of Lazard Freres & Co. LLC, a New York limited liability company ("LF & Co."), and LAZARD RETIREMENT SERIES, INC. ("Fund"), a Maryland corporation (collectively, the "Parties").


                                   ARTICLE I.
                                   DEFINITIONS

         The following terms used in this Agreement shall have the meanings set out below:

1.1. "Act" shall mean the Investment Company Act of 1940, as amended.

1.2. "Board" shall mean the Fund's Board of Directors having the responsibility for management and control of Fund.

1.3. "Business Day" shall mean any day for which Fund calculates net asset value per share as described in a Portfolio Prospectus.

1.4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.5. "Commission" shall mean the Securities and Exchange Commission.

1.6. "Contract" shall mean a variable annuity or variable life insurance contract that uses a Portfolio or Fund as an underlying investment medium and that is named on Schedule 1 hereto, as the Parties may amend in writing from time to time by mutual agreement ("Schedule 1").

1.7. "Contract Prospectus" shall mean the prospectus and, if applicable, statement of additional information, as currently in effect with the Commission, with respect to the Contracts, including any supplements or amendments thereto. All references to "Contract Prospectuses" shall be deemed to also include all offering documents and other materials relating to any Contract that is not registered under the Securities Act of 1933, as amended ("1933 Act").

1.8. "Contractholder" shall mean any person that is a party to a Contract with a Participating Company. Individuals who participate under a group Contract are "Participants."

1.9. "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of Fund, as defined by the Act.

1.10. "General Account" shall mean the general account of Insurer.

1.11."Participating  Company"  shall  mean  any  insurance  company,   including
     Insurer, that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with Fund for the purpose of making Fund shares available to serve as the underlying investment medium for Contracts.

1.12. "Portfolio" shall mean each series of Fund named on Schedule 1.

1.13."Portfolio   Prospectus"   shall  mean  the  prospectus  and  statement  of
     additional information, as currently in effect with the Commission, with respect to the Portfolios, including any supplements or amendments thereto.

1.14."Separate Account" shall mean a separate account duly established by Insurer in accordance with the laws of the State of Illinois and named on
     Schedule 1.


                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

2.1.       Insurer represents and warrants that:

     (a) it is an insurance company duly organized and in good standing under New York law;

     (b) it has legally and validly established and shall maintain each Separate Account pursuant to the insurance laws and regulations of the State of New York;

     (c) it has registered and shall maintain the registration of each Separate Account as a unit investment trust under the Act, to the extent required by the Act, to serve as a segregated investment account for the Contracts;

     (d) each Separate Account is and at all times shall be eligible to invest in shares of Fund without such investment disqualifying Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts and/or variable life insurance contracts;

     (e) each Separate Account is and at all times shall be a "segregated asset account," and interests in each Separate Account that are offered to the public shall be issued exclusively through the purchase of a Contract that is and at all times shall be a "variable contract" within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Insurer agrees to notify Fund and LAM immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future;

     (f) the Contracts are and at all times shall be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, and it shall notify Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; and

     (g) all of its employees and agents who deal with the money and/or securities of Fund are and at all times shall be covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to be maintained by Fund. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.2. Insurer and Distributor represent and warrant that (a) units of interest in each Separate Account available through the purchase of Contracts are registered under the 1933 Act, to the extent required thereby; (b) the Contracts shall be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurer agrees to inform Fund promptly of any investment restrictions imposed by state insurance law and applicable to Fund.

2.3  Distributor  represents  and warrants that it is and at all times shall be:
     (a) registered with the Commission as a broker-dealer, (b) a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"); and (c) a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

2.4  Fund represents and warrants that:

     (a) it is and shall remain registered with the Commission as an open-end, management investment company under the Act to the extent required thereby;

     (b) its shares are registered under the 1933 Act to the extent required thereby;

     (c) it possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for it to operate and offer its shares as an underlying investment medium for the Contracts;

     (d) each Portfolio is qualified as a regulated investment company under Subchapter M of the Code, it shall make every effort to maintain such qualification, and it shall notify Insurer immediately upon having a reasonable basis for believing that any Portfolio invested in by the Separate Account has ceased to so qualify or that it might not so qualify in the future;

     (e) each Portfolio's assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code and the regulations thereunder, to the extent applicable; and in the event of breach of this provision by the Fund it will take all reasonable steps to: (a) notify the Company of such breach and (b) adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 817-5. The Fund shall provide the Company information reasonably requested in relation Section 817(h) diversification requirements, including quarterly reports and annual certifications. And

     (f) all of its directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.5 LAM represents and warrants that LF & Co., the principal underwriter of each Portfolio's shares, that it is and at all times shall be: (a) registered with the Commission as a broker-dealer, (b) a member in good standing of the NASD; and (c) a New York limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York, with full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement. LAM further represents and warrants that it shall sell the shares of the Portfolios to Insurer in compliance in all material respects with all applicable federal and state securities laws.


                                  ARTICLE III.
                                   FUND SHARES

3.2. Fund agrees to make the shares of each Portfolio available for purchase by Insurer and each Separate Account at net asset value and without sales charge, subject to the terms and conditions of this Agreement. Fund may refuse to sell the shares of any Portfolio to any person, or suspend or terminate the offering of the shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the shareholders of such Portfolio.

3.3. Fund agrees that it shall sell shares of the Portfolios only to persons eligible to invest in the Portfolios in accordance with Section 817(h) of the Code and the regulations thereunder, to the extent such Section and regulations are applicable.

3.4. Except as noted in this Article III, Fund and Insurer agree that orders and related payments to purchase and redeem Portfolio shares shall be processed in the manner set out in Schedule 2 hereto, as the Parties may amend in writing from time to time by mutual agreement.

3.11.Fund shall  confirm  each  purchase  or  redemption  order made by Insurer.
     Transfer of Portfolio shares shall be by book entry only. No share certificates shall be issued to Insurer. Shares ordered from Fund shall be recorded in an appropriate title for Insurer, on behalf of each Separate or General Account.


3.13.Fund shall promptly notify Insurer of the amount of dividend and capital gain, if any, per share of each Portfolio to which Insurer is entitled. Insurer hereby elects to reinvest all dividends and capital gains of any Portfolio in additional shares of that Portfolio at the applicable net asset value, until Insurer otherwise notifies Fund in writing. Insurer reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.


                                   ARTICLE IV.
                             STATEMENTS AND REPORTS

4.1. Fund shall provide Insurer with monthly statements of account by the fifteenth (15th) Business Day of the following month.

4.2 At least annually, Fund or its designee shall provide Insurer, free of charge, with as many Portfolio Prospectuses as Insurer may reasonably request for distribution by Insurer to existing Contractholders and
     Participants that have invested in that Portfolio. Fund or its designee shall provide Insurer, at Insurer's expense, with as many Portfolio Prospectuses as Insurer may reasonably request for distribution by Insurer to prospective purchasers of Contracts. The Fund shall bear the cost of printing the Portfolio Prospectuses. If the Portfolio Prospectuses are printed by the Insurer in one document with the prospectus for the Contracts and the prospectuses for other funds, then the expenses of such printing will be apportioned between the Insurer and the Fund in proportion to the number of pages of the Contract's prospectus, other fund prospectuses and the Portfolio prospectuses. This expense will be subject to an annual maximum. That maximum will be calculated by means of a similar proportion based upon the total dollars invested in the Portfolios as compared to the total dollars invested in all portfolios offered in the Contract. The form of the Fund's prospectus and/or statement of additional information provided to the Company shall be the final form of prospectus and statement of additional information as filed with the Securities and Exchange Commission which form shall include only those Portfolios of the Fund identified in Schedule 1. If requested by the Insurer in lieu of a printed copy of the prospectuses, fund or its designee shall provide such documentation in "camera ready" copy, or , at the request of insurer as a diskette in the form sent to the financial printer and other assistance as is reasonably necessary in order for the Parties once a year (or more frequently if the Portfolio Prospectuses are supplemented or updated) to have the Contract Prospectuses and the Portfolio Prospectuses printed together in one document.

4.3 Fund shall provide Insurer with copies of each Portfolio's proxy materials, notices, periodic reports and other printed materials (which the Portfolio customarily provides to its shareholders) in quantities as Insurer may reasonably request for distribution by Insurer to each Contractholder and Participant that has invested in that Portfolio.

4.4 Fund shall provide to Insurer at least one complete copy of all registration statements, Portfolio Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities.

4.5 Insurer shall provide to Fund at least one copy of all registration statements, Contract Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amend-ments to any of the above, that relate to the Contracts or a Separate Account, contemp-oraneously with the filing of such document with the Commission or the NASD.



                                   ARTICLE V.
                                    EXPENSES

5.1. Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.


                                   ARTICLE VI.
                                EXEMPTIVE RELIEF

6.1. Insurer acknowledges that it has reviewed a copy of Fund's mixed and shared funding exemptive order ("Order") and, in particular, has reviewed the conditions to the relief set forth in the related notice ("Notice"). As required by the conditions set forth in the Notice, Insurer shall report any potential or existing conflicts promptly to the Board. In addition, Insurer shall be responsible for assisting the Board in carrying out its responsibilities under the Order by providing the Board with all information necessary for the Board to consider any issues raised, including, without limitation, information whenever Contract voting instructions are disregarded. Insurer, at least annually, shall submit to the Board such reports, materials, or data as the Board may reasonably request so that the Board may carry out fully the obligations imposed upon it by the Order. Insurer agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2. If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Insurer is a Participating Insurance Company for whom the conflict is relevant, Insurer shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

     (a) Withdrawing the assets allocable to some or all Separate Accounts from Fund or any Portfolio and reinvesting such assets in a different investment medium, or submitting the question of whether such
          segregation   should  be   implemented  to  a  vote  of  all  affected
          Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e. variable annuity or variable life insurance contract owners) that votes in favor of such segregation; and/or

     (b)  Establishing a new registered management investment company.

6.3. If a material irreconcilable conflict arises as a result of a decision by Insurer to disregard Contractholder voting instructions and that decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in Fund, Insurer may be required, at the Board's election, to withdraw the investments of its Separate Accounts in Fund.

6.4. For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether any proposed action adequately remedies any material irreconcilable conflict. In no event shall Fund or LAM or any other investment adviser of Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurer shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the material irreconcilable conflict.

6.5. No action by Insurer taken or omitted, and no action by the Separate Account or Fund taken or omitted as a result of any act or failure to act by Insurer pursuant to this Article VI shall relieve Insurer of its obligations under or otherwise affect the operation of Article V.


                                  ARTICLE VII.
                              VOTING OF FUND SHARES

7.1. Insurer shall provide pass-through voting privileges to all Contractholders or Participants as long as the Commission continues to interpret the Act as requiring pass-through voting privileges for Contractholders or Participants. Accordingly, Insurer, where applicable, shall vote shares of a Portfolio held in each Separate Account in a manner consistent with voting instructions timely received from its Contractholders or Participants. Insurer shall be responsible for assuring that the Separate Account calculates voting privileges in a manner consistent with other Participating Companies. Insurer shall vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as it votes those shares for which it has received voting instructions.

7.2. If and to the extent Rule 6e-2 and Rule 6e-3(T) under the Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then Fund, and/or the Participating Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.


                                  ARTICLE VIII.
                                    MARKETING

8.1. Fund or LF & Co. shall periodically furnish Insurer with Portfolio Prospectuses and sales literature or other promotional materials for each Portfolio, in quantities as Insurer may reasonably request for distribution to prospective purchasers of Contract. Expenses for the printing and distribution of such documents shall be borne by Insurer.

8.2. Insurer shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. Insurer shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3. Insurer shall furnish, or shall cause to be furnished, to Fund, each piece of sales literature or other promotional material in which Fund, LAM, LF & Co., Fund's administrator is named, at least five (5) Business Days prior to its use. No such material shall be used unless Fund or its designee approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within five (5) Business Days after receipt of such material. Fund shall use all reasonable efforts to respond within ten days of receipt.

8.4. Insurer shall not give any information or make any representations or statements on behalf of Fund, LAM, LF & Co., or concerning Fund or any Portfolio in connection with the sale of the Contracts other than the information or representations contained in the registration statement or a Portfolio Prospectus, as the same may be amended or supplemented from time to time, or in reports or proxy statements for each Portfolio, or in sales literature or other promotional material approved by Fund.

8.5. Fund shall furnish, or shall cause to be furnished, to Insurer, each piece of the Fund's sales literature or other promotional material in which Insurer or a Separate Account is named, at least five (5) Business Days prior to its use. No such material shall be used unless Insurer approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within five (5) Business Days after receipt of such material. Insurer shall use all reasonable efforts to respond within five days of receipt.

8.6. Fund shall not, in connection with the sale of Portfolio shares, give any information or make any representations on behalf of Insurer or concerning Insurer, a Separate Account, or the Contracts other than the information or representations contained in a registration statement for the Contracts or the Contract Prospectus, as the same may be amended or supplemented from time to time, or in published reports for each Separate Account that are in the public domain or approved by Insurer for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurer.

8.7. For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under the rules of the National Association of Securities Dealers, Inc. ("NASD"), the Act or the 1933 Act.


                                   ARTICLE IX.
                                 INDEMNIFICATION

9.1. Insurer and Distributor each agree to indemnify and hold harmless Fund, LAM, any sub-investment adviser of a Portfolio, and their affiliates, and each of their respective directors, trustees, general members, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, "Losses") for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect to thereof):

     (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (collectively "materially untrue statement") contained in any registration statement, Contract
          Prospectus, Contract, or sales literature or other promotional material relating to a Separate Account or the Contracts (collectively, "Account documents"), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (collectively "material omission");

     (b) arise out of or are based upon any materially untrue statement or material omission made in any registration statement, Portfolio Prospectus, or sales literature or other promotional material relating to Fund or a Portfolio (collectively, "Portfolio documents"), provided such statement or omission was made in reliance upon and in conformity with information provided in writing to Fund by or on behalf of Insurer specifically for use therein;

     (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Portfolio document on which Insurer or Distributor have reasonably relied) or wrongful conduct of Insurer, Distributor, their respective agents, and persons under their respective control, with respect to the sale and distribution of Contracts or Portfolio shares;

     (d) arise out of any material breach of any representation and/or warranty made by Insurer or Distributor in this Agreement, or arise out of or result from any other material breach of this Agreement by Insurer or Distributor; or

     (e) arise out of Insurer's incorrect calculation and/or untimely reporting of net purchase or redemption orders.

          Insurer and Distributor shall reimburse any Indemnified Party in connection with investigating or defending any Loss (or actions in respect to thereof); provided, however, that with respect to clause
          (a) above neither Insurer nor Distributor shall be liable in any such case to the extent that any Loss arises out of or is based upon any materially untrue statement or material omission made in any Account documents, which statement or omission was made in reliance upon and in conformity with written information furnished to Insurer by or on behalf of Fund specifically for use therein. This indemnity agreement shall be in addition to any liability that Insurer or Distributor may otherwise have.

9.2. Fund and LAM each agree to indemnify and hold harmless Insurer and Distributor and each of their respective directors, officers, employees, agents and each person, if any, who controls Insurer or Distributor (collectively, "Indemnified Parties" for purposes of this Section) within the meaning of the 1933 Act against any Losses to which they or any Indemnified Party may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof):

     (a) arise out of or are based upon any materially untrue statement or any material omission made in any Portfolio document;

     (b) arise out of or are based upon any materially untrue statement or any material omission made in any Account document, provided such statement or omission was made in reliance upon and in conformity with information provided in writing to Insurer by or on behalf of Fund specifically for use therein;

     (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Account document on which Fund or LAM have reasonably relied) or wrongful conduct of Fund, LAM, their respective agents, and persons under their respective control, with respect to the sale of Portfolio Shares; or

     (d) arise out of any material breach of any representation and/or warranty made by Fund or LAM in this Agreement, or arise out of or result from any other material breach of this Agreement by Fund or LAM.

          Fund and LAM shall reimburse any legal or other expenses reasonably incurred by any Indemnified Party in connection with investigating or defending any such Loss; provided, however, that with respect to clause (a) above neither Fund nor LAM shall be liable in any such case to the extent that any such Loss arises out of or is based upon an materially untrue statement or material omission made in any Portfolio document, which statement or omission was made in reliance upon and in conformity with written information furnished to Fund by or on behalf of Insurer specifically for use therein. This indemnity agreement shall be in addition to any liability that Fund or LAM may otherwise have.

9.3. Fund and LAM shall indemnify and hold Insurer harmless against any Loss that Insurer may incur, suffer or be required to pay due to Fund's incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate of a Portfolio or incorrect or untimely reporting of the same; provided, however, that Fund shall have no obligation to indemnify and hold harmless Insurer if the incorrect calculation or incorrect or untimely reporting was the result of incorrect or untimely information furnished by or on behalf of Insurer or otherwise as a result of or relating to Insurer's breach of this Agreement. In no event shall Fund be liable for any consequential, incidental, special or indirect damages resulting to Insurer hereunder.

9.4 Notwithstanding anything herein to the contrary, in no event shall Fund or LAM be liable to any individual or entity, including without limitation, Insurer, or any Participating Insurance Company or any Contractholder, with respect to any Losses that arise out of or result from:

     (a) a breach of any representation, warranty, and/or covenant made by Insurer hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants;

     (b) the failure by Insurer or any Participating Insurance Company to maintain its separate account (which invests in any Portfolio) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the Act (unless exempt therefrom); or

     (c) the failure by Insurer or any Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which any Portfolio serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provisions of the Code.

9.5 Further, neither Fund nor LAM shall have any liability for any failure or alleged failure to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder if Insurer fails to comply with any of the following clauses, and such failure could be shown to have materially contributed to the liability:

(a) In the event the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of Insurer or, to Insurer's knowledge, of any Contractholder, that any Portfolio has failed or allegedly failed to comply with the diversification requirements of
     Section 817(h) of the Code or the regulations thereunder or Insurer otherwise becomes aware of any facts that could give rise to any claim against Fund or its affiliates as a result of such a failure or alleged failure,

     (i) Insurer shall promptly notify Fund of such assertion or potential claim;

     (ii) Insurer shall consult with Fund as to how to minimize any liability that may arise as a result of such failure or alleged failure;

     (iii)Insurer shall use its best efforts to minimize any liability of Fund or its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a)(2), to the Commissioner of the IRS that such failure was inadvertent;

     (iv) Insurer shall permit Fund, its affiliates and their legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceeding or contests (including judicial appeals thereof) with the IRS, any Contractholder or any other claimant regarding any claims that could give rise to liability to Fund or its affiliates as a result of such a failure or alleged failure;

     (v) any written materials to be submitted by Insurer to the IRS, any Contractholder or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations Section 1.817-5(a)(2)), shall be provided by Insurer to Fund (together with any supporting information or analysis) at least ten (10) Business Days prior to the day on which such proposed materials are to be submitted and shall not be submitted by Insurer to any such person without the express written consent of Fund which shall not be unreasonably withheld;

     (vi) Insurer shall provide Fund or its affiliates and their accounting and legal advisors with such cooperation as Fund shall reasonably request (including, without limitation, by permitting Fund and its accounting and legal advisors to review the relevant books and records of Insurer) in order to facilitate review by Fund or its advisors of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against its arising from such a failure or alleged failure; and

     (vii)Insurer shall not with respect to any claim of the IRS or any Contractholder that would give rise to a claim against Fund or its affiliates compromise or settle any claim, accept any adjustment on audit, or forego any allowable judicial appeals, without the express written consent of Fund or its affiliates, which shall not be unreasonably withheld, provided that Insurer shall not be required to appeal any adverse judicial decision unless Fund or its affiliates shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal.

9.6 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability under this Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

          A successor by law of any Party to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX, which shall survive any termination of this Agreement.


                                   ARTICLE X.
                          COMMENCEMENT AND TERMINATION

10.1.This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2.This  Agreement  shall  terminate   without  penalty  as  to  one  or  more
     Portfolios:

     (a) At the option of Insurer, Distributor, Fund, or LAM at any time from the date hereof upon 60 days' notice, unless a shorter time is agreed to by the Parties;

     (b) At the option of Insurer if it determines that shares of any Portfolio are not reasonably available to meet the requirements of the Contracts. Insurer shall furnish prompt notice of election to terminate and termination shall be effective ten days after receipt of notice unless Fund makes available a sufficient number of shares to meet the requirements of the Contracts within such ten day period;

     (c) At the option of Insurer or Fund, upon the institution of formal proceedings against the other or their respective affiliates by the Commission, the NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Insurer's or Fund's reasonable judgment, materially impair the other's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurer or Fund, as the case may be, with termination to be effective upon receipt of notice;

     (d) At the option of Insurer or Fund, if either shall determine, in its sole judgment reasonably exercised in good faith, that the other has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Insurer, Fund or LAM, as the case may be. Insurer or Fund shall notify the other in writing of any such determination and its intent to terminate this Agreement, which termination shall be effective on the sixtieth (60th) day following the giving of such notice, provided the determination of Insurer or Fund, as the case may be, continues to apply on that date.

     (e) Upon termination of the Investment Management Agreement between Fund, on behalf of its Portfolios, and LAM or its successors unless Insurer specifically approves the selection of a new investment adviser for the Portfolios. Fund shall promptly furnish notice of such termination to Insurer;

     (f) In the event Portfolio shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurer. Termination shall be effective immediately upon such occurrence without notice;

     (g) At the option of Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for Fund to continue to operate pursuant to this Agreement. Termination shall be effective upon notice by Fund to Insurer of such termination;

     (h) At the option of Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if Fund reasonably believes that the Contracts may fail to so qualify. Termination shall be effective immediately upon such occurrence or reasonable belief without notice;

     (i) At the option of any Party, upon another's breach of any material provision this Agreement, which breach has not been cured to the satisfaction of the non-breaching Parties within ten days after written notice of such breach is delivered to the breaching Party;

     (j) At the option of Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice;

     (k) Upon assignment of this Agreement, unless made with the written consent of the non-assigning Parties.

         Any such termination pursuant to this Article X shall not affect the operation of Articles V or IX of this Agreement. The Parties agree that any termination pursuant to Article VI shall be governed by that Article.

10.3.Notwithstanding  any termination of this Agreement pursuant to Section 10.2 hereof, Fund and LAM may, at the option of Fund, continue to make available additional Portfolio shares for so long as Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if Fund so elects to make additional Portfolio shares available, the owners of the Existing Contracts or Insurer, whichever shall have legal authority to do so, shall be permitted to reallocate investments among the Portfolios, redeem investments in the Portfolios and/or invest in the Portfolios upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, Fund, as promptly as is practicable under the circumstances, shall notify Insurer whether Fund shall continue to make Portfolio shares available after such termination. If Portfolio shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either Fund or Insurer may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other Parties, such notice to be for a period that is reasonable under the circumstances but, if given by Fund, need not be for more than six months.

10.1.In the event of any termination of this Agreement pursuant to Section 10.2 hereof, the Parties agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that a Separate Account owns no shares of a Portfolio beyond six months from the date of termination. Such steps may include, without limitation, substituting other mutual fund shares for those of the affected Portfolio.


                                   ARTICLE XI.
                                   AMENDMENTS

11.1.Any changes in the terms of this Agreement shall be made by agreement in writing by the Parties hereto.


                                  ARTICLE XII.
                                     NOTICE

12.1.Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate Parties at the following addresses:


         Insurance Company:          Allstate Life Insurance Company of New York
                                     3100 Sanders Road, M2A
                                     Northbrook, IL 60062
                                     Attn:  Tim Vander Pas, AVP

         Contract Distributor:       ALFS, Inc.
                                     31000 Sanders Road, M2A
                                     Northbrook, IL 60062
                                     Attn:  John R. Hunter, President


           Fund:                    Lazard Retirement Series, Inc.
                                    30 Rockefeller Plaza
                                    New York, New York 10112
                                    Attention: Charlie Burgdorf

           LAM:                     Lazard Asset Management
                                    30 Rockefeller Plaza
                                    New York, New York 10112
                                    Attention: Nathan A. Paul

             with copies to:        Stroock & Stroock & Lavan LLP
                                    180 Maiden Lane
                                    New York, New York 10038-4982
                                    Attn:  Stuart H. Coleman, Esq.

           Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.


                                  ARTICLE XIII.
                                  MISCELLANEOUS

13.1. This Agreement has been executed on behalf of the Parties by the undersigned duly authorized officers in their capacities as officers of Insurer, Distributor, LAM, and Fund.

13.1. If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

13.1. The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

13.1. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.


                                  ARTICLE XIV.
                                       LAW

14.1. This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.



                                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK




                                  By:___________________________
Attest:_____________________    Timothy N. Vander Pas, Assistant Vice President



                                   ALFS, INC.




                                   By:___________________________
Attest:_____________________      ohn R. Hunter, President



                                   LAZARD RETIREMENT SERIES, INC.




                                   By:___________________________
Attest:_____________________



                                   LAZARD ASSET MANAGEMENT,
                                   a division of Lazard Freres & Co., LLC




                                   By:___________________________
Attest:______________________

2


                         SCHEDULE 1




Portfolios

Lazard Retirement Series, Inc. -

         Lazard Retirement International Equity Portfolio
         Lazard Retirement Emerging Markets Portfolio


Separate Accounts and Contracts

         Allstate Life of New York Variable Life
         Separate Account A (5/02)

         VUL Cash Value Version
         VUL Death Benefit Version

                                     SCHEDULE 2

                        PORTFOLIO SHARE ORDER PROCESSING


Timely Pricing and Orders

1. Each Business Day, Fund shall use its best efforts to make each Portfolio's closing net asset value per share ("NAV") on that Day available to Insurer by 6:30 p.m. New York time.

2. At the end of each Business Day, Insurer shall use the information described above to calculate each Separate Account's unit values for that Day. Using this unit value, Insurer shall process that Day's Contract and Separate Account transactions to determine the net dollar amount of each Portfolio's shares to be purchased or redeemed.

3. Insurer shall transmit net purchase or redemption orders to Fund or its designee by 9:30 a.m. New York time on the Business Day next following Insurer's receipt of the information relating to such orders in accordance with paragraph 1 above; provided, however, that Fund shall provide additional time to Insurer in the event Fund is unable to meet the 6:30 p.m. deadline stated above. Such additional time shall be equal to the additional time that Fund takes to make the net asset values available to Insurer. For informational purposes, Insurer shall separately describe the amount of shares of each Portfolio that is being purchased, redeemed, or exchanged from one Portfolio to the other. In addition, Insurer shall use its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.


Timely Payments

4. Insurer shall pay for any net purchase order by wiring Federal Funds to Fund or its designated custodial account by 4:00pm New York time on the same Business Day it transmits the order to Fund pursuant to paragraph 3 above.

5. Fund shall pay for any net redemption order by wiring the redemption proceeds to Insurer, except as provided below, within two (2) Business Days or, upon notice to Insurer, such longer period as permitted by the Act or the rules, orders or regulations thereunder. In the case of any net redemption order valued at or greater than $1 million, Fund shall wire such amount to Insurer within seven days of the order. In the case of any net redemption order requesting the application of proceeds from the redemption of one Portfolio's shares to the purchase of another Portfolio's shares, Fund shall so apply such proceeds the same Business Day that Insurer transmits such order to Fund.

Applicable Price

6. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Contract transactions at that Portfolio's NAV next determined after Fund or its designated agent receives the order. For this purpose, Fund hereby appoints Insurer as its agent for the limited purpose of receiving orders for the purchase and redemption of shares of each Portfolio for each Separate Account; provided that Fund receives both the notice of the order in accordance with paragraph 3 above and any related purchase payments in accordance with paragraph 4 above.

7. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Insurer's General Account, or that do not relate to Contract transactions, at that Portfolio's NAV next determined after Fund (not Insurer) receives the order and any related purchase payments in accordance with paragraph 4 above.

8. Fund shall execute purchase and redemption orders for a Portfolio Shares that relate to Contracts funded by registered and unregistered Separate Accounts in the same manner, but only to the extent that Insurer represents and warrants that it is legally or contractually obligated to treat such orders in the same manner. Each order for Portfolio shares placed by Insurer that is attributable, in whole or in part, to Contracts funded by an unregistered Separate Account, shall be deemed to constitute such representation and warranty by Insurer unless the order specifically states to the contrary. Otherwise, Fund shall treat orders attributable to unregistered Separate Account Contracts in the same manner as orders for Insurer's General Account. For these purposes, a registered Separate Account is one that is registered under the Act; an unregistered Separate Account is one that is not.

9. Fund shall execute purchase or redemption orders for a Portfolio's shares that do not satisfy the conditions specified in paragraphs 3 and 4 above, as applicable, at the Portfolio's NAV next determined after such conditions have been satisfied and in accordance with paragraphs 6 or 7, whichever applies.

10. If Fund does not receive payment in Federal Funds for any net purchase order in accordance with paragraph 4 above, Insurer shall promptly, upon Fund's request, reimburse Fund for any charges, costs, fees, interest or other expenses incurred by Fund in connection with any advances to, or borrowings or overdrafts by, Fund, or any similar expenses incurred by Fund, as a result of portfolio transactions effected by Fund based upon such purchase request.

11. If Fund provides Insurer with materially incorrect net asset value per share information through no fault of Insurer, Insurer, on behalf of the Separate Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share in accordance with Fund's current policies for correcting pricing errors. Any material error in the calculation of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to Insurer.

Exhibit 27(h)(7)
27

                             PARTICIPATION AGREEMENT

                                      Among

                           LSA VARIABLE SERIES TRUST,

                            LSA ASSET MANAGEMENT LLC

                                       And

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK



                  THIS AGREEMENT (the "Agreement"), made and entered into as of the first day of May 2002, by and among Allstate Life Insurance Company of New York (hereinafter the "Company"), on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to this Agreement (collectively, the "Accounts"), LSA Variable Series Trust (the "Fund") and LSA Asset Management LLC (the "Manager").

                  WHEREAS, the Fund is an open-end management investment company and is available to act as the investment vehicle for separate accounts now in existence or to be established in the future for variable life insurance policies, variable annuity contracts and other tax-deferred products offered by insurance companies (the "Participating Insurance Companies");

                  WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a "Portfolio", (collectively, the "Portfolios") and each representing the interests in a particular managed pool of securities and other assets;

                  WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (the "SEC"), dated October 4, 1999 (File No. 812-11656) (hereinafter, the "Order") granting relief to the Fund, the Manager and any subsequently registered open-end investment companies that in the future are advised by the Manager, or by any entity controlling, controlled by, or under common control with the Manager. Specifically, the Order provides exemptions from Section 15(a) of the 1940 Act and Rule 18f-2 thereunder, subject to the conditions set forth in the application, to permit investment advisers other than the Manager, to serve and act as an investment sub-adviser to one or more portfolios of the Fund (the "Adviser(s)") pursuant to written agreements between the Manager and each Adviser that have been approved by the Board of Trustees of the Fund (the "Board") but which have not been approved by a vote of a majority of the outstanding voting securities of each portfolio. The Order also provides exemptions from: certain registration statement disclosure requirements of Items 3, 6(a)(1)(ii) and 15(a)(3) of Form N1-A and Item 3 of Form N-14; certain proxy statement disclosure requirements of Items 22(a)(3)(iv), (c)(1)(ii),
(c)(1)(iii), (c)(8) and (c)(9) of Schedule 14A under the Securities Exchange Act of 1934, as amended; certain semi-annual reporting disclosure requirements of
Item 48 of Form N-SAR; and, certain financial statement disclosure requirements of Sections 6-07(2)(a), (b), and (c) of Regulation S-X which may be deemed to require various disclosures regarding advisory fees paid to the Advisers;

                  WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and its shares are registered under the Securities Act of 1933, as amended (the "1933 Act"):

                  WHEREAS, the Manager is duly registered as an investment adviser under the Investment Advisers Act of 1940:

                  WHEREAS, the Company has registered or will register certain variable annuity and/or life insurance contracts under the 1933 Act (the "Contracts") (unless an exemption from registration is available);

                  WHEREAS, the Accounts are or will be duly organized, validly existing segregated asset accounts, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the Contracts and the Accounts;

                  WHEREAS, the Company has registered or will register the Accounts as unit investment trusts under the 1940 Act (unless an exemption from registration is available);

                  WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios (as named in Schedule 2 to this Agreement and as may be amended from time to time by mutual consent of the parties) on behalf of the Accounts to fund the Contracts (as named in Schedule 3 to this Agreement and as may be amended from time to time by mutual consent of the parties) and the Fund is authorized to sell such shares to the Accounts at net asset value; and
                  NOW, THEREFORE, in consideration of their mutual promises, the Fund, the Manager and the Company agree as follows:


ARTICLE I.        Sale of Fund Shares

1.1. The Fund agrees to sell to the Company those shares of the Fund which the Company orders on behalf of the Account, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 9:30 a.m. Eastern Standard Time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

1.2. The Company will pay for Fund shares on the next Business Day after it places an order to purchase Fund shares in accordance with Section 1.1. Payment shall be in federal funds transmitted by wire or by a credit for any shares redeemed.

1.3 The Fund agrees to make Fund shares available for purchase at the applicable net asset value per share by the Company for its Accounts (as named in Schedule 1 to this Agreement and as may be amended from time to time by mutual consent of the parties) on those days on which the Fund calculates its net asset value pursuant to the rules of the SEC; provided, however, that the Board may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interests of the shareholders of any Portfolio.

1.4 The Fund agrees to redeem, upon the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such request for redemption by 9:30 a.m. Eastern Standard Time on the next following Business Day. Payment shall be made within the time period specified in the Fund's prospectus or statement of additional information, in federal funds transmitted by wire to the Company's account as designated by the Company in writing from time to time.

1.5 The Company shall pay for the Fund shares on the next Business Day after an order to purchase shares is made in accordance with the provisions of Section
1.4. Payment shall be in federal funds transmitted by wire pursuant to the instructions of the Fund's treasurer or by a credit for any shares redeemed.

1.6 The Company agrees to purchase and redeem the shares of the Portfolios named In Schedule 2 offered by the Fund's then current prospectus and statement of additional information in accordance with the provisions of such prospectus and statement of additional information.

1.7 Net Asset Value. The Fund shall use its best efforts to inform the Company of the net asset value per share for each Portfolio available to the Company by 6:30 p.m. Eastern Standard Time or as soon as reasonably practicable after the net asset value per share for such Portfolio is calculated. The Fund shall calculate such net asset value in accordance with the prospectus for such Portfolio. In the event that net asset values are not communicated to the Company by such time, the Company agrees to use its best efforts to include the net asset value when received in its next business cycle for purposes of calculating purchase orders and requests for redemption. However, if net asset values are not available for an inclusion in the next business cycle and purchase orders/redemptions are not able to be calculated and available to the Company to execute within the time-frame identified in Section 2.3 (a), the Fund shall reimburse and make the Company whole for any losses incurred as a result of such delays.

                  1.8 Pricing Errors. Any material errors in the calculation of the net asset value, dividends or capital gain information shall be reported to the Fund promptly upon discovery by the Company. An error shall be deemed "material" based on the Company's interpretation of the SEC's position and policy with regard to materiality, as it may be modified from time to time. Neither the Fund, the Manager, nor any of their affiliates shall be liable for any information provided to the Company pursuant to this Agreement which information is based on incorrect information supplied by or on behalf of the Company or any other Participating Company to the Fund or the Manager. The Fund shall make the Company whole for any payments or adjustments to the number of shares in the Account that are reasonably demonstrated to be required as a result of pricing errors.


ARTICILE II.  Representations and Warranties


2.1 The Company represents and warrants that the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under laws of the State of New York and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

2.2 The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the applicable laws of the State of Delaware and all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

2.3 The Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.4 The Company represents that the Contracts are currently treated as life insurance policies or annuity contracts, under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.
2.5 The Fund represents that to the extent that it decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund undertakes to have its Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

2.6 The Fund makes no representation as to whether any aspect of Its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states except that the Fund represents that the Fund's investment policies, fees and expenses are and shall at all times remain in compliance with the applicable laws of the State of Delaware and the Fund represents that its operations are and shall at all times remain in material compliance with the applicable laws of the State of Delaware to the extent required to perform this Agreement.

2.7 The Fund represents that it is lawfully organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act.

2.8 The Manager represents and warrants that it is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that it will perform its obligations for the Fund in compliance in all material respects with the laws of its state of domicile and any applicable state and federal securities laws. The Manager further represents that it will make reasonable efforts to verify that all subadvisers are similarly registered.

2.9 The Fund represents and warrants that its trustees, officers, employees, and other individuals/entities, if any, dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid blanket fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10 The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities, if any, dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage, in an amount not less $5 million. The aforesaid includes coverage for larceny and embezzlement is issued by a reputable bonding company. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Manager in the event that such coverage no longer applies.


ARTICLE III.  Sales Material, Prospectuses and Other Reports


3.1 The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or the Manager is named, at least five Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably objects to such use within five Business Days after receipt of such material.

3.2 Except with the express permission of the Fund, the Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee.

3.3 For purposes of this Article III, the phrase "sales literature or other promotional material" shall mean advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboard or electronic media), and sales literature (such as brochures, circulars, market letters and form letters), distributed or made generally available to customers or the public.

3.4 The Fund shall provide a copy of its current prospectus within a reasonable period of its effective filing date, and provide other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is supplemented or amended) to have the prospectus for the Contracts and the prospectus for the Fund printed together in one document (such printing to be at the Company's expense). The Manager shall be permitted to review and approve the typeset form of the Fund's prospectus prior to such printing.

3.5 The Fund or the Manager shall provide the Company with either: (i) a copy of the Fund's proxy material, reports to shareholders, other information relating to the Fund necessary to prepare financial reports, and other communications to shareholders for printing and distribution to Contract owners at the Company's expense, or (ii) camera ready and/or printed copies, if appropriate, of such material for distribution to Contract owners at the Company's expense, within a reasonable period of the filing date for definitive copies of such material. The Manager shall be permitted to review and approve the typeset form of such proxy material, shareholder reports and communications prior to such printing.


ARTICLE IV.  Fees and Expenses


4.1 The Fund and Manager shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund or Manager, except as provided herein.
                  4.2 All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party. The Fund shall ensure that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, and the preparation of all statements and notices required by any federal or state law.

4.3 The Fund, at its expense, shall provide the Company with copies of its proxy statements, reports to shareholders, and other communications (except for prospectuses and statements of additional information, which are covered in section 3.4) to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners. The Fund shall bear the expense of mailing such proxy materials in the event the proxy vote is a result of actions initiated by the Fund.

4.4 In the event the Fund adds one or more additional Portfolios and the parties desire to make such Portfolios available to the respective Contract owners as an underlying investment medium, a new Schedule 3 which shall be an amendment to this Agreement shall be executed by the parties authorizing the issuance of shares of the new Portfolios to the particular Account. The amendment may also provide for the sharing of expenses for the establishment of new Portfolios among Participating Insurance Companies desiring to invest in such Portfolios and the provision of funds as the initial investment in the new Portfolios.

                  4.5 Except as provided in this Section 4.5, all expenses of preparing, setting in type and printing and distributing Fund prospectuses and statements of additional information shall be the expense of the Company. For prospectuses and statements of additional information, or supplements thereto, provided by the Company to its existing owners of Contracts who currently own shares of one or more of the Fund's Portfolios, in order to update disclosure as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by the Fund. If the Company chooses to receive camera-ready film or computer diskettes in lieu of receiving printed copies of the Fund's prospectus, the Fund shall bear the cost of typesetting to provide the Fund's prospectus to the Company in the format in which the Fund is accustomed to formatting prospectuses, and the Company shall bear the expense of adjusting or changing the format to conform with any of its prospectuses. In such event, the Fund will reimburse the Company in an amount equal to the product of x and y where x is the number of such prospectuses distributed to owners of the Contracts who currently own shares of one or more of the Fund's Portfolios, and y is the Fund's per unit cost of typesetting and printing the Fund's prospectus. The same procedure shall be followed with respect to the Fund's statement of additional information. The Company agrees to provide the Fund or its designee with such information as may be reasonably requested by the Fund to assure that the Fund's expenses do not include the cost of printing, typesetting, and distributing any prospectuses or statements of additional information other than those actually distributed to existing owners of the Contracts who currently own shares of one or more of the Fund's Portfolios.


ARTICLE V.  Conditions of the Order: Applicable Law
            ---------------------------------------


5.1 The Company has reviewed a copy of the Order, and in particular, has reviewed the conditions to the requested relief set forth therein. The Company agrees to be bound by the responsibilities of a Participating Insurance Company as set forth in the Order.

5.2 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware.

                  5.3 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Order) and the terms hereof shall be interpreted and construed in accordance therewith.


ARTICLE VI.  Diversification


                  6.1 The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations. In the even of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 817-5. The Fund shall provide the Company information reasonably requested in relation to Section 817(h) diversification requirements, including quarterly reports and annual certifications.


ARTICLE VII.  Potential Conflicts


                  7.1 The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority: (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance. tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by Variable Insurance Product owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.


ARTICLE VIII.  Indemnification


8.1      Indemnification By The Company


                  8.1(a) The Company agrees to indemnify and hold harmless the Fund and each member of the Board and officers, and each Adviser and each director and officer of each Adviser, and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, "Indemnified Party", for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:


                    (i) arise out of or are based upon any untrue  statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

                    (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Fund not supplied by the Company, or persons under its control and other than statements or representations authorized by the Fund or an Adviser) or unlawful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

                    (iii) arise out of or as a result of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company; or

                    (iv) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

                    (v) arise out of or result from any  material  breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1 (c) hereof.

                  8.1(b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

                  8.1(c) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provisions. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                  8.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

8.2      Indemnification by the Manager


                  8.2(a). The Manager agrees, with respect to each Portfolio that it manages, to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of shares of the Portfolio that it manages or the Contracts and:

                    (i) arise out of or are based upon any untrue  statement  or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company for use in the registration statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

                    (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by the Fund or persons under its control and other than statements or representations authorized by the Company) or unlawful conduct of the Fund or Manager(s) or persons under their control, with respect to the sale or distribution of the Con-tracts or Portfolio shares; or

                    (iii) arise out of or as a result of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund; or

                    (iv) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement; or

                    (v) arise out of or result from any  material  breach of any representation and/or warranty made by the Manager in this Agreement or arise out of or result from any other material breach of this Agreement by the Manager; as limited by and in accordance with the provisions of Section 8.2(b) and 8.2(c) hereof. 8.2(b). The Manager shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

                  8.2(c) The Manager shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Manager of any such claim shall not relieve the Manager from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Manager will be entitled to participate, at its own expense, in the defense thereof. The Manager also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Manager to such party of the Manager's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Manager will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                  8.2(d). The Company agrees promptly to notify the Manager of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.
8.3      Indemnification by the Fund


                  8.3(a). The Fund agrees to indemnify and hold harmless the Company, and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (hereinafter collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements result from the gross negligence (except for failure to comply with Section 6.1 of this Agreement for which the standard is negligence), bad faith or willful misconduct of the Board or any member thereof, are related to the operations of the Fund and:

                                    (i) arise as a result of any failure by the
                          Fund to provide the services and furnish the materials under the terms of this Agreement (including any failure to comply with Section 6.1 of this Agreement); or

                                    (ii) arise out of or result from any
                          material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;

                  8.3(b). The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

                  8.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                  8.3(d). The Company agrees promptly to notify the Fund of the commencement of any litigation or proceedings against it or any of its respective officers or directors in connection with this Agreement, the issuance or sale of the Contracts, with respect to the operation of either Account, or the sale or acquisition of shares of the Fund.




ARTICLE IX.   Termination


9.1      This Agreement shall terminate with respect to some or all Portfolios:


          (a) at the option of any party upon six months advance written notice to the other parties at the address specified in Section X of this Agreement; or

          (b) at the option of the Company to the extent that shares of Portfolios are not reasonably available to meet the requirements of its Contracts or are not appropriate funding vehicles for the Contracts, as determined by the Company reasonably and in good faith. Prompt written notice of the election to terminate for such cause and an explanation of such cause shall be furnished by the Company.

                  9.2. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 9.1(a) may be exercised for cause or for no cause.


ARTICLE X.   Notices

                  Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties to this Agreement.

                  If to the Fund:

                           LSA Variable Series Trust
                           3100 Sanders Road
                           Northbrook, Illinois  60062
                           ATTN:  Law Department, J5B

                  If to the Manager:

                           LSA Asset Management LLC
                           3100 Sanders Road
                           Northbrook, Illinois  60062
                           ATTN:  Law Department, J5B




                  If to the Company:

                           Allstate Life Insurance Company of New York
                           3100 Sanders Road
                           Northbrook, Illinois  60062
                           ATTN:  Law Department, J5B



ARTICLE XI.   Miscellaneous


                  11.1 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by the Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

                  11.2 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                  11.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

                  11.4 If any provision of this Agreement shall be held or made invalid by a court decision, status, rule, or otherwise, the remainder of the Agreement shall not be affected thereby.

                  11.5 Each party hereto shall cooperate with all appropriate governmental authorities (including without limitation the SEC, the National Association of Securities Dealers, Inc. and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party hereto shall promptly notify the other parties to this Agreement, by written notice to the addresses specified in
Section V, of any such investigation or inquiry.

                  11.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

                  11.7 It is understood by the parties that this Agreement is not an exclusive arrangement.

                  11.8 The Company and the Manager each understand and agree that the obligations of the Fund under this Agreement are not binding upon any shareholder of the Fund personally, but bind only the Fund and the Fund's property; the Company and the Manager separately represent that each has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder liability for acts or obligations of the Fund.

                  11.9 This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties.

                  11.10 This Agreement sets forth the entire agreement between the parties and supercedes all prior communications, agreements and understandings, oral or written, between the parties regarding the subject matter hereof.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and ratified in its name and on its behalf by its duly authorized representative as of the day and year above written.



ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By:____________________________________

Title: __________________________________



LSA VARIABLE SERIES TRUST

By: ___________________________________

Title:__________________________________



LSA ASSET MANAGEMENT LLC

By: ___________________________________

Title: __________________________________

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and ratified in its name and on its behalf by its duly authorized representative as of the day and year above written.



ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By: ___________________________________

Title: __________________________________



LSA VARIABLE SERIES TRUST

By: ___________________________________

Title: __________________________________



LSA ASSET MANAGEMENT LLC

By: ___________________________________

Title: __________________________________

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and ratified in its name and on its behalf by its duly authorized representative as of the day and year above written.



ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By: ___________________________________

Title: __________________________________



LSA VARIABLE SERIES TRUST

By: ___________________________________

Title: __________________________________



LSA ASSET MANAGEMENT LLC

By: ___________________________________

Title: __________________________________

                                   Schedule 1



                                Separate Accounts



                  Allstate Life of New York Separate Account A

              Allstate Life of New York Variable Annuity Account II

           Allstate Life of New York Variable Life Separate Account A

                                   Schedule 2



                              Authorized Portfolios



                           LSA Variable Series Trust Aggressive Growth Fund LSA Variable Series Trust Diversified Mid-Cap Fund LSA Variable Series Trust Focused Equity Fund LSA Variable Series Trust Growth Equity Fund LSA Variable Series Trust Balanced Fund LSA Variable Series Trust Basic Value Fund LSA Variable Series Trust Blue Chip Fund LSA Variable Series Trust Capital Appreciation Fund LSA Variable Series Trust Value Equity Fund LSA Variable Series Trust Mid-Cap Value Fund LSA Variable Series Trust Emerging Growth Equity Fund

                                   Schedule 3



                                    Contracts




                    Allstate Provider Ultra Variable Annuity
                          Allstate Variable Annuity II
                   Allstate Preferred Client Variable Annuity
                           Allstate Variable Annuity 3
                    Allstate Variable Annuity 3 Asset Manager
                         Consultant Protector (NYLU 598)
                        Consultant Accumulator (NYLU 599)

Exhibit 27(h)(8)

                             PARTICIPATION AGREEMENT

                                      AMONG

                          MFS VARIABLE INSURANCE TRUST,

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                       AND

                    MASSACHUSETTS FINANCIAL SERVICES COMPANY


         THIS PARTICIPATION AGREEMENT, made and entered into this ____ day of August, 2001, by and among MFS VARIABLE INSURANCE TRUST, a Massachusetts business trust (the "Trust"), ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation (the "Company") on its own behalf and on behalf of each of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be amended from time to time (the "Accounts"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS").

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered or will be registered under the Securities Act of 1933, as amended (the "1933 Act");

         WHEREAS, shares of beneficial interest of the Trust are divided into several series of shares, each representing the interests in a particular managed pool of securities and other assets;

         WHEREAS, certain series of shares of the Trust are divided into two separate share classes, an Initial Class and a Service Class, and the Trust on behalf of the Service Class has adopted a Rule 12b-1 plan under the 1940 Act pursuant to which the Service Class pays a distribution fee;

         WHEREAS, the series of shares of the Trust (each, a "Portfolio," and, collectively, the "Portfolios") and the classes of shares of those Portfolios (the "Shares") offered by the Trust to the Company and the Accounts are set forth on Schedule A attached hereto;

         WHEREAS, MFS is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities law, and is the Trust's investment adviser;

         WHEREAS, the Company will issue certain variable annuity and/or variable life insurance contracts (individually, the "Policy" or, collectively, the "Policies") which, if required by applicable law, will be registered under the 1933 Act;

         WHEREAS, the Accounts are duly organized, validly existing segregated asset accounts, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the aforesaid variable annuity and/or variable life insurance contracts that are allocated to the Accounts (the Policies and the Accounts covered by this Agreement, and each corresponding Portfolio covered by this Agreement in which the Accounts invest, is specified in Schedule A attached hereto as may be modified from time to time);

         WHEREAS, the Company has registered or will register the Accounts as unit investment trusts under the 1940 Act (unless exempt therefrom);

         WHEREAS, MFS Fund Distributors, Inc. (the "Underwriter") is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD");

         WHEREAS, Allstate Life Financial Services, Inc. ("ALFS"), the underwriter for the individual variable annuity and the variable life policies, is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of the NASD; and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase the Shares of the Portfolios as specified in Schedule A attached hereto (the "Shares") on behalf of the Accounts to fund the Policies, and the Trust intends to sell such Shares to the Accounts at net asset value;

         NOW, THEREFORE, in consideration of their mutual promises, the Trust, MFS, and the Company agree as follows:


ARTICLE I.  Sale of Trust Shares

         1.1. The Trust agrees to sell to the Company those Shares which the Accounts order (based on orders placed by Policy holders on that Business Day, as defined below) and which are available for purchase by such Accounts, executing such orders on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the order for the Shares. For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders from Policy owners and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such orders by 9:30 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC.

         1.2. The Trust agrees to make the Shares available indefinitely for purchase at the applicable net asset value per share by the Company and the Accounts on those days on which the Trust calculates its net asset value pursuant to rules of the SEC and the Trust shall calculate such net asset value on each day which the NYSE is open for trading. Notwithstanding the foregoing, the Board of Trustees of the Trust (the "Board") may refuse to sell any Shares to the Company and the Accounts, or suspend or terminate the offering of the Shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interest of the Shareholders of such Portfolio.

         1.3. The Trust and MFS agree that the Shares will be sold only to insurance companies which have entered into participation agreements with the Trust and MFS (the "Participating Insurance Companies") and their separate accounts, qualified pension and retirement plans and MFS or its affiliates. The Trust and MFS will not sell Trust shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles III and VII of this Agreement is in effect to govern such sales. The Company will not resell the Shares except to the Trust or its agents.

         1.4. The Trust agrees to redeem for cash, on the Company's request, any full or fractional Shares held by the Accounts (based on orders placed by Policy owners on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption from Policy owners and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such request for redemption by 9:30 a.m. New York time on the next following Business Day.

         1.5. Each purchase, redemption and exchange order placed by the Company shall be placed separately for each Portfolio and shall not be netted with respect to any Portfolio. However, with respect to payment of the purchase price by the Company and of redemption proceeds by the Trust, the Company and the Trust shall net purchase and redemption orders with respect to each Portfolio and shall transmit one net payment for all of the Portfolios in accordance with Section 1.6 hereof.

         1.6. In the event of net purchases, the Company shall pay for the Shares by 2:00 p.m. New York time on the next Business Day after an order to purchase the Shares is made in accordance with the provisions of Section 1.1. hereof. In the event of net redemptions, the Trust shall pay the redemption proceeds by 2:00 p.m. New York time on the next Business Day after an order to redeem the shares is made in accordance with the provisions of Section 1.4. hereof. All such payments shall be in federal funds transmitted by wire.

         1.7. Issuance and transfer of the Shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. The Shares ordered from the Trust will be recorded in an appropriate title for the Accounts or the appropriate subaccounts of the Accounts.

         1.8. The Trust shall furnish same day notice (by wire or telephone followed by written confirmation) to the Company of any dividends or capital gain distributions payable on the Shares. The Company hereby elects to receive all such dividends and distributions as are payable on a Portfolio's Shares in additional Shares of that Portfolio. The Trust shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

         1.9. The Trust or its custodian shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. New York time. In the event that the Trust is unable to meet the 6:30 p.m. time stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of Shares. Such additional time shall be equal to the additional time which the Trust takes to make the net asset value available to the Company. If the Trust provides materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.


ARTICLE II.  Certain Representations, Warranties and Covenants

         2.1. The Company represents and warrants that the Policies are or will be registered under the 1933 Act or are exempt from or not subject to registration thereunder, and that the Policies will be issued, sold, and distributed in compliance in all material respects with all applicable state and federal laws, including without limitation the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the 1940 Act. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account as a segregated asset account under applicable law and has registered or, prior to any issuance or sale of the Policies, will register the Accounts as unit investment trusts in accordance with the provisions of the 1940 Act (unless exempt therefrom) to serve as segregated investment accounts for the Policies, and that it will maintain such registration for so long as any Policies are outstanding. The Company shall amend the registration statements under the 1933 Act for the Policies and the registration statements under the 1940 Act for the Accounts from time to time as required in order to effect the continuous offering of the Policies or as may otherwise be required by applicable law. The Company shall register and qualify the Policies for sales in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.

         2.2. The Company represents and warrants that the Policies are currently and at the time of issuance will be treated as life insurance, endowment or annuity contract under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), that it will maintain such treatment and that it will notify the Trust or MFS immediately upon having a reasonable basis for believing that the Policies have ceased to be so treated or that they might not be so treated in the future.

         2.3. The Company represents and warrants that ALFS, the underwriter for the individual variable annuity and the variable life policies, is a member in good standing of the NASD and is a registered broker-dealer with the SEC. The Company represents and warrants that the Company and ALFS will sell and distribute such policies in accordance in all material respects with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

         2.4. The Trust and MFS represent and warrant that the Shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of The Commonwealth of Massachusetts and all applicable federal and state securities laws and that the Trust is and shall remain registered under the 1940 Act. The Trust shall amend the registration statement for its Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. The Trust shall register and qualify the Shares for sale in accordance with the laws of the various states only if and to the extent deemed necessary by the Trust.

         2.5. MFS represents and warrants that the Underwriter is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Trust and MFS represent that the Trust and the Underwriter will sell and distribute the Shares in accordance in all material respects with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

         2.6. The Trust represents that it is lawfully organized and validly existing under the laws of The Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act and any applicable regulations thereunder.

         2.7. MFS represents and warrants that it is and shall remain duly registered under all applicable federal securities laws and that it shall perform its obligations for the Trust in compliance in all material respects with any applicable federal securities laws and with the securities laws of The Commonwealth of Massachusetts. MFS represents and warrants that it is not subject to state securities laws other than the securities laws of The Commonwealth of Massachusetts and that it is exempt from registration as an investment adviser under the securities laws of The Commonwealth of Massachusetts.

         2.8. No less frequently than annually, the Company shall submit to the Board such reports, material or data as the Board may reasonably request so that it may carry out fully the obligations imposed upon it by the conditions contained in the exemptive application pursuant to which the SEC has granted exemptive relief to permit mixed and shared funding (the "Mixed and Shared Funding Exemptive Order").


ARTICLE III.  Prospectus and Proxy Statements; Voting

         3.1. At least annually, the Trust or its designee shall provide the Company, free of charge, with as many copies of the current prospectus (describing only the Portfolios listed in Schedule A hereto) for the Shares as the Company may reasonably request for distribution to existing Policy owners whose Policies are funded by such Shares. The Trust or its designee shall provide the Company, at the Company's expense, with as many copies of the current prospectus for the Shares as the Company may reasonably request for distribution to prospective purchasers of Policies. If requested by the Company in lieu thereof, the Trust or its designee shall provide such documentation (including a "camera ready" copy of the new prospectus as set in type or, at the request of the Company, as a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once each year (or more frequently if the prospectus for the Shares is supplemented or amended) to have the prospectus for the Policies and the prospectus for the Shares printed together in one document; the expenses of such printing to be apportioned between (a) the Company and (b) the Trust or its designee in proportion to the number of pages of the Policy and Shares' prospectuses, taking account of other relevant factors affecting the expense of printing, such as covers, columns, graphs and charts; the Trust or its designee to bear the cost of printing the Shares' prospectus portion of such document for distribution to owners of existing Policies funded by the Shares and the Company to bear the expenses of printing the portion of such document relating to the Accounts; provided, however, that the Company shall bear all printing expenses of such combined documents where used for distribution to prospective purchasers or to owners of existing Policies not funded by the Shares. In the event that the Company requests that the Trust or its designee provides the Trust's prospectus in a "camera ready" or diskette format, the Trust shall be responsible for providing the prospectus in the format in which it or MFS is accustomed to formatting prospectuses and shall bear the expense of providing the prospectus in such format (e.g., typesetting expenses), and the Company shall bear the expense of adjusting or changing the format to conform with any of its prospectuses.

         3.2. The prospectus for the Shares shall state that the statement of additional information for the Shares is available from the Trust or its designee. The Trust or its designee, at its expense, shall print and provide such statement of additional information to the Company (or a master of such statement suitable for duplication by the Company) for distribution to any owner of a Policy funded by the Shares. The Trust or its designee, at the Company's expense, shall print and provide such statement to the Company (or a master of such statement suitable for duplication by the Company) for distribution to a prospective purchaser who requests such statement or to an owner of a Policy not funded by the Shares.

         3.3. The Trust or its designee shall provide the Company free of charge copies, if and to the extent applicable to the Shares, of the Trust's proxy materials, reports to Shareholders and other communications to Shareholders in such quantity as the Company shall reasonably require for distribution to Policy owners.

         3.4. Notwithstanding the provisions of Sections 3.1, 3.2, and 3.3 above, or of Article V below, the Company shall pay the expense of printing or providing documents to the extent such cost is considered a distribution expense. Distribution expenses would include by way of illustration, but are not limited to, the printing of the Shares' prospectus or prospectuses for distribution to prospective purchasers or to owners of existing Policies not funded by such Shares.

         3.5. The Trust hereby notifies the Company that it may be appropriate to include in the prospectus pursuant to which a Policy is offered disclosure regarding the potential risks of mixed and shared funding.

         3.6.     If and to the extent required by law, the Company shall:

                  (a)      solicit voting instructions from Policy owners;

                  (b) vote the Shares in accordance with instructions received from Policy owners; and

                  (c) vote the Shares for which no instructions have been received in the same proportion as the Shares of such Portfolio for which instructions have been received from Policy owners;

         so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable contract owners. The Company will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Shares held for such Policy owners. The Company reserves the right to vote shares held in any segregated asset account in its own right, to the extent permitted by law. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts holding Shares calculates voting privileges in the manner required by the Mixed and Shared Funding Exemptive Order. The Trust and MFS will notify the Company of any changes of interpretations or amendments to the Mixed and Shared Funding Exemptive Order.


ARTICLE IV.  Sales Material and Information

         4.1. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust, MFS, any other investment adviser to the Trust, or any affiliate of MFS are named, at least three
         (3) Business Days prior to its use. No such material shall be used if the Trust, MFS, or their respective designees reasonably objects to such use within three (3) Business Days after receipt of such material.

         4.2. The Company shall not give any information or make any representations or statement on behalf of the Trust, MFS, any other investment adviser to the Trust, or any affiliate of MFS or concerning the Trust or any other such entity in connection with the sale of the Policies other than the information or representations contained in the registration statement, prospectus or statement of additional information for the Shares, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved by the Trust, MFS or their respective designees, except with the permission of the Trust, MFS or their respective designees. The Trust, MFS or their respective designees each agrees to respond to any request for approval on a prompt and timely basis. The Company shall adopt and implement procedures reasonably designed to ensure that information concerning the Trust, MFS or any of their affiliates which is intended for use only by brokers or agents selling the Policies (i.e., information that is not intended for distribution to Policy owners or prospective Policy owners) is so used, and neither the Trust, MFS nor any of their affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

         4.3. The Trust or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or the Accounts is named, at least three (3) Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within three (3) Business Days after receipt of such material.

         4.4. The Trust and MFS shall not give, and agree that the Underwriter shall not give, any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Policies in connection with the sale of the Policies other than the information or representations contained in a registration statement, prospectus, or statement of additional information for the Policies, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports for the Accounts, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company. The Company or its designee agrees to respond to any request for approval on a prompt and timely basis. The parties hereto agree that this Section 4.4. is neither intended to designate nor otherwise imply that MFS is an underwriter or distributor of the Policies.

         4.5. The Company and the Trust (or its designee in lieu of the Company or the Trust, as appropriate) will each provide to the other at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Policies, or to the Trust or its Shares, prior to or contemporaneously with the filing of such document with the SEC or other regulatory authorities. The Company and the Trust shall also each promptly inform the other of the results of any examination by the SEC (or other regulatory authorities) that relates to the Policies, the Trust or its Shares, and the party that was the subject of the examination shall provide the other party with a copy of relevant portions of any "deficiency letter" or other correspondence or written report regarding any such examination.

         4.6. The Trust and MFS will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Portfolio, and of any material change in the Trust's registration statement, particularly any change resulting in change to the registration statement or prospectus or statement of additional information for any Account. The Trust and MFS will cooperate with the Company so as to enable the Company to solicit proxies from Policy owners or to make changes to its prospectus, statement of additional information or registration statement, in an orderly manner. The Trust and MFS will make reasonable efforts to attempt to have changes affecting Policy prospectuses become effective simultaneously with the annual updates for such prospectuses.

         4.7. For purpose of this Article IV and Article VIII, the phrase "sales literature or other promotional material" includes but is not limited to advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), and sales literature (such as brochures, circulars, reprints or excerpts or any other advertisement, sales literature, or published articles), distributed or made generally available to customers or the public, educational or training materials or communications distributed or made generally available to some or all agents or employees.


ARTICLE V.  Fees and Expenses

         5.1. The Trust shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Trust, except that, to the extentthe Trust or any Portfolio has adopted and implemented a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution and for Shareholder servicing expenses, then, subject to obtaining any required exemptive orders or regulatory approvals, the Trust may make payments to the Company or to the underwriter for the Policies in accordance with such plan. Each party, however, shall, in accordance with the allocation of expenses specified in Articles III and V hereof, reimburse other parties for expenses initially paid by one party but allocated to another party. In addition, nothing herein shall prevent the parties hereto from otherwise agreeing to perform, and arranging for appropriate compensation for, other services relating to the Trust and/or to the Accounts.

         5.2. The Trust or its designee shall bear the expenses for the cost of registration and qualification of the Shares under all applicable federal and state laws, including preparation and filing of the Trust's registration statement, and payment of filing fees and registration fees; preparation and filing of the Trust's proxy materials and reports to Shareholders; setting in type and printing its prospectus and statement of additional information (to the extent provided by and as determined in accordance with Article III above); setting in type and printing the proxy materials and reports to Shareholders (to the extent provided by and as determined in accordance with Article III above); the preparation of all statements and notices required of the Trust by any federal or state law with respect to its Shares; all taxes on the issuance or transfer of the Shares; and the costs of distributing the Trust's prospectuses and proxy materials to owners of Policies funded by the Shares and any expenses permitted to be paid or assumed by the Trust pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act. The Trust shall not bear any expenses of marketing the Policies.

         5.3. The Company shall bear the expenses of distributing the Shares' prospectus or prospectuses in connection with new sales of the Policies and of distributing the Trust's Shareholder reports to Policy owners. The Company shall bear all expenses associated with the registration, qualification, and filing of the Policies under applicable federal securities and state insurance laws; the cost of preparing, printing and distributing the Policy prospectus and statement of additional information; and the cost of preparing, printing and distributing annual individual account statements for Policy owners as required by state insurance laws.


ARTICLE VI.  Diversification and Related Limitations

6.1. The Trust and MFS represent and warrant that each Portfolio will meet the diversification requirements of Section 851 of the Code ("Section 851 Diversification Requirements") and Section 817(h)(1) of the Code and Treas. Reg. 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts ("Section 817(h)(1) Diversification Requirements"), as they may be amended from time to time (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these sections) (collectively, "Diversification Requirements"). In the event that any Portfolio is not so diversified at the end of any applicable quarter, the Trust and MFS will make every effort to adequately diversify the Portfolio so as to achieve compliance within the grace periods afforded by Treas. Reg. 1.817-5 and Section 851(d) of the Code (the "Grace Periods"). In the event that any Portfolio is not so diversified at the end of any applicable Grace Period, the Trust or MFS will promptly notify the Company of such non-diversification, such notification to be provided in no event later than 20 days after the end of the applicable Grace Period. The Trust will provide the Company with a certification as to quarterly compliance with
     Section 817(h) and the regulations thereunder, in such forms and at such time as the Company and the Trust shall agree.

6.2. The Trust and MFS represent that each Portfolio will elect to be qualified as a Regulated Investment Company under Subchapter M of the Code and that they will make every effort to ensure the maintenance of such qualification (under Subchapter M or any successor or similar provision). In the event that any Portfolio is not so qualified at the end of any applicable quarter or grace period (if applicable), the Trust or MFS will promptly notify the Company of such nonqualification, such qualification to be provided in no event later than 20 days after the end of the applicable quarter or grace period (if applicable).


ARTICLE VII.  Potential Material Conflicts

         7.1. The Trust agrees that the Board, constituted with a majority of disinterested trustees, will monitor each Portfolio of the Trust for the existence of any material irreconcilable conflict between the interests of the variable annuity contract owners and the variable life insurance policy owners of the Company and/or affiliated companies ("contract owners") investing in the Trust. The Board shall have the sole authority to determine if a material irreconcilable conflict exists, and such determination shall be binding on the Company only if approved in the form of a resolution by a majority of the Board, or a majority of the disinterested trustees of the Board. The Board will give prompt notice of any such determination to the Company.

         7.2. The Company agrees that it will be responsible for assisting the Board in carrying out its responsibilities under the conditions set forth in the Trust's exemptive application pursuant to which the SEC has granted the Mixed and Shared Funding Exemptive Order by providing the Board, as it may reasonably request, with all information necessary for the Board to consider any issues raised and agrees that it will be responsible for promptly reporting any potential or existing conflicts of which it is aware to the Board including, but not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded. The Company also agrees that, if a material irreconcilable conflict arises, it will at its own cost remedy such conflict up to and including (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting to a vote of all affected contract owners whether to withdraw assets from the Trust or any Portfolio and reinvesting such assets in a different investment medium and, as appropriate, segregating the assets attributable to any appropriate group of contract owners that votes in favor of such segregation, or offering to any of the affected contract owners the option of segregating the assets attributable to their contracts or policies, and (b) establishing a new registered management investment company and segregating the assets underlying the Policies, unless a majority of Policy owners materially adversely affected by the conflict have voted to decline the offer to establish a new registered management investment company.

         7.3. A majority of the disinterested trustees of the Board shall determine whether any proposed action by the Company adequately remedies any material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, the Company will withdraw from investment in the Trust each of the Accounts designated by the disinterested trustees and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required to remedy any such material irreconcilable conflict as determined by a majority of the disinterested trustees of the Board.

         7.4. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then
         (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.5, 3.6, 7.1, 7.2,
         7.3 and 7.4 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.


ARTICLE VIII.  Indemnification

         8.1.     Indemnification by the Company

                  The Company agrees to indemnify and hold harmless the Trust, MFS, any affiliates of MFS, and each of their respective directors/trustees, officers and each person, if any, who controls the Trust or MFS within the meaning of Section 15 of the 1933 Act, and any agents or employees of the foregoing (each an "Indemnified Party," or collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including reasonable counsel fees) to which any Indemnified Party may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Shares or the Policies and:

          (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Policies or contained in the Policies or sales literature or other promotional material for the Policies (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading provided that this agreement to indemnify shall not -------- apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reasonable reliance upon and in conformity with information furnished to the Company or its designee by or on behalf of the Trust or MFS for use in the registration statement, prospectus or statement of additional information for the Policies or in the Policies or sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Policies or Shares; or

          (b) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material of the Trust not supplied by the Company or its designee, or persons under its control and on which the Company has reasonably relied) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Policies or Shares; or

          (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, statement of additional information, or sales literature or other promotional literature of the Trust, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Trust by or on behalf of the Company; or

          (d)  arise  out  of  or  result  from  any  material   breach  of  any
               representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

          (e) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement;

as limited by and in accordance with the provisions of this Article VIII.


         8.2.     Indemnification by the Trust

                  The Trust agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act, and any agents or employees of the foregoing (each an "Indemnified Party," or collectively, the "Indemnified Parties" for purposes of this
         Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or expenses (including reasonable counsel fees) to which any Indemnified Party may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Shares or the Policies and:

          (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material of the Trust (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, provided that -------- this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reasonable reliance upon and in conformity with information furnished to the Trust, MFS, the Underwriter or their respective designees by or on behalf of the Company for use in the registration statement, prospectus or statement of additional information for the Trust or in sales literature or other promotional material for the Trust (or any amendment or supplement) or otherwise for use in connection with the sale of the Policies or Shares; or

          (b) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material for the Policies not supplied by the Trust, MFS, the Underwriter or any of their respective designees or persons under their respective control and on which any such entity has reasonably relied) or wrongful conduct of the Trust or persons under its control, with respect to the sale or distribution of the Policies or Shares; or

          (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, statement of additional information, or sales literature or other promotional literature of the Accounts or relating to the Policies, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Trust, MFS or the Underwriter; or

          (d) arise out of or result from any material breach of any representation and/or warranty made by the Trust in this
               Agreement or arise out of or result from any other material breach of this Agreement by the Trust; or

          (e) arise out of or result from any failure to comply with the diversification requirements specified in Article VI of this Agreement; or

          (f) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate; or

          (g) arise as a result of any failure by the Trust to provide the services and furnish the materials under the terms of the Agreement;

as limited by and in accordance with the provisions of this Article VIII.

         8.3. In no event shall the Trust be liable under the indemnification provisions contained in this Agreement to any individual or entity, including without limitation, the Company, or any Participating Insurance Company or any Policy holder, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by the Company hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants; (ii) the failure by the Company or any Participating Insurance Company to maintain its segregated asset account (which invests in any Portfolio) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom); or (iii) the failure by the Company or any Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which any Portfolio serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provisions of the Code.

         8.4. In no event shall the Company be liable under the indemnification provisions contained in this Agreement to any individual or entity, including without limitation, the Trust or MFS, or any other Participating Insurance Company or any Policy holder, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by the Trust or MFS hereunder or by any other Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants; (ii) the failure by any other Participating Insurance Company to maintain its segregated asset account (which invests in any Portfolio) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom); or
         (iii) subject to the Company's compliance with Section 2.2. hereof, the failure by any other Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which any Portfolio serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provisions of the Code.

         8.5. Neither the Company nor the Trust shall be liable under the indemnification provisions contained in this Agreement with respect to any losses, claims, damages, liabilities or expenses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, willful misconduct, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

         8.6. Promptly after receipt by an Indemnified Party under this Section
         8.5. of notice of commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

         8.7. Each of the parties agrees promptly to notify the other parties of the commencement of any litigation or proceeding against it or any of its respective officers, directors, trustees, employees or 1933 Act control persons in connection with the Agreement, the issuance or sale of the Policies, the operation of the Accounts, or the sale or acquisition of Shares.

         8.8. A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this
         Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.


ARTICLE IX.  Applicable Law

          9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.



ARTICLE X.  Notice of Formal Proceedings

       The Trust, MFS, and the Company agree that each such party shall promptly notify the other parties to this Agreement, in writing, of the institution of any formal proceedings brought against such party or its designees by the NASD, the SEC, or any insurance department or any other regulatory body regarding such party's duties under this Agreement or related to the sale of the Policies, the operation of the Accounts, or the purchase of the Shares.


ARTICLE XI.  Termination

11.1.This Agreement shall terminate with respect to the Accounts, or one, some, or all Portfolios:

     (a) at the option of any party upon six (6) months' advance written notice to the other parties; or

     (b) at the option of the Company to the extent that the Shares of Portfolios are not reasonably available to meet the requirements of the Policies or are not "appropriate funding vehicles" for the Policies, as reasonably determined by the Company. Without limiting the generality of the foregoing, the Shares of a Portfolio would not be "appropriate funding vehicles" if, for example, such Shares did not meet the diversification or other requirements referred to in Article VI hereof; or if the Company would be permitted to disregard Policy owner voting instructions pursuant to Rule 6e-2 or 6e-3(T) under the 1940 Act. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished to the Trust by the Company; or

     (c) at the option of the Trust or MFS upon institution of formal proceedings against the Company by the NASD, the SEC, or any insurance department or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Policies, the operation of the Accounts, or the purchase of the Shares; or

     (d) at the option of the Company upon institution of formal proceedings against the Trust by the NASD, the SEC, or any state securities or insurance department or any other regulatory body regarding the Trust's or MFS' duties under this Agreement or related to the sale of the Shares; or

     (e) at the option of the Company, the Trust or MFS upon receipt of any necessary regulatory approvals and/or the vote of the Policy owners having an interest in the Accounts (or any subaccounts) to substitute the shares of another investment company for the corresponding Portfolio Shares in accordance with the terms of the Policies for which those Portfolio Shares had been selected to serve as the underlying investment media. The Company will give thirty (30) days' prior written notice to the Trust of the Date of any proposed vote or other action taken to replace the Shares; or

     (f) termination by either the Trust or MFS by written notice to the Company, if either one or both of the Trust or MFS respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

     (g) termination by the Company by written notice to the Trust and MFS, if the Company shall determine, in its sole judgment exercised in good faith, that the Trust or MFS has suffered a material adverse change in this business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

     (h) at the option of any party to this Agreement, upon another party's failure to cure (within 10 business days of notice from the non-breaching party) a material breach of any provision of this Agreement; or

     (i) upon assignment of this Agreement, unless made with the written consent of the parties hereto.

         11.2. The notice shall specify the Portfolio or Portfolios, Policies and, if applicable, the Accounts as to which the Agreement is to be terminated.

         11.3. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 11.1(a) may be exercised for cause or for no cause.

         11.4. Except as necessary to implement Policy owner initiated transactions, or as required by state insurance laws or regulations, the Company shall not redeem the Shares attributable to the Policies (as opposed to the Shares attributable to the Company's assets held in the Accounts), and the Company shall not prevent Policy owners from allocating payments to a Portfolio that was otherwise available under the Policies, until thirty (30) days after the Company shall have notified the Trust of its intention to do so.

         11.5. Notwithstanding any termination of this Agreement, the Trust and MFS shall, at the option of the Company, continue to make available additional shares of the Portfolios pursuant to the terms and conditions of this Agreement, for all Policies in effect on the effective date of termination of this Agreement (the "Existing Policies"), except as otherwise provided under Article VII of this Agreement. Specifically, without limitation, the owners of the Existing Policies shall be permitted to transfer or reallocate investment under the Policies, redeem investments in any Portfolio and/or invest in the Trust upon the making of additional purchase payments under the Existing Policies.


ARTICLE XII.  Notices

       Any notice shall be sufficiently given when sent by registered or certified mail, overnight courier or facsimile to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to the Trust:

                  MFS Variable Insurance Trust
                  500 Boylston Street
                  Boston, Massachusetts  02116
                  Facsimile No.: (617) 954-6624
                  Attn:  Stephen E. Cavan, Secretary

         If to the Company:

                  Allstate Life Insurance Company
                  3100 Sanders Road, Suite J5D
                  Northbrook, IL  60062
                  Facsimile No.: (847) 402-4371
                  Attn:  Michael J. Velotta, Esq.

         If to MFS:

                  Massachusetts Financial Services Company
                  500 Boylston Street
                  Boston, Massachusetts  02116
                  Facsimile No.: (617) 954-6624
                  Attn:  Stephen E. Cavan, General Counsel


ARTICLE XIII.  Miscellaneous

         13.1. Subject to the requirement of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Policies and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement or as otherwise required by applicable law or regulation, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

         13.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         13.3. This Agreement may be executed simultaneously in one or more counterparts, each of which taken together shall constitute one and the same instrument.

         13.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         13.5. The Schedule attached hereto, as modified from time to time, is incorporated herein by reference and is part of this Agreement.

         13.6. Each party hereto shall cooperate with each other party in connection with inquiries by appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) relating to this Agreement or the transactions contemplated hereby.

         13.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         13.8. A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The Company acknowledges that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. The Company further acknowledges that the assets and liabilities of each Portfolio are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the Portfolio on whose behalf the Trust has executed this instrument. The Company also agrees that the obligations of each Portfolio hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the Company agrees not to proceed against any Portfolio for the obligations of another Portfolio.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.


  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
  By its authorized officer,


  By:      Timothey N. Vander Pas
  Title:       Assistant Vice President

  MFS VARIABLE INSURANCE TRUST,
  on behalf of the Portfolios
  By its authorized officer and not individually,


  By:
      -------------------------------------------------
       James R. Bordewick, Jr.
       Assistant Secretary


  MASSACHUSETTS FINANCIAL SERVICES COMPANY
  By its authorized officer,


  By:
      -------------------------------------------------
       Arnold D. Scott
       Senior Executive Vice President

                                    As of August __, 2001




                                   SCHEDULE A


                        Accounts, Policies and Portfolios
                     Subject to the Participation Agreement





========================================== ================================ ============================ =========================
              Name of Separate
              Account and Date                      Policies Funded                  Share Class                Portfolios
     Established by Board of Directors            by Separate Account         (Initial or Service Class)  Applicable to Policies

========================================== ================================ ============================ =========================

                                                  Select Directions NY                                          Bond Series
                                                                                                            High Income Series
                                                                                       Initial            Investors Trust Series
                                                                                                           New Discovery Series

Allstate Life of New York Separate Account A           Provider NY                                        Emerging Growth Series
              (est. 12/15/95)                                                                             Investors Trust Series
                                                                                       Initial             New Discovery Series
                                                                                                              Research Series

                                                   Provider Ultra NY                                      Emerging Growth Series
                                                                                                          Investors Trust Series
                                                                                       Service             New Discovery Series
                                                                                                              Research Series
                                                                                                             Utilities Series

                                                 Advantage VUL CV & DB                                     New Discovery Series
                                                                                                             Utilities Series
                                                                                       Initial


  Allstate Life of New York Variable Life
             Separate Account A            Consultant Accumulator (NYLU 599)           Initial             New Discovery Series
                                                                                                             Utilities Series
                         Consultant Protector (NYLU 598)




------------------------------------------ -------------------------------- ---------------------------- --------------------------


Exhibit 27(h)(9)



                             PARTICIPATION AGREEMENT

                                  By and Among

                             OCC ACCUMULATION TRUST

                                       And

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                       And

                              OCC DISTRIBUTORS LLC



                  THIS AGREEMENT, made and entered into this 25th day of June 2002 by and among Allstate Life Insurance Company of New York, a New York Corporation (hereinafter the "Company"), on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to this Agreement, as may be amended from time to time (each account referred to as the "Account"), OCC ACCUMULATION TRUST, an open-end diversified management investment company organized under the laws of the State of Massachusetts (hereinafter the "Fund") and OCC DISTRIBUTORS LLC, a Delaware limited liability company (hereinafter the "Underwriter").

                  WHEREAS, the Fund engages in business as an open-end diversified, management investment company and was established for the purpose of serving as the investment vehicle for separate accounts established for variable life insurance contracts and variable annuity contracts to be offered by insurance companies which have entered into participation agreements substantially identical to this Agreement (hereinafter "Participating Insurance Companies"); and
                  WHEREAS, beneficial interests in the Fund are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets (the "Portfolios"); and
                  WHEREAS, the Fund has obtained an order from the Securities & Exchange Commission (alternatively referred to as the "SEC" or the "Commission"), dated February 22, 1995 (File No. 812-9290), granting Participating Insurance Companies and variable annuity separate accounts and variable life insurance separate accounts relief from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity separate accounts and variable life insurance separate accounts of both affiliated and unaffiliated Participating Insurance Companies and qualified pension and retirement plans (hereinafter the "Mixed and Shared Funding Exemptive Order");and
                  WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and
                  WHEREAS, the Company has registered or will register certain variable annuity contracts (the "Contracts") under the 1933 Act; and

                  WHEREAS, the Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company under the insurance laws of the State of New York, to set aside and invest assets attributable to the Contracts; and

                  WHEREAS, the Company has registered the Account as a unit investment trust under the 1940 Act; and
                  WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD"); and
                  WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios named in Schedule 2 on behalf of the Account to fund the Contracts and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value;
                  NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

ARTICLE I.   Sale of Fund Shares
                  1.1. The Underwriter agrees to sell to the Company those shares of the Fund which the Company orders on behalf of the Account, executing such orders on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its agent of the order for the shares of the Fund. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 10:00 a.m. Eastern Time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.
                  1.2. The Company shall pay for Fund shares on the next Business Day after it places an order to purchase Fund shares in accordance with
Section 1.1 hereof. Payment shall be in federal funds transmitted by wire.
                  1.3. The Fund agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by Participating Insurance Companies and their separate accounts on those days on which the Fund calculates its net asset value pursuant to rules of the SEC; provided, however, that the Board of Trustees of the Fund (hereinafter the "Directors") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of any Portfolio.
                  1.4. The Fund and the Underwriter agree that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts, qualified pension and retirement plans or such other persons as are permitted under applicable provisions of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code"), and regulations promulgated thereunder, the sale to which will not impair the tax treatment currently afforded the contracts. No shares of any Portfolio will be sold to the general public.
                  1.5. The Fund and the Underwriter will not sell Fund shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I, III, V, and VII of this Agreement are in effect to govern such sales. The Fund shall make available upon written request from the Company (i) a list of all other Participating Insurance Companies and (ii) a copy of the Participation Agreement executed by any other Participating Insurance Company.
                  1.6. The Fund agrees to redeem for cash, upon the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its agent of the request for redemption. For purposes of this Section 1.6, the Company shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund; provided the Fund receives notice of request for redemption by 10:00 a.m. Eastern Time on the next following Business Day. Payment shall be in federal funds transmitted by wire to the Company's account as designated by the Company in writing from time to time, on the same Business Day the Fund receives notice of the redemption order from the Company except that the Fund reserves the right to delay payment of redemption proceeds, but in no event may such payment be delayed longer than the period permitted under Section 22(e) of the 1940 Act. Neither the Fund nor the Underwriter shall bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds; the Company alone shall be responsible for such action. If notification of redemption is received after 10:00 a.m. Eastern Time, payment for redeemed shares will be made on the next following Business Day.

                  1.7. The Company agrees to purchase and redeem the shares of the Portfolios named in Schedule 2 offered by the then current prospectus of the Fund in accordance with the provisions of such prospectus. The Company agrees that all net amounts available under the Contracts shall be invested in the Fund, or in the Company's general account; provided that such amounts may also be invested in an investment company other than the Fund if (a) the Company gives the Fund and the Underwriter 45 days written notice of its intention to make such other investment company available as a funding vehicle for the Contracts; or (b) such other investment company was available as a funding vehicle for the Contracts prior to the date of this Agreement and the Company so informs the Fund and Underwriter prior to their signing this Agreement; or (c) the Fund or Underwriter consents in writing to the use of such other investment company.

                  1.8. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Purchase and redemption orders for Fund shares will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.
                  1.9. The Fund shall furnish notice as soon as reasonably practicable to the Company of any income, dividends or capital gain distributions payable on the Fund's shares. The Company hereby elects to receive all such dividends and distributions as are payable on the Portfolio shares in the form of additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such dividends and distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

                  1.10. The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 5:30 p.m., Eastern Time, each business day. In the event that net asset values are not made available to the Company by such time, the Company agrees to use its best efforts to include the net asset value when received in its next business cycle for purposes of calculating purchase orders and request for redemption. However, if net asset values are not available for inclusion in the next business cycle and purchase orders/redemptions are not able to be calculated and available for the Company to execute within the time-frame identified in Section 11 the Fund shall reimburse and make the Company whole for any losses incurred as a result of such delays.
                  1.11. The Fund will provide notice of any error in calculation of net asset value of each portfolio as soon as reasonably practical after discovery thereof. Any such notice will state for each day for which an error occurred, the incorrect price and the reason for the price change. The Fund shall make the Company whole for any payments or adjustments to the number of shares in the Separate Accounts that are demonstrated to be required as a result of pricing errors.


ARTICLE II.  Representations and Warranties
                  2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act and that the Contracts will be issued and sold in compliance with all applicable federal and state laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account as a segregated asset account under applicable state law and has registered each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as segregated investment accounts for the Contracts, and that it will maintain such registration for so long as any Contracts are outstanding. The Company shall amend the registration statement under the 1933 Act for the Contracts and the registration statement under the 1940 Act for the Account from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. The Company shall register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.
                  2.2. The Company represents that it believes that the Contracts are currently and at the time of issuance will be treated as annuity contracts under applicable provisions of the Internal Revenue Code and that it will make every effort to maintain such treatment and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.
                  2.3. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and that the Fund is and shall remain registered under the 1940 Act for as long as the Fund shares are sold. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.
                  2.4. The Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code, and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.
                  2.5. The Fund represents that its investment objectives, policies and restrictions comply with applicable state investment laws as they may apply to the Fund. The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws and regulations of any state. The Company alone shall be responsible for informing the Fund of any insurance restrictions imposed by state insurance laws which are applicable to the Fund. To the extent feasible and consistent with market conditions, the Fund will adjust its investments to comply with the aforementioned state insurance laws upon written notice from the Company of such requirements and proposed adjustments, it being agreed and understood that in any such case the Fund shall be allowed a reasonable period of time under the circumstances after receipt of such notice to make any such adjustment.
                  2.6. The Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it may make such payments in the future. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have its Board of Trustees, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.
                  2.7. The Underwriter represents and warrants that it is a member in good standing of the National Association of Securities Dealers, Inc., ("NASD") and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Fund shares in accordance with all applicable federal and state securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.
                  2.8. The Fund represents that it is lawfully organized and validly existing under the laws of Massachusetts and that it does and will comply with applicable provisions of the 1940 Act.
                  2.9. The Underwriter represents and warrants that the Fund's Adviser, OpCap Advisors, is and shall remain duly registered under all applicable federal and state securities laws and that the Adviser will perform its obligations to the Fund in accordance with the laws of Massachusetts and any applicable state and federal securities laws.
                  2.10. The Fund and Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.
                  2.11. The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, in an amount not less than $5 million. The aforesaid includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.

ARTICLE III.  Prospectuses and Proxy Statements; Voting
                  3.1. The Underwriter shall provide the Company, at the Company's expense, with as many copies of the Fund's current prospectus as the Company may reasonably request for use with prospective contractowners and applicants. The Underwriter shall print and distribute, at the Fund's or Underwriter's expense, as many copies of said prospectus as necessary for distribution to existing contractowners or participants. If requested by the Company in lieu thereof, the Fund shall provide such documentation including a final copy of a current prospectus set in type at the Fund's expense and other assistance as is reasonably necessary in order for the Company at least annually (or more frequently if the Fund prospectus is amended more frequently) to have the new prospectus for the Contracts and the Fund's new prospectus printed together in one document. In such case the Fund shall bear its share of expenses as described above.
                  3.2. The Fund's prospectus shall state that the Statement of Additional Information for the Fund is available from the Underwriter or alternatively from the Company (or, in the Fund's discretion, the Prospectus shall state that such Statement is available from the Fund), and the Underwriter (or the Fund) shall provide such Statement, at its expense, to the Company and to any owner of or participant under a Contract who requests such Statement or, at the Company's expense, to any prospective contractowner and applicant who requests such statement.
                  3.3. The Fund, at its expense, shall provide the Company with copies of its proxy material, if any, reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably require and shall bear the costs of distributing them to existing contractowners or participants.
                  3.4.  If and to the extent required by law the Company shall:
                         (i)        solicit voting instructions from
                                    contractowners or participants;

                         (ii) vote the Fund shares held in the Account in accordance with instructions received from contractowners or participants; and

                         (iii) vote Fund shares held in the Account for which no timely instructions have been received, in the same proportion as Fund shares of such Portfolio for which instructions have been received from the Company's contractowners or participants;

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable contractowners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in the Fund calculates voting privileges in a manner consistent with other Participating Insurance Companies.
                  3.5. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular as required, the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.

ARTICLE IV.  Sales Material and Information

                  4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or the Underwriter, each piece of sales literature or other promotional material in which the Fund or the Fund's adviser or the Underwriter is named, at least five business days prior to its use. No such material shall be used if the Fund or the Underwriter reasonably objects in writing to such use within five business days after receipt of such material.

                  4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or by the Underwriter, except with the permission of the Fund or the Underwriter. The Fund and the Underwriter agree to respond to any request for approval on a prompt and timely basis.

                  4.3. The Fund or the Underwriter shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or its separate account is named, at least five business days prior to its use. No such material shall be used if the Company reasonably objects in writing to such use within five business days after receipt of such material.

                  4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to contractowners or participants, or in sales literature or other promotional material approved by the Company, except with the permission of the Company. The Company agrees to respond to any request for approval on a prompt and timely basis.
                  4.5. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities.
                  4.6. The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or each Account, contemporaneously with the filing of such document with the SEC or other regulatory authorities.
                  4.7. For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under NASD rules, the 1940 Act or the 1933 Act.

ARTICLE V.  Fees and Expenses
                  5.1. The Fund and Underwriter shall pay no fee or other compensation to the Company under this Agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then, subject to obtaining any required exemptive orders or other regulatory approvals, the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing. Currently, no such payments are contemplated.
                  5.2. All expenses incident to performance by the Fund of this Agreement shall be paid by the Fund to the extent permitted by law. All Fund shares will be duly authorized for issuance and registered in accordance with applicable federal law and to the extent deemed advisable by the Fund, in accordance with applicable state law, prior to sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, Fund proxy materials and reports, setting in type, printing and distributing the prospectuses, the proxy materials and reports to existing shareholders and contractowners, the preparation of all statements and notices required by any federal or state law, all taxes on the issuance or transfer of the Fund's shares, and any expenses permitted to be paid or assumed by the Fund pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act.

ARTICLE VI.  Diversification

                  6.1. The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Internal Revenue Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund will comply with Section 817(h) of the Internal Revenue Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations in accordance with guidelines provided by the Company prior to the execution of this Agreement and as necessary thereafter. In the event of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify the Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance with the grace period afforded by Treasury Regulation 1.817-5. The Fund shall provide the Company information reasonably requested in relation to Section 817(h) diversification requirements, including quarterly reports and annual certifications in the form attached hereto as Schedule 3.


ARTICLE VII.   Potential Conflicts
                  7.1. The Board of Trustees of the Fund (the "Fund Board") will monitor the Fund for the existence of any material irreconcilable conflict among the interests of the contractowners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by Participating Insurance Companies or by variable annuity contract and variable life insurance contractowners; or (f) a decision by an insurer to disregard the voting instructions of contractowners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof. A majority of the Fund Board shall consist of persons who are not "interested" persons of the Fund.
                  7.2. The Company has reviewed a copy of the Mixed and Shared Funding Exemptive Order, and in particular, has reviewed the conditions to the requested relief set forth therein. As set forth in the Mixed and Shared Funding Exemptive Order, the Company will report any potential or existing conflicts of which it is aware to the Fund Board. The Company agrees to assist the Fund Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Fund Board with all information reasonably necessary for the Fund Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Fund Board whenever contractowner voting instructions are disregarded. The Fund Board shall record in its minutes or other appropriate records, all reports received by it and all action with regard to a conflict.
                  7.3. If it is determined by a majority of the Fund Board, or a majority of its disinterested Directors, that an irreconcilable material conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including:
(1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contractowners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity contractowners or variable life insurance contractowners, of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contractowners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.
                  7.4. If the Company's disregard of voting instructions could conflict with the majority of contractowner voting instructions, and the Company's judgment represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the Account's investment in the Fund and terminate this Agreement with respect to such Account. Any such withdrawal and termination must take place within 60 days after the Fund gives written notice to the Company that this provision is being implemented. Until the end of such 60 day period the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.
                  7.5. If a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state insurance regulators, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement with respect to such Account. Any such withdrawal and termination must take place within 60 days after the Fund gives written notice to the Company that this provision is being implemented. Until the end of such 60 day period the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.
                  7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Fund Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund or Quest Advisors be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of contractowners materially adversely affected by the irreconcilable material conflict.
                  7.7. The Company shall at least annually submit to the Fund Board such reports, materials or data as the Fund Board may reasonably request so that the Fund Board may fully carry out the duties imposed upon it as delineated in the Mixed and Shared Funding Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Fund Board.
                  7. 8. If and to the extent that Rule 6e-2 and Rule 6e-3 (T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII.  Indemnification
                  8.1.  Indemnification By The Company
                   (a) The Company agrees to indemnify and hold harmless the Fund, the Underwriter, and each of the Fund's or the Underwriter's directors, officers, employees or agents and each person, if any, who controls or is associated with the Fund or the Underwriter within the meaning of such terms under the federal securities laws (collectively, the "indemnified parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses), to which the indemnified parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

               (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or statement of additional information for the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify shall not apply as to any indemnified party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement, prospectus or statement of additional information for the Contracts or in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

               (ii) arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the Fund registration statement, Fund prospectus, Fund statement of additional information or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

               (iii)arise  out  of  any  untrue   statement  or  alleged  untrue
                    statement of a material fact contained in the Fund registration statement, Fund prospectus, statement of additional information or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company or persons under its control; or

               (iv) arise as a result of any  failure by the  Company to provide the services and furnish the materials or to make any payments under the terms of this Agreement; or

               (v) arise out of any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach by the Company of this Agreement;

except to the extent provided in Sections 8.1(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Company may otherwise have.
                   (b) No party shall be entitled to indemnification if such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.
                  (c) The indemnified parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.
                  8.2.  Indemnification By the Underwriter
                   (a) The Underwriter, on its own behalf and on behalf of the Fund, agrees to indemnify and hold harmless the Company and each of its directors, officers, employees or agents and each person, if any, who controls or is associated with the Company within the meaning of such terms under the federal securities laws (collectively, the "indemnified parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including reasonable legal and other expenses) to which the indemnified parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

               (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Fund or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify shall not apply as to any indemnified party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the registration statement, prospectus or statement of additional information for the Fund or in sales literature or other promotional material of the Fund (or any amendment or supplement thereto) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

               (ii) arise out of or as a result of statements or representations
                    (other than statements or representations contained in the Contracts or in the Contract or Fund registration statement, the Contract or Fund prospectus, statement of additional information, or sales literature or other promotional material for the Contracts or of the Fund not supplied by the Underwriter or the Fund or persons under the control of the Underwriter or the Fund respectively) or wrongful conduct of the Underwriter or the Fund or persons under the control of the Underwriter or the Fund respectively, with respect to the sale or distribution of the Contracts or Fund shares; or

               (iii)arise  out  of  any  untrue   statement  or  alleged  untrue
                    statement of a material fact contained in a registration statement, prospectus, statement of additional information or sales literature or other promotional material covering the Contracts (or any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Underwriter or the Fund or persons under the control of the Underwriter or the Fund; or

               (iv) arise as a result of any  failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements and procedures related thereto specified in
                    Article VI of this Agreement except if such failure is a result of the Company's failure to comply with the notification procedures specified in Article VI); or

               (v) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter or the Fund;

except to the extent provided in Sections 8.2(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Underwriter may otherwise have.
                   (b) No party shall be entitled to indemnification if such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.
                   (c) The indemnified parties will promptly notify the Underwriter of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Contracts or the operation of the Account.
                  8.3.  Indemnification Procedure
                  Any person obligated to provide indemnification under this
Article VIII ("indemnifying party" for the purpose of this Section 8.3) shall not be liable under the indemnification provisions of this Article VIII with respect to any claim made against a party entitled to indemnification under this
Article VIII ("indemnified party" for the purpose of this Section 8.3) unless such indemnified party shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such indemnified party (or after such party shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability which it may have to the indemnified party against whom such action is brought under the indemnification provision of this Article VIII, except to the extent that the failure to notify results in the failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of failure to give such notice. In case any such action is brought against the indemnified party, the indemnifying party will be entitled to participate, at its own expense, in the defense thereof. The indemnifying party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the indemnifying party to the indemnified party of the indemnifying party's election to assume the defense thereof, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or
(ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.
                  A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.
                  8.4.  Contribution
                  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Article VIII is due in accordance with its terms but for any reason is held to be unenforceable with respect to a party entitled to indemnification ("indemnified party" for purposes of this Section 8.4) pursuant to the terms of this Article VIII, then each party obligated to indemnify pursuant to the terms of this Article VIII shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and litigations in such proportion as is appropriate to reflect the relative benefits received by the parties to this Agreement in connection with the offering of Fund shares to the Account and the acquisition, holding or sale of Fund shares by the Account, or if such allocation is not permitted by applicable law, in such proportions as is appropriate to reflect the relative net benefits referred to above but also the relative fault of the parties to this Agreement in connection with any actions that lead to such losses, claims, damages, liabilities or litigations, as well as any other relevant equitable considerations.

ARTICLE IX.  Applicable Law
                  9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.
                  9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X.  Termination
                  10.1.  This Agreement shall terminate:

               (a) at the option of any party upon one-year advance written notice to the other parties unless otherwise agreed in a separate written agreement among the parties; or

               (b) at the option of the Company if shares of the Portfolios delineated in Schedule 2 are not reasonably available to meet the requirements of the Contracts as determined by the Company; or

               (c) at the option of the Fund upon institution of formal proceedings against the Company by the NASD, the SEC, the insurance commission of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the administration of the Contracts, the operation of the Account, or the purchase of the Fund shares, which would have a material adverse effect on the Company's ability to perform its obligations under this Agreement; or

               (d) at the option of the Company upon institution of formal proceedings against the Fund or the Underwriter by the NASD, the SEC, or any state securities or insurance department or any other regulatory body, which would have a material adverse effect on the Fund's or the Underwriter's ability to perform its obligations under this Agreement; or

               (e) at the option of the Company or the Fund upon receipt of any necessary regulatory approvals and/or the vote of the contractowners having an interest in the Account (or any subaccount) to substitute the shares of another investment company for the corresponding Portfolio shares of the Fund in accordance with the terms of the Contracts for which those Portfolio shares had been selected to serve as the underlying investment media. The Company will give 30 days prior written notice to the Fund of the date of any proposed vote or other action taken to replace the Fund's shares; or

               (f) at the option of the Company or the Fund upon a determination by a majority of the Fund Board, or a majority of the disinterested Fund Board members, that an irreconcilable material conflict exists among the interests of (i) all contractowners of variable insurance products of all separate accounts or (ii) the interests of the Participating Insurance Companies investing in the Fund as delineated in Article VII of this Agreement; or

               (g) at the option of the Company if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Internal Revenue Code, or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify; or

               (h) at the option of the Company if the Fund fails to meet the diversification requirements specified in Article VI hereof; or

               (i) at the option of any party to this Agreement, upon another party's material breach of any provision of this Agreement; or

               (j) at the option of the Company, if the Company determines in its sole judgment exercised in good faith, that either the Fund or the Underwriter has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company; or

               (k) at the option of the Fund or Underwriter, if the Fund or Underwriter respectively, shall determine in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund or Underwriter; or

               (l) at the option of the Fund in the event any of the Contracts are not issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice. 10.2. Notice Requirement

                           (a) In the event that any  termination  of this
Agreement is based upon the provisions of Article VII, such prior written notice shall be given in advance of the effective date of termination as required by such provisions.
                           (b) In the event that any  termination  of this
Agreement is based upon the  provisions of Sections 10.1(b) - (d) or 10.1(g)
- (i), prompt written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating the Agreement to the non-terminating parties, with said termination to be effective upon receipt of such notice by the non-terminating parties.
                           (c) In the event that any  termination  of this
Agreement is based upon the provisions of Sections 10.1(j) or 10.1(k), prior written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating this Agreement to the non-terminating parties. Such prior written notice shall be given by the party terminating this Agreement to the non-terminating parties at least 30 days before the effective date of termination.
                  10.3. It is understood and agreed that the right to terminate this Agreement pursuant to Section 10.1(a) may be exercised for any reason or for no reason.
                  10.4.   Effect of Termination

     (a)  Notwithstanding  any termination of this Agreement pursuant to Section
10.1 of this Agreement, and subject to Section 1.3 of this Agreement, the Company may require the Fund and the Underwriter to, continue to make available additional shares of the Fund for so long after the termination of this Agreement as the Company desires pursuant to the terms and conditions of this Agreement as provided in paragraph (b) below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.4 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

     (b) If shares of the Fund continue to be made available after termination of this Agreement pursuant to this Section 10.4, the provisions of this Agreement shall remain in effect except for Section 10.1(a) and thereafter the Fund, the Underwriter, or the Company may terminate the Agreement, as so continued pursuant to this Section 10.4, upon written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Fund or Underwriter, need not be for more than 90 days. 10.5. Except as necessary to implement contractowner initiated or approved transactions, or as required by state insurance laws or regulations, the Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company's assets held in the Account), and the Company shall not prevent contractowners from allocating payments to a Portfolio that was otherwise available under the Contracts, until 90 days after the Company shall have notified the Fund or Underwriter of its intention to do so.

ARTICLE XI.  Notices
         Any notice shall be deemed duly given only if sent by hand, evidenced by written receipt or by certified mail, return receipt requested, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. All notices shall be deemed given three business days after the date received or rejected by the addressee.

                  If to the Fund:
                  Michael B. Zuckerman, Esq.
                  Vice President
                  OpCap Advisors LLC
                  1345 Avenue of the Americas, 50th Flr.
                  New York, NY  10105-4800

                  If to the Company:

                  Timothy VanderPas
                  Assistant Vice President
                  Allstate Life Insurance Company
                  3100 Sanders Road
                  Northbrook, Illinois 60062

                  If to the Underwriter:

                  Francis C. Poli, Esq.
                  Chief Executive Officer and Secretary
                  OCC Distributors LLC
                  1345 Avenue of the Americas, 50th Flr.
                  New York, NY  10105-4800

ARTICLE XII.  Miscellaneous
                  12.1. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.
                  12.2. Subject to law and regulatory authority, each party hereto shall treat as confidential all information reasonably identified as such in writing by any other party hereto (including without limitation the names and addresses of the owners of the Contracts) and, except as contemplated by this Agreement, shall not disclose, disseminate or utilize such confidential information until such time as it may come into the public domain without the express prior written consent of the affected party.
                  12.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
                  12.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
                  12.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
                  12.6. This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties.
                  12.7. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit each other and such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
                  12.8. Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or trust action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.
                  12.9. The parties to this Agreement may amend the schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Accounts or the Portfolios of the Fund.
                   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date and year first written above.
                                    Company:
                                            ALLSTATE LIFE INSURANCE COMPANY
                                                 OF NEW YORK


SEAL                                        By: ______________________________

                             Fund:

                                            OCC ACCUMULATION TRUST



SEAL                                        By: ______________________________

                         Underwriter:

                                            OCC DISTRIBUTORS LLC



                                            By: ______________________________

                                   Schedule 1

                             Participation Agreement
                                      Among

       OCC Accumulation Trust, Allstate Life Insurance Company of New York

                                       and
                              OCC Distributors LLC






         The following separate accounts of Allstate Life Insurance Company of New York are permitted in accordance with the provisions of this Agreement to invest in Portfolios of the Fund shown in Schedule 2:


Allstate Life of New York Variable Life Separate Account A (established 8/1/96)



June 25, 2002

                                   Schedule 2

                             Participation Agreement
                                      Among

       OCC Accumulation Trust, Allstate Life Insurance Company of New York

                                       and
                              OCC Distributors LLC




         The Separate Account(s) shown on Schedule 1 may invest in the following Portfolios of the OCC Accumulation Trust:

Small Cap Portfolio
Science & Technology Portfolio



June 25, 2002

Exhibit 27(h)(10)
                             PARTICIPATION AGREEMENT
                                      Among
                       OPPENHEIMER VARIABLE ACCOUNT FUNDS,
                             OPPENHEIMERFUNDS, INC.
                                       and
                   ALLSTATE LIFE INSURANCE COMPANY of NEW YORK

                  THIS AGREEMENT (the "Agreement"), made and entered into as of the 8th day of October 2002, by and among Allstate Life Insurance Company of New York (hereinafter the "Company"), on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to this Agreement, as may be amended from time to time by mutual consent (hereinafter collectively the "Accounts"), Oppenheimer Variable Account Funds (hereinafter the "Fund") and OppenheimerFunds, Inc. (hereinafter the "Adviser").
                  WHEREAS, the Fund is an open-end management investment company and is available to act as the investment vehicle for separate accounts now in existence or to be established at any date hereafter for variable life insurance policies, variable annuity contracts and other tax-deferred products (collectively, the "Variable Insurance Products") offered by insurance companies (hereinafter "Participating Insurance Companies");
                  WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a "Portfolio", and each representing the interests in a particular managed pool of securities and other assets;

                  WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (the "SEC"), dated July 16, 1986 (File No. 812-6324) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Mixed and Shared Funding Exemptive Order")
                  WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act");
                  WHEREAS, the Adviser is duly registered as an investment adviser under the federal Investment Advisers Act of 1940;
                  WHEREAS, the Company has registered or will register certain variable annuity and/or life insurance contracts under the 1933 Act (hereinafter "Contracts") (unless an exemption from registration is available);
                  WHEREAS, the Accounts are or will be duly organized, validly existing segregated asset accounts, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the aforesaid variable contracts (the Separate Account(s) covered by the Agreement are specified in Schedule 1 attached hereto, as may be modified by mutual consent from time to time);
                  WHEREAS, the Company has registered or will register the Accounts as unit investment trusts under the 1940 Act (unless an exemption from registration is available);
                  WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios (the Portfolios covered by this Agreement are specified in Schedule 2 attached hereto as may be modified by mutual consent from time to time), on behalf of the Accounts to fund the Contracts, and the Fund is authorized to sell such shares to unit investment trusts such as the Accounts at net asset value; and

                  NOW, THEREFORE, in consideration of their mutual promises, the Fund, the Adviser and the Company agree as follows:
ARTICLE I.        Purchase and Redemption of Fund Shares
                  --------------------------------------
                  1.1. The Fund agrees to sell to the Company those shares of the Fund which the Company orders on behalf of the Accounts, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such order by 9:30 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.
                  1.2. The Company shall pay for Fund shares by 2:00 P.M. New York time on the next Business Day after it places an order to purchase Fund shares in accordance with Section 1.1 hereof. Payment shall be in federal funds transmitted by wire or by a credit for any shares redeemed.
                  1.3. The Fund agrees to make Fund shares available for purchase by the Company for their separate Accounts listed in Schedule 1 on those days on which the Fund calculates its net asset value pursuant to rules of the SEC; provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interests of the shareholders of any Portfolio (including without limitation purchase orders that individually or together with other contemporaneous orders represent large transactions in shares of any Portfolio held for a relatively brief period of time). Such shares shall be purchased at the applicable net asset value per share, increased by any initial sales charge, if the Fund's prospectus then in effect imposes such a charge on such purchases.
         1.4. The Fund agrees to redeem, upon the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, reduced by any redemption fee or deferred sales charge, if the Fund's prospectus in effect as of the date of such redemption imposes such a fee or charge on such redemptions. For purposes of this Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such request for redemption by 9:30 a.m. New York time on the next following Business Day; however the Company undertakes to use its best efforts to provide such notice to the Fund by no later than 9:00 A.M. New York time on the next following Business Day. Payment shall be made within the time period specified in the Fund's prospectus or statement of additional information, provided, however, that if the Fund does not pay for the Fund shares that are redeemed on the next Business Day after a request to redeem shares is made, then the Fund shall apply any such delay in redemptions uniformly to all holders of shares of that Portfolio. Payment shall be in federal funds transmitted by wire to the Company's bank accounts as designated by the Company in writing from time to time.
                  1.5. The Company agrees to purchase and redeem the shares of the Portfolios named in Schedule 2 offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information. The Company shall not permit any person other than a Contract owner to give instructions to the Company which would require the Company to redeem or exchange shares of the Fund.
                  1.6 Issuance and transfer of the Funds' shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund shares will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.
                  1.7 The fund shall furnish notice as soon as reasonably practicable to the Company of any income, dividends or capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and thereafter to receive all such dividends and distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.
                  1.8 The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. New York time. In the event the Fund is unable to meet the 6:30 p.m. time stated herein, the Company agrees to use its best efforts to include the net asset value when received in its next business cycle for purposes of calculating purchase/redemption orders. If the Fund provides materially incorrect share net asset value information, the Fund shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.

ARTICLE II.  Representations and Warranties

     2.1. The Company represents and warrants that the securities deemed to be issued by the Accounts under the Contracts are or will be registered under the 1933 Act (unless an exemption from registration is available) and, that the Contracts will be issued, offered and sold in compliance in all material respects with all applicable federal and state laws and regulations, including without limitation state insurance suitability requirements and National Association of Securities Dealers, Inc. ("NASD") conduct rules. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable state law and that it has legally and validly established the Accounts prior to the issuance or sale of units thereof as a segregated asset account and has registered the Accounts as unit investment trusts in accordance with the provisions of the 1940 Act (unless an exemption from registration is available) to serve as segregated investment accounts for the Contracts, and that it will maintain such registration for so long as any Contracts are outstanding or until registration is no longer required under federal and state securities laws. The Company shall amend the registration statement under the 1933 Act for the Contracts and the registration statement under the 1940 Act for the Accounts from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. The Company shall register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.

     2.2. The Company represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986 as amended (the "Code"), that the Contracts are currently and at the time of issuance will be treated as life insurance or annuity contracts under applicable provisions of the Code and the regulations issued thereunder, and that it will make every effort to maintain such treatment and that it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that the Accounts are a "segregated asset accounts" and that interests in the Accounts are offered exclusively through the purchase of or transfer into a "variable contract" within the meaning of such terms under Section 817 of the Code and the regulations issued thereunder (and any amendments or other modifications to such section or such regulations (and any revenue rulings, revenue procedures, notices and other published announcements of the Internal Revenue Service interpreting these provisions). The Company shall continue to meet such definitional requirements, and it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except indirectly, through Contracts purchased in connection with such plans.

     2.3. Subject to Section 2.5 hereof, the Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as life insurance or annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

     2.4. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance and sold in accordance with applicable state and federal law and that the Fund is and shall remain registered under the 1940 Act for as long as the Fund shares are sold. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

     2.5. The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund represents and warrants that each Portfolio of the Fund will comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these provisions). In the event the Fund should fail to so qualify, it will take all reasonable steps (a) to notify the Company of such breach and
(b) to resume compliance with such diversification requirement within the grace period afforded by Treasury Regulation 1.817.5. The Fund and Adviser represent that each Portfolio is qualified as a Regulated Investment Company under Subchapter M of the Code and that it will maintain such qualification (under Subchapter M or any successor provision), and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

     2.6. If the Contracts purchase shares of a series and class of the Fund that have adopted a plan under Rule 12b-1 under the 1940 Act to finance distribution expenses (a "12b-1 Plan"), the Company agrees to provide the Trustees any information as may be reasonably necessary for the Trustees to review the Fund's 12b-1 Plan or Plans.

     2.7. The Fund represents that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply with applicable provisions of the 1940 Act.

     2.8. The Adviser represents and warrants that it is and will remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance with any applicable state and federal securities laws.

     2.9. The Fund and Adviser each represent and warrant that all of its respective directors, trustees, officers, employees, investment advisers, and transfer agent of the Fund are and shall continue to be at all times covered by a blanket fidelity bond (which may, at the Fund's election, be in the form of a joint insured bond) or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Section 17(g) and Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable insurance company. The Adviser agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Company in the event that such coverage no longer applies.

     2.10.The Company represents and warrants that all of its directors, officers, employees, agents, investment advisers, and other individuals and entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than the equivalent of U.S. $10 million. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable insurance company. The Company agrees that any amount received under such bond in connection with claims that derive from arrangements described in this Agreement will be paid by the Company for the benefit of the Fund. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Adviser in the event that such coverage no longer applies.

     2.11. The Fund and the Adviser represent that they will make a good faith effort to (a) materially comply with any applicable state insurance law restrictions with which the Fund must comply to perform its obligations under this Agreement, provided, however, that the Company provide specific notification of such restrictions to the Fund and the Adviser in advance and in writing,; and (b) furnish information to the Company about the Fund not otherwise available to the Company which is required by state insurance law to enable the Company to obtain the authority needed to issue the Contracts in any applicable state.

ARTICLE III.      Sales Material, Prospectuses and Other Reports
                  3.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or the Adviser is named, at least ten Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably object to such use within ten Business Days after receipt of such material. "Business Day" shall mean any day in which the New York Stock Exchange is open for trading and in which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

                  3.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sale literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.
                  3.3. For purposes of this Article III, the phrase "sales literature or other promotional material" means advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboard or electronic media), and sales literature (such as brochures, circulars, market letters and form letters), distributed or made generally available to customers or the public.
                  3.4. At least annually, the Fund or the Adviser shall provide the Company, free of charge, with as many copies of the current prospectuses for the Portfolio as the Company may reasonably request for distribution to existing Contract owners. The Fund or the Adviser shall provide the Company, at the Company's expense, with as many copies of the current prospectuses for the Portfolios as the Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a "camera ready" copy of the prospectuses as set in type or, at the request of the Company, as a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once each year (or more frequently if the prospectuses for the Portfolios are supplemented or amended) to have the prospectus for the Contracts and the prospectuses for the Portfolio printed together in one document. With respect to any prospectuses for the Portfolio that are printed in combination with any one or more Contract prospectus (the "Prospectus Booklet"), the costs of printing Prospectus Booklets for distribution to existing Contract owners shall be prorated to the Fund based on
(a) the ratio of the number of pages of the prospectuses included for the Portfolio in the Prospectus Booklets to the number of pages in the Prospectus Booklet as a whole, provided, however, that the Company shall bear all printed expenses of such combined documents where used for distribution to prospectus purchasers or to owners of existing Contracts not funded by the Portfolios.
                  3.5. The Fund or the Adviser shall provide the Company with either: (i) a copy of the Fund's proxy material, reports to shareholders, other information relating to the Fund necessary to prepare financial reports, and other communications to shareholders for printing and distribution to Contract owners at the Company's expense, or (ii) camera ready and/or printed copies, if appropriate, of such material for distribution to Contract owners at the Company' expense, within a reasonable period of the filing date for definitive copies of such material. The Adviser shall be permitted to review and approve the typeset form of such proxy material, shareholder reports and communications prior to such printing.

     3.6. In the event a meeting of shareholders of the Fund (or any Portfolio) is called by the Trustees, the Company shall:

               (i)  solicit voting instructions from Contract owners;

               (ii) vote  the  Portfolio(s)   shares  held  in  the  Account  in
                    accordance with instructions received from Contract owners;

               (iii)vote  Portfolio  shares  held in the  Account  for  which no instructions have been received, as well as Portfolio shares held by the Company, in the same proportion as Portfolio(s) shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners; and

               (iv) take responsibility for assuring that the Accounts calculate voting privileges in a manner consistent with other Participating Insurance Companies. The Fund and Adviser agree to assist the Company and the other Participating Insurance Companies in carrying out this responsibility.

ARTICLE IV.       Fees and Expenses
                  4.1. The Fund and Adviser shall pay no fee or other compensation to the Company under this agreement, and the Company shall pay no fee or other compensation to the Fund or Adviser, except as provided herein or in any other written agreement.
                  4.2. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, and the preparation of all statements and notices required by any federal or state law and all applicable taxes on the issuance and transfer of the funds shared to the Company.
                  4.3. The Company shall bear the expenses of typesetting, printing and distributing the Fund's prospectus, proxy materials and reports to owners of Contracts issued by the Company. 4.4. In the event the Fund adds one or more additional Portfolios and the parties desire to make such Portfolios available to the respective Contract owners as an underlying investment medium, a new Schedule 2 or an amendment to this Agreement shall be executed by the parties authorizing the issuance of shares of the new Portfolios to the particular Accounts. The amendment may also provide for the sharing of expenses for the establishment of new Portfolios among Participating Insurance Companies desiring to invest in such Portfolios and the provision of funds as the initial investment in the new Portfolios.

ARTICLE V.        Potential Conflicts

                  5.1. The Board of Trustees of the Fund (the "Board") will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority;
(b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by participating insurance companies or by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of Contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.
                  5.2. The Company has reviewed a copy of the Mixed and Shared Funding Exemptive Order, and in particular, has reviewed the conditions to the requested relief set forth therein. The Company agrees to be bound by the responsibilities of a participating insurance company as set forth in the Mixed and Shared Funding Exemptive Order, including without limitation the requirement that the Company report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities in monitoring such conflicts under the Mixed and Shared Funding Exemptive Order, by providing the Board in a timely manner with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded and by confirming in writing, at the Fund's request, that the Company are unaware of any such potential or existing material irreconcilable conflicts.

                  5.3. If it is determined by a majority of the Board, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the disinterested Trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate accounts. The Company's obligations under this
Section 5.3 shall not depend on whether other affected participating insurance companies fulfill a similar obligation.
                  5.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision could conflict with the majority of Contract owner instructions, the Company may be required, at the Fund's election, to withdraw the Accounts' investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of the six month period the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.
                  5.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Accounts' investment in the Fund and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund, subject to applicable regulatory limitation.

                  5.6. For purposes of Sections 5.3 through 5.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 5.3 to establish a new funding medium for Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the particular Accounts' investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

ARTICLE VI.       Applicable Law
         6.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.
         6.2. This Agreement shall be subject to the provisions of the 1933 Act, the Securities Exchange Act of 1934 and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemption from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith, provided however that the term "Registration Statement or Prospectus for the Variable Contracts" and terms of similar import shall include (i) any offering circular or similar document and sales literature or other promotional materials used to offer and/or sell the variable Contracts in compliance with the private offering exemption in the 1933 Act and applicable federal and state laws and regulations, and (ii) the term "Registration Statement" and "Prospectus" as defined in the 1933 Act.

ARTICLE VII.      Termination
                  7.1      This Agreement shall terminate:

               (a) at the option of any party upon six month's advance written notice to the other parties;

               (b) at the option of the Company to the extent that shares of Portfolios are not reasonably available to meet the requirements of its Contracts or are not appropriate funding vehicles for the Contracts, as determined by the Company reasonably and in good faith. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished by the Company; (c) as provided in
                    Article V;

               (d) at the option of the Fund or the Adviser upon institution of formal proceedings against the Company (or its parent) by the NASD, the SEC, the insurance commission of any state or any other regulatory body having jurisdiction over that party, which would have a material adverse effect on the Company's ability to perform its obligations under this Agreement;

               (e) at the option of the Company upon institution of formal proceedings against the Fund or the Adviser (or its parent) by the NASD, the SEC, or any state securities or insurance department or any other regulatory body having jurisdiction over that party, which would have a material adverse effect on the Adviser's or the Fund's ability to perform its obligations under this Agreement;

               (f) at the option of the Company or the Fund upon receipt of any necessary regulatory approvals or the vote of the Contract owners having an interest in the Account (or any subaccount) to substitute the shares of another investment company for the corresponding Portfolio shares of the Fund in accordance with the terms of the Contracts for which those Portfolio shares have been selected to serve as the underlying investment media. The Company will give 45 days prior written notice to the Fund of the date of any proposed vote or other action taken to replace the Fund's shares;

               (g) at the option of the Company or the Fund upon a determination by a majority of the Board, or a majority of the disinterested Board members, that an irreconcilable material conflict exists among the interests of (i) all Contract owners of variable insurance products of all separate accounts or (ii) the interests of the Participating Insurance Companies investing in the Fund as delineated in
                    Article VII of this Agreement;

               (h) at the option of the Company if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify;

               (i) at the option of the Company if the Fund fails to meet the diversification requirements specified in section 2.5 hereof or if the Company reasonably believes that the Fund will fail to meet such requirements;

               (j) at the option of any party to this Agreement, upon another party's failure to cure a material breach of any provision of this Agreement within thirty days after written notice thereof;

               (k) at the option of the Company, if the Company determines in its sole judgment exercised in good faith, that either the Fund or the Adviser has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company;

               (l) at the option of the Fund or the Adviser, if the Fund or Adviser respectively, shall determine in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund or the Adviser; or

               (m) subject to the Fund's compliance with Section 2.5 hereof, at the option of the Fund in the event any of the Contracts are not issued or sold in accordance with applicable requirements of federal and/or state law.

                  7.2. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 7.1(a) may be exercised for cause or for no cause.
7.3      Notice Requirement
                           (a) In the event that any termination of the Agreement is based upon the provisions of Article V, such prior written notice shall be given in advance of the effect date of termination as required by such provision.
(b) In the event that any termination of this Agreement is based upon the provisions of Sections 7.1(b)- (e) or 7.1(h) - (j), prompt written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating the Agreement to the non-terminating parties, with said termination to be effective upon receipt of such notice by the non-terminating parties.
(c) In the event that any termination of the Agreement is based upon the provisions of Sections 7.1(k) or 7.1(l), prior written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating this Agreement to the non-terminating parties. Such prior written notice shall be given by the party terminating this Agreement to the non-terminating parties at least 30 days before the effective date of termination.

ARTICLE VIII.         Indemnification
                      8.1.    Indemnification By The Company

     (a). The Company agrees to indemnify and hold harmless the Fund and the Adviser, each member of their Board of Trustees or Board of Directors, each of their officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

               (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Contracts or contained in sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances which they were made; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund or the Adviser for use in the registration statement, prospectus or statement of additional information for the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

               (ii) arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the Fund registration statement, Fund prospectus or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Company by or on behalf of the Advisor or the Fund; or

               (iii)arise  out  of  any  untrue   statement  or  alleged  untrue
                    statement of a material fact contained in the Fund registration statement, Fund prospectus, statement of additional information or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished in writing, via fax or via electronic means, to the Fund or the Adviser by or on behalf of the Company or persons under its control; or

               (iv) arise  out of or  result  from any  material  breach of this
                    Agreement by the Company.

except to the extent provided in Sections 8.1(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Company may otherwise have.

     (b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

                      8.2.    Indemnification by Adviser and Fund

     8.2(a)(1). The Adviser agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

               (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus, statement of additional information or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Adviser or the Fund by or on behalf of the Company for use in the Fund registration statement, prospectus or statement of additional information, or sales literature or other promotional material for the Contracts or of the Fund; or

               (ii) arise out of or as a result of statements or representations
                    (other than statements or representations contained in the Contracts or in the Contract registration statement, the Contract prospectus, statement of additional information, or sales literature or other promotional material for the Contracts not supplied by the Adviser or the Fund or persons under the control of the Adviser or the Fund respectively) or wrongful conduct of the Adviser or persons under its control, with respect to the sale or distribution of the Contracts, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Adviser or the Fund by or on behalf of the Company; or

               (iii)arise  out of  any  untrue  statement  or  allegedly  untrue statement of a material fact contained in a registration statement, prospectus, statement of additional information or sales literature covering the Contracts (or any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished in writing, via fax or via electronic means, to the Company by or on behalf of the Fund or persons under the control of the Adviser; or

               (iv) arise  out of or  result  from any  material  breach of this
                    Agreement by the Adviser;

except to the extent provided in Sections 8.2(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Adviser may otherwise have.

     8.2(a)(2) The Fund agrees to indemnify and hold harmless the Indemnified Parties [as defined in Section 8.2(a)(1)] against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the operations of the Fund or the sale or acquisition of the Fund's shares and:

               (i) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact or (b) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, if such fact, statement or omission is contained in the registration statement for the Fund or the Contracts, or in the prospectus or statement of additional information for the Contracts or the Fund, or in any amendment to any of the foregoing, or in sales literature or other promotional material for the Contracts or of the Fund, provided, however, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement, fact or omission or such alleged statement, fact or omission was made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Adviser or the Fund by or on behalf of the Indemnified Party; or

               (ii) arise out of or as a result of statements or representations
                    (other than statements or representations contained in the Contracts or in the Contract registration statement, the Contract prospectus, statement of additional information, or sales literature or other promotional material for the Contracts not supplied by the Adviser or the Fund or persons under the control of the Adviser or the Fund respectively) or wrongful conduct of the Fund or persons under its control with respect to the sale or distribution of Contracts, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished in writing, via fax or via electronic means, to the Adviser or the Fund by or on behalf of the Company; or

               (iii)arise  out of or  result  from any  material  breach of this
                    Agreement by the Fund (including a failure to comply with the diversification requirements specified in Section 2.5 of this Agreement);

except to the extent provided in Section 8.2(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Fund may otherwise have.

          (b). The Fund and Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement .

8.3 Indemnification Procedure

Any person obligated to provide indemnification under this Article VIII ("indemnifying party" for the purpose of this Section 8.3) shall not be liable under the indemnification provisions of this Article VIII with respect to any claim made against a party entitled to indemnification under this Article VIII ("indemnified party" for the purpose of this Section 8.3) unless such indemnified party shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such indemnified party (or after such party shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability which it may have to the indemnified party against whom such action is brought under the indemnification provisions of this Article VIII, except to the extent that the failure to notify results in the failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of failure to give such notice. In case any such action is brought against the indemnified party, the indemnifying party will be entitled to participate, at its own expense, in the defense thereof. The indemnifying party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the indemnifying party to the indemnified party of the indemnifying party's election to assume the defense thereof, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or
(ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement. ARTICLE IX. Notices Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify to the other party. If to the Fund:
Oppenheimer Variable Account Funds 498 Seventh Avenue, 14th Floor New York, NY 10018 Attn: General Counsel


                  If to the Adviser:

                           OppenheimerFunds, Inc.
                           498 Seventh Avenue, 14th Floor
                           New York, NY 10018
                           Attn: General Counsel

                  If to the Company:

                           Allstate Life Insurance Company of New York
                           3100 Sanders Road, M2A
                           Northbrook, IL  60062
                           Attn:  Timothy N. Vander Pas

ARTICLE X.        Miscellaneous
                  10.1. The Company represents and warrants that any Contracts eligible to purchase shares of the Fund and offered and/or sold in private placements will comply in all material respects with the exemptions from the registration requirements of the 1933 Act and applicable federal and state laws and regulations.
                  10.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by (i) this Agreement and (ii) by Title V, Subtitle A of the Gramm-Leach-Bliley Act and by regulations adopted thereunder by regulators having jurisdiction over the parties hereto, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.
                  10.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
                  10.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
                  10.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
                  10.6. Each party hereto shall cooperate with, and promptly notify each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
                  10.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.
                  10.8. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

                  10.9. The Company and the Adviser each understand and agree that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund with respect to the Portfolio and the Portfolio's property; the Company and the Adviser each represent that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming Trustee and shareholder liability for acts or obligations of the Fund.
                  10.10. This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Adviser may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. (the Adviser's parent corporation) or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, without the consent of the Company, as long as (i) that assignee agrees to assume all the obligations imposed on the Adviser by this Agreement, and (ii) the Fund consents to that assignment.
                  10.11. This Agreement sets forth the entire agreement between the parties and supercedes all prior communications, agreements and understandings, oral or written, between the parties regarding the subject matter hereof.
                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed as of the date specified below.
                       ALLSTATE LIFE INSURANCE COMPANY OF   NEW YORK


                              By: __________________________________
                                       Timothy N. Vander Pas

                              Title:   Assistant Vice President

                              Date: ________________________________


                              OPPENHEIMER VARIABLE ACCOUNT
                                FUNDS

                              By: __________________________________
                                       Robert G. Zack
                              Title: Secretary

                              Date: ________________________________


                              OPPENHEIMERFUNDS, INC.

                              By: __________________________________
                                        Robert G. Zack
                              Title: Senior Vice President

                              Date: ________________________________

                                   SCHEDULE 1


Separate Accounts                               Products

Allstate Life of New York Separate Account A   Select Directions NY
                                               Allstate Custom Portfolio NY
                                               Allstate Provider NY
                                               Allstate Custom Portfolio Plus NY
                                               Provider Ultra NY
                                               Allstate Advisor
                                               Allstate Advisor Plus
                                               Allstate Advisor Preferred
                                               Allstate Advisor Apex

Allstate Life of New York Variable Life        Consultant Accumulator VUL NY
Separate Account A                             Consultant Protector  VUL NY

                                   SCHEDULE 2

Portfolios of Oppenheimer Variable Account Funds shown below do not include service class shares unless expressly indicated:

Oppenheimer Aggressive Growth Fund/VA Oppenheimer Bond Fund/VA Oppenheimer Capital Appreciation Fund/VA Oppenheimer Global Securities Fund/VA Oppenheimer High Income Fund/VA Oppenheimer Main Street Small Cap Fund/VA Oppenheimer Multiple Strategies Fund/VA Oppenheimer Strategic Bond Fund/VA

Oppenheimer Aggressive Growth Fund/VA - Service Class Oppenheimer Global Securities Fund/VA - Service Class Oppenheimer High Income Fund/VA - Service Class Oppenheimer International Growth Fund/VA - Service Class Oppenheimer Main Street Growth & Income Fund/VA - Service Class Oppenheimer Main Street Small Cap Fund/VA - Service Class Oppenheimer Multiple Strategies Fund/VA - Service Class Oppenheimer Strategic Bond Fund/VA - Service Class



legag/va/Allstate Life NY part ag FINAL 100802

Exhibit 27(h)(11)
                             PARTICIPATION AGREEMENT
                                      Among
                           PANORAMA SERIES FUND, INC.
                             OPPENHEIMERFUNDS, INC.
                                       and
                            ALLSTATE LIFE OF NEW YORK

                  THIS AGREEMENT (the "Agreement"), made and entered into as of the 1st day of August, 2001 by and among Allstate Life of New York (hereinafter the "Company"), on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to this Agreement, as may be amended from time to time by mutual consent (hereinafter collectively the "Accounts"), Panorama Series Fund, Inc. (hereinafter the "Fund") and OppenheimerFunds, Inc. (hereinafter the "Adviser").
                  WHEREAS, the Fund is an open-end management investment company and is available to act as the investment vehicle for separate accounts now in existence or to be established at any date hereafter for variable life insurance policies, variable annuity contracts and other tax-deferred products (collectively, the "Variable Insurance Products") offered by insurance companies (hereinafter "Participating Insurance Companies");
                  WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a "Portfolio", and each representing the interests in a particular managed pool of securities and other assets;

                  WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (the "SEC"), dated August 31, 1994 (File No. 812-8936) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Mixed and Shared Funding Exemptive Order")
                  WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act");
                  WHEREAS, the Adviser is duly registered as an investment adviser under the federal Investment Advisers Act of 1940;
                  WHEREAS, the Company has registered or will register certain variable annuity and/or life insurance contracts under the 1933 Act (hereinafter "Contracts") (unless an exemption from registration is available);
                  WHEREAS, the Accounts are or will be duly organized, validly existing segregated asset accounts, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the aforesaid variable contracts (the Separate Account(s) covered by the Agreement are specified in Schedule 1 attached hereto, as may be modified by mutual consent from time to time);
                  WHEREAS, the Company has registered or will register the Accounts as unit investment trusts under the 1940 Act (unless an exemption from registration is available);
                  WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios (the Portfolios covered by this Agreement are specified in Schedule 2 attached hereto as may be modified by mutual consent from time to time), on behalf of the Accounts to fund the Contracts, and the Fund is authorized to sell such shares to unit investment trusts such as the Accounts at net asset value; and

     NOW, THEREFORE, in consideration of their mutual promises, the Fund, the Adviser and the Company agree as follows:

ARTICLE I.        Purchase and Redemption of Fund Shares
                  --------------------------------------
                  1.1. The Fund agrees to sell to the Company those shares of the Fund which the Company orders on behalf of the Accounts, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such order by 10:00 a.m. New York time on the next following Business Day; however, the Company undertakes to use its best efforts to provide such notice to the Fund by no later than 9:30 A.M. New York time. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.
                  1.2. The Company shall pay for Fund shares by 2:00 P.M. New York time on the next Business Day after it places an order to purchase Fund shares in accordance with Section 1.1 hereof. Payment shall be in federal funds transmitted by wire or by a credit for any shares redeemed.
                  1.3. The Fund agrees to make Fund shares available for purchase by the Company for their separate Accounts listed in Schedule 1 on those days on which the Fund calculates its net asset value pursuant to rules of the SEC; provided, however, that the Board of Directors of the Fund (hereinafter the "Directors") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interests of the shareholders of any Portfolio (including without limitation purchase orders that individually or together with other contemporaneous orders represent large transactions in shares of any Portfolio held for a relatively brief period of time). Such shares shall be purchased at the applicable net asset value per share, increased by any initial sales charge, if the Fund's prospectus then in effect imposes such a charge on such purchases.
         1.4. The Fund agrees to redeem, upon the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, reduced by any redemption fee or deferred sales charge, if the Fund's prospectus in effect as of the date of such redemption imposes such a fee or charge on such redemptions. For purposes of this Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such request for redemption by 10:00 a.m. New York time on the next following Business Day; however the Company undertakes to use its best efforts to provide such notice to the Fund by no later than 9:30 A.M. New York time on the next following Business Day. Payment shall be made within the time period specified in the Fund's prospectus or statement of additional information, provided, however, that if the Fund does not pay for the Fund shares that are redeemed on the next Business Day after a request to redeem shares is made, then the Fund shall apply any such delay in redemptions uniformly to all holders of shares of that Portfolio. Payment shall be in federal funds transmitted by wire to the Company's bank accounts as designated by the Company in writing from time to time.
                  1.5. The Company agrees to purchase and redeem the shares of the Portfolios named in Schedule 2 offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information. The Company agrees, at the request of the Fund or the Adviser, to limit transactions by persons whose instructions directly or indirectly cause redemptions or exchanges of the Fund to occur on such a magnitude and/or frequency that the Fund's portfolio management is adversely affected.
                  1.6. Issuance and transfer of the Funds' shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund shares will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.
                  1.7. The Fund shall furnish notice as soon as reasonably practicable to the Company of any income, dividends or capital gain distributions payable on the Portfolio's shares. The Company hereby elects to receive all such dividends and distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and thereafter to receive all such dividends and distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.
                  1.8. The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. New York time. In the event the Fund is unable to meet the 6:30 p.m. time stated herein, the Company agrees to use its best efforts to include the net asset value when received in its next business cycle for purposes of calculating purchase / redemption orders. However, if net asset values are not made available for inclusion in that day's business cycle and purchase / redemption orders are not able to be calculated and available for the Company to execute within the timeframe identified in Section 1.1, the Fund / Adviser shall make the Company / Account whole for out-of-pocket losses incurred as result of such delay. If the Fund provides materially incorrect share net asset value information, the Fund shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.
ARTICLE II.  Representations and Warranties

     2.1. The Company represents and warrants that the securities deemed to be issued by the Accounts under the Contracts are or will be registered under the 1933 Act (unless an exemption from registration is available) and, that the Contracts will be issued, offered and sold in compliance in all material respects with all applicable federal and state laws and regulations, including without limitation state insurance suitability requirements and National Association of Securities Dealers, Inc. ("NASD") conduct rules. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable state law and that it has legally and validly established the Accounts prior to the issuance or sale of units thereof as a segregated asset account and has registered the Accounts as unit investment trusts in accordance with the provisions of the 1940 Act to serve as segregated investment accounts for the Contracts, and that it will maintain such registration for so long as any Contracts are outstanding or until registration is no longer required under federal and state securities laws. The Company shall amend the registration statement under the 1933 Act for the Contracts and the registration statement under the 1940 Act for the Accounts from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. The Company shall register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.

     2.2. The Company represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986 as amended (the "Code"), that the Contracts are currently and at the time of issuance will be treated as annuity contracts under applicable provisions of the Code and the regulations issued thereunder, and that it will make every effort to maintain such treatment and that it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that the Accounts are a "segregated asset accounts" and that interests in the Accounts are offered exclusively through the purchase of or transfer into a "variable contract"
within the meaning of such terms under Section 817 of the Code and the regulations issued thereunder (and any amendments or other modifications to such section or such regulations (and any revenue rulings, revenue procedures, notices and other published announcements of the Internal Revenue Service interpreting these provisions). The Company shall continue to meet such definitional requirements, and it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

     2.3. Subject to Section 2.5 hereof, the Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as life insurance or annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

     2.4. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance and sold in accordance with applicable state and federal law and that the Fund is and shall remain registered under the 1940 Act for as long as the Fund shares are sold. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

     2.5. The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund represents and warrants that each Portfolio of the Fund will comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these provisions). In the event the Fund should fail to so qualify, it will take all reasonable steps (a) to notify the Company of such breach and
(b) to resume compliance with such diversification requirement within the grace period afforded by Treasury Regulation 1.817.5. The Fund will provide the Company, on an annual basis, with a written verification of compliance with
Section 817(h) of the Code and Treasury Regulation 1.817-5. The Fund and Adviser represent that each Portfolio is qualified as a Regulated Investment Company under Subchapter M of the Code and that it will maintain such qualification (under Subchapter M or any successor provision), and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

     2.6. If the Contracts purchase shares of a series and class of the Fund that have adopted a plan under Rule 12b-1 under the 1940 Act to finance distribution expenses (a "12b-1 Plan"), the Company agrees to provide the Directors any information as may be reasonably necessary for the Directors to review the Fund's 12b-1 Plan or Plans.

     2.7. The Fund represents that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply with applicable provisions of the 1940 Act.

     2.8. The Adviser represents and warrants that it is and will remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance with any applicable state and federal securities laws.

     2.9. The Fund and Adviser each represent and warrant that all of its respective Directors, officers, employees, investment advisers, and transfer agent of the Fund are and shall continue to be at all times covered by a blanket fidelity bond (which may, at the Fund's election, be in the form of a joint insured bond) or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Section 17(g) and Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable insurance company. The Adviser agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Company in the event that such coverage no longer applies.

     2.10. The Company represents and warrants that all of its directors, officers, employees, agents, investment advisers, and other individuals and entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than the equivalent of U.S. $10 million. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable insurance company. The Company agrees that any amount received under such bond in connection with claims that derive from arrangements described in this Agreement will be paid by the Company for the benefit of the Fund. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Adviser in the event that such coverage no longer applies.

     2.11. The Fund and the Adviser represent that they will make a good faith effort to (a) materially comply with any applicable state insurance law restrictions with which the Fund must comply to perform its obligations under this Agreement, provided, however, that the Company provide specific notification of such restrictions to the Fund and the Adviser in advance and in writing,; and (b) furnish information to the Company about the Fund not otherwise available to the Company which is required by state insurance law to enable the Company to obtain the authority needed to issue the Contracts in any applicable state.

ARTICLE III.      Sales Material, Prospectuses and Other Reports
                  ----------------------------------------------
                  3.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or the Adviser is named, at least ten Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably object to such use within five Business Days after receipt of such material. "Business Day" shall mean any day in which the New York Stock Exchange is open for trading and in which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

                  3.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sale literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.
                  3.3. For purposes of this Article III, the phrase "sales literature or other promotional material" means advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboard or electronic media), and sales literature (such as brochures, circulars, market letters and form letters), distributed or made generally available to customers or the public.
                  3.4. At least annually, the Fund or the Adviser shall provide the Company, free of charge, with as many copies of the current prospectuses for the Portfolios as the Company may reasonably request for distribution to existing Contract owners. The Fund or the Adviser shall provide the Company, at the Company's expense, with as many copies of the current prospectuses for the Portfolios as the Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a "camera ready" copy of the prospectuses as set in type or, at the request of the Company, as a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once each year (or more frequently if the prospectuses for the Portfolios are supplemented or amended) to have the prospectus for the Contracts and the prospectuses for the Portfolios printed together in one document. With respect to any prospectuses for the Portfolios that are printed in combination with any one or more Contract prospectus (the "Prospectus Booklet"), the costs of printing Prospectus Booklets for distribution to existing Contract owners shall be prorated to the Fund based on
(a) the ratio of the number of pages of the prospectuses included for the Portfolios in the Prospectus Booklets to the number of pages in the Prospectus Booklet as a whole, provided, however, that the Company shall bear all printing expenses of such combined documents where used for distribution to prospective purchasers or to owners of existing Contracts not funded by the Portfolios.
                  3.5. The Fund's prospectus shall state that the statement of additional information for the Fund is available from the Fund (or its transfer agent). The Fund or its designee shall print or photocopy and provide such Statement to the Company and to any owner of a Contract or prospective owner who requests such Statement at the Fund's expense.
                  3.6. The Fund or the Adviser, at its expense, shall provide the Company with copies of the Fund's communications to shareholders and with copies of the Fund's proxy material and semi-annual and annual reports to shareholders (or may, at the Fund or the Adviser's option, reimburse the Company for the pro rata cost of printing such materials) in such quantities as the Company shall reasonably require, for distributing to Contract owners at the Company's expense. Upon request, the Adviser shall be permitted to review and approve the typeset form of such proxy material, communications and shareholder reports prior to such printing.

     3.7. In the event a meeting of shareholders of the Fund (or any Portfolio) is called by the Directors, the Company shall:

     (i)  solicit voting instructions from Contract owners;

     (ii) vote the Portfolio(s) shares held in the Account in accordance with instructions received from Contract owners;

     (iii)vote Portfolio shares held in the Account for which no instructions have been received, as well as Portfolio shares held by the Company, in the same proportion as Portfolio(s) shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners; and

     (iv) take responsibility for assuring that the Accounts calculate voting privileges in a manner consistent with other Participating Insurance Companies. The Fund and Adviser agree to assist the Company and the other Participating Insurance Companies in carrying out this responsibility.

     3.8. The Fund will comply with all applicable provisions of the 1940 Act requiring voting by shareholders.

ARTICLE IV.       Fees and Expenses
                  4.1. The Fund and Adviser shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund or Adviser, except as provided herein or in any other written agreement.
                  4.2. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, the preparation of all statements and notices required by any federal or state law, and all applicable taxes on the issuance and transfer of the Fund's shares to the Company.
                  4.3. The Company shall bear the expenses of distributing the Fund's prospectus, proxy materials, communications and reports to Contract owners and of printing and distributing the Fund's prospectus to prospective Contract owners.
ARTICLE V.        Potential Conflicts

                  5.1. The Board of Directors of the Fund (the "Board") will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority;
(b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by participating insurance companies or by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of Contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.
                  5.2. The Company has reviewed a copy of the Mixed and Shared Funding Exemptive Order, and in particular, has reviewed the conditions to the requested relief set forth therein. The Company agrees to be bound by the responsibilities of a participating insurance company as set forth in the Mixed and Shared Funding Exemptive Order, including without limitation the requirement that the Company report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities in monitoring such conflicts under the Mixed and Shared Funding Exemptive Order, by providing the Board in a timely manner with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded and by confirming in writing, at the Fund's request, that the Company are unaware of any such potential or existing material irreconcilable conflicts.

                  5.3. If it is determined by a majority of the Board, or a majority of its disinterested Directors, that a material irreconcilable conflict exists, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the disinterested Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate accounts. The Company's obligations under this
Section 5.3 shall not depend on whether other affected participating insurance companies fulfill a similar obligation.
                  5.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision could conflict with the majority of Contract owner instructions, the Company may be required, at the Fund's election, to withdraw the Accounts' investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of the six month period the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.
                  5.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Accounts' investment in the Fund and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund, subject to applicable regulatory limitation.

                  5.6. For purposes of Sections 5.3 through 5.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 5.3 to establish a new funding medium for Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the particular Accounts' investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.
ARTICLE VI.       Applicable Law
         6.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.
         6.2. This Agreement shall be subject to the provisions of the 1933 Act, the Securities Exchange Act of 1934 and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemption from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith, provided however that the term "Registration Statement or Prospectus for the Variable Contracts" and terms of similar import shall include (i) any offering circular or similar document and sales literature or other promotional materials used to offer and/or sell the variable Contracts in compliance with the private offering exemption in the 1933 Act and applicable federal and state laws and regulations, and (ii) the term "Registration Statement" and "Prospectus" as defined in the 1933 Act.

ARTICLE VII.      Termination
                  7.1      This Agreement shall terminate:

               (a) at the option of any party upon six month's advance written notice to the other parties unless otherwise agreed in a separate written agreement among the parties; or

               (b) at the option of the Company to the extent that shares of Portfolios are not reasonably available to meet the requirements of the Contracts as determined by the Company reasonably and in good faith; or

               (c) at the option of the Fund or the Adviser upon institution of formal proceedings against the Company by the NASD, the SEC, the insurance commission of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the administration of the Contracts, the operation of the Account, or the purchase of the Fund shares, which would have a material adverse effect on the Company's ability to perform its obligations under this Agreement; or

               (d) at the option of the Company upon institution of formal proceedings against the Fund or the Adviser by the NASD, the SEC, or any state securities or insurance department or any other regulatory body, which would have a material adverse effect on the Adviser's or the Fund's ability to perform its obligations under this Agreement; or

               (e) at the option of the Company or the Fund upon receipt of any necessary regulatory approvals or the vote of the Contract owners having an interest in the Account (or any subaccount) to substitute the shares of another investment company for the corresponding Portfolio shares of the Fund in accordance with the terms of the Contracts for which those Portfolio shares had been selected to serve as the underlying investment media. The Company will give 45 days prior written notice to the Fund of the date of any proposed vote or other action taken to replace the Fund's shares; or

               (f) at the option of the Company or the Fund upon a determination by a majority of the Board, or a majority of the disinterested Board members, that an irreconcilable material conflict exists among the interests of (i) all Contract owners of variable insurance products of all separate accounts or (ii) the interests of the Participating Insurance Companies investing in the Fund as delineated in Article VII of this Agreement; or

               (g) at the option of the Company if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Internal Revenue Code, or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify; or

               (h) at the option of the Company if the Fund fails to meet the diversification requirements specified in section 2.5 hereof or if the Company reasonably believes that the Fund will fail to meet such requirements; or

               (i) at the option of any party to this Agreement, upon another party's failure to cure a material breach of any provision of this Agreement within thirty days after written notice thereof; or

               (j) at the option of the Company, if the Company determines in its sole judgment exercised in good faith, that either the Fund or the Adviser has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company; or

               (k) at the option of the Fund or the Adviser, if the Fund or Adviser respectively, shall determine in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund or the Adviser; or

               (l) subject to the Fund's compliance with section 2.5 hereof, at the option of the Fund in the event any of the Contracts are not issued or sold in accordance with applicable requirements of federal and/or state law.

                  7.2      Notice Requirement.

               (a) In the event that any termination of this Agreement is based upon the provisions of Article V, such prior written notice shall be given in advance of the effective date of termination as required by such provisions.

               (b) In the event that any termination of this Agreement is based upon the provisions of Sections 7.1(b) - (d) or 7.1(g) - (i), prompt written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating the Agreement to the non-terminating parties, with said termination to be effective upon receipt of such notice by the non-terminating parties.

               (c) In the event that any termination of this Agreement is based upon the provisions of Sections 7.1(j) or 7.1(k), prior written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating this Agreement to the non-terminating parties. Such prior written notice shall be given by the party terminating this Agreement to the non-terminating parties at least 30 days before the effective date of termination.

                  7.3 It is understood and agreed that the right to terminate this Agreement pursuant to Section 7.1(a) may be exercised for any reason or for no reason.
                  7.4.     Effect of Termination.
                           ----------------------

               (a) Notwithstanding any termination of this Agreement pursuant to
          Section 7.1 of this Agreement and subject to Section 1.3 of this Agreement, the Company may require the Fund to continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement as provided in paragraph (b) below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 7.4 shall not apply to any terminations under
          Article V and the effect of such Article V terminations shall be governed by Article V of this Agreement.

               (b) If shares of the Fund continue to be made available after termination of this Agreement pursuant to this Section 7.4, the provisions of this Agreement shall remain in effect except for Section 7.1(a) and thereafter the Fund, the Adviser, or the Company may terminate the Agreement, as so continued pursuant to this Section 7.4, upon written notice to the other party, such notice to be for a period that is reasonable under the circumstances but need not be for more than 90 days.

     7.5 Except as necessary to implement Contract owner initiated or approved transactions, or as required by state insurance laws or regulations, the Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company's assets held in the Account), and the Company shall not prevent Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts, until 45 days after the Company shall have notified the Fund or the Adviser of its intention to do so.

ARTICLE VIII.     Indemnification
                  ---------------
                  8.1.     Indemnification By The Company

     (a). The Company agrees to indemnify and hold harmless the Fund and the Adviser, each member of their Board of Trustees or Board of Directors, each of their officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

          (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Contracts or contained in sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances which they were made; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund or the Adviser for use in the registration statement, prospectus or statement of additional information for the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

          (ii) arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the Fund registration statement, Fund prospectus or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Advisor or the Fund; or

          (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Fund registration statement, Fund prospectus, statement of additional information or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished to the Fund or the Adviser by or on behalf of the Company or persons under its control; or

          (iv) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

except to the extent provided in Sections 8.1(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Company may otherwise have.

     (b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

8.2. Indemnification by Adviser and Fund

     8.2(a)(1). The Adviser agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

          (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus, statement of additional information or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser or the Fund by or on behalf of the Company for use in the Fund registration statement, prospectus or statement of additional information, or sales literature or other promotional material for the Contracts or of the Fund; or

          (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the Contracts or in the Contract registration statement, the Contract prospectus, statement of additional information, or sales literature or other promotional material for the Contracts not supplied by the Adviser or the Fund or persons under the control of the Adviser or the Fund respectively) or wrongful conduct of the Adviser or persons under its control, with respect to the sale or distribution of the Contracts, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished to the Adviser or the Fund by or on behalf of the Company; or

          (iii) arise out of any untrue statement or allegedly untrue statement of a material fact contained in a registration statement, prospectus, statement of additional information or sales literature covering the Contracts (or any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund or persons under the control of the Adviser; or

          (iv) arise out of or result from any material breach of any representation and/or warranty made by the Adviser or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser or the Fund;

          (v) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate;

except to the extent provided in Sections 8.2(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Adviser may otherwise have.

     8.2(a)(2) The Fund agrees to indemnify and hold harmless the Indemnified Parties [as defined in Section 8.2(a)(1)] against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the operations of the Fund or the sale or acquisition of the Fund's shares and:

          (i) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact or (b) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, if such fact, statement or omission is contained in the registration statement for the Fund or the Contracts, or in the prospectus or statement of additional information for the Contracts or the Fund, or in any amendment to any of the foregoing, or in sales literature or other promotional material for the Contracts or of the Fund, provided, however, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement, fact or omission or such alleged statement, fact or omission was made in reliance upon and in conformity with information furnished to the Adviser or the Fund by or on behalf of the Indemnified Party; or

          (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the Contracts or in the Contract registration statement, the Contract prospectus, statement of additional information, or sales literature or other promotional material for the Contracts not supplied by the Adviser or the Fund or persons under the control of the Adviser or the Fund respectively) or wrongful conduct of the Fund or persons under its control with respect to the sale or distribution of Contracts, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished to the Adviser or the Fund by or on behalf of the Company; or

          (iii) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VI of this Agreement);

          (iv) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate;

except to the extent provided in Section 8.2(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Fund may otherwise have.

          (b). The Fund and Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

                  8.3      Indemnification Procedure
                  Any person obligated to provide indemnification under this
Article VIII ("indemnifying party" for the purpose of this Section 8.3) shall not be liable under the indemnification provisions of this Article VIII with respect to any claim made against a party entitled to indemnification under this
Article VIII ("indemnified party" for the purpose of this Section 8.3) unless such indemnified party shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such indemnified party (or after such party shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability which it may have to the indemnified party against whom such action is brought under the indemnification provisions of this Article VIII, except to the extent that the failure to notify results in the failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of failure to give such notice. In case any such action is brought against the indemnified party, the indemnifying party will be entitled to participate, at its own expense, in the defense thereof. The indemnifying party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the indemnifying party to the indemnified party of the indemnifying party's election to assume the defense thereof, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or
(ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.
                  A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.
ARTICLE IX.       Notices
                  Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify to the other party.
                  If to the Fund:
                           Panorama Series Fund, Inc.
                            2 World Trade Center
                           New York, NY 10048-0203
                           Attn: Andrew J. Donohue, Vice President and Secretary







                  If to the Adviser:

                           OppenheimerFunds, Inc.
                           2 World Trade Center
                           New York, NY 10048-0203
                           Attn: Michael Keogh, Vice President/Manager
                                    Variable Annuity Operations

                  If to the Company:

                           Allstate Life Insurance Company of New York
                           3100 Sanders Road, M2A
                           Northbrook, IL  60062
                           Attention:  Timothy N. Vander Pas



ARTICLE X.        Miscellaneous
                  10.1. The Company represents and warrants that any Contracts eligible to purchase shares of the Fund and offered and/or sold in private placements will comply in all material respects with the exemptions from the registration requirements of the 1933 Act and applicable federal and state laws and regulations.
                  10.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by (i) this Agreement and (ii) by Title V, Subtitle A of the Gramm-Leach-Bliley Act and by regulations adopted thereunder by regulators having jurisdiction over the parties hereto, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.
                  10.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
                  10.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
                  10.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
                  10.6. Each party hereto shall cooperate with, and promptly notify each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
                  10.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.
                  10.8. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

                  10.9. This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Adviser may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. (the Adviser's parent corporation) or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, without the consent of the Company, as long as (i) that assignee agrees to assume all the obligations imposed on the Adviser by this Agreement, and (ii) the Fund consents to that assignment.
                  10.10. This Agreement sets forth the entire agreement between the parties and supercedes all prior communications, agreements and understandings, oral or written, between the parties regarding the subject matter hereof.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed as of the date specified below.
                    ALLSTATE LIFE OF NEW YORK


                    By: __________________________________


                    Title: _______________________________

                    Date: ________________________________








                    PANORAMA SERIES FUND, INC.

                    By: __________________________________


                    Title: _______________________________

                    Date: ________________________________

                    OPPENHEIMERFUNDS, INC.

                    By: __________________________________


                    Title: _______________________________

                    Date: ________________________________
































                                   SCHEDULE 1


Separate Accounts                                             Products

Allstate Life of New York Variable Life     Consultant Accumulator  (NYLU 599)
Separate Account A (8/1/96)                 Consultant Protector  (NYLU 598)

                                   SCHEDULE 2

Portfolios of Panorama Series Fund, Inc. shown below do not include service class shares unless expressly indicated:


         Oppenheimer International Growth Fund/VA: Service Share Class

Exhibit 27(h)(12)


                             PARTICIPATION AGREEMENT
                                      Among
                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                         PIMCO VARIABLE INSURANCE TRUST,
                                       and
                          PIMCO FUNDS DISTRIBUTORS LLC

         THIS AGREEMENT, dated as of the 1st day of October __, 2002 by and among Allstate Life Insurance Company of New York, (the "Company"), a New York corporation, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the "Account"), PIMCO Variable Insurance Trust (the "Fund"), a Delaware business trust, and PIMCO Funds Distributors LLC (the "Underwriter"), a Delaware limited liability company.

         WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance and variable annuity contracts (the "Variable Insurance Products") to be offered by insurance companies which have entered into participation agreements with the Fund and Underwriter ("Participating Insurance Companies");

         WHEREAS, the shares of beneficial interest of the Fund are divided into several series of shares, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities and other assets;

         WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (the "SEC") granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, if and to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the "Mixed and Shared Funding Exemptive Order");

         WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolios are registered under the Securities Act of 1933, as amended (the "1933 Act");

         WHEREAS, Pacific Investment Management Company (the "Adviser"), which serves as investment adviser to the Fund, is duly registered as an investment adviser under the federal Investment Advisers Act of 1940, as amended;

         WHEREAS, the Company has issued or will issue certain variable life insurance and/or variable annuity contracts supported wholly or partially by the Account (the "Contracts"), and said Contracts are listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement;

         WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts;

         WHEREAS, the Underwriter, which serves as distributor to the Fund, is registered as a broker dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Administrative Class shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the "Designated Portfolios") on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to the Account at net asset value;

         NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

ARTICLE I.  Sale of Fund Shares

                  1.1. The Fund has granted to the Underwriter exclusive authority to distribute the Fund's shares, and has agreed to instruct, and has so instructed, the Underwriter to make available to the Company for purchase on behalf of the Account Fund shares of those Designated Portfolios selected by the Underwriter. Pursuant to such authority and instructions, and subject to Article X hereof, the Underwriter agrees to make available to the Company for purchase on behalf of the Account, shares of those Designated Portfolios listed on Schedule A to this Agreement, such purchases to be effected at net asset value in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing,
(i) Fund series (other than those listed on Schedule A) in existence now or that may be established in the future will be made available to the Company only as the Underwriter may so provide, and (ii) the Board of Trustees of the Fund (the "Board") may suspend or terminate the offering of Fund shares of any Designated Portfolio or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary in the best interests of the shareholders of such Designated Portfolio.

1.2. The Fund shall redeem, at the Company's request, any full or fractional Designated Portfolio shares held by the Company on behalf of the Account, such redemptions to be effected at net asset value in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing, (i) the Company shall not redeem Fund shares attributable to Contract owners except in the circumstances permitted in Section 10.3 of this Agreement, and (ii) the Fund may delay redemption of Fund shares of any Designated Portfolio to the extent permitted by the 1940 Act, and any rules, regulations or orders thereunder.

1.3.     Purchase and Redemption Procedures

(a) The Fund hereby appoints the Company as an agent of the Fund for the limited purpose of receiving purchase and redemption requests on behalf of the Account (but not with respect to any Fund shares that may be held in the general account of the Company) for shares of those Designated Portfolios made available hereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Account. Receipt of any such request (or relevant transactional information therefor) on any day the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC (a "Business Day") by the Company as such limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund Prospectus (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) shall constitute receipt by the Fund on that same
     Business Day, provided that the Fund receives notice of such request by 9:00 a.m. Eastern Time on the next following Business Day.

(b) The Company shall pay for shares of each Designated Portfolio on the same day that it notifies the Fund of a purchase request for such shares. Payment for Designated Portfolio shares shall be made in federal funds transmitted to the Fund by wire to be received by the Fund by 4:00 p.m. Eastern Time on the day the Fund is notified of the purchase request for Designated Portfolio shares (unless the Fund determines and so advises the Company that sufficient proceeds are available from redemption of shares of other Designated Portfolios effected pursuant to redemption requests tendered by the Company on behalf of the Account). If federal funds are not received on time, such funds will be invested, and Designated Portfolio shares purchased thereby will be issued, as soon as practicable and the Company shall promptly, upon the Fund's request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowing or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. Upon receipt of federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

(c) Payment for Designated Portfolio shares redeemed by the Account or the Company shall be made in federal funds transmitted by wire to the Company or any other designated person on the next Business Day after the Fund is properly notified of the redemption order of such shares (unless redemption proceeds are to be applied to the purchase of shares of other Designated Portfolios in accordance with Section 1.3(b) of this Agreement), except that the Fund reserves the right to redeem Designated Portfolio shares in assets other than cash and to delay payment of redemption proceeds to the extent permitted under Section 22(e) of the 1940 Act and any Rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus. The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds by the Company; the Company alone shall be responsible for such action.

(d) Any purchase or redemption request for Designated Portfolio shares held or to be held in the Company's general account shall be effected at the net asset value per share next determined after the Fund's receipt of such request, provided that, in the case of a purchase request, payment for Fund shares so requested is received by the Fund in federal funds prior to close of business for determination of such value, as defined from time to time in the Fund Prospectus.

1.4. The Fund shall use its best efforts to make the net asset value per share for each Designated Portfolio available to the Company by 7:00 p.m. Eastern Time each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Designated Portfolio is calculated, and shall calculate such net asset value in accordance with the Fund's Prospectus. Neither the Fund, any Designated Portfolio, the Underwriter, nor any of their affiliates shall be liable for any information provided to the Company pursuant to this Agreement which information is based on incorrect information supplied by the Company or any other Participating Insurance Company to the Fund or the Underwriter. In the event that net asset values are not made available to the Company by the time so indicated in this paragraph, the Company agrees to use its best efforts to include the net asset values when received in that day's business cycle for purposes of calculating purchase orders and requests for redemption. However, if net asset values are not available for inclusion in that day's business cycle and purchase orders/redemptions are not able to be calculated and available for the Company to execute within the timeframe described in Section 1.3(a), the Fund shall reimburse and make the Company whole for any losses incurred as a result of such delays, unless such delays are due to circumstances beyond the Fund's control.

1.5. The Fund shall furnish notice (by wire or telephone followed by written confirmation) to the Company as soon as reasonably practicable of any income dividends or capital gain distributions payable on any Designated Portfolio shares. The Company, on its behalf and on behalf of the Account, hereby elects to receive all such dividends and distributions as are payable on any Designated Portfolio shares in the form of additional shares of that Designated Portfolio. The Company reserves the right, on its behalf and on behalf of the Account, to revoke this election and to receive all such dividends and capital gain distributions in cash. The Fund shall notify the Company promptly of the number of Designated Portfolio shares so issued as payment of such dividends and distributions.

1.6. Issuance and transfer of Fund shares shall be by book entry only. Stock certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund shares shall be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.

1.7. (a) The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund's shares may be sold to other insurance companies (subject to Section 1.8 hereof) and the cash value of the Contracts may be invested in other investment companies, provided, however, that until this Agreement is terminated pursuant to Article X, the Company shall promote the Designated Portfolios on the same basis as other funding vehicles available under the Contracts. Funding vehicles other than those listed on Schedule A to this Agreement may be available for the investment of the cash value of the Contracts, provided, however, i) the Company gives the Fund and the Underwriter 45 days written notice of its intention to make such other investment vehicle available as a funding vehicle for the Contracts; and (ii) unless such other investment company was available as a Funding vehicle for the Contracts prior to the date of this Agreement and the Company has so informed the Fund and the Underwriter prior to their signing this Agreement, the Fund or Underwriter consents in writing to the use of such other vehicle, such consent not to be unreasonably withheld.

(b) The Company shall not, without prior notice to the Underwriter (unless otherwise required by applicable law), take any action to operate the Account as a management investment company under the 1940 Act.

(c) The Company shall not, without prior notice to the Underwriter (unless otherwise required by applicable law), induce Contract owners to change or modify the Fund or change the Fund's distributor or investment adviser.

(d) The Company shall not, without prior notice to the Fund, induce Contract owners to vote on any matter submitted for consideration by the shareholders of the Fund in a manner other than as recommended by the Board of Trustees of the Fund.

1.8. The Underwriter and the Fund shall sell Fund shares only to Participating Insurance Companies and their separate accounts and to persons or plans ("Qualified Persons") that communicate to the Underwriter and the Fund that they qualify to purchase shares of the Fund under Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder without impairing the ability of the Account to consider the portfolio investments of the Fund as constituting investments of the Account for the purpose of satisfying the diversification requirements of Section 817(h). The Underwriter and the Fund shall not sell Fund shares to any insurance company or separate account unless an agreement complying with Article VI of this Agreement is in effect to govern such sales, to the extent required. The Company hereby represents and warrants that it and the Account are Qualified Persons. The Fund reserves the right to cease offering shares of any Designated Portfolio in the discretion of the Fund.

                  1.9 The Fund will provide notice of any error in calculation of net asset value of a Designated Portfolio as soon as reasonably practical after discovery thereof. Any such notice will state for each day for which an error occurred, the incorrect price, the correct price, and the reason for the price change. The Fund will make the Company and the Account whole for any payments or adjustments to the number of shares in the Account that are reasonably demonstrated to be required as a result of pricing errors.

ARTICLE II.  Representations and Warranties

                  2.1. The Company represents and warrants that the Contracts
(a) are, or prior to issuance will be, registered under the 1933 Act, or (b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under New York insurance laws, and that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (b) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

2.2. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with applicable state and federal securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

2.3. The Fund may make payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act. Prior to financing distribution expenses pursuant to Rule 12b-1, the Fund will have the Board, a majority of whom are not interested persons of the Fund, formulate and approve a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

2.4. The Fund makes no representations as to whether any aspect of its operations, including, but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states.

2.5. The Fund represents that it is lawfully organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act.

2.6. The Underwriter represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Fund shares in accordance with any applicable state and federal securities laws.

2.7. The Fund and the Underwriter represent and warrant that all of their trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.8. The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Account are covered by a blanket fidelity bond or similar coverage for the benefit of the Account, in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees to hold for the benefit of the Fund and to pay to the Fund any amounts lost from larceny, embezzlement or other events covered by the aforesaid bond to the extent such amounts properly belong to the Fund pursuant to the terms of this Agreement. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.

ARTICLE III.  Prospectuses and Proxy Statements; Voting

                  3.1. The Underwriter shall provide the Company with as many copies of the Fund's current prospectus (describing only the Designated Portfolios listed on Schedule A) or, to the extent permitted, the Fund's profiles as the Company may reasonably request. The Company shall bear the expense of printing copies of the current prospectus and profiles for the Contracts that will be distributed to existing Contract owners, and the Company shall bear the expense of printing copies of the Fund's prospectus and profiles that are used in connection with offering the Contracts issued by the Company. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus on diskette at the Fund's expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund's prospectus or profile printed together in one document (the payment of such printing costs to be governed by the provisions of Section 5.3 of this Agreement). The form of the Fund's prospectus and/or statement of additional information provided to the Company shall be the final form of prospectus and statement of additional information as filed with the Securities and Exchange Commission which form shall include only those Portfolios of the Fund identified in Schedule A.

3.2. The Fund's prospectus shall state that the current Statement of Additional Information ("SAI") for the Fund is available, and the Underwriter (or the Fund), at its expense, shall provide a reasonable number of copies of such SAI free of charge to the Company for itself and for any owner of a Contract who requests such SAI.

3.3. The Fund shall provide the Company with information regarding the Fund's expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract. The Company agrees that it will use such information in the form provided. The Company shall provide prior written notice of any proposed modification of such information, which notice will describe in detail the manner in which the Company proposes to modify the information, and agrees that it may not modify such information in any way without the prior consent of the Fund.

3.4. The Fund, at its expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

3.5.     The Company shall:

(i)      solicit voting instructions from Contract owners;

(ii) vote the Fund shares in accordance with instructions received from Contract owners; and

(iii) vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company will vote Fund shares held in any segregated asset account in the same proportion as Fund shares of such portfolio for which voting instructions have been received from Contract owners, to the extent permitted by law.

3.6. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in a Designated Portfolio calculates voting privileges as required by the Shared Funding Exemptive Order and consistent with any reasonable standards that the Fund may adopt and provide in writing.

ARTICLE IV.  Sales Material and Information

4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material that the Company develops and in which the Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named. No such material shall be used until approved by the Fund or its designee, and the Fund will use its best efforts for it or its designee to review such sales literature or promotional material within five Business Days after receipt of such material. The Fund or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named, and no such material shall be used if the Fund or its designee so object.

4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund or the Adviser or the Underwriter in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either.

4.3. The Fund and the Underwriter, or their designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, and/or its Account, is named. No such material shall be used until approved by the Company, and the Company will use its best efforts to review such sales literature or promotional material within ten Business Days after receipt of such material. The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects.

4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities.

4.6. The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document(s) with the SEC or other regulatory authorities. The Company shall provide to the Fund and the Underwriter any complaints received from the Contract owners pertaining to the Fund or the Designated Portfolio.

4.7. The Fund will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Portfolio, and of any material change in the Fund's registration statement, particularly any change resulting in a change to the registration statement or prospectus for any Account. The Fund will work with the Company so as to enable the Company to solicit proxies from Contract owners, or to make changes to its prospectus or registration statement, in an orderly manner. The Fund will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

4.8. For purposes of this Article IV, the phrase "sales literature and other promotional materials" includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund.

ARTICLE V.  Fees and Expenses

                  5.1. The Fund and the Underwriter shall pay no fee or other compensation to the Company under this Agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Fund or Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing, and such payments will be made out of existing fees otherwise payable to the Underwriter, past profits of the Underwriter, or other resources available to the Underwriter. Currently, no such payments are contemplated.

5.2. All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund's shares.

5.3. The Company shall bear the expenses of printing and distributing the Fund's prospectus to owners of Contracts issued by the Company, except that the Fund shall contribute a maximum of $7,500 during each 12-month period following the effective date of the agreement for costs associated with printing and distributing prospectuses to existing owners, but not prospective owners. The Fund shall bear the expenses of printing and distributing the Fund's reports and proxy materials to such Contract owners, except those proxy materials initiated by the Company.

ARTICLE VI.  Diversification and Qualification

                  6.1. The Fund will invest its assets in such a manner as to ensure that the Contracts will be treated as annuity or life insurance contracts, whichever is appropriate, under the Code and the regulations issued thereunder (or any successor provisions). Without limiting the scope of the foregoing, each Designated Portfolio has complied and will continue to comply with Section 817(h) of the Code and Treasury Regulation ss.1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulations. In the event of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify the Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

6.2. The Fund represents that it is or will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

6.3. The Company represents that the Contracts are currently, and at the time of issuance shall be, treated as life insurance or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future. The Company agrees that any prospectus offering a contract that is a "modified endowment contract" as that term is defined in Section 7702A of the Code (or any successor or similar provision), shall identify such contract as a modified endowment contract.

ARTICLE VII.  Potential Conflicts

The following provisions shall apply only upon issuance of the Mixed and Shared Funding Order and the sale of shares of the Fund to variable life insurance separate accounts, and then only to the extent required under the 1940 Act.

7.1. The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded.

7.3. If it is determined by a majority of the Board, or a majority of its disinterested members, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the Account's investment in the Fund and terminate this Agreement with respect to each Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

7.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

7.6. For purposes of Section 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contract if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

7.7. If and to the extent the Mixed and Shared Funding Exemption Order or any amendment thereto contains terms and conditions different from Sections 3.4, 3.5, 3.6, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with the Mixed and Shared Funding Exemptive Order, and Sections 3.4, 3.5, 3.6, 7.1, 7.2, 7.3, 7.4 and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in the Mixed and Shared Funding Exemptive Order or any amendment thereto. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.5, 3.6, 7.1., 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII.  Indemnification

                  8.1.     Indemnification By the Company

     8.1(a). The Company agrees to indemnify and hold harmless the Fund and the Underwriter and each of its trustees/directors and officers, and each person, if any, who controls the Fund or Underwriter within the meaning of Section 15 of the 1933 Act or who is under common control with the Underwriter (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(i) arise out of or are based upon any untrue statement or alleged untrue statements of any material fact contained in the registration statement, prospectus (which shall include a written description of a Contract that is not registered under the 1933 Act), or SAI for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or its agents or persons under the Company's authorization or control, with respect to the sale or distribution of the Contracts or Fund Shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company; or

(iv) arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

(vi) as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

     8.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of its obligations or duties under this Agreement.

     8.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     8.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

8.2.     Indemnification by the Underwriter

     8.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

     (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the registration statement, prospectus or SAI for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

     (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

     (iii)arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund or the Underwriter; or

     (iv) arise as a result of any failure by the Fund or the Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure of the Fund, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

     (v) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter;

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

     8.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

     8.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

8.3.     Indemnification By the Fund

     8.3(a). The Fund agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which the Indemnified Parties may be required to pay or may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the operations of the Fund and:

(i) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(ii) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;

as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof.

     8.3(b). The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company, the Fund, the Underwriter or the Account, whichever is applicable.

     8.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     8.3(d). The Company and the Underwriter agree promptly to notify the Fund of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.

ARTICLE IX.  Applicable Law

     9.1.  This  Agreement   shall  be  construed  and  the  provisions   hereof
interpreted under and in accordance with the laws of the State of California.

     9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, any Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith. If, in the future, the Mixed and Shared Funding Exemptive Order should no longer be necessary under applicable law, then Article VII shall no longer apply.

ARTICLE X. Termination

     10.1. This Agreement shall continue in full force and effect until the first to occur of:

     (a) termination by any party, for any reason with respect to some or all Designated Portfolios, by three (3) months advance written notice delivered to the other parties; or

     (b) termination by the Company by written notice to the Fund and the Underwriter based upon the Company's determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; or

     (c) termination by the Company by written notice to the Fund and the Underwriter in the event any of the Designated Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

     (d) termination by the Fund or Underwriter in the event that formal administrative proceedings are instituted against the Company by the NASD, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund's shares; provided, however, that the Fund or Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

     (e) termination by the Company in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the NASD, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Underwriter to perform its obligations under this Agreement; or

     (f) termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the Section 817(h) diversification requirements specified in Article VI hereof, or if the Company reasonably believes that such Portfolio may fail to so qualify or comply; or

     (g)  termination  by the  Fund or  Underwriter  by  written  notice  to the
          Company   in  the  event   that  the   Contracts   fail  to  meet  the
          qualifications specified in Article VI hereof; or

     (h) termination by either the Fund or the Underwriter by written notice to the Company, if either one or both of the Fund or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

     (i) termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

     (j) termination by the Fund or the Underwriter by written notice to the Company, if the Company gives the Fund and the Underwriter the written notice specified in Section 1.7(a)(ii) hereof and at the time such notice was given there was no notice of termination outstanding under any other provision of this Agreement; provided, however, any termination under this Section 10.1(j) shall be effective forty-five days after the notice specified in Section 1.7(a)(ii) was given; or

     (k) termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of the Fund in accordance with the terms of the Contracts, provided that the Company has given at least 45 days prior written notice to the Fund and Underwriter of the date of substitution; or

     (l) termination by any party in the event that the Fund's Board of Trustees determines that a material irreconcilable conflict exists as provided in Article VII.

10.2. Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"), unless the Underwriter requests that the Company seek an order pursuant to Section 26(b) of the 1940 Act to permit the substitution of other securities for the shares of the Designated Portfolios. The Underwriter agrees to bear all costs of seeking such an order, and the Company agrees that it shall reasonably cooperate with the Underwriter and seek such an order upon request. Specifically, the owners of the Existing Contracts may be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts (subject to any such election by the Underwriter). The parties agree that this Section 10.2 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement. The parties further agree that this Section 10.2 shall not apply to any terminations under
Section 10.1(g) of this Agreement. The parties agree that in the event the Company terminates in accordance with Section 10.1(a), all such costs related to cessation of investment activities and substitution of other securities for shares of the Designated Portfolios incurred by the Company shall be borne by the Company. Such costs include legal expenses, filing fees, and reprinting of prospectuses or supplements to prospectuses. The Company shall be responsible for all other costs including mailing expenses and reprinting of advertising and sales material.
10.3. The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company's assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption"), (iii) upon 45 days prior written notice to the Fund and Underwriter, as permitted by an order of the SEC pursuant to
Section 26(b) of the 1940 Act, but only if a substitution of other securities for the shares of the Designated Portfolios is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contract. Upon request, the Company will promptly furnish to the Fund and the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contacts, the Company shall not prevent Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 45 days notice of its intention to do so.

10.4. Notwithstanding any termination of this Agreement, each party's obligation under Article VIII to indemnify the other parties shall survive.

ARTICLE XI.  Notices

     Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to the Fund:     PIMCO  Variable Insurance Trust
                             840 Newport Center Drive, Suite 300
                             Newport Beach, CA 92660


         If to the Company:  Allstate Life Insurance Company of New York
                             Attn: Timothy N. Vander Pas
                             3100 Sanders Road, Suite M2A
                             Northbrook, IL  60062


         If to Underwriter:  PIMCO Funds Distributors LLC
                             2187 Atlantic Street
                             Stamford, CT 06902


ARTICLE XII.  Miscellaneous

                  12.1. All persons dealing with the Fund must look solely to the property of the Fund, and in the case of a series company, the respective Designated Portfolios listed on Schedule A hereto as though each such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Fund. The parties agree that neither the Board, officers, agents or shareholders of the Fund assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

12.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information has come into the public domain.

12.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the New York Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable life/annuity operations of the Company are being conducted in a manner consistent with the New York variable life/annuity laws and regulations and any other applicable law or regulations.

12.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

12.9. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:

(a) the Company's annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles) filed with any state or federal regulatory body or otherwise made available to the public, as soon as practicable and in any event within 90 days after the end of each fiscal year; and

(b) any registration statement (without exhibits) and financial reports of the Company filed with the Securities and Exchange Commission or any state insurance regulatory, as soon as practicable after the filing thereof.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK:

                       By its authorized officer

                       By:
                                --------------------------------------------

                       Name:    Timothy N. Vander Pas

                       Title:   Assistant Vice President

                       Date:    ---------------



PIMCO VARIABLE INSURANCE TRUST

                     By its authorized officer

                     By:
                              --------------------------------------------

                     Name:    Brent R. Harris

                     Title:   Chairman

                     Date:
                              --------------------------------------------

PIMCO FUNDS DISTRIBUTORS LLC

                     By its authorized officer

                     By:
                              --------------------------------------------

                     Name:    Newton B. Schott, Jr.

                     Title:   Executive Vice President

                     Date:
                              --------------------------------------------



8194921.doc   12/31/97

                                   Schedule A



PIMCO Variable Insurance Trust Portfolios:

Money Market Portfolio

Total Return Portfolio

Foreign Bond Portfolio





Segregated Asset Accounts:

Separate Account: Allstate Life of New York Variable Life Separate Account A; Est. date: August 1, 1996



Dated:  October __, 2002

Exhibit 27(h)(13)

                             PARTICIPATION AGREEMENT

                                      Among

                              PUTNAM VARIABLE TRUST

                         PUTNAM RETAIL MANAGEMENT, INC.

                                       and

                            Allstate Life of New York

         THIS AGREEMENT, made and entered into as of this 1st day of August, 2001, among Allstate Life of New York (the "Company"), a New York corporation, on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto, as such Schedule may be amended from time to time (each such account hereinafter referred to as the "Account"), PUTNAM VARIABLE TRUST (the "Trust"), a Massachusetts business trust, and PUTNAM RETAIL MANAGEMENT, INC. (the "Underwriter"), a Massachusetts corporation.

         WHEREAS, the Trust is an open-end diversified management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (collectively, the "Variable Insurance Products") to be offered by insurance companies which have entered into Participation Agreements with the Trust and the Underwriter (the "Participating Insurance Companies"); and

         WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each designated a "Fund" and representing the interest in a particular managed portfolio of securities and other assets; and

         WHEREAS, the Trust has obtained an order from the Securities and Exchange Commission, dated December 29, 1993 (File No. 812-8612), granting the variable annuity and variable life insurance separate accounts participating in the Trust exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of the Participating Insurance Companies (the "Shared Funding Exemptive Order"); and
         WHEREAS, the Trust is registered as an open-end management investment company under the 1940 Act and the sale of its shares is registered under the Securities Act of 1933, as amended (the " 1933 Act"); and

         WHEREAS, the Company has registered or will register certain variable life and/or variable annuity contracts under the 1933 Act and any applicable state securities and insurance law; and

         WHEREAS, each Account is a duly organized, validly existing separate account, established by resolution of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to one or more variable insurance contracts (the "Contracts"); and

         WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act; and

         WHEREAS, the Underwriter is registered as a broker dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in certain Funds ("Authorized Funds") on behalf of each Account to fund certain of the Contracts and the Underwriter is authorized to sell such shares to unit investment trusts such as each Account at net asset value;

         NOW, THEREFORE, in consideration of the promises herein, the Company, the Trust and the Underwriter agree as follows:

                         ARTICLE 1. Sale of Trust Shares

         1.1 The Underwriter agrees, subject to the Trust's rights under Section
  1.2 and otherwise under this Agreement, to sell to the Company those Trust shares representing interests in Authorized Funds which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the order for the shares of the Trust. For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such order by 9:30 a.m. Eastern time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Securities and Exchange Commission. The initial Authorized Funds are set forth in Schedule B, as such schedule is amended from time to time.

         1.2 The Trust agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Trust calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Trust shall use reasonable efforts to calculate such net asset value on each day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Trustees of the Trust (the "Trustees") may refuse to sell shares of any Fund to the Company or any other person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction over the Trust or if the Trustees determine, in the exercise of their fiduciary responsibilities, that to do so would be in the best interests of shareholders.

         1.3 The Trust and the Underwriter agree that shares of the Trust will be sold only to Participating Insurance Companies and their separate accounts. No shares of any Fund will be sold to the general public.

         1.4 The Trust shall redeem its shares in accordance with the terms of its then current prospectus. For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such request for redemption by 9:30 a.m., Eastern time, on the next following Business Day.

         1.5 The Company shall purchase and redeem the shares of Authorized Funds offered by the then current prospectus of the Trust in accordance with the provisions of such prospectus.

         1.6 The Company shall pay for Trust shares on the next Business Day after an order to purchase Trust shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire.

         1.7 Issuance and transfer of the Trust's shares will be by book entry only. Share certificates will not be issued to the Company or any Account. Shares ordered from the Trust will be recorded as instructed by the Company to the Underwriter in an appropriate title for each Account or the appropriate sub-account of each Account.

         1.8 The Underwriter shall furnish prompt notice (by wire or telephone, followed by written confirmation) to the Company of the declaration of any income, dividends or capital gain distributions payable on the Trust's shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Fund shares in additional shares of that Fund. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Underwriter shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

         1.9 The Underwriter shall make the net asset value per share for each Fund available to the Company on a daily basis as soon as reasonably practical after the Trust calculates its net asset value per share and each of the Trust and the Underwriter shall use its best efforts to make such net asset value per share available by 6:30 p.m. Eastern time.

                   ARTICLE II. Representations and Warranties

         2.1      The Company represents and warrants that

         (a) at all times during the term of this Agreement the Contracts are or will be registered under the 1933 Act; the Contracts will be issued and sold in compliance in all material respects with all applicable laws and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a separate account under applicable law and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts; and

         (b) the Contracts are currently treated as endowment, annuity or life insurance contracts, under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such treatment and that it will notify the Trust and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

         2.2      The Trust represents and warrants that

         (a) at all times during the term of this Agreement Trust shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold by the Trust to the Company in compliance with all applicable laws, subject to the terms of Section 2.4 below, and the Trust is and shall remain registered under the 1940 Act. The Trust shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust or the Underwriter in connection with their sale by the Trust to the Company and only as required by Section 2.4;

           (b) it is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will use its best efforts to maintain such qualification (under Subchapter M or any successor provision) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future; and

         (c) it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act.

     2.3 The Underwriter represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Trust shares in accordance with all applicable securities laws applicable to it, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

         2.4 Notwithstanding any other provision of this Agreement, the Trust shall be responsible for the registration and qualification of its shares and of the Trust itself under the laws of any jurisdiction only in connection with the sales of shares directly to the Company through the Underwriter. The Trust shall not be responsible, and the Company shall take full responsibility, for determining any jurisdiction in which any qualification or registration of Trust shares or the Trust by the Trust may be required in connection with the sale of the Contracts or the indirect interest of any Contract in any shares of the Trust and advising the Trust thereof at such time and in such manner as is necessary to permit the Trust to comply.

         2.5 The Trust makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states.

              ARTICLE II. Prospectuses and Proxy Statements; Voting

         3.1 The Trust shall provide such documentation (including a camera-ready copy of its prospectus) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Trust is amended) to have the prospectus for the Contracts and the Trust's prospectus printed together in one or more documents (such printing to be at the Company's expense).

     3.2 The Trust's Prospectus shall state that the Statement of Additional Information for the Trust is available from the Underwriter or its designee (or in the Trust's discretion, the Prospectus shall state that such Statement is available from the Trust), and the Underwriter (or the Trust), at its expense, shall print and provide such Statement free of charge to the Company and to any owner of a Contract or prospective owner who requests such Statement.

     3.3 The Trust, at its expense, shall provide the Company with copies of its reports to shareholders, proxy material and other communications to shareholders in such quantity as the Company shall reasonably require for distribution to the Contract owners, such distribution to be at the expense of the Company.

         3.4 The Company shall vote all Trust shares as required by law and the Shared Funding Exemptive Order. The Company reserves the right to vote Trust shares held in any separate account in its own right, to the extent permitted by law and the Shared Funding Exemptive Order. The Company shall be responsible for assuring that each of its separate accounts participating in the Trust calculates voting privileges in a manner consistent with all legal requirements and the Shared Funding Exemptive Order.

     3.5 The Trust will comply with all applicable provisions of the 1940 Act requiring voting by shareholders, and in particular the Trust will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Trust is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Trust will act in accordance with the Securities and Exchange Commission's interpretation of the requirements of Section 16(a) with respect to periodic elections of trustees and with whatever rules the Commission may promulgate with respect thereto.

                   ARTICLE IV. Sales Material and Information

         4.1 Without limiting the scope or effect of Section 4.2 hereof, the Company shall furnish, or shall cause to be furnished, to the Underwriter each piece of sales literature or other promotional material (as defined hereafter) in which the Trust, its investment adviser or the Underwriter is named at least 10 days prior to its use. No such material shall be used if the Underwriter objects to such use within five Business Days after receipt of such material.

         4.2 The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Trust shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in annual or semi-annual reports or proxy statements for the Trust, or in sales literature or other promotional material approved by the Trust or its designee or by the Underwriter, except with the written permission of the Trust or the Underwriter or the designee of either or as is required by law.

         4.3 The Underwriter or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material prepared by the Underwriter in which the Company and/or its separate account(s) is named at least 10 days prior to its use. No such material shall be used if the Company or its designee objects to such use within five Business Days after receipt of such material.

         4.4 Neither the Trust nor the Underwriter shall give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the written permission of the Company or as is required by law.

     4.5 For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e. any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all registered representatives.

                          ARTICLE V. Fees and Expenses

         5.1 Except as provided in Article VI, the Trust and Underwriter shall pay no fee or other compensation to the Company under this agreement.

     5.2 All expenses incident to performance by the Trust under this Agreement shall be paid by the Trust. The Trust shall bear the expenses for the cost of registration and qualification of the Trust's shares, preparation and filing of the Trust's prospectus and registration statement, proxy materials and reports, setting the prospectus and shareholder reports in type, setting in type and printing the proxy materials, and the preparation of all statements and notices required by any federal or state law, in each case as may reasonably be necessary for the performance by it of its obligations under this Agreement.

         5.3 The Company shall bear the expenses of (a) printing and distributing the Trust's prospectus in connection with sales of the Contracts;
(b) distributing the reports to Trust's Shareholders and (c) of distributing the Trust's proxy materials to owners of the Contracts.

                            Article VI. Service Fees

         6.1 So long as the Company complies with its obligations in this
Article VI, the underwriter shall pay such Company a service fee (the "Service Fee") on shares of the Funds held in the Accounts at the annual rates specified in Schedule B (excluding any accounts for the Company's own corporate retirement plans), subject to Section 6.2 hereof.

         6.2 The Company understands and agrees that all Service Fee payments are subject to the limitations contained in each Fund's Distribution Plan, which may be varied or discontinued at any time and hereby waives the right to receive such service fee payments with respect to the Fund if the Fund ceases to pay 12b-1 fees to the Underwriter.

         6.3 (a) The Company's failure to provide the services described in
Section 6.4 or otherwise comply with the terms of this Agreement will render it ineligible to receive Service Fees; and

                  (b) the Underwriter may, without the consent of the Company, amend this Article VI to change the terms of the Service Fee payments with prior written notice to the Company.

     6.4 The Company will provide the following services to the Contract Owners purchasing Fund shares:

         (i) Maintaining regular contact with Contract owners and assisting in answering inquiries concerning the Funds;

         (ii) Assisting in printing and distributing shareholder reports, prospectuses and other sale and service literature provided by the Underwriter;

         (iii) Assisting the Underwriter and its affiliates in the establishment and maintenance of shareholder accounts and records;

         (iv) Assisting Contract owners in effecting administrative changes, such as exchanging shares in or out of the Funds;

         (v) Assisting in processing purchasing purchase and redemption transactions; and

         (vi) Providing any other information or services as the Contract owners or the Underwriter may reasonably request.

         The Company will support the Underwriter's marketing efforts by granting reasonable requests for visits to the Company's offices by representatives of the Underwriter.

         6.5 The Company's compliance with the service requirement set forth in this Agreement will be evaluated from time to time by monitoring redemption levels of Fund shares held in any Account and by such other methods as the Underwriter deems appropriate.



                          ARTICLE VII. Diversification

     7.1 The Trust shall use its best efforts to cause each Authorized Fund to maintain a diversified pool of investments that would, if such Fund were a segregated asset account, satisfy the diversification provisions of Treas. Reg.ss.1.817-5(b)(1) or (2).

         7.2 The Trust shall annually send the Company a certificate, in the form mutually agreed, certifying as to its compliance with Section 7.1.

                        ARTICLE VIII. Potential Conflicts

     8.1 The Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Trust. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities law or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trust shall promptly inform the Company if the Trustees determine that a material irreconcilable conflict exists and the implications thereof.

         8.2 The Company will report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Shared Funding Exemptive Order, by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Trustees whenever Contract owner voting instructions are disregarded.

     8.3 If it is determined by a majority of the Trustees, or a majority of the disinterested Trustees, that a material irreconcilable conflict exists, the Company shall to the extent reasonably practicable (as determined by a majority of the disinterested Trustees), take, at the Company's expense, whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Trust or any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another Fund of the Trust, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

     8.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the affected Account's investment in one or more portfolios of the Trust and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. No charge or penalty shall be imposed as a result of such withdrawal. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, and until the end of that six month period the Underwriter and Trust shall, to the extent permitted by law and any exemptive relief previously granted to the Trust, continue to accept and implement orders by the Company for the purchase (or redemption) of shares of the Trust.

     8.5 If a material irreconcilable conflict arises because of a particular state insurance regulator's decision applicable to the Company to disregard Contract owner voting instructions and that decision represents a minority position that would preclude a majority vote, then the Company may be required, at the Trust's direction, to withdraw the affected Account's investment in one or more Authorized Funds of the Trust; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, unless a shorter period is required by law, and until the end of the foregoing six month period (or such shorter period if required by law), the Underwriter and Trust shall, to the extent permitted by law and any exemptive relief previously granted to the Trust, continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust. No charge or penalty will be imposed as a result of such withdrawal.

         8.6 For purposes of Sections 8.3 through 8.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict. Neither the Trust nor the Underwriter shall be required to establish a new finding medium for the Contracts, nor shall the Company be required to do so, if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the material irreconcilable conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account's investment in one or more Authorized Funds of the Trust and terminate this Agreement within six (6) months (or such shorter period as may be required by law or any exemptive relief previously granted to the Trust) after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees. No charge or penalty will be imposed as a result of such withdrawal.

     8.7 The responsibility to take remedial action in the event of the Trustees' determination of a material irreconcilable conflict and to bear the cost of such remedial action shall be the obligation of the Company, and the obligation of the Company set forth in this Article VII shall be carried out with a view only to the interests of Contract owners.

         8.8 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 8.1, 8.2, 8.3, 8.4 and 8.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

     8.9 The Company has reviewed the Shared Funding Exemption Order and hereby assumes all obligations referred to therein which are required, including, without limitation, the obligation to provide reports, material or data as the Trustees may request as conditions to such Order, to be assumed or undertaken by the Company.

                           ARTICLE IX. Indemnification

         9.1.     Indemnification by the Company

         9.1 (a). The Company shall indemnify and hold harmless the Trust and the Underwriter and each of the Trustees, directors of the Underwriter, officers, employees or agents of the Trust or the Underwriter and each person, if any, who controls the Trust or the Underwriter within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 9.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company which consent may not be unreasonably withheld) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust's shares or the Contracts or the performance by the parties of their obligations hereunder and:

          (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a Registration Statement, Prospectus or Statement of Additional Information for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Trust for use in the Registration Statement, Prospectus or Statement of Additional Information for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

           (ii) arise out of or as a result of written statements or representations (other than statements or representations contained in the Trust's Registration Statement or Prospectus, or in sales literature for Trust shares not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Trust shares; or

             (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, Prospectus, or sales literature of the Trust or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Trust or the Underwriter by or on behalf of the Company; or

              (iv) arise out of or result from any breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 9.1(b) and 9.1(c) hereof.

         9.1 (b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party to the extent such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Trust, whichever is applicable.

         9.1 (c) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), on the basis of which the Indemnified Party should reasonably know of the availability of indemnity hereunder in respect of such claim but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Company to such Indemnified Party of the Company's election to assume the defense thereof the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

         9.1 (d) The Underwriter shall promptly notify the Company of the commencement of any litigation or proceedings against the Trust or the Underwriter in connection with the issuance or sale of the Trust Shares or the Contracts or the operation of the Trust.

     9. 1 (e) The provisions of this Section 9.1 shall survive any termination of this Agreement.

         9.2      Indemnification by the Underwriter

         9.2 (a) The Underwriter shall indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act and any director, officer, employee or agent of the foregoing (collectively, the "Indemnified Parties" for purposes of this Section 9.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter which consent may not be unreasonably withheld) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust's shares or the Contracts or the performance by the parties of their obligations hereunder and:

          (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the sales literature of the Trust prepared by or approved by the Trust or Underwriter (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Trust by or on behalf of the Company for use in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

          (ii) arise out of or as a result of written statements or representations (other than statements or representations contained in the Registration Statement, Prospectus, Statement of Additional Information or sales literature for the Contracts not supplied by the Underwriter or persons under its control) of the Underwriter or persons under its control, with respect to the sale or distribution of the Contracts or Trust shares; or

           (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, Prospectus, Statement of Additional Information or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Underwriter; or

           (iv) arise out of or result from any breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other breach of this Agreement by the Underwriter; as limited by and in accordance with the provisions of Sections 9.2(b) and 9.2(c) hereof.

         9.2 (b) The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to each Company or the Account, whichever is applicable.

         9.2 (c) The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent) on the basis of which the Indemnified Party should reasonably know of the availability of indemnity hereunder in respect of such claim, but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Underwriter to such Indemnified Party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

         9.2 (d) The Company shall promptly notify the Underwriter of the Trust of the commencement of any litigation or proceedings against it or any of its officers or directors, in connection with the issuance or sale of the Contracts or the operation of each Account.

     9.2 (e) The provisions of this Section 9.2 shall survive any termination of this Agreement.

         9.3      Indemnification by the Trust

         9.3 (a) The Trust shall indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act and any director, officer, employee or agent of the foregoing (collectively, the "Indemnified Parties" for purposes of this Section 9.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust which consent may not be unreasonably withheld) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the operations of the Trust and:

           (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement, Prospectus and Statement of Additional Information of the Trust (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Trust by or on behalf of the Company for use in the Registration Statement, Prospectus, or Statement of Additional Information for the Trust (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

           (ii) arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust, as limited by and in accordance with the provisions of Sections 9.3(b) and 9.3(c) hereof.

         9.3 (b) The Trust shall not be liable under the indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party s willful misfeasance, bad faith, or gross negligence or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company, the Trust, the Underwriter or each Account, whichever is applicable.

         9.3 (c) The Trust shall not be liable under this indemnification provision with respect to any claim made against any Indemnified Party unless such Indemnified Party shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent) on the basis of which the Indemnified Party should reasonably know of the availability of indemnity hereunder in respect of such claim, but failure to notify the Trust of any such claim shall not relieve the Trust from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Trust will be entitled to participate, at its own expense, in the defense thereof. The Trust also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party named in the action. After notice from the Trust to such Indemnified Party of the Trust's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Trust will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

         9.3 (d) The Company agrees promptly to notify the Trust of the commencement of any litigation or proceedings against it or any of its officers or, directors, in connection with this Agreement, the issuance or sale of the Contracts or the sale or acquisition of shares of the Trust.

     9.3 (e) The provisions of this Section 9.3 shall survive any termination of this Agreement.

                            ARTICLE X. Applicable Law

         10.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

     10.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

                             ARTICLE XI. Termination

         11.1.This Agreement shall terminate:

         (a) at the option of any party upon 180 days advance written notice to the other parties; or



         (d) with respect to any Account, upon requisite vote of the Contract owners having an interest in such Account (or any subaccount) to substitute the shares of another investment company for the corresponding Fund shares of the Trust in accordance with the terms of the Contracts for which those Fund shares had been selected to serve as the underlying investment media. The Company will give 90days' prior written notice to the Trust of the date of any proposed vote to replace the Trust's shares; or

         (e) with respect to any Authorized Fund, upon 60 days advance written notice from the Underwriter to the Company, upon a decision by the Underwriter to cease offering shares of the Fund for sale.

         11.2. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 11.1 (a) may be exercised for any reason or for no reason.

     11.3 No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties to this Agreement of its intent to terminate, which notice shall set forth the basis for such termination. Such prior written notice shall be given in advance of the effective date of termination as required by this Article XI.

         11.4 Notwithstanding any termination of this Agreement, subject to
Section 1.2 of this Agreement, the Trust and the Underwriter shall, at the option of the Company, continue to make available additional shares of the Trust pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, subject to Section 1.2 of this Agreement, the owners of the Existing Contracts shall be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 11.4 shall not apply to any termination under Article VIII and the effect of such Article VIII termination shall be governed by Article VIII of this Agreement.

         11.5 The Company shall not redeem Trust shares attributable to the Contracts (as opposed to Trust shares attributable to the Company's assets held in either Account) except (i) as necessary to implement Contract owner initiated transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally required Redemption"). Upon request, the Company will promptly furnish to the Trust and the Underwriter an opinion of counsel for the Company, reasonably satisfactory to the Trust, to the effect that any redemnification pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, subject to
Section 1.2 of this Agreement, the Company shall not prevent Contract owners from allocating payments to an Authorized Fund that was otherwise available under the Contracts without first giving the Trust or the Underwriter 90 days notice of its intention to do.

                              ARTICLE XII. Notices

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

         One Post Office Square
         Boston, MA 02109
         Attention: John R. Verani

If to the Underwriter:

         One Post Office Square
         Boston, MA 02109
         Attention: General Counsel

If to the Company:

         Allstate Life Insurance Company of New York
         3100 Sanders Road, M2A
         Northbrook, IL  60062
         Attention:  Timothy N. Vander Pas



                           ARTICLE XIII. Miscellaneous


         13.1 A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument, including without limitation Article VII, are not binding upon any of the Trustees or shareholders individually but binding only upon the assets and property of the Trust.

         13.2 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         13.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         13.4 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         13.5 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

     13.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         13.7 Notwithstanding any other provision of this Agreement, the obligations of the Trust and the Underwriter are several and, without limiting in any way the generality of the foregoing, neither such party shall have any liability for any action or failure to act by the other party, or any person acting on such other party's behalf.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.







                            ALLSTATE LIFE OF NEW YORK
                           By its authorized officer,



                            Name:
                            Title:



                            PUTNAM VARIABLE TRUST
                           By its authorized officer,




                            Name:
                            Title:



                         PUTNAM RETAIL MANAGEMENT, INC.
                           By its authorized officer,



                          Name:
                          Title:



pickard/pvtib





                                   Schedule A


                                Separate Accounts

           Allstate Life of New York Variable Life Separate Account A








                                   Schedule B

                                Authorized Funds


Putnam VT High Yield                                 0.25% per annum
Putnam VT International Growth and Income   0.25% per annum


Exhibit 27(h)(14)

                             PARTICIPATION AGREEMENT


                                      Among


                              RYDEX VARIABLE TRUST,

                            RYDEX DISTRIBUTORS, INC.

                                       and

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                   DATED AS OF


                                NOVEMBER 1, 2002








                                TABLE OF CONTENTS


                                                                                                               Page

ARTICLE I.                 Purchase of Trust Shares...............................................................2

ARTICLE II.                Representations and Warranties.........................................................4

ARTICLE III.               Prospectuses, Reports to Shareholders and Proxy Statements; Voting.....................6

ARTICLE IV .               Sales Material and Information.........................................................7

ARTICLE V.                 Fees and Expenses......................................................................9

ARTICLE VI.                Diversification........................................................................9

ARTICLE VII.               Potential Conflicts....................................................................9

ARTICLE VIII.              Indemnification.......................................................................11

ARTICLE IX.                Applicable Law........................................................................16

ARTICLE X.                 Termination...........................................................................16

ARTICLE XI.                Notices...............................................................................17

ARTICLE XII.      Miscellaneous..................................................................................17

SCHEDULE A        Separate Accounts and Associated Contracts.....................................................21


PH02A/13795.1

         THIS AGREEMENT, made and entered into as of the 1st day of June, 2002 by and among ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK (hereinafter the "Company"), an New York corporation, on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto as may be amended from time to time (each such account hereinafter referred to as the "Account"), RYDEX VARIABLE TRUST (hereinafter the "Trust"), a Delaware business trust, and RYDEX DISTRIBUTORS, INC. (hereinafter the "Underwriter"), a Maryland corporation.


         WHEREAS, the Trust engages in business as an open-end management investment company and is available to act as (i) the investment vehicle for separate accounts established by insurance companies for individual and group life insurance policies and individual and group annuity contracts with variable accumulation and/or pay-out provisions (hereinafter referred to individually and/or collectively as "Variable Insurance Products") and (ii) the investment vehicle for certain qualified pension and retirement plans (hereinafter "Qualified Plans"); and

         WHEREAS, insurance companies desiring to utilize the Trust as an investment vehicle under their Variable Insurance Products enter into participation agreements with the Trust and the Underwriter (the "Participating Insurance Companies");

         WHEREAS, beneficial interests in the Trust are divided into several series of interests or shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available under this Agreement, as may be amended from time to time by mutual agreement of the parties hereto (each such series is hereinafter referred to as a "Fund"); and

         WHEREAS, the Trust has obtained an order from the Securities and Exchange Commission, dated February 25, 1999 (File No. 812-11344), granting Participating Insurance Companies and Variable Insurance Product separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended (hereinafter the "1940 Act"), and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of a Fund to be sold to and held by Variable Insurance Product separate accounts of both affiliated and unaffiliated life insurance companies and Qualified Plans (hereinafter the "Shared Funding Exemptive Order"); and

         WHEREAS, the Trust is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

         WHEREAS, the Underwriter is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD") and serves as principal underwriter of the shares of the Trust; and

                                      -24-
PH02A/13795.1
         WHEREAS, the Company has registered or will register certain Variable Insurance Products under the 1933 Act; and

         WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution or under authority of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforementioned Variable Insurance Products; and

         WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Funds on behalf of each Account to fund certain of the aforementioned Variable Insurance Products and the Underwriter is authorized to sell such shares to each such Account at net asset value;

         NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trust and each Underwriter agree as follows:

                       ARTICLE I. Purchase of Trust Shares

         1.1. The Trust agrees to make available for purchase by the Company shares of the Trust and shall execute orders placed for each Account on a daily basis at the net asset value next computed after receipt by the Trust or its designee of such order. For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives the final order by 9:00 a.m. Eastern time on the next following business day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

         1.2. The Trust, so long as this Agreement is in effect, agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Trust calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Trust shall use reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Trustees of the Trust (hereinafter the "Board") may refuse to permit the Trust to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

         1.3. The Trust agrees that shares of the Trust will be sold only to Participating Insurance Companies and their separate accounts and to certain Qualified Plans all in accordance with the requirement of Section 817(h)(1) of the Internal Revenue Code of 1986, as amended ("Code") and Treasury regulation 1.817-5(f). No shares of any Fund will be sold to the general public.

         1.4. The Trust will not make its shares available for purchase by any insurance company or separate account unless an agreement containing provisions substantially the same as in Section 1.3 of Article I, Section 3.5 of Article III, Article VI and Article VII of this Agreement is in effect to govern such sales.

         1.5. The Trust agrees to redeem for cash, on the Company's request, any full or fractional shares of a Trust held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. Subject to and in accordance with applicable laws, and subject to written consent of the Company, the Trust may redeem shares for assets other than cash. For purposes of this
Section 1.5, the Company shall be the designee of the Trust for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives the final request by 9:00 a.m. Eastern time on the next following Business Day.

         1.6. The Company agrees that purchases and redemptions of Fund shares offered by the then current prospectus of the Trust shall be made in accordance with the provisions of such prospectus. The Variable Insurance Products issued by the Company, under which amounts may be invested in the Trust (hereinafter the "Contracts"), are listed on Schedule A attached hereto and incorporated herein by reference, as such Schedule A may be amended from time to time by mutual written agreement of all of the parties hereto.

         1.7. The Company shall pay for Trust shares on the next Business Day after an order to purchase Trust shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire. For purposes of Section 2.9 and 2.10, upon receipt by the Trust of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Trust.

         1.8. Issuance and transfer of the Trust's shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Trust will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

         1.9. The Trust shall furnish same day notice (by electronic means, wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on Fund shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Fund shares in additional shares of that Fund. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions.


         1.10. The Trust shall make the net asset value per share for each Fund available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time. In the event the net asset value is not made available to the Company by such time, the Company shall use its best efforts to include the net asset value when received in its next business cycle for purposes of calculating purchase orders and requests for redemptions. However, if net asset values are not available for inclusion in the next cycle and the Company is unable to calculate purchase orders and redemptions, the Underwriter shall reimburse and make the Company whole for any losses incurred as a result of such delay. If the Trust provides the Company with materially incorrect share net asset value information, the Company on behalf of the Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of the net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Company. Furthermore, the Underwriter shall be liable for the reasonable administrative costs incurred by the Company in relation to the correction of any material error. Administrative costs shall include allocation of staff time, costs of outside service providers, printing and postage.


                   ARTICLE II. Representations and Warranties


         2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under New York state insurance laws and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.


         2.2. The Trust represents and warrants that Trust shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the State of Delaware and all applicable federal and state securities laws and that the Trust is and shall remain registered under the 1940 Act. The Trust shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify the shares for sale in accordance with the laws of the various states, to the extent required by applicable state law.

         2.3. The Trust represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

         2.4. The Company represents and warrants that the Contracts are currently treated as life insurance policies or annuity contracts, under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

         2.5. The Trust represents that to the extent that it decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, it will have a board of trustees, a majority of whom are not interested persons of the Trust, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

         2.6. The Trust represents that the Trust's investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the State of Delaware and the Trust represents that their respective operations are and shall at all times remain in material compliance with the laws of the State of Delaware to the extent required to perform this Agreement.

         2.7. The Trust represents that it is lawfully organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act.

         2.8. The Underwriter represents and warrants that it is and shall remain duly registered in all material respects to the extent under all applicable federal and state securities laws and that it will perform its obligations for the Trust in compliance in all material respects with the laws of its state of domicile and any applicable state and federal securities laws.

         2.9. The Trust represents and warrants that its directors, officers, employees dealing with the money and/or securities of the Trust are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage as required by Rule 17g-(1) under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid blanket fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

         2.10. The Company represents and warrants that all of its directors, officers, employees dealing with the money and/or securities of the Trust are and shall continue to be covered by a blanket fidelity bond or similar coverage for the benefit of the Company and the Separate Account in an amount not less than the minimum coverage as required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid blanket fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.



ARTICLE III. Prospectuses, Reports to Shareholders and Proxy Statements; Voting

         3.1. The Trust or its designee shall provide the Company with as many printed copies of the Trust's current prospectus and statement of additional information as the Company may reasonably request. If requested by the Company, in lieu of providing printed copies the Trust shall provide camera-ready film or computer diskettes containing the Trust's prospectus and statement of additional information, and such other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus and/or statement of additional information for the Trust is amended during the year) to have the prospectus for the Contracts and the Trust's prospectus printed together in one document, and to have the statement of additional information for the Trust and the statement of additional information for the Contracts printed together in one document. Alternatively, the Company may print the Trust's prospectus and/or its statement of additional information in combination with other trusts or companies' prospectuses and statements of additional information, together with the prospectus and/or statement of additional information for the Contracts.

         3.2. Except as provided in this Section 3.2., all expenses of printing and distributing Trust prospectuses and statements of additional information shall be the expense of the Company. For prospectuses and statements of additional information provided by the Company to its existing owners of Contracts in order to update disclosure as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by the Trust. The Trust will provide camera-ready film or computer diskettes in lieu of receiving printed copies of the Trust's prospectus. The Company agrees to provide the Trust or its designee with such information as may be reasonably requested by the Trust to assure that the Trust's expenses do not include the cost of printing any prospectuses or statements of additional information other than those actually distributed to existing owners of the Contracts.

         3.3. The Trust's statement of additional information shall be obtainable from the Trust, the Company or such other person as the Trust may designate, as agreed upon by the parties.

         3.4. The Trust, at its expense, shall provide the Company with copies of its proxy statements, reports to shareholders, and other communications (except for prospectuses and statements of additional information, which are covered in section 3.1) to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

         3.5. If and to the extent required by law the Company shall:

                           (i) solicit voting instructions from Contract owners;

                           (ii) vote the Fund shares in accordance with instructions received from Contract owners; and

                           (iii) vote Fund shares for which no instructions have been received in the same proportion as Trust shares of such Fund for which instructions have been received,

so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any Account in its own right, to the extent permitted by law. The Trust and the Company shall follow the procedures, and shall have the corresponding responsibilities, for the handling of proxy and voting instruction solicitations, as set forth in Schedule B attached hereto and incorporated herein by reference. Participating Insurance Companies shall be responsible for ensuring that each of their separate accounts participating in a Fund calculates voting privileges in a manner consistent with the standards set forth on Schedule B, which standards will also be provided to the other Participating Insurance Companies.

         3.6. The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Trust will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Trust is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Trust will act in accordance with the Securities and Exchange Commission's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.

         3.7. The Trust shall use reasonable efforts to provide Trust prospectuses, reports to shareholders, proxy materials and other Trust communications (or camera-ready equivalents) to the Company sufficiently in advance of the Company's mailing dates to enable the Company to complete, at reasonable cost, the printing, assembling and distribution of the communications in accordance with applicable laws and regulations.

                   ARTICLE IV. Sales Material and Information

         4.1. The Company shall furnish, or shall cause to be furnished, to the Underwriter, each piece of sales literature or other promotional material in which the Trust or the Underwriter is named, at least five Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within five Business Days after receipt of such material.

         4.2. The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Trust, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved by the Trust or its designee, except with the permission of the Trust.

         4.3. The Trust or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or its separate account(s) or Contracts are named at least five Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within five Business Days after receipt of such material.

         4.4. The Trust and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts, other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

         4.5. The Trust will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Trust or its shares, contemporaneously with the filing of such document with the Securities and Exchange Commission or other regulatory authorities.

         4.6. The Company will provide to the Trust at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the investment in the Trust under the Contracts, contemporaneously with the filing of such document with the Securities and Exchange Commission or other regulatory authorities.

         4.7. For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, any of the following that refer to the Trust or any affiliate of the Trust: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials.

                          ARTICLE V. Fees and Expenses

         5.1. The Trust shall pay no fee or other compensation to the Company under this Agreement, except that if the Trust or any Fund adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses or a shareholder servicing plan to finance investor services, then payments may be made to the Company, or to the underwriter for the Contracts, or to other service providers if and in amounts agreed upon by the parties.

         5.2. All expenses incident to performance by the Trust under this Agreement shall be paid by the Trust. The Trust shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Trust, in accordance with applicable state laws prior to their sale. The Trust shall bear the expenses for the cost of registration and qualification of Fund shares, preparation and filing of the Trust's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), distributing the Trust proxy materials to owners of Contracts, the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of Fund shares.


         5.3. The Company shall bear the expenses of printing and distributing the Trust's prospectus to potential purchasers of the Contracts.. The Trust shall bear the expenses of printing and distributing the Trust's prospectuses, shareholder reports, and proxy materials to existing contract owners, except those proxy materials initiated by the Company.


                           ARTICLE VI. Diversification


         6.1. The Trust will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Trust will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations. The Trust will provide the Company with a certification of quarterly compliance with Section 817(h) of the Code, and the regulations thereunder, in such form as the Company and the Trust shall agree. In the event of a breach of this Article VI by a Fund, the Trust will take all reasonable steps (a) to notify Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 1.817-5.


                        ARTICLE VII. Potential Conflicts

         7.1. The Board will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Trust. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by Variable Insurance Product owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

         7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

         7.3. If it is determined by a majority of the Board, or a majority of its disinterested members, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Trust or any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another Fund of the Trust, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance policy owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

         7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account (at the Company's expense); provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

         7.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the position of the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Underwriter and Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust.

         7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.

         7.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

                          ARTICLE VIII. Indemnification

         8.1.  Indemnification By The Company
         8.1(a) The Company agrees to indemnify and hold harmless the Trust and each member of the Board and each officer and employee of the Trust, the Underwriter and each director, officer and employee of the Underwriter, and each person, if any, who controls the Trust, or the Underwriter within the meaning of
Section 15 of the 1933 Act (collectively, an "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of Fund shares or the Contracts and:

                           (i) arise out of or are based upon any untrue
                  statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or statement of additional information for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Trust for use in the registration statement or prospectus or statement of additional information for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

                           (ii) arise out of or as a result of statements or
                  representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature of the Trust not supplied by the Company, or persons under its control and other than statements or representations authorized by the Trust or the Underwriter) or unlawful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Trust shares; or

                           (iii) arise out of or result from any untrue
                  statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, statement of additional information or sales literature of the Trust or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Company; or

                           (iv) arise as a result of any failure by the Company
                  to provide the services and furnish the materials under the terms of this Agreement; or

                           (v) arise out of or result from any material breach
                  of any representation or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

         8.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

         8.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

         8.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Trust shares or the Contracts or the operation of the Trust.

         8.2. Indemnification by the Underwriter
         8.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its directors, officers and employees and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, an "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of shares of a Fund or the Contracts and:

                           (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus, statement of additional information or sales literature of the Trust (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Company for use in the registration statement, prospectus, statement of additional information for the Trust or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

                           (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature for the Contracts not supplied by the Trust or persons under its control and other than statements or representations authorized by the Company) or unlawful conduct of the Trust, Underwriter(s) or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

                           (iii) arise out of or as a result of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, statement of additional information or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Trust; or

                           (iv) arise as a result of any failure by the Trust to provide the services and furnish the materials under the terms of this Agreement, or

                           (v) arise out of or result from any material breach of any representation and/or warranty made by the Trust or Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter; as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

         8.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities, or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

         8.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

         8.2(d). The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.
         8.3. Indemnification by the Trust
         8.3(a). The Trust agrees to indemnify and hold harmless the Company, and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (hereinafter collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements result from the gross negligence, bad faith or willful misconduct of the Board or any member thereof, and are related to the operations of the Trust and:

(i) arise as a result of any failure by the Trust to provide the services and furnish the materials under the terms of this Agreement; or

                           (ii) arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust;

         8.3(b). The Trust shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

         8.3(c). The Trust shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Trust of any such claim shall not relieve the Trust from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Trust will be entitled to participate, at its own expense, in the defense thereof. The Trust also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Trust to such party of the Trust's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Trust will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

         8.3(d). The Company agrees promptly to notify the Trust of the commencement of any litigation or proceedings against it or any of its respective officers or directors in connection with this Agreement, the issuance or sale of the Contracts, with respect to the operation of either Account, or the sale or acquisition of shares of the Trust.
                           ARTICLE IX. Applicable Law

         9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the substantive laws of the State of Delaware.

         9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

                             ARTICLE X. Termination

         10.1. This Agreement shall continue in full force and effect until the first to occur of:

         (a) termination by any party for any reason by one hundred and eighty (180) days advance written notice delivered to the other parties; or

         (b) termination by the Company by written notice to the Trust and the Underwriter with respect to any Fund based upon the Company's determination that shares of such Fund are not reasonably available to meet the requirements of the Contracts; or

         (c) termination by the Company by written notice to the Trust and the Underwriter with respect to any Fund in the event any of the Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

         (d) termination by the Company by written notice to the Trust and the Underwriter with respect to any Fund in the event that such Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Trust may fail to so qualify; or

         (e) termination by the Company by written notice to the Trust and the Underwriter with respect to any Fund in the event that such Fund falls to meet the diversification requirements specified in Article VI hereof; or

         (f) termination by the Trust by written notice to the Company if the Trust shall determine, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, or

         (g) termination by the Company by written notice to the Trust and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that either the Trust or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

         10.2. Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of the Trust pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing, Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to direct reallocation of investments in the Trust, redemption of investments in the Trust and investment in the Trust upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.2 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

         10.3. The Company shall not redeem Trust shares attributable to the Contracts (as distinct from Trust shares attributable to the Company's assets held in the Account) except (i) as necessary to implement Contract Owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption") or (iii) as permitted by an order of the Securities and Exchange Commission pursuant to Section 26(b) of the 1940 Act. Upon request, the Company will promptly furnish to the Trust the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Trust) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Fund that was otherwise available under the Contracts without first giving the Trust 90 days prior written notice of its intention to do so.

                               ARTICLE XI. Notices

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to the Trust:
                  Rydex Variable Trust
                  6116 Executive Boulevard, Suite 400
                  Rockville, MD  20852

         If to Underwriter:
                  RYDEX DISTRIBUTORS, INC.
                  6116 Executive Boulevard, Suite 400
                  Rockville, MD  20852

         If to the Company:
                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                  Attn: Timothy N. Vander Pas
                  3100 Sanders Road, Suite M2
                  Northbrook, IL  60062




                           ARTICLE XII. Miscellaneous

         12.1. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust as neither the Board, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust.

         12.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

         12.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         12.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         12.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         12.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations of the Company are being conducted in a manner consistent with the California Insurance Regulations and any other applicable law or regulations.

         12.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations at law or in equity, which the parties hereto are entitled to under state and federal laws.

         12.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that an Underwriter may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Underwriter, if such assignee is duly licensed and registered to perform the obligations of the Underwriter under this Agreement.

         12.9. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee copies of the following reports:

                  (a) the Company's annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles ("GAAP"), if any), as soon as practical and in any event within 90 days after the end of each fiscal year;

                  (b) the Company's quarterly statements (statutory) (and GAAP, if any), as soon as practical and in any event within 45 days after the end of each quarterly period:

                  (c) any registration statement (without exhibits) and financial reports of the Company filed with the Securities and Exchange Commission or any state insurance regulator, as soon as practical after the filing thereof;

                  (d)      .

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.


ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK



By:      ______________________________

Timothy N. Vander Pas
Assistant Vice President




RYDEX VARIABLE TRUST


By:      ______________________________

Albert P. Viragh
President



RYDEX DISTRIBUTORS, INC.


By:      ______________________________

Albert P. Viragh
President

                                   SCHEDULE A

                   SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

         Shares of the Funds of the Trust shall be made available as investments for the following Separate Accounts:


    Name of Separate Account and         Form Number and Name of Contract
Date Established by Board of Directors          Funded by Separate Account

Allstate Life of New York Variable Life  Consultant Accumulator NY - NYLU 599
Separate Account A                       Consultant Protector NY - NYLU 598
August 1, 1996

                                   SCHEDULE B

                               Portfolios of Trust

Names of Portfolios


Rydex Sector Rotation Fund

PH02A/13795.1
                                      -24-                     10/96


Exhibit 27(h)(15)

                             PARTICIPATION AGREEMENT

                                  BY AND AMONG


                             [Name of LIFE COMPANY]
                             ON BEHALF OF ITSELF AND
                              ITS SEPARATE ACCOUNTS

                                       AND

                      SALOMON BROTHERS ASSET MANAGEMENT INC

                                       AND

                   SALOMON BROTHERS VARIABLE SERIES FUNDS INC


THIS AGREEMENT, made and entered into as of __________, 2002 ("Agreement"), by and among Salomon Brothers Variable Series Funds Inc, a Maryland corporation (the "Fund"), Salomon Brothers Asset Management Inc, a Delaware Corporation (the "Adviser") and Allstate Life Insurance Company of New York, a [New York) life insurance company ("LIFE COMPANY"), on behalf of itself and each of its segregated asset accounts listed in Schedule A hereto, as the parties hereto may amend from time to time (each, an "Account," and collectively, the "Accounts").

WITNESSETH THAT:

WHEREAS, the Fund is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Fund is available to the extent set forth herein to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies which have entered into participation agreements with the Fund and ("Participating Insurance Companies");

WHEREAS, the Fund currently consists of seven separate investment portfolios, shares ("Shares") of each of which are registered under the Securities Act of 1933, as amended (the "1933 Act");

WHEREAS, the Fund will make Shares of each investment portfolio of the Fund listed on Schedule A hereto (each, a "Portfolio" and collectively, the "Portfolios") as the Parties hereto may amend from time to time available for purchase by the Accounts;

WHEREAS, the Fund has applied for an order (the "Order") from the SEC to permit Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15)
thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies;

WHEREAS, LIFE COMPANY will be the issuer of certain variable annuity contracts and variable life insurance policies (collectively, the "Contracts") as set forth on Schedule A hereto, as the Parties hereto may amend from time to time, which Contracts, if required by applicable law, will be registered under the 1933 Act;

WHEREAS, LIFE COMPANY will, to the extent set forth herein, fund the variable life insurance policies and variable annuity contracts through the Accounts, each of which may be divided into two or more subaccounts ("Subaccounts"; reference herein to an "Account" includes reference to each Subaccount thereof to the extent the context requires);

WHEREAS, LIFE COMPANY will serve as the depositor of the Accounts, each of which is registered as a unit investment trust under the 1940 Act (or exempt therefrom), and the security interests deemed to be issued by the Accounts under the Contracts will be registered as securities under the 1933 Act (or exempt therefrom);

WHEREAS, to the extent permitted by applicable insurance laws and regulations, LIFE COMPANY intends to purchase Shares in one or more of the Portfolios on behalf of the Accounts to fund the Contracts; and

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

Section 1. Available Portfolios

1.1 Available Portfolios

The Fund will make Shares of each Portfolio listed on Schedule A available to LIFE COMPANY for purchase and redemption at net asset value next computed after the Fund's receipt of a purchase or redemption order and with no sales charges, in accordance with the Fund's then current prospectus and subject to the terms and conditions of this Agreement. The Board of Directors of the Fund may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, such action is deemed in the best interests of the shareholders of such Portfolio.

1.2 Addition, Deletion or Modification of Portfolios.

The Parties hereto may agree, from time to time, to add other Portfolios to provide additional funding alternatives for the Contracts, or to delete or modify existing Portfolios, by amending Schedule A hereto. Upon such amendment to Schedule A, any applicable reference to a Portfolio, the Fund, or its Shares herein shall include a reference to all Portfolios set forth on Schedule A as then amended. Schedule A, as amended from time to time, is incorporated herein by reference and is a part hereof.

1.3 No Sales to the General Public.

The Fund represents that shares of the Portfolios will be sold only to Participating Insurance Companies, their separate accounts and qualified pension and retirement plans ("Plans") and that no Shares of any Portfolio have been or will be sold to the general public.

Section 2. Processing Transactions

2.1 Placing Orders.

(a) The Fund or its designated agent will use its best effort to provide LIFE COMPANY with the net asset value per Share for each Portfolio by 6:30 p.m. Eastern Time on each Business Day. As used herein, "Business Day" shall mean any day on which (i) the New York Stock Exchange is open for regular trading, and
(ii) the Fund calculates the Portfolios' net asset value.

(b) LIFE COMPANY will use the data provided by the Fund each Business Day pursuant to paragraph (a) immediately above to calculate Account unit values and to process transactions that receive that same Business Day's Account unit values. LIFE COMPANY will perform such Account processing the same Business Day, and will place corresponding orders to purchase or redeem Shares with the Fund by 9:00 a.m. Eastern Time the following Business Day.

(c) With respect to payment of the purchase price by LIFE COMPANY and of redemption proceeds by the Fund, LIFE COMPANY and the Fund shall net purchase and redemption orders with respect to each Portfolio and shall transmit one net payment per Portfolio in accordance with Section 2.2, below.

(d) If the Fund provides materially incorrect Share net asset value information (as determined under SEC guidelines), LIFE COMPANY shall be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct net asset value per Share. Any material error in the calculation or reporting of net asset value per Share, dividend or capital gain information shall be reported promptly upon discovery to LIFE COMPANY.

2.2 Payments

(a) LIFE COMPANY shall pay for Shares of each Portfolio on the same day that it notifies the Fund of a purchase request for such Shares. Payment for Shares shall be made in federal funds transmitted to the Fund by wire to be received by the Fund by 1:00 P.M. Eastern Time on the day the Fund is notified of the purchase request for Shares. If payment in federal funds for any purchase is not received, or is received by the Fund after 1:00 p.m. Eastern Time on such Business Day, LIFE COMPANY shall promptly, upon the Fund's request in writing, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of non-payment or late payment.

(b) The Fund will wire payment in federal funds for net redemptions to an account designated by LIFE COMPANY by 1:00 p.m. Eastern Time on the business day succeeding the day the order is placed, to the extent practicable, but in any event within five (5) calendar days after the date the order is placed in order to enable LIFE COMPANY to pay redemption proceeds within the time specified in
Section 22(e) of the 1940 Act. The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds by LIFE COMPANY.

2.3 Applicable Price

(a) Share purchase payments and redemption orders that result from purchase payments, premium payments, surrenders and other transactions under Contracts (collectively, "Contract transactions") and that LIFE COMPANY receives prior to the close of regular trading on the New York Stock Exchange on a Business Day will be executed at the net asset values of the appropriate Portfolios next computed after receipt by the Fund or its designated agent of the orders. For purposes of this Section 2.3(a), LIFE COMPANY shall be the designated agent of the Fund for receipt of orders relating to Contract transactions on each Business Day and receipt by such designated agent shall constitute receipt by the Fund; provided that the Fund receives notice of such orders by 9:00 a.m. Eastern Time on the following Business Day.

(b) All other Share purchases and redemptions by LIFE COMPANY will be effected at the net asset values of the appropriate Portfolios next computed after receipt by the Fund or its designated agent of the order therefor, and such orders will be irrevocable.

2.4 Dividends and Distributions

The Fund will furnish notice by wire or telephone (followed by written confirmation) on or prior to the payment date to LIFE COMPANY of any income dividends or capital gain distributions payable on the Shares of any Portfolio. LIFE COMPANY hereby elects to reinvest all dividends and capital gains distributions in additional Shares of the corresponding Portfolio at the ex-dividend date net asset values until LIFE COMPANY otherwise notifies the Fund in writing, it being agreed by the Parties that the ex-dividend date and the payment date with respect to any dividend or distribution will be the same Business Day. LIFE COMPANY reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. Any such revocation will take effect with respect to the next income dividend or capital gain distribution following receipt by the Fund of such notification from LIFE COMPANY.

2.5 Book Entry

Issuance and transfer of Portfolio Shares will be by book entry only. Stock certificates will not be issued to LIFE COMPANY. Shares ordered from the Fund will be recorded in an appropriate title for LIFE COMPANY, on behalf of its Accounts.

Section 3. Costs and Expenses

3.1 General

(a) Except as otherwise specifically provided herein, each party will bear all expenses incident to its performance under this Agreement.

(b) The Fund shall pay no fee or other compensation to the LIFE COMPANY under this agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Fund may make payments to the LIFE COMPANY or to the underwriter for the Contracts if and in amounts agreed to by the Fund in writing. Presently, no such payments are contemplated.

3.2 Registration

(a) The Fund will bear the cost of its registering as a management investment company under the 1940 Act and registering its Shares under the 1933 Act, and keeping such registrations current and effective; including, without limitation, the preparation of and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices with respect to the Fund and its Shares and payment of all applicable registration or filing fees with respect to any of the foregoing.

(b) LIFE COMPANY will bear the cost of registering, to the extent required, each Account as a unit investment trust under the 1940 Act and registering units of interest under the Contracts under the 1933 Act and keeping such registrations current and effective; including, without limitation, the preparation and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices with respect to each Account and its units of interest and payment of all applicable registration or filing fees with respect to any of the foregoing.

3.3 Distribution Expenses

LIFE COMPANY will bear the expenses of distribution. These expenses would include by way of illustration, but are not limited to, the costs of distributing to Contract owners, annuitants, insureds or participants (as appropriate) under the Contracts (collectively, "Participants") the following documents, whether they relate to the Account or the Fund: prospectuses, statements of additional information, proxy materials and periodic reports. These costs would also include the costs of preparing, printing, and distributing sales literature and advertising relating to the Portfolios (all of which require the prior written consent of the Fund) to the extent such materials are distributed in connection with the Contracts, as well as filing such materials with, and obtaining approval from, the SEC, NASD, any state insurance regulatory authority, and any other appropriate regulatory authority, to the extent required by law.

3.4 Other Expenses

(a) The Fund will bear, or arrange for others to bear, the costs of preparing, filing with the SEC and setting for printing the Fund's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "Fund Prospectus"), periodic reports to shareholders, the Fund proxy material and other shareholder communications to the extent required by law or as deemed appropriate by the Fund.

(b) LIFE COMPANY will bear the costs of preparing, filing with the SEC and printing each Account's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "Account Prospectus"), any periodic reports to Participants, voting instruction solicitation material and the Fund prospectus, and other Participant communications to the extent required by law or as deemed appropriate by LIFE COMPANY.

(c) LIFE COMPANY will, to the extent required by law, print in quantity and deliver to existing Participants the documents described in Section 3.4(b) above and will deliver to such Participants the prospectuses as provided by the Fund. LIFE COMPANY may elect to receive such prospectuses in camera ready or computer diskette format. The Fund will print the Fund statement of additional information, proxy materials relating to the Fund and periodic reports of the Fund.

3.5 Parties To Cooperate

Each party agrees to cooperate with the other, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of the Fund and the Accounts.

Section 4. Legal Compliance

4.1 Tax Laws

(a) The Fund represents and warrants that it will elect to be qualified as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and represents that it will qualify and maintain its qualification as a RIC and to comply with the diversification requirements set forth in Section 817(h) of the Code and the regulations thereunder. The Fund will notify LIFE COMPANY immediately upon having a reasonable basis for believing that it has ceased to so qualify or so comply, or that it might not so qualify or so comply in the future.

(b) LIFE COMPANY represents and warrants that the Contracts currently are and will be treated as annuity contracts or life insurance contracts under applicable provisions of the Code and that it will maintain such treatment; LIFE COMPANY will notify the Fund immediately upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future.

(c) LIFE COMPANY represents and warrants that each Account is a "segregated asset account" and that interests in each Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817 of the Code and the regulations thereunder. LIFE COMPANY will continue to meet such definitional requirements, and it will notify the Fund immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

4.2 Insurance and Certain Other Laws

(a) LIFE COMPANY represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under all applicable laws and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains each Account as a segregated asset account under all applicable laws and regulations, and (iii) the Contracts comply in all material respects with all applicable federal and state laws and regulations.

(b) The Fund represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full corporate power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement. Notwithstanding the foregoing, the Fund, makes no representations as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) otherwise complies with the insurance laws or regulations of any state.

(c) The Adviser represents that it is and warrants that it shall remain duly registered as an investment adviser under all applicable federal and state securities laws and agrees that it shall perform its obligations to the Fund in accordance in all material respects with such laws.

(d) LIFE COMPANY acknowledges and agrees that it is the responsibility of LIFE COMPANY and other Participating Insurance Companies to determine investment restrictions under state insurance law applicable to any Portfolio, and that the Fund shall bear no responsibility to LIFE COMPANY, for any such determination or the correctness of such determination. LIFE COMPANY has determined that the investment restrictions set forth in the current Fund Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts' investment therein. LIFE COMPANY shall inform the Fund of any additional investment restrictions imposed by state insurance law after the date of this agreement that may become applicable to the Fund or any Portfolio from time to time as a result of the Accounts' investment therein. Upon receipt of any such information from LIFE COMPANY or any other Participating Insurance Company, the Fund shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Fund determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by the LIFE COMPANY, the Fund shall so inform LIFE COMPANY, and the Fund and LIFE COMPANY shall discuss alternative accommodations in the circumstances.

4.3 Securities Laws

(a) LIFE COMPANY represents and warrants that (i) interests in each Account pursuant to the Contracts will be registered under the 1933 Act to the extent required by the 1933 Act, (ii) the Contracts will be duly authorized for issuance and sold in compliance with all applicable federal and state laws, including, without limitation, the 1933 Act, the 1934 Act, the 1940 Act and applicable state law, (iii) each Account is and will remain registered under the 1940 Act, to the extent required by the 1940 Act, (iv) each Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, to the extent required, (v) each Account's 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, (vi) LIFE COMPANY will amend the registration statement for its Contracts under the 1933 Act and for its Accounts under the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts or as may otherwise be required by applicable law, (vii) each Account Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, (viii) all of its directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of any Portfolio are and continue to be at all times covered by a blanket fidelity bond or similar coverage covering such risks and in such amount as is customary for companies engaged in similar businesses in similar industries. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

(b) The Fund represents and warrants that (i) Shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and will be duly authorized for issuance and sold in compliance with Maryland law, (ii) the Fund is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) the Fund will amend the registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares, (iv) the Fund does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) the Fund's 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, (vi) the Fund's Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder and (vii) all of its directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of any Portfolio are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

(c) The Fund will at its expense register and qualify its Shares for sale in accordance with the laws of any state or other jurisdiction if and to the extent reasonably deemed advisable by the Fund.

4.4 Notice of Certain Proceedings and Other Circumstances.

(a) The Fund will immediately notify LIFE COMPANY of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to the Fund's registration statement under the 1933 Act or the Fund Prospectus, (ii) any request by the SEC for any amendment to such registration statement or the Fund Prospectus that may affect the offering of Shares of any Portfolio, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of Shares of any Portfolio, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Shares of any Portfolio in any state or jurisdiction, including, without limitation, any circumstances in which such Shares are not registered and are not, in all material respects, issued and sold in accordance with applicable state and federal law. The Fund will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

(b) LIFE COMPANY will immediately notify the Fund of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to each Account's registration statement under the 1933 Act relating to the Contracts or each Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Account Prospectus that may affect the offering of Shares of any Portfolio, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of each Account's interests pursuant to the Contracts, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and are not, in all material respects, issued and sold in accordance with applicable state and federal law. LIFE COMPANY will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

4.5 Documents Provided by LIFE COMPANY

(a) LIFE COMPANY will provide to the Fund or its designated agent at least one
(1) complete copy of all SEC registration statements, Account Prospectuses, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to each Account or the Contracts, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

(b) LIFE COMPANY will provide to the Fund or its designated agent at least one
(1) complete copy of each piece of sales literature or other promotional material in which any Portfolio, the Fund or any of its affiliates is named, at least ten (10) Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if the Fund or its designated agent objects to such use within ten (10) Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon.

(c) Neither LIFE COMPANY nor any of its affiliates, will give any information or make any representations or statements on behalf of or concerning any Portfolio, the Fund or its affiliates in connection with the sale of the Contracts other than (i) the information or representations contained in the then current registration statement, including the Fund Prospectus contained therein, relating to Shares, as such registration statement and the Fund Prospectus may be amended from time to time; (ii) in reports or proxy materials for the Fund;
(iii) in published reports for the Fund that are in the public domain and approved by the Fund for distribution by LIFE COMPANY; or (iv) in sales literature or other promotional material approved by the Fund for use by LIFE COMPANY, except with the express written permission of the Fund.

(d) LIFE COMPANY shall adopt and implement procedures reasonably designed to ensure that information concerning the Fund and its affiliates that is intended for use only by brokers or agents selling the Contracts (i.e., information that is not intended for distribution to Participants) ("broker only materials") is so used, and neither the Fund nor any of its affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

(e) For the purposes of this Section 4.5, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media (e.g., on-line networks such as the Internet or other electronic messages)), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under the NASD rules, the 1933 Act or the 1940 Act.

4.6 Documents Provided by Fund; Information About LIFE COMPANY.

(a) The Fund will provide to LIFE COMPANY at least one (1) complete copy of all SEC registration statements, Fund Prospectuses, reports, any preliminary and final proxy material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or the Shares of a Portfolio, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

(b) The Fund will provide to LIFE COMPANY copies of all Fund prospectuses, and printed copies of all statements of additional information, proxy materials, periodic reports to shareholders and other materials required by law to be sent to Participants who have allocated any Contract value to a Portfolio. The Fund will provide such copies to LIFE COMPANY in a timely manner so as to enable LIFE COMPANY to print and distribute such materials within the time required by law to be furnished to Participants.

(c) The Fund will provide to LIFE COMPANY or its designated agent at least one
(1) complete copy of each piece of sales literature or other promotional material in which LIFE COMPANY, or any of its respective affiliates is named, or that refers to the Contracts, at least ten (10) Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if LIFE COMPANY or its designated agent reasonably objects to such use within ten (10) Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon.

(d) Neither the Fund nor any of its affiliates will give any information or make any representations or statements on behalf of or concerning LIFE COMPANY, each Account, or the Contracts other than (i) the information or representations contained in the registration statement, including each Account Prospectus contained therein, relating to the Contracts, as such registration statement and Account Prospectus may be amended from time to time; (ii) in published reports for the Account or the Contracts that are in the public domain and approved by LIFE COMPANY for distribution; or (iii) in sales literature or other promotional material approved by LIFE COMPANY or its affiliates, except with the express written permission of LIFE COMPANY.

(e) The Fund shall cause its principal underwriter to adopt and implement procedures reasonably designed to ensure that information concerning LIFE COMPANY, and its respective affiliates that is intended for use only by brokers or agents selling the Contracts (i.e., information that is not intended for distribution to Participants) ("broker only materials") is so used, and neither LIFE COMPANY, nor any of its respective affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

(f) For purposes of this Section 4.6, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under the NASD rules, the 1933 Act or the 1940 Act.

Section 5. Mixed and Shared Funding

LIFE COMPANY acknowledges that the Fund has filed an application with the SEC to request an order granting relief from various provisions of the 1940 Act and the rules thereunder to the extent necessary to permit Fund shares to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated Participating Insurance Companies, as well as by Plans. Any conditions or undertakings that may be imposed on LIFE COMPANY and the Fund by virtue of such order shall be incorporated herein by reference, as of the date such order is granted, as though set forth herein in full, and the parties to this Agreement shall comply with such conditions and undertakings to the extent applicable to each such party.

Section 6. Termination

6.1 Events of Termination

Subject to Section 6.4 below, this Agreement will terminate as to a Portfolio:

(a) at the option of any party, with or without cause, upon one (1) year advance written notice to the other parties; or

(b) at the option of LIFE Company if shares of a Portfolio are not reasonably available to meet the requirements of the Contracts as determined by LIFE COMPANY provided, however, that such a termination shall apply only to the Portfolio(s) not available. Prompt written notice of the election to terminate for such cause shall be furnished by LIFE COMPANY to the Fund;

(c) at the option of the Fund upon institution of formal processing against LIFE COMPANY or its affiliates by the NASD, the SEC, any state insurance regulator or any other regulatory body regarding LIFE COMPANY's obligations under this Agreement or related to the sale of the Contracts, the operation of each Account, or the purchase of Shares, if, in each case, the Fund reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on the Portfolio with respect to which the Agreement is to be terminated; or

(d) at the option of LIFE COMPANY upon institution of formal proceedings against the Fund, its principal underwriter, or its investment adviser by the NASD, the SEC, or any state insurance regulator or any other regulatory body regarding the Fund's obligations under this Agreement or related to the operation or management of the applicable Portfolio or the purchase of the applicable Portfolios, if, in each case, LIFE COMPANY reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on LIFE COMPANY, or the Subaccount corresponding to the Portfolio with respect to which the Agreement is to be terminated; or

(e) at the option of any party in the event that (i) a Portfolio's Shares are not registered and, in all material respects, issued and sold in accordance with any applicable federal or state law, or (ii) such law precludes the use of such Shares as an underlying investment medium of the Contracts issued or to be issued by LIFE COMPANY; or

(f) at the option of LIFE COMPANY if the applicable Portfolio ceases to qualify as a RIC under Subchapter M of the Code or under successor or similar provisions or fails to comply with the diversification requirements of Section 817(h) of the Code or such requirements under successor or similar provisions or if Life Company reasonably believes the applicable Portfolio may so cease to qualify or comply and, in each case, the Fund upon written request fails to provide reasonable assurance that it will take action to cure or correct such failure; or

(g) at the option of the Fund if the Contracts issued by LIFE COMPANY cease to qualify as annuity contracts or life insurance contracts under the Code or if Fund reasonably believes the applicable Contracts may so cease to qualify, or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law and, in each case, LIFE COMPANY upon written request fails to provide reasonable assurance that it will take action to cure or correct such failure; or

(h) at the option of the Fund by written notice to LIFE COMPANY, if the Fund shall determine in its sole judgment exercised in good faith, that LIFE COMPANY and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i) at the option of LIFE COMPANY by written notice to the Fund, if LIFE COMPANY shall determine in its sole judgment exercised in good faith, that the Fund and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(j) at the option of LIFE COMPANY by written notice to the Fund, if LIFE COMPANY shall determine in its sole judgment exercised in good faith, that the Adviser and/or its affiliated companies has suffered a material adverse change in its business operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(k) at the option of either party upon a determination by a majority of the Fund's Board of Directors, or a majority of the Fund's disinterested directors, that an irreconcilable material conflict exists among the interests of: (1) all contract owners of variable insurance products of all separate accounts; or (2) the interests of the Participating Insurance Companies investing in the Fund; or

(l) at the option of any party upon another party's material breach of any provision of this Agreement; or

(m) with respect to any Account, upon requisite vote of the Contract owners having an interest in that Account (or any subaccount) or upon the receipt of a substitution order by the SEC to substitute the shares of another investment company for the corresponding Fund shares in accordance with the terms of the Contracts for which those Fund shares had been selected to serve as the underlying investment media. LIFE COMPANY will give at least 30 days' prior written notice to the Fund of the date of any proposed vote to replace the Fund's shares; or

(n) at the option of the Fund if it suspends or terminates the offering of Shares of the applicable Portfolio to all Participating Insurance Companies or only designated Participating Insurance Companies, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Fund acting in good faith, suspension or termination is necessary in the best interests of the shareholders of the applicable Portfolio (it being understood that "shareholders" for this purpose shall mean Participants), such notice effective immediately upon receipt of written notice, it being understood that a lack Participating Insurance Companies interest in the applicable Portfolio may be grounds for a suspension or termination as to such Portfolio.

6.2 Notice Requirement for Termination

No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to the other party to this Agreement of its intent to terminate, and such notice shall set forth the basis for such termination. Furthermore:

(a) in the event that any termination is based upon the provisions of Section 6.1(a) hereof, such prior written notice shall be given at least one (1) year in advance of the effective date of termination unless a shorter time is agreed to by the Parties hereto;

(b) in the event that any termination is based upon the provisions of Section 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(g), 6.1(h), 6.1(i), 6.1(j), 6.1(k),
6.1(l), 6.1(m), or 6.1(n) hereof, such prior written notice shall be given at least 30 days in advance of the effective date of termination unless a shorter time is agreed to by the Parties hereto.


6.3 Fund To Remain Available

Notwithstanding any termination of this Agreement, the Fund will, at the option of LIFE COMPANY, continue to make available additional shares of a Portfolio pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in Portfolios of the Fund (as in effect on such date), redeem investments in Portfolios of the Fund and/or invest in Portfolios of the Fund upon the making of additional purchase payments under the Existing Contracts. Notwithstanding any termination of this Agreement, LIFE COMPANY agrees to distribute to holders of Existing Contracts all materials required by law to be distributed to such holders (including, without limitation, prospectuses, statements of additional information, proxy materials and periodic reports). The parties agree that this
Section 6.3 will not apply to any terminations under the conditions of the Order and the effect of such terminations will be governed by the Order.

6.4 Survival of Warranties and Indemnifications

All warranties and indemnifications will survive the termination of this Agreement.

Section 7. Parties To Cooperate Respecting Termination

Subject to the provisions of Section 6.3 hereof, the Parties hereto agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that an Account owns no Shares of the applicable Portfolio after the Final Termination Date with respect thereto, or, in the case of a termination pursuant to Section 6.1(a), the termination date specified in the notice of termination. Such steps may include combining the affected Account with another Account, substituting other mutual fund shares for those of the affected Portfolio, or otherwise terminating participation by the Contracts in such Portfolio.

Section 8. Assignment

This Agreement may not be assigned by any party, except with the prior written consent of all the Parties.

Section 9. Notices

Notices and communications required or permitted by Section 9 hereof will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the party receiving such notices or communications may subsequently direct in writing:



         Allstate Life Insurance Company of New York
         3100 Sanders Road, M2A
         Northbrook, IL  60062
         Attention:  Timothy N. Vander Pas

         Salomon Brothers Variable Series Inc.
         7 World Trade Center
         New York, New York 10048
         Facsimile: (212) 783-3357

         Attn.: Mitch Schulman

         Section 10. Voting Procedures

Subject to the cost allocation procedures set forth in Section 3 hereof, LIFE COMPANY will distribute all proxy material furnished by the Fund to Participants to whom pass-through voting privileges are required to be extended and will solicit voting instructions from Participants. LIFE COMPANY will vote Shares in accordance with timely instructions received from Participants. LIFE COMPANY will vote Shares that are (a) not attributable to Participants to whom pass-through voting privileges are extended, or (b) attributable to Participants, but for which no timely instructions have been received, in the same proportion as Shares for which said instructions have been received from Participants, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for Participants. Neither LIFE COMPANY nor any of its affiliates will in any way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Shares held for such Participants. LIFE COMPANY reserves the right to vote shares held in any Account in its own right, to the extent permitted by law. LIFE COMPANY shall be responsible for assuring that each of its Accounts holding Shares calculates voting privileges in the manner required by the Order obtained by the Fund. The Fund will notify LIFE COMPANY of any amendments to the Order it has obtained.

Section 11. Indemnification

11.1 Of the Fund by LIFE COMPANY

(a) Except to the extent provided in Sections 11.1(b) and 11.1(c), below, LIFE COMPANY agrees to indemnify and hold harmless the Fund, its affiliates, and each person, if any, who controls the Fund or its affiliates within the meaning of
Section 15 of the 1933 Act and each of their respective directors and officers (collectively, the "Indemnified Parties" for purposes of this Section 11.1) against any and all losses, claims, damages, costs, expenses, liabilities (including amounts paid in settlement with the written consent of LIFE COMPANY)or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise insofar as such losses, claims, damages, costs, expenses, liabilities or actions:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, the Contracts, or sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to LIFE COMPANY by or on behalf of the Fund for use in any Account's 1933 Act registration statement, any Account Prospectus, the Contracts, or sales literature or advertising (or any amendment or supplement to any of the foregoing); or

(ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in the Fund's 1933 Act registration statement, the Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of LIFE COMPANY, or its affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of LIFE COMPANY, or its respective affiliates or persons under their control (including, without limitation, their employees and "Associated Persons," as that term is defined in paragraph (m) of Article I of the NASD's By-Laws) or subject to its authorization, including without limitation, broker-dealers or agents authorized to sell the Contracts, in connection with the sale, marketing or distribution of the Contracts or Shares; or

(iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, the Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund or its affiliates by or on behalf of LIFE COMPANY or its affiliates for use in the Fund's 1933 Act registration statement, the Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing; or

(iv) arise as a result of any failure by LIFE COMPANY or persons under its control (or subject to its authorization) to perform the obligations, provide the services and furnish the materials required under the terms of this Agreement, or any material breach of any representation and/or warranty made by LIFE COMPANY in this Agreement or arise out of or result from any other material breach of this Agreement by LIFE COMPANY or persons under its control (or subject to its authorization); or

(v) arise as a result of failure to transmit a request for purchase or redemption of Shares or payment therefor within the time period specified herein and otherwise in accordance with the procedures set forth in this Agreement; or

(vi) arise as a result of any unauthorized use of the trade names of the Fund to the extent such use is not required by applicable law or regulation.

(b) This indemnification is in addition to any liability that LIFE COMPANY may otherwise have. LIFE COMPANY shall not be liable under this Section 11.1 with respect to any losses, claims, damages, costs, expenses, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of that Indemnified Party's reckless disregard of obligations or duties (i) under this Agreement, or (ii) to the Fund.

(c) LIFE COMPANY shall not be liable under this Section 11.1 with respect to any action against an Indemnified Party unless the Fund shall have notified LIFE COMPANY in writing promptly after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but LIFE COMPANY shall be relieved of liability under this Section 11.1 only to the extent the indemnifying party is damaged solely by reason of such party's failure to so notify and failure to notify LIFE COMPANY of any such action shall not relieve LIFE COMPANY from any liability which they may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 11.1. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, LIFE COMPANY shall be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from LIFE COMPANY to such Indemnified Party of LIFE COMPANY's election to assume the defense thereof, the Indemnified Party will cooperate fully with LIFE COMPANY and shall bear the fees and expenses of any additional counsel retained by it, and LIFE COMPANY will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

11.2 Of LIFE COMPANY by the Fund

(a) Except to the extent provided in Sections 11.2(b), 11.2(c) and 11.2(d), below, the Fund agrees to indemnify and hold harmless LIFE COMPANY, its affiliates, and each person, if any, who controls LIFE COMPANY or its affiliates within the meaning of Section 15 of the 1933 Act and each of their respective directors and officers (collectively, the "Indemnified Parties" for purposes of this Section 11.2) against any and all losses, claims, damages, costs, expenses, liabilities (including amounts paid in settlement with the written consent of the Fund) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise; insofar as such losses, claims, damages, costs, expenses, liabilities or actions:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Prospectus or sales literature or advertising of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Fund or its affiliates by or on behalf of LIFE COMPANY or its affiliates for use in the Fund's 1933 Act registration statement, the Fund Prospectus, or in sales literature or advertising or otherwise for use in connection with the sale of Contracts or Shares (or any amendment or supplement to any of the foregoing); or

(ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of the Fund or its affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of the Fund or its affiliates or persons under its control (including, without limitation, their employees and "Associated Persons" as that Term is defined in Section (n) of Article 1 of the NASD By-Laws), in connection with the sale, marketing or distribution of Fund Shares; or

(iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with written information furnished to LIFE COMPANY, or its affiliates by or on behalf of the Fund for use in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or

(iv) arise as a result of any failure by the Fund to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, including, without limitation, any failure of the Fund or its designated agent to inform LIFE COMPANY of the correct net asset values per share for each Portfolio on a timely basis sufficient to ensure the timely execution of all purchase and redemption orders at the correct net asset value per share, or any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund.

(b) This indemnification is in addition to any liability that the Fund may otherwise have. The Fund shall not be liable under this Section 11.2 with respect to any losses, claims, damages, costs, expenses, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties (i) under this Agreement, or
(ii) to LIFE COMPANY, each Account or Participants.

(c) The Fund shall not be liable under this Section 11.2 with respect to any action against an Indemnified Party unless the Indemnified Party shall have notified the Fund in writing promptly after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but the Fund shall be relieved of liability under this Section 11.2 only to the extent the indemnifying party is damaged solely by reason of such party's failure to so notify and failure to notify the Fund of any such action shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 11.2. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, the Fund will be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the IRS), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from the Fund to such Indemnified Party of the Fund's election to assume the defense thereof, the Indemnified Party will cooperate fully with the Fund and shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

11.3 Of LIFE COMPANY by the Adviser

(a) Except to the extent provided in Sections 11.3(b), 11.3(c) and 1.3(d), below, the Adviser agrees to indemnify and hold harmless LIFE COMPANY, its affiliates, and each person, if any, who controls LIFE COMPANY or its affiliates within the meaning of Section 15 of the 1933 Act and each of their respective directors and officers (collectively, the "Indemnified Parties" for purposes of this Section 11.2) against any and all losses, claims, damages, costs, expenses, liabilities (including amounts paid in settlement with the written consent of the Fund) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise; insofar as such losses, claims, damages, costs, expenses, liabilities or actions:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Prospectus or sales literature or advertising of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Adviser, the Fund or their affiliates by or on behalf of LIFE COMPANY or its affiliates for use in the Fund's 1933 Act registration statement, the Fund Prospectus, or in sales literature or advertising or otherwise for use in connection with the sale of Contracts or Shares (or any amendment or supplement to any of the foregoing); or

(ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of the Adviser, the Fund or their affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of the Adviser, the Fund or their affiliates or persons under their control (including, without limitation, their employees and "Associated Persons" as that Term is defined in Section (n) of Article 1 of the NASD By-Laws), in connection with the sale, marketing or distribution of Fund Shares; or

(iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with written information furnished to LIFE COMPANY, or its affiliates by or on behalf of the Adviser or the Fund for use in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or

(iv) arise as a result of any failure by the Adviser or the Fund to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, including, without limitation, any failure of the Fund or its designated agent to inform LIFE COMPANY of the correct net asset values per share for each Portfolio on a timely basis sufficient to ensure the timely execution of all purchase and redemption orders at the correct net asset value per share, or any material breach of any representation and/or warranty made by the Adviser or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser.

(b) This indemnification is in addition to any liability that the Adviser may otherwise have. The Adviser shall not be liable under this Section 11.3 with respect to any losses, claims, damages, costs, expenses, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties (i) under this Agreement, or
(ii) to LIFE COMPANY, each Account or Participants.

(c) The Adviser shall not be liable under this Section 11.3 with respect to any action against an Indemnified Party unless the Indemnified Party shall have notified the Adviser in writing promptly after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but the Adviser shall be relieved of liability under this Section 11.3 only to the extent the indemnifying party is damaged solely by reason of such party's failure to so notify and failure to notify the Adviser of any such action shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section
11.3. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, the Adviser will be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the IRS), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from the Adviser to such Indemnified Party of the Adviser's election to assume the defense thereof, the Indemnified Party will cooperate fully with the Fund and shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

11.4 Effect of Notice

Any notice given by the indemnifying party to an Indemnified Party referred to in Sections 11.1(c), 11.2(c) or 11.3(c) above of participation in or control of any action by the indemnifying party will in no event be deemed to be an admission by the indemnifying party of liability, culpability or responsibility, and the indemnifying party will remain free to contest liability with respect to the claim among the Parties or otherwise.

11.5 Successors

A successor by law of any party shall be entitled to the benefits of the indemnification contained in this Section 11.

11.6 Obligations of the Fund.

All persons dealing with the Fund must look solely to the property of the applicable Portfolio for the enforcement of any claims against the Fund as neither the Board, Officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

Section 12. Applicable Law

(a) This Agreement will be construed and the provisions hereof interpreted under and in accordance with New York law, without regard for that state's principles of conflict of laws.

(b) This Agreement shall be subject to the provisions of the 1933 Act, 1934 and 1940 acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Order) and the terms hereof shall be interpreted and construed in accordance therewith.

Section 13. Execution in Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together with constitute one and the same instrument.

Section 14. Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

Section 15. Rights Cumulative

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

Section 16. Headings

The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

Section 17. Confidentiality

Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of customers of the other party and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not, without the express written consent of the affected party, disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain.

Section 18. Trademarks and Fund Names

(a) Salomon Brothers Asset Management Inc, the adviser to the Fund and its affiliates, own all right, title and interest in and to the names, trademarks and service marks "Salomon" and "Salomon Brothers" and such other tradenames, trademarks and service marks as may be identified to LIFE COMPANY from time to time (the "Salomon licensed marks"). Upon termination of this Agreement LIFE COMPANY and its affiliates shall cease to use the Salomon licensed marks, except to the extent required by law or regulation.

(b) Name of LIFE COMPANY and its affiliates, own all right, title and interest in and to the names, trademarks and service marks "Allstate" and such other tradenames, trademarks and service marks as may be identified to the Adviser and/or the Fund from time to time (the "Allstate" licensed marks). Upon termination of this Agreement the Fund, the Adviser and their affiliates shall cease to use the Allstate licensed marks, except to the extent required by law or regulation.

Section 19. Parties to Cooperate

Each party to this Agreement will cooperate with each other party and all appropriate governmental authorities (including, without limitation, the SEC, the NASD and state insurance regulators) and will permit each other and such authorities reasonable access to its books and records (including copies thereof) in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.


                   SALOMON BROTHERS VARIABLE SERIES FUNDS INC


Attest:                                                       By:
        ---------------------------------------------             -------------------------------------------------

Name:                                                         Name:
      -----------------------------------------------               -----------------------------------------------

Title:                                                        Title:
       ----------------------------------------------                ----------------------------------------------


                             SALOMON BROTHERS ASSET
                                 MANAGEMENT INC


Attest:                                                       By:
        ---------------------------------------------             -------------------------------------------------

Name:                                                         Name:
      -----------------------------------------------               -----------------------------------------------

Title:                                                        Title:
       ----------------------------------------------                ----------------------------------------------


                   Allstate Life Insurance Company of New York


Attest:                                                       By:
        ---------------------------------------------             -------------------------------------------------

Name:                                                         Name:
      -----------------------------------------------               -----------------------------------------------

Title:                                                        Title:
       ----------------------------------------------                ----------------------------------------------



                                   Schedule A



PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

Salomon Brothers Variable Capital Fund


SEPARATE ACCOUNTS UTILIZING THE FUNDS

Allstate Life of New York Variable Life
Separate Account A (8/1/96)

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

Consultant Accumulator  (NYLU 599)
Consultant Protector  (NYLU 598)


Exhibit 27(h)(16)

                          FUND PARTICIPATION AGREEMENT


     THIS AGREEMENT made as of the 12 day of July, 2002 by and among Deutsche Asset Management VIT Funds ("TRUST"), a Massachusetts business trust, Deutsche Asset Management, Inc. ("ADVISER"), a Delaware corporation, and Allstate Life Insurance Company of New York ("LIFE COMPANY"), a life insurance company organized under the laws of the State of New York.


     WHEREAS, TRUST is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "`40 Act"), as an open-end, diversified management investment company; and

     WHEREAS, TRUST is comprised of several series funds (each a "Portfolio"), with those Portfolios currently available being listed on Appendix A hereto; and

     WHEREAS, TRUST was organized to act as the funding vehicle for certain variable life insurance and/or variable annuity contracts ("Variable Contracts") offered by life insurance companies through separate accounts ("Separate Accounts") of such life insurance companies ("Participating Insurance Companies"); and

     WHEREAS, TRUST may also offer its shares to certain qualified pension and retirement plans ("Qualified Plans"); and

     WHEREAS, TRUST has received an order from the SEC, granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the `40 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Portfolios of the TRUST to be sold to and held by Variable Contract Separate Accounts of both affiliated and unaffiliated Participating Insurance Companies and Qualified Plans ("Exemptive Order"); and

     WHEREAS, LIFE COMPANY has established or will establish one or more Separate Accounts to offer Variable Contracts and is desirous of having TRUST as one of the underlying funding vehicles for such Variable Contracts; and

     WHEREAS, ADVISER is a duly registered "Investment Adviser" as defined in the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, ADVISER serves as the TRUST's investment adviser; and

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, LIFE COMPANY intends to purchase shares of TRUST to fund the aforementioned Variable Contracts and TRUST is authorized to sell such shares to LIFE COMPANY at such shares' net asset value;

     NOW, THEREFORE, in consideration of their mutual promises, LIFE COMPANY, TRUST, and ADVISER agree as follows:

                         Article I. SALE OF TRUST SHARES

     1.1 TRUST agrees to make available to the Separate Accounts of LIFE COMPANY shares of the selected Portfolios as listed on Appendix B for investment of purchase payments of Variable Contracts allocated to the designated Separate Accounts as provided in TRUST's Registration Statement.

     1.2 TRUST agrees to sell to LIFE COMPANY those shares of the selected Portfolios of TRUST which LIFE COMPANY orders, executing such orders on a daily basis at the net asset value next computed after receipt by TRUST or its designee of the order for the shares of TRUST. For purposes of this Section 1.2, LIFE COMPANY shall be the designee of TRUST for receipt of such orders from the designated Separate Account and receipt by such designee shall constitute receipt by TRUST; provided that LIFE COMPANY receives the order by 4:00 p.m. New York time and TRUST receives notice from LIFE COMPANY by telephone or facsimile (or by such other means as TRUST and LIFE COMPANY may agree in writing) of such order by 8:00 a.m. New York time on the next Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which TRUST calculates its net asset value pursuant to the rules of the SEC.

1.3 TRUST agrees to redeem on LIFE COMPANY's request, any full or fractional shares of TRUST held by LIFE COMPANY, executing such requests on a daily basis at the net asset value next computed after receipt by TRUST or its designee of the request for redemption, in accordance with the provisions of this Agreement and TRUST's Registration Statement. (In the event of a conflict between the provisions of this Agreement and the Trust's Registration Statement, the provisions of the Registration Statement shall govern.) For purposes of this
Section 1.3, LIFE COMPANY shall be the designee of TRUST for receipt of requests for redemption from the designated Separate Account and receipt by such designee shall constitute receipt by TRUST; provided that LIFE COMPANY receives the request for redemption by 4:00 p.m. New York time and TRUST receives notice from LIFE COMPANY by telephone or facsimile (or by such other means as TRUST and LIFE COMPANY may agree in writing) of such request for redemption by 8:00 a.m. New York time on the next Business Day.

     1.4 TRUST shall furnish, on or before each ex-dividend date, notice to LIFE COMPANY of any income dividends or capital gain distributions payable on the shares of any Portfolio of TRUST. LIFE COMPANY hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of the Portfolio. TRUST shall notify LIFE COMPANY or its designee of the number of shares so issued as payment of such dividends and distributions.


     1.5 TRUST shall make the net asset value per share for the selected Portfolio(s) available to LIFE COMPANY on a daily basis as soon as reasonably practicable after the net asset value per share is calculated but shall use its best efforts to make such net asset value available by 6:30 p.m. New York time. If TRUST provides LIFE COMPANY with materially incorrect share net asset value information through no fault of LIFE COMPANY, LIFE COMPANY on behalf of the Separate Accounts, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to LIFE COMPANY. Furthermore, the TRUST shall be liable for the reasonable administrative costs incurred by LIFE COMPANY in relation to the correction of any material error. Administrative costs shall include allocation of staff time, costs of outside service providers, printing and postage.


     1.6 At the end of each Business Day, LIFE COMPANY shall use the information described in Section 1.5 to calculate Separate Account unit values for the day. Using these unit values, LIFE COMPANY shall process each such Business Day's Separate Account transactions based on requests and premiums received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. New York time) to determine the net dollar amount of TRUST shares which shall be purchased or redeemed at that day's closing net asset value per share. The net purchase or redemption orders so determined shall be transmitted to TRUST by LIFE COMPANY by 8:00 a.m. New York Time on the Business Day next following LIFE COMPANY's receipt of such requests and premiums in accordance with the terms of Sections 1.2 and 1.3 hereof.

1.7 If LIFE COMPANY's order requests the purchase of TRUST shares, LIFE COMPANY shall pay for such purchase by wiring federal funds to TRUST or its designated custodial account on the day the order is transmitted by LIFE COMPANY. If LIFE COMPANY's order requests a net redemption resulting in a payment of redemption proceeds to LIFE COMPANY, TRUST shall use its best efforts to wire the redemption proceeds to LIFE COMPANY by the next Business Day, unless doing so would require TRUST to dispose of Portfolio securities or otherwise incur additional costs. In any event, proceeds shall be wired to LIFE COMPANY within the time period permitted by the '40 Act or the rules, orders or regulations thereunder, and TRUST shall notify the person designated in writing by LIFE COMPANY as the recipient for such notice of such delay by 3:00 p.m. New York Time on the same Business Day that LIFE COMPANY transmits the redemption order to TRUST. If LIFE COMPANY's order requests the application of redemption proceeds from the redemption of shares to the purchase of shares of another Fund advised by ADVISER, TRUST shall so apply such proceeds on the same Business Day that LIFE COMPANY transmits such order to TRUST.

     1.8 TRUST agrees that all shares of the Portfolios of TRUST will be sold only to Participating Insurance Companies which have agreed to participate in TRUST to fund their Separate Accounts and/or to Qualified Plans, all in accordance with the requirements of Section 817(h)(4) of the Internal Revenue Code of 1986, as amended ("Code") and Treasury Regulation 1.817-5. Shares of the TRUST's Portfolios will not be sold directly to the general public.

     1.9 TRUST may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of the shares of or liquidate any Portfolio of TRUST if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Trustees of the TRUST (the "Board"), acting in good faith and in light of its duties under federal and any applicable state laws, deemed necessary, desirable or appropriate and in the best interests of the shareholders of such Portfolios.

     1.10 Issuance and transfer of Portfolio shares will be by book entry only. Stock certificates will not be issued to LIFE COMPANY or the Separate Accounts. Shares ordered from Portfolio will be recorded in appropriate book entry titles for the Separate Accounts.

1.11 LIFE COMPANY shall provide TRUST 24 hours notice, via telephone, of any purchase for, or redemption order of, Portfolio Shares, that equals or exceeds 5% of such Portfolio's total net assets on any Business Day. If LIFE COMPANY fails to provide such 24 hours notice, TRUST, in its discretion, may reject the purchase or redemption order.

                   Article II. REPRESENTATIONS AND WARRANTIES


     2.1 LIFE COMPANY represents and warrants that it is an insurance company duly organized and in good standing under the laws of Nebraska and that it has legally and validly established each Separate Account as a segregated asset account under such laws, and that ALFS, Inc., the principal underwriter for the Variable Contracts, is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "'34 Act").


     2.2 LIFE COMPANY represents and warrants that it has registered or, prior to any issuance or sale of the Variable Contracts, will register each Separate Account as a unit investment trust ("UIT") in accordance with the provisions of the `40 Act and cause each Separate Account to remain so registered to serve as a segregated asset account for the Variable Contracts, unless an exemption from registration is available.

2.3 LIFE COMPANY represents and warrants that the Variable Contracts will be registered under the Securities Act of 1933 (the "`33 Act") unless an exemption from registration is available prior to any issuance or sale of the Variable Contracts, and that the Variable Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws (including all applicable blue sky laws) and further that the sale of the Variable Contracts shall comply in all material respects with applicable state insurance law suitability requirements.

     2.4 LIFE COMPANY represents and warrants that the Variable Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, that it will maintain such treatment and that it will notify TRUST immediately upon having a reasonable basis for believing that the Variable Contracts have ceased to be so treated or that they might not be so treated in the future.

     2.5 TRUST represents and warrants that the Fund shares offered and sold pursuant to this Agreement will be registered under the '33 Act and sold in accordance with all applicable federal laws, and TRUST shall be registered under the `40 Act prior to and at the time of any issuance or sale of such shares. TRUST, subject to Section 1.9 above, shall amend its registration statement under the `33 Act and the `40 Act from time to time as required in order to effect the continuous offering of its shares. TRUST shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by TRUST.

     2.6 TRUST represents and warrants that each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation Treasury Regulation 1.817-5, and will notify LIFE COMPANY immediately upon having a reasonable basis for believing any Portfolio has ceased to comply and will immediately take all reasonable steps to adequately diversify the Portfolio to achieve compliance.

     2.7 TRUST represents and warrants that each Portfolio invested in by the Separate Account will be treated as a "regulated investment company" under Subchapter M of the Code, and will notify LIFE COMPANY immediately upon having a reasonable basis for believing it has ceased to so qualify or might not so qualify in the future.

     2.8 ADVISER represents and warrants that it shall perform its obligations hereunder in compliance in all material respects with any applicable state and federal laws.

                  Article III. PROSPECTUS AND PROXY STATEMENTS

     3.1 TRUST shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of TRUST. TRUST shall bear the costs of registration and qualification of shares of the Portfolios, preparation and filing of the documents listed in this Section 3.1 and all taxes and filing fees to which an issuer is subject on the issuance and transfer of its shares.

     3.2 TRUST or its designee shall provide LIFE COMPANY, free of charge, with as many copies of the current prospectus (or prospectuses), statements of additional information, annual and semi-annual reports and proxy statements for the shares of the Portfolios as LIFE COMPANY may reasonably request for distribution to existing Variable Contract owners whose Variable Contracts are funded by such shares. TRUST or its designee shall provide LIFE COMPANY, at LIFE COMPANY's expense, with as many copies of the current prospectus (or prospectuses) for the shares as LIFE COMPANY may reasonably request for distribution to prospective purchasers of Variable Contracts. If requested by LIFE COMPANY, TRUST or its designee shall provide such documentation (including a "camera ready" copy of the current prospectus (or prospectuses) as set in type or, at the request of LIFE COMPANY, as a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once a year (or more frequently if the prospectus (or prospectuses) for the shares is supplemented or amended) to have the prospectus for the Variable Contracts and the prospectus (or prospectuses) for the TRUST shares printed together in one document. The expenses of such printing will be apportioned between LIFE COMPANY and TRUST in proportion to the number of pages of the Variable Contract and TRUST prospectus, taking account of other relevant factors affecting the expense of printing, such as covers, columns, graphs and charts; TRUST shall bear the cost of printing the TRUST prospectus portion of such document for distribution only to owners of existing Variable Contracts funded by the TRUST shares and LIFE COMPANY shall bear the expense of printing the portion of such documents relating to the Separate Account; provided, however, LIFE COMPANY shall bear all printing expenses of such combined documents where used for distribution to prospective purchasers or to owners of existing Variable Contracts not funded by the shares. In the event that LIFE COMPANY requests that TRUST or its designee provide TRUST's prospectus in a "camera ready" or diskette format, TRUST shall be responsible for providing the prospectus (or prospectuses) in the format in which it is accustomed to formatting prospectuses and shall bear the expense of providing the prospectus (or prospectuses) in such format (e.g. typesetting expenses), and LIFE COMPANY shall bear the expense of adjusting or changing the format to conform with any of its prospectuses.

3.3 TRUST will provide LIFE COMPANY with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to the Portfolios promptly after the filing of each such document with the SEC or other regulatory authority. LIFE COMPANY will provide TRUST with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to a Separate Account promptly after the filing of each such document with the SEC or other regulatory authority.

                           Article IV. SALES MATERIALS

     4.1 LIFE COMPANY will furnish, or will cause to be furnished, to TRUST and ADVISER, each piece of sales literature or other promotional material in which TRUST or ADVISER is named, at least fifteen (15) Business Days prior to its intended use. No such material will be used if TRUST or ADVISER objects to its use in writing within ten (10) Business Days after receipt of such material.

     4.2 TRUST and ADVISER will furnish, or will cause to be furnished, to LIFE COMPANY, each piece of sales literature or other promotional material in which LIFE COMPANY or its Separate Accounts are named, at least fifteen (15) Business Days prior to its intended use. No such material will be used if LIFE COMPANY objects to its use in writing within ten (10) Business Days after receipt of such material.

     4.3 TRUST and its affiliates and agents shall not give any information or make any representations on behalf of LIFE COMPANY or concerning LIFE COMPANY, the Separate Accounts, or the Variable Contracts issued by LIFE COMPANY, other than the information or representations contained in a registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports of the Separate Accounts or reports prepared for distribution to owners of such Variable Contracts, or in sales literature or other promotional material approved by LIFE COMPANY or its designee, except with the written permission of LIFE COMPANY.

     4.4 LIFE COMPANY and its affiliates and agents shall not give any information or make any representations on behalf of TRUST or concerning TRUST other than the information or representations contained in a registration statement or prospectus for TRUST, as such registration statement and prospectus may be amended or supplemented from time to time, or in sales literature or other promotional material approved by TRUST or its designee, except with the written permission of TRUST.

     4.5 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. ("NASD") rules, the `40 Act, the '33 Act or rules thereunder.

                         Article V. POTENTIAL CONFLICTS

     5.1 The parties acknowledge that TRUST has received an order from the SEC granting relief from various provisions of the '40 Act and the rules thereunder to the extent necessary to permit TRUST shares to be sold to and held by Variable Contract separate accounts of both affiliated and unaffiliated Participating Insurance Companies and Qualified Plans. The Exemptive Order requires TRUST and each Participating Insurance Company to comply with conditions and undertakings substantially as provided in this Section 5. The TRUST will not enter into a participation agreement with any other Participating Insurance Company unless it imposes the same conditions and undertakings as are imposed on LIFE COMPANY hereby.

     5.2 The Board will monitor TRUST for the existence of any material irreconcilable conflict between the interests of Variable Contract owners of all separate accounts and with participants of Qualified Plans investing in TRUST. An irreconcilable material conflict may arise for a variety of reasons, which may include: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of TRUST are being managed; (e) a difference in voting instructions given by Variable Contract owners; (f) a decision by a Participating Insurance Company to disregard the voting instructions of Variable Contract owners and (g) if applicable, a decision by a Qualified Plan to disregard the voting instructions of plan participants.

5.3 LIFE COMPANY will report any potential or existing conflicts of which it becomes aware to the Board. LIFE COMPANY will be responsible for assisting the Board in carrying out its duties in this regard by providing the Board with all information reasonably necessary for the Board to consider any issues raised. The responsibility includes, but is not limited to, an obligation by the LIFE COMPANY to inform the Board whenever it has determined to disregard Variable Contract owner voting instructions. These responsibilities of LIFE COMPANY will be carried out with a view only to the interests of the Variable Contract owners.

     5.4 If a majority of the Board or majority of its disinterested Trustees, determines that a material irreconcilable conflict exists affecting LIFE COMPANY, LIFE COMPANY, at its expense and to the extent reasonably practicable (as determined by a majority of the Board's disinterested Trustees), will take any steps necessary to remedy or eliminate the irreconcilable material conflict, including; (a) withdrawing the assets allocable to some or all of the Separate Accounts from TRUST or any Portfolio thereof and reinvesting those assets in a different investment medium, which may include another Portfolio of TRUST, or another investment company; (b) submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract owners and as appropriate, segregating the assets of any appropriate group (i.e., variable annuity or variable life insurance Contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Variable Contract owners the option of making such a change; and (c) establishing a new registered management investment company (or series thereof) or managed separate account. If a material irreconcilable conflict arises because of LIFE COMPANY's decision to disregard Variable Contract owner voting instructions, and that decision represents a minority position or would preclude a majority vote, LIFE COMPANY may be required, at the election of TRUST, to withdraw the Separate Account's investment in TRUST, and no charge or penalty will be imposed as a result of such withdrawal. The responsibility to take such remedial action shall be carried out with a view only to the interests of the Variable Contract owners.

     For the purposes of this Section 5.4, a majority of the disinterested members of the Board shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will TRUST or ADVISER (or any other investment adviser of TRUST) be required to establish a new funding medium for any Variable Contract. Further, LIFE COMPANY shall not be required by this Section 5.4 to establish a new funding medium for any Variable Contracts if any offer to do so has been declined by a vote of a majority of Variable Contract owners materially and adversely affected by the irreconcilable material conflict.

     5.5 The Board's determination of the existence of an irreconcilable material conflict and its implications shall be made known promptly and in writing to LIFE COMPANY.

     5.6 No less than annually, LIFE COMPANY shall submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out its obligations. Such reports, materials, and data shall be submitted more frequently if deemed appropriate by the Board.

                               Article VI. VOTING

     6.1 LIFE COMPANY will provide pass-through voting privileges to all Variable Contract owners so long as the SEC continues to interpret the `40 Act as requiring pass-through voting privileges for Variable Contract owners. Accordingly, LIFE COMPANY, where applicable, will vote shares of the Portfolio held in its Separate Accounts in a manner consistent with voting instructions timely received from its Variable Contract owners. LIFE COMPANY will be responsible for assuring that each of its Separate Accounts that participates in TRUST calculates voting privileges in a manner consistent with other Participating Insurance Companies. LIFE COMPANY will vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as its votes those shares for which it has received voting instructions.

     6.2 If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the `40 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Exemptive Order, then TRUST, and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

                                        Article VII.  MARKET TIMERS.
                                                      --------------

     7.1 LIFE COMPANY will develop, implement and maintain policies and procedures to discourage use of the Separate Accounts by market timers in consultation with TRUST



     7.2 LIFE COMPANY will use its best efforts to develop, implement and maintain procedures as necessary or applicable to further any market timing policies and procedures established by a Portfolio.

     7.3 If a Portfolio or TRUST advises LIFE COMPANY that a pattern or patterns of transactions involving short-term trading in one or more Separate Accounts is having an adverse effect on the Portfolio, LIFE COMPANY may take steps to prevent such trading by identifying Separate Account participants engaged in such short-term trading and imposing complete or partial restrictions on their requests to purchase certain Shares by enforcing the excessive trading restriction provisions contained in the contract and the prospectus.

     7.4 LIFE COMPANY will use its best efforts to monitor Separate Account participant activity in the Separate Accounts, and to control short-term trading and market-timing activity, and to further each Portfolio's policies regarding such trading activity.


                                           Article VIII. 5% SHAREHOLDERS

         In the event that a Separate Account of Life Company with any Portfolio comes to hold more than five percent (5%) of the outstanding Shares of such Portfolio, it will be TRUST's responsibility to request that LIFE COMPANY confirm its status as shareholder of record and advise TRUST whether any Separate Account participant beneficially owns more than five percent (5%) of the outstanding Shares of such Portfolio through LIFE COMPANY's accounts. For this purpose, TRUST will indicate in its inquiry the number of Shares that currently equals five percent (5%) of the outstanding Shares of such Portfolio. LIFE COMPANY will respond promptly, accurately and completely to any such inquiry. Whenever TRUST or a Portfolio advises LIFE COMPANY that it is required by law to obtain the name and other identifying information of a Separate Account participant who beneficially owns more than five percent (5%) of the outstanding Shares of a Portfolio, LIFE COMPANY will provide such information to the extent within its possession or control. TRUST will not use or disclose such information received from LIFE COMPANY except to comply with applicable laws.

                           Article IX. INDEMNIFICATION

     9.1 Indemnification by LIFE COMPANY. LIFE COMPANY agrees to indemnify and hold harmless TRUST, ADVISER and each of their Trustees, directors, principals, officers, employees and agents and each person, if any, who controls TRUST or ADVISER within the meaning of Section 15 of the `33 Act (collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of LIFE COMPANY, which consent shall not be unreasonably withheld) or litigation or threatened litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of TRUST's shares or the Variable Contracts and:

(a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement or prospectus for the Variable Contracts or contained in the Variable Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to LIFE COMPANY by or on behalf of TRUST for use in the registration statement or prospectus for the Variable Contracts or in the Variable Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or TRUST shares; or

(b) arise out of or result from (i) statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of TRUST not supplied by LIFE COMPANY, or persons under its control) or (ii) wrongful conduct of LIFE COMPANY or persons under its control, with respect to the sale or distribution of the Variable Contracts or TRUST shares; or

         (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of TRUST or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to TRUST by or on behalf of LIFE COMPANY; or

         (d) arise as a result of any failure by LIFE COMPANY to provide substantially the services and furnish the materials under the terms of this Agreement; or

         (e) arise out of or result from any material breach of any representation and/or warranty made by LIFE COMPANY in this Agreement or arise out of or result from any other material breach of this Agreement by LIFE COMPANY.

     9.2 LIFE COMPANY shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party to the extent that such losses, claims, damages, liabilities or litigation are attributable to such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

     9.3 LIFE COMPANY shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified LIFE COMPANY in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify LIFE COMPANY of any such claim shall not relieve LIFE COMPANY from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, LIFE COMPANY shall be entitled to participate at its own expense in the defense of such action. LIFE COMPANY also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from LIFE COMPANY to such party of LIFE COMPANY's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and LIFE COMPANY will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     9.4 Indemnification by TRUST. TRUST agrees to indemnify and hold harmless LIFE COMPANY and each of its directors, officers, employees, and agents and each person, if any, who controls LIFE COMPANY within the meaning of Section 15 of the `33 Act (collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of TRUST which consent shall not be unreasonably withheld) or litigation or threatened litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of TRUST's shares or the Variable Contracts and:

         (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of TRUST (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to ADVISER or TRUST by or on behalf of LIFE COMPANY for use in the registration statement or prospectus for TRUST or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or TRUST shares; or

         (b) arise out of or result from (i) statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Variable Contracts not supplied by ADVISER or TRUST or persons under its control) or (ii) gross negligence or wrongful conduct or willful misfeasance of TRUST or persons under its control, with respect to the sale or distribution of the Variable Contracts or TRUST shares; or

         (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Variable Contracts, or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to LIFE COMPANY for inclusion therein by or on behalf of TRUST; or

         (d) arise as a result of (i) a failure by TRUST to provide substantially the services and furnish the materials under the terms of this Agreement; or (ii) a failure by a Portfolio(s) invested in by the Separate Account to comply with the diversification requirements of Section 817(h) of the Code; or (iii) a failure by a Portfolio(s) invested in by the Separate Account to qualify as a "regulated investment company" under Subchapter M of the Code; or

         (e) arise out of or result from any material breach of any representation and/or warranty made by TRUST in this Agreement or arise out of or result from any other material breach of this Agreement by TRUST.

     9.5 TRUST shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party to the extent that such losses, claims, damages, liabilities or litigation are attributable to such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

     9.6 TRUST shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified TRUST in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify TRUST of any such claim shall not relieve TRUST from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, TRUST shall be entitled to participate at its own expense in the defense thereof. TRUST also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from TRUST to such party of TRUST's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and TRUST will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                          Article X. TERM; TERMINATION

     10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

     10.2 This Agreement shall terminate in accordance with the following provisions:

         (a) At the option of LIFE COMPANY or TRUST at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the parties;

         (b) At the option of LIFE COMPANY, if TRUST shares are not reasonably available to meet the requirements of the Variable Contracts as determined by LIFE COMPANY. Prompt notice of election to terminate shall be furnished by LIFE COMPANY, said termination to be effective ten days after receipt of notice unless TRUST makes available a sufficient number of shares to reasonably meet the requirements of the Variable Contracts within said ten-day period;

         (c) At the option of LIFE COMPANY, upon the institution of formal proceedings against TRUST by the SEC, the NASD, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in LIFE COMPANY's reasonable judgment, materially impair TRUST's ability to meet and perform TRUST's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by LIFE COMPANY with said termination to be effective upon receipt of notice;

         (d) At the option of TRUST, upon the institution of formal proceedings against LIFE COMPANY and/or its broker-dealer affiliates by the SEC, the NASD, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in TRUST's reasonable judgment, materially impair LIFE COMPANY's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by TRUST with said termination to be effective upon receipt of notice;

         (e) In the event TRUST's shares are not registered, issued or sold in accordance with applicable state or federal law, or such law precludes the use of such shares as the underlying investment medium of Variable Contracts issued or to be issued by LIFE COMPANY. Termination shall be effective upon such occurrence without notice;

         (f) At the option of TRUST if the Variable Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if TRUST reasonably believes that the Variable Contracts may fail to so qualify. Termination shall be effective upon receipt of notice by LIFE COMPANY;

         (g) At the option of LIFE COMPANY, upon TRUST's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of LIFE COMPANY within ten days after written notice of such breach is delivered to TRUST;

         (h) At the option of TRUST, upon LIFE COMPANY's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of TRUST within ten days after written notice of such breach is delivered to LIFE COMPANY;

         (i) At the option of TRUST, if the Variable Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice;

     In the event this Agreement is assigned without the prior written consent of LIFE COMPANY, TRUST, and ADVISER, termination shall be effective immediately upon such occurrence without notice.


     10.3 Notwithstanding any termination of this Agreement pursuant to Section
10.2 hereof, LIFE COMPANY and TRUST at their mutually agreed upon option may elect to continue to have additional TRUST shares, made available pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if such election is made, the owners of the Existing Contracts or LIFE COMPANY, whichever shall have legal authority to do so, shall be permitted to reallocate investments in TRUST, redeem investments in TRUST and/or invest in TRUST upon the payment of additional premiums under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, LIFE COMPANY or TRUST, as promptly as is practicable under the circumstances, shall notify the other whether LIFE COMPANY or TRUST elects to continue to make TRUST shares available after such termination. If TRUST shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either TRUST or LIFE COMPANY may terminate the Agreement, as so continued pursuant to this Section 10.3, upon ninety (90) days' prior written notice to the other party.


     10.4 Except as necessary to implement Variable Contract owner initiated transactions, or as required by state insurance laws or regulations, LIFE COMPANY shall not redeem the shares attributable to the Variable Contracts (as opposed to the shares attributable to LIFE COMPANY's assets held in the Separate Accounts), and LIFE COMPANY shall not prevent Variable Contract owners from allocating payments to a Portfolio that was otherwise available under the Variable Contracts until thirty (30) days after the LIFE COMPANY shall have notified TRUST of its intention to do so.

                               Article XI. NOTICES

     Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

               If to TRUST:
               Deutsche Asset Management VIT Funds
               c/o PFPC Global Fund Services
               3200 Horizon Drive
               King of Prussia, PA 19406-0903
               Attn:  Tom Calabria, Legal Department
               and
               c/o Deutsche Asset Management Mutual Fund Services
               One South Street, Mail Stop 1-18-6
               Baltimore, MD  21202
               Attn:  Richard Hale

               If to ADVISER:

               Deutsche Asset Management, Inc.
               280 Park Avenue, Mail Stop NYC03-2855
               New York, NY 10017
               Attn.: Legal Department


               If to LIFE COMPANY:

                           Allstate Life Insurance Company of New York
                           C/c Allstate Financial
                           Attn: Timothy Vander Pas
                           3100 Sanders Road, M2A
                           Northbrook, IL  60062


     Notice shall be deemed given on the date of receipt by the addressee as evidenced by the return receipt.

                           Article XII. MISCELLANEOUS

     12.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     12.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     12.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     12.4 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York. It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the SEC granting exemptive relief therefrom and the conditions of such orders.

     12.5 It is understood and expressly stipulated that neither the shareholders of shares of any Portfolio nor the Trustees or officers of TRUST or any Portfolio shall be personally liable hereunder. No Portfolio shall be liable for the liabilities of any other Portfolio. All persons dealing with TRUST or a Portfolio must look solely to the property of TRUST or that Portfolio, respectively, for enforcement of any claims against TRUST or that Portfolio. It is also understood that each of the Portfolios shall be deemed to be entering into a separate Agreement with LIFE COMPANY so that it is as if each of the Portfolios had signed a separate Agreement with LIFE COMPANY and that a single document is being signed simply to facilitate the execution and administration of the Agreement.

     12.6 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

     12.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

     12.8 If the Agreement terminates, the parties agree that Article 9 and Sections 12.5, 12.6 and 12.7 shall remain in effect after termination.

     12.9 No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by TRUST, ADVISER and the LIFE COMPANY.

     12.10 No failure or delay by a party in exercising any right or remedy under this Agreement will operate as a waiver thereof and no single or partial exercise of rights shall preclude a further or subsequent exercise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

                        DEUTSCHE ASSET MANAGEMENT VIT FUNDS

                        By:_______________________________________
                             Name:
                             Title:



                         DEUTSCHE ASSET MANAGEMENT, INC.

                        By:_______________________________________
                             Name:
                             Title:


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK


                        By:_______________________________________
                             Name:        Timothy N. Vander Pas
                             Title:       Assistant Secretary

                                   Appendix A

To Participation Agreement by and among Deutsche Asset Management VIT Funds, Deutsche Asset Management, Inc. and Allstate Life Insurance Company of New York.


List of portfolios:

         Equity 500 Index Fund - Class A Shares

         Small Cap Index Fund - Class A Shares

         EAFE Equity Index Fund - Class A Shares

                                   Appendix B

To Participation Agreement by and among Deutsche Asset Management VIT Funds, Deutsche Asset Management, Inc. and Allstate Life Insurance Company of New York.


List of variable separate accounts:

Allstate Life of New York Variable Life Separate Account A

Exhibit 27(h)(17)

                          FUND PARTICIPATION AGREEMENT

     THIS AGREEMENT made as of the ____ day of _____________, _______ by and among Deutsche Asset Management VIT Funds ("TRUST"), a Massachusetts business trust, Deutsche Asset Management, Inc. ("ADVISER"), a Delaware corporation, and Allstate Life Insurance Company of New York ("LIFE COMPANY"), a life insurance company organized under the laws of the State of New York.

     WHEREAS, TRUST is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "`40 Act"), as an open-end, diversified management investment company; and

     WHEREAS, TRUST is comprised of several series funds (each a "Portfolio"), with those Portfolios currently available being listed on Appendix A hereto; and

     WHEREAS, TRUST was organized to act as the funding vehicle for certain variable life insurance and/or variable annuity contracts ("Variable Contracts") offered by life insurance companies through separate accounts ("Separate Accounts") of such life insurance companies ("Participating Insurance Companies"); and

     WHEREAS, TRUST may also offer its shares to certain qualified pension and retirement plans ("Qualified Plans"); and

     WHEREAS, TRUST has received an order from the SEC, granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the `40 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Portfolios of the TRUST to be sold to and held by Variable Contract Separate Accounts of both affiliated and unaffiliated Participating Insurance Companies and Qualified Plans ("Exemptive Order"); and

     WHEREAS, LIFE COMPANY has established or will establish one or more Separate Accounts to offer Variable Contracts and is desirous of having TRUST as one of the underlying funding vehicles for such Variable Contracts; and

     WHEREAS, ADVISER is a duly registered "Investment Adviser" as defined in the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, ADVISER serves as the TRUST's investment adviser; and

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, LIFE COMPANY intends to purchase shares of TRUST to fund the aforementioned Variable Contracts and TRUST is authorized to sell such shares to LIFE COMPANY at such shares' net asset value;

     NOW, THEREFORE, in consideration of their mutual promises, LIFE COMPANY, TRUST, and ADVISER agree as follows:

                         Article I. SALE OF TRUST SHARES

     1.1 TRUST agrees to make available to the Separate Accounts of LIFE COMPANY shares of the selected Portfolios as listed on Appendix B for investment of purchase payments of Variable Contracts allocated to the designated Separate Accounts as provided in TRUST's Registration Statement.

     1.2 TRUST agrees to sell to LIFE COMPANY those shares of the selected Portfolios of TRUST which LIFE COMPANY orders, executing such orders on a daily basis at the net asset value next computed after receipt by TRUST or its designee of the order for the shares of TRUST. For purposes of this Section 1.2, LIFE COMPANY shall be the designee of TRUST for receipt of such orders from the designated Separate Account and receipt by such designee shall constitute receipt by TRUST; provided that LIFE COMPANY receives the order by 4:00 p.m. New York time and TRUST receives notice from LIFE COMPANY by telephone or facsimile (or by such other means as TRUST and LIFE COMPANY may agree in writing) of such order by 8:00 a.m. New York time on the next Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which TRUST calculates its net asset value pursuant to the rules of the SEC.

1.3 TRUST agrees to redeem on LIFE COMPANY's request, any full or fractional shares of TRUST held by LIFE COMPANY, executing such requests on a daily basis at the net asset value next computed after receipt by TRUST or its designee of the request for redemption, in accordance with the provisions of this Agreement and TRUST's Registration Statement. (In the event of a conflict between the provisions of this Agreement and the Trust's Registration Statement, the provisions of the Registration Statement shall govern.) For purposes of this
Section 1.3, LIFE COMPANY shall be the designee of TRUST for receipt of requests for redemption from the designated Separate Account and receipt by such designee shall constitute receipt by TRUST; provided that LIFE COMPANY receives the request for redemption by 4:00 p.m. New York time and TRUST receives notice from LIFE COMPANY by telephone or facsimile (or by such other means as TRUST and LIFE COMPANY may agree in writing) of such request for redemption by 8:00 a.m. New York time on the next Business Day.

     1.4 TRUST shall furnish, on or before each ex-dividend date, notice to LIFE COMPANY of any income dividends or capital gain distributions payable on the shares of any Portfolio of TRUST. LIFE COMPANY hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of the Portfolio. TRUST shall notify LIFE COMPANY or its designee of the number of shares so issued as payment of such dividends and distributions.

     1.5 TRUST shall make the net asset value per share for the selected Portfolio(s) available to LIFE COMPANY on a daily basis as soon as reasonably practicable after the net asset value per share is calculated but shall use its best efforts to make such net asset value available by 6:30 p.m. New York time. If TRUST provides LIFE COMPANY with materially incorrect share net asset value information through no fault of LIFE COMPANY, LIFE COMPANY on behalf of the Separate Accounts, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to LIFE COMPANY. Furthermore, the TRUST shall be liable for the reasonable administrative costs incurred by LIFE COMPANY in relation to the correction of any material error. Administrative costs shall include allocation of staff time, costs of outside service providers, printing and postage.

     1.6 At the end of each Business Day, LIFE COMPANY shall use the information described in Section 1.5 to calculate Separate Account unit values for the day. Using these unit values, LIFE COMPANY shall process each such Business Day's Separate Account transactions based on requests and premiums received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. New York time) to determine the net dollar amount of TRUST shares which shall be purchased or redeemed at that day's closing net asset value per share. The net purchase or redemption orders so determined shall be transmitted to TRUST by LIFE COMPANY by 8:00 a.m. New York Time on the Business Day next following LIFE COMPANY's receipt of such requests and premiums in accordance with the terms of Sections 1.2 and 1.3 hereof.

1.7 If LIFE COMPANY's order requests the purchase of TRUST shares, LIFE COMPANY shall pay for such purchase by wiring federal funds to TRUST or its designated custodial account on the day the order is transmitted by LIFE COMPANY. If LIFE COMPANY's order requests a net redemption resulting in a payment of redemption proceeds to LIFE COMPANY, TRUST shall use its best efforts to wire the redemption proceeds to LIFE COMPANY by the next Business Day, unless doing so would require TRUST to dispose of Portfolio securities or otherwise incur additional costs. In any event, proceeds shall be wired to LIFE COMPANY within the time period permitted by the '40 Act or the rules, orders or regulations thereunder, and TRUST shall notify the person designated in writing by LIFE COMPANY as the recipient for such notice of such delay by 3:00 p.m. New York Time on the same Business Day that LIFE COMPANY transmits the redemption order to TRUST. If LIFE COMPANY's order requests the application of redemption proceeds from the redemption of shares to the purchase of shares of another Fund advised by ADVISER, TRUST shall so apply such proceeds on the same Business Day that LIFE COMPANY transmits such order to TRUST.

     1.8 TRUST agrees that all shares of the Portfolios of TRUST will be sold only to Participating Insurance Companies which have agreed to participate in TRUST to fund their Separate Accounts and/or to Qualified Plans, all in accordance with the requirements of Section 817(h)(4) of the Internal Revenue Code of 1986, as amended ("Code") and Treasury Regulation 1.817-5. Shares of the TRUST's Portfolios will not be sold directly to the general public.

     1.9 TRUST may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of the shares of or liquidate any Portfolio of TRUST if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Trustees of the TRUST (the "Board"), acting in good faith and in light of its duties under federal and any applicable state laws, deemed necessary, desirable or appropriate and in the best interests of the shareholders of such Portfolios.

     1.10 Issuance and transfer of Portfolio shares will be by book entry only. Stock certificates will not be issued to LIFE COMPANY or the Separate Accounts. Shares ordered from Portfolio will be recorded in appropriate book entry titles for the Separate Accounts.

1.11 LIFE COMPANY shall provide TRUST 24 hours notice, via telephone, of any purchase for, or redemption order of, Portfolio Shares, that equals or exceeds 5% of such Portfolio's total net assets on any Business Day. If LIFE COMPANY fails to provide such 24 hours notice, TRUST, in its discretion, may reject the purchase or redemption order.

                   Article II. REPRESENTATIONS AND WARRANTIES

     2.1 LIFE COMPANY represents and warrants that it is an insurance company duly organized and in good standing under the laws of New York and that it has legally and validly established each Separate Account as a segregated asset account under such laws, and that ALFS, Inc., the principal underwriter for the Variable Contracts, is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "'34 Act").

     2.2 LIFE COMPANY represents and warrants that it has registered or, prior to any issuance or sale of the Variable Contracts, will register each Separate Account as a unit investment trust ("UIT") in accordance with the provisions of the `40 Act and cause each Separate Account to remain so registered to serve as a segregated asset account for the Variable Contracts, unless an exemption from registration is available.

2.3 LIFE COMPANY represents and warrants that the Variable Contracts will be registered under the Securities Act of 1933 (the "`33 Act") unless an exemption from registration is available prior to any issuance or sale of the Variable Contracts, and that the Variable Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws (including all applicable blue sky laws) and further that the sale of the Variable Contracts shall comply in all material respects with applicable state insurance law suitability requirements.

     2.4 LIFE COMPANY represents and warrants that the Variable Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, that it will maintain such treatment and that it will notify TRUST immediately upon having a reasonable basis for believing that the Variable Contracts have ceased to be so treated or that they might not be so treated in the future.

     2.5 TRUST represents and warrants that the Fund shares offered and sold pursuant to this Agreement will be registered under the '33 Act and sold in accordance with all applicable federal laws, and TRUST shall be registered under the `40 Act prior to and at the time of any issuance or sale of such shares. TRUST, subject to Section 1.9 above, shall amend its registration statement under the `33 Act and the `40 Act from time to time as required in order to effect the continuous offering of its shares. TRUST shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by TRUST.

     2.6 TRUST represents and warrants that each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation Treasury Regulation 1.817-5, and will notify LIFE COMPANY immediately upon having a reasonable basis for believing any Portfolio has ceased to comply and will immediately take all reasonable steps to adequately diversify the Portfolio to achieve compliance.

     2.7 TRUST represents and warrants that each Portfolio invested in by the Separate Account will be treated as a "regulated investment company" under Subchapter M of the Code, and will notify LIFE COMPANY immediately upon having a reasonable basis for believing it has ceased to so qualify or might not so qualify in the future.

     2.8 ADVISER represents and warrants that it shall perform its obligations hereunder in compliance in all material respects with any applicable state and federal laws.

                  Article III. PROSPECTUS AND PROXY STATEMENTS

     3.1 TRUST shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of TRUST. TRUST shall bear the costs of registration and qualification of shares of the Portfolios, preparation and filing of the documents listed in this Section 3.1 and all taxes and filing fees to which an issuer is subject on the issuance and transfer of its shares.

     3.2 TRUST or its designee shall provide LIFE COMPANY, free of charge, with as many copies of the current prospectus (or prospectuses), statements of additional information, annual and semi-annual reports and proxy statements for the shares of the Portfolios as LIFE COMPANY may reasonably request for distribution to existing Variable Contract owners whose Variable Contracts are funded by such shares. TRUST or its designee shall provide LIFE COMPANY, at LIFE COMPANY's expense, with as many copies of the current prospectus (or prospectuses) for the shares as LIFE COMPANY may reasonably request for distribution to prospective purchasers of Variable Contracts. If requested by LIFE COMPANY, TRUST or its designee shall provide such documentation (including a "camera ready" copy of the current prospectus (or prospectuses) as set in type or, at the request of LIFE COMPANY, as a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once a year (or more frequently if the prospectus (or prospectuses) for the shares is supplemented or amended) to have the prospectus for the Variable Contracts and the prospectus (or prospectuses) for the TRUST shares printed together in one document. The expenses of such printing will be apportioned between LIFE COMPANY and TRUST in proportion to the number of pages of the Variable Contract and TRUST prospectus, taking account of other relevant factors affecting the expense of printing, such as covers, columns, graphs and charts; TRUST shall bear the cost of printing the TRUST prospectus portion of such document for distribution only to owners of existing Variable Contracts funded by the TRUST shares and LIFE COMPANY shall bear the expense of printing the portion of such documents relating to the Separate Account; provided, however, LIFE COMPANY shall bear all printing expenses of such combined documents where used for distribution to prospective purchasers or to owners of existing Variable Contracts not funded by the shares. In the event that LIFE COMPANY requests that TRUST or its designee provide TRUST's prospectus in a "camera ready" or diskette format, TRUST shall be responsible for providing the prospectus (or prospectuses) in the format in which it is accustomed to formatting prospectuses and shall bear the expense of providing the prospectus (or prospectuses) in such format (e.g. typesetting expenses), and LIFE COMPANY shall bear the expense of adjusting or changing the format to conform with any of its prospectuses.

3.3 TRUST will provide LIFE COMPANY with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to the Portfolios promptly after the filing of each such document with the SEC or other regulatory authority. LIFE COMPANY will provide TRUST with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to a Separate Account promptly after the filing of each such document with the SEC or other regulatory authority.

                           Article IV. SALES MATERIALS

     4.1 LIFE COMPANY will furnish, or will cause to be furnished, to TRUST and ADVISER, each piece of sales literature or other promotional material in which TRUST or ADVISER is named, at least fifteen (15) Business Days prior to its intended use. No such material will be used if TRUST or ADVISER objects to its use in writing within ten (10) Business Days after receipt of such material.

     4.2 TRUST and ADVISER will furnish, or will cause to be furnished, to LIFE COMPANY, each piece of sales literature or other promotional material in which LIFE COMPANY or its Separate Accounts are named, at least fifteen (15) Business Days prior to its intended use. No such material will be used if LIFE COMPANY objects to its use in writing within ten (10) Business Days after receipt of such material.

     4.3 TRUST and its affiliates and agents shall not give any information or make any representations on behalf of LIFE COMPANY or concerning LIFE COMPANY, the Separate Accounts, or the Variable Contracts issued by LIFE COMPANY, other than the information or representations contained in a registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports of the Separate Accounts or reports prepared for distribution to owners of such Variable Contracts, or in sales literature or other promotional material approved by LIFE COMPANY or its designee, except with the written permission of LIFE COMPANY.

     4.4 LIFE COMPANY and its affiliates and agents shall not give any information or make any representations on behalf of TRUST or concerning TRUST other than the information or representations contained in a registration statement or prospectus for TRUST, as such registration statement and prospectus may be amended or supplemented from time to time, or in sales literature or other promotional material approved by TRUST or its designee, except with the written permission of TRUST.

     4.5 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. ("NASD") rules, the `40 Act, the '33 Act or rules thereunder.

                         Article V. POTENTIAL CONFLICTS

     5.1 The parties acknowledge that TRUST has received an order from the SEC granting relief from various provisions of the '40 Act and the rules thereunder to the extent necessary to permit TRUST shares to be sold to and held by Variable Contract separate accounts of both affiliated and unaffiliated Participating Insurance Companies and Qualified Plans. The Exemptive Order requires TRUST and each Participating Insurance Company to comply with conditions and undertakings substantially as provided in this Section 5. The TRUST will not enter into a participation agreement with any other Participating Insurance Company unless it imposes the same conditions and undertakings as are imposed on LIFE COMPANY hereby.

     5.2 The Board will monitor TRUST for the existence of any material irreconcilable conflict between the interests of Variable Contract owners of all separate accounts and with participants of Qualified Plans investing in TRUST. An irreconcilable material conflict may arise for a variety of reasons, which may include: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of TRUST are being managed; (e) a difference in voting instructions given by Variable Contract owners; (f) a decision by a Participating Insurance Company to disregard the voting instructions of Variable Contract owners and (g) if applicable, a decision by a Qualified Plan to disregard the voting instructions of plan participants.

5.3 LIFE COMPANY will report any potential or existing conflicts of which it becomes aware to the Board. LIFE COMPANY will be responsible for assisting the Board in carrying out its duties in this regard by providing the Board with all information reasonably necessary for the Board to consider any issues raised. The responsibility includes, but is not limited to, an obligation by the LIFE COMPANY to inform the Board whenever it has determined to disregard Variable Contract owner voting instructions. These responsibilities of LIFE COMPANY will be carried out with a view only to the interests of the Variable Contract owners.

     5.4 If a majority of the Board or majority of its disinterested Trustees, determines that a material irreconcilable conflict exists affecting LIFE COMPANY, LIFE COMPANY, at its expense and to the extent reasonably practicable (as determined by a majority of the Board's disinterested Trustees), will take any steps necessary to remedy or eliminate the irreconcilable material conflict, including; (a) withdrawing the assets allocable to some or all of the Separate Accounts from TRUST or any Portfolio thereof and reinvesting those assets in a different investment medium, which may include another Portfolio of TRUST, or another investment company; (b) submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract owners and as appropriate, segregating the assets of any appropriate group (i.e., variable annuity or variable life insurance Contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Variable Contract owners the option of making such a change; and (c) establishing a new registered management investment company (or series thereof) or managed separate account. If a material irreconcilable conflict arises because of LIFE COMPANY's decision to disregard Variable Contract owner voting instructions, and that decision represents a minority position or would preclude a majority vote, LIFE COMPANY may be required, at the election of TRUST, to withdraw the Separate Account's investment in TRUST, and no charge or penalty will be imposed as a result of such withdrawal. The responsibility to take such remedial action shall be carried out with a view only to the interests of the Variable Contract owners.

     For the purposes of this Section 5.4, a majority of the disinterested members of the Board shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will TRUST or ADVISER (or any other investment adviser of TRUST) be required to establish a new funding medium for any Variable Contract. Further, LIFE COMPANY shall not be required by this Section 5.4 to establish a new funding medium for any Variable Contracts if any offer to do so has been declined by a vote of a majority of Variable Contract owners materially and adversely affected by the irreconcilable material conflict.

     5.5 The Board's determination of the existence of an irreconcilable material conflict and its implications shall be made known promptly and in writing to LIFE COMPANY.

     5.6 No less than annually, LIFE COMPANY shall submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out its obligations. Such reports, materials, and data shall be submitted more frequently if deemed appropriate by the Board.

                               Article VI. VOTING

     6.1 LIFE COMPANY will provide pass-through voting privileges to all Variable Contract owners so long as the SEC continues to interpret the `40 Act as requiring pass-through voting privileges for Variable Contract owners. Accordingly, LIFE COMPANY, where applicable, will vote shares of the Portfolio held in its Separate Accounts in a manner consistent with voting instructions timely received from its Variable Contract owners. LIFE COMPANY will be responsible for assuring that each of its Separate Accounts that participates in TRUST calculates voting privileges in a manner consistent with other Participating Insurance Companies. LIFE COMPANY will vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as its votes those shares for which it has received voting instructions.

     6.2 If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the `40 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Exemptive Order, then TRUST, and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

                                        Article VII.  MARKET TIMERS.
                                                      --------------

     7.1 LIFE COMPANY will develop, implement and maintain policies and procedures to discourage use of the Separate Accounts by market timers in consultation with TRUST7.2 LIFE COMPANY will use its best efforts to develop, implement and maintain procedures as necessary or applicable to further any market timing policies and procedures established by a Portfolio.

     7.3 If a Portfolio or TRUST advises LIFE COMPANY that a pattern or patterns of transactions involving short-term trading in one or more Separate Accounts is having an adverse effect on the Portfolio, LIFE COMPANY may take steps to prevent such trading by identifying Separate Account participants engaged in such short-term trading and imposing complete or partial restrictions on their requests to purchase certain Shares by enforcing the excessive trading restriction provisions contained in the contract and the prospectus.

     7.4 LIFE COMPANY will use its best efforts to monitor Separate Account participant activity in the Separate Accounts, and to control short-term trading and market-timing activity, and to further each Portfolio's policies regarding such trading activity.

                              Article VIII. 5% SHAREHOLDERS

         In the event that a Separate Account of Life Company with any Portfolio comes to hold more than five percent (5%) of the outstanding Shares of such Portfolio, it will be TRUST's responsibility to request that LIFE COMPANY confirm its status as shareholder of record and advise TRUST whether any Separate Account participant beneficially owns more than five percent (5%) of the outstanding Shares of such Portfolio through LIFE COMPANY's accounts. For this purpose, TRUST will indicate in its inquiry the number of Shares that currently equals five percent (5%) of the outstanding Shares of such Portfolio. LIFE COMPANY will respond promptly, accurately and completely to any such inquiry. Whenever TRUST or a Portfolio advises LIFE COMPANY that it is required by law to obtain the name and other identifying information of a Separate Account participant who beneficially owns more than five percent (5%) of the outstanding Shares of a Portfolio, LIFE COMPANY will provide such information to the extent within its possession or control. TRUST will not use or disclose such information received from LIFE COMPANY except to comply with applicable laws.

                           Article IX. INDEMNIFICATION

     9.1 Indemnification by LIFE COMPANY. LIFE COMPANY agrees to indemnify and hold harmless TRUST, ADVISER and each of their Trustees, directors, principals, officers, employees and agents and each person, if any, who controls TRUST or ADVISER within the meaning of Section 15 of the `33 Act (collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of LIFE COMPANY, which consent shall not be unreasonably withheld) or litigation or threatened litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of TRUST's shares or the Variable Contracts and:

(a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement or prospectus for the Variable Contracts or contained in the Variable Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to LIFE COMPANY by or on behalf of TRUST for use in the registration statement or prospectus for the Variable Contracts or in the Variable Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or TRUST shares; or

(b) arise out of or result from (i) statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of TRUST not supplied by LIFE COMPANY, or persons under its control) or (ii) wrongful conduct of LIFE COMPANY or persons under its control, with respect to the sale or distribution of the Variable Contracts or TRUST shares; or

         (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of TRUST or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to TRUST by or on behalf of LIFE COMPANY; or

         (d) arise as a result of any failure by LIFE COMPANY to provide substantially the services and furnish the materials under the terms of this Agreement; or

         (e) arise out of or result from any material breach of any representation and/or warranty made by LIFE COMPANY in this Agreement or arise out of or result from any other material breach of this Agreement by LIFE COMPANY.

     9.2 LIFE COMPANY shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party to the extent that such losses, claims, damages, liabilities or litigation are attributable to such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

     9.3 LIFE COMPANY shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified LIFE COMPANY in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify LIFE COMPANY of any such claim shall not relieve LIFE COMPANY from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, LIFE COMPANY shall be entitled to participate at its own expense in the defense of such action. LIFE COMPANY also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from LIFE COMPANY to such party of LIFE COMPANY's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and LIFE COMPANY will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     9.4 Indemnification by TRUST. TRUST agrees to indemnify and hold harmless LIFE COMPANY and each of its directors, officers, employees, and agents and each person, if any, who controls LIFE COMPANY within the meaning of Section 15 of the `33 Act (collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of TRUST which consent shall not be unreasonably withheld) or litigation or threatened litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of TRUST's shares or the Variable Contracts and:

         (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of TRUST (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to ADVISER or TRUST by or on behalf of LIFE COMPANY for use in the registration statement or prospectus for TRUST or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or TRUST shares; or

         (b) arise out of or result from (i) statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Variable Contracts not supplied by ADVISER or TRUST or persons under its control) or (ii) gross negligence or wrongful conduct or willful misfeasance of TRUST or persons under its control, with respect to the sale or distribution of the Variable Contracts or TRUST shares; or

         (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Variable Contracts, or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to LIFE COMPANY for inclusion therein by or on behalf of TRUST; or

         (d) arise as a result of (i) a failure by TRUST to provide substantially the services and furnish the materials under the terms of this Agreement; or (ii) a failure by a Portfolio(s) invested in by the Separate Account to comply with the diversification requirements of Section 817(h) of the Code; or (iii) a failure by a Portfolio(s) invested in by the Separate Account to qualify as a "regulated investment company" under Subchapter M of the Code; or

         (e) arise out of or result from any material breach of any representation and/or warranty made by TRUST in this Agreement or arise out of or result from any other material breach of this Agreement by TRUST.

     9.5 TRUST shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party to the extent that such losses, claims, damages, liabilities or litigation are attributable to such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

     9.6 TRUST shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified TRUST in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify TRUST of any such claim shall not relieve TRUST from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, TRUST shall be entitled to participate at its own expense in the defense thereof. TRUST also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from TRUST to such party of TRUST's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and TRUST will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                          Article X. TERM; TERMINATION

     10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

     10.2 This Agreement shall terminate in accordance with the following provisions:

         (a) At the option of LIFE COMPANY or TRUST at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the parties;

         (b) At the option of LIFE COMPANY, if TRUST shares are not reasonably available to meet the requirements of the Variable Contracts as determined by LIFE COMPANY. Prompt notice of election to terminate shall be furnished by LIFE COMPANY, said termination to be effective ten days after receipt of notice unless TRUST makes available a sufficient number of shares to reasonably meet the requirements of the Variable Contracts within said ten-day period;

         (c) At the option of LIFE COMPANY, upon the institution of formal proceedings against TRUST by the SEC, the NASD, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in LIFE COMPANY's reasonable judgment, materially impair TRUST's ability to meet and perform TRUST's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by LIFE COMPANY with said termination to be effective upon receipt of notice;

         (d) At the option of TRUST, upon the institution of formal proceedings against LIFE COMPANY and/or its broker-dealer affiliates by the SEC, the NASD, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in TRUST's reasonable judgment, materially impair LIFE COMPANY's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by TRUST with said termination to be effective upon receipt of notice;

         (e) In the event TRUST's shares are not registered, issued or sold in accordance with applicable state or federal law, or such law precludes the use of such shares as the underlying investment medium of Variable Contracts issued or to be issued by LIFE COMPANY. Termination shall be effective upon such occurrence without notice;

         (f) At the option of TRUST if the Variable Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if TRUST reasonably believes that the Variable Contracts may fail to so qualify. Termination shall be effective upon receipt of notice by LIFE COMPANY;

         (g) At the option of LIFE COMPANY, upon TRUST's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of LIFE COMPANY within ten days after written notice of such breach is delivered to TRUST;

         (h) At the option of TRUST, upon LIFE COMPANY's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of TRUST within ten days after written notice of such breach is delivered to LIFE COMPANY;

         (i) At the option of TRUST, if the Variable Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice;

     In the event this Agreement is assigned without the prior written consent of LIFE COMPANY, TRUST, and ADVISER, termination shall be effective immediately upon such occurrence without notice.

     10.3 Notwithstanding any termination of this Agreement pursuant to Section
10.2 hereof, LIFE COMPANY and TRUST at their mutually agreed upon option may elect to continue to have additional TRUST shares, made available pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if such election is made, the owners of the Existing Contracts or LIFE COMPANY, whichever shall have legal authority to do so, shall be permitted to reallocate investments in TRUST, redeem investments in TRUST and/or invest in TRUST upon the payment of additional premiums under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, LIFE COMPANY or TRUST, as promptly as is practicable under the circumstances, shall notify the other whether LIFE COMPANY or TRUST elects to continue to make TRUST shares available after such termination. If TRUST shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either TRUST or LIFE COMPANY may terminate the Agreement, as so continued pursuant to this Section 10.3, upon ninety (90) days' prior written notice to the other party.

     10.4 Except as necessary to implement Variable Contract owner initiated transactions, or as required by state insurance laws or regulations, LIFE COMPANY shall not redeem the shares attributable to the Variable Contracts (as opposed to the shares attributable to LIFE COMPANY's assets held in the Separate Accounts), and LIFE COMPANY shall not prevent Variable Contract owners from allocating payments to a Portfolio that was otherwise available under the Variable Contracts until thirty (30) days after the LIFE COMPANY shall have notified TRUST of its intention to do so.

                               Article XI. NOTICES

     Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

               If to TRUST:

               Deutsche Asset Management VIT Funds
               c/o PFPC Global Fund Services
               3200 Horizon Drive
               King of Prussia, PA 19406-0903
               Attn:  Tom Calabria, Legal Department

               and

               c/o Deutsche Asset Management Mutual Fund Services
               One South Street, Mail Stop 1-18-6
               Baltimore, MD  21202
               Attn:  Richard Hale


               If to ADVISER:

               Deutsche Asset Management, Inc.
               280 Park Avenue, Mail Stop NYC03-2855
               New York, NY 10017
               Attn.: Legal Department


               If to LIFE COMPANY:




     Notice shall be deemed given on the date of receipt by the addressee as evidenced by the return receipt.

                           Article XII. MISCELLANEOUS

     12.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     12.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     12.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     12.4 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York. It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the SEC granting exemptive relief therefrom and the conditions of such orders.

     12.5 It is understood and expressly stipulated that neither the shareholders of shares of any Portfolio nor the Trustees or officers of TRUST or any Portfolio shall be personally liable hereunder. No Portfolio shall be liable for the liabilities of any other Portfolio. All persons dealing with TRUST or a Portfolio must look solely to the property of TRUST or that Portfolio, respectively, for enforcement of any claims against TRUST or that Portfolio. It is also understood that each of the Portfolios shall be deemed to be entering into a separate Agreement with LIFE COMPANY so that it is as if each of the Portfolios had signed a separate Agreement with LIFE COMPANY and that a single document is being signed simply to facilitate the execution and administration of the Agreement.

     12.6 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

     12.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

     12.8 If the Agreement terminates, the parties agree that Article 9 and Sections 12.5, 12.6 and 12.7 shall remain in effect after termination.

     12.9 No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by TRUST, ADVISER and the LIFE COMPANY.

     12.10 No failure or delay by a party in exercising any right or remedy under this Agreement will operate as a waiver thereof and no single or partial exercise of rights shall preclude a further or subsequent exercise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

                       DEUTSCHE ASSET MANAGEMENT VIT FUNDS

                                          By:_________________________________
                                               Name:
                                               Title:



                         DEUTSCHE ASSET MANAGEMENT, INC.

                                          By:__________________________________
                                               Name:
                                               Title:


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                          By:__________________________________
                                               Name: Timothy N. Vander Pas
                                               Title:    Assistant Secretary


                                   APPENDIX A

To Participation Agreement by and among Deutsche Asset Management VIT Funds, Deutsche Asset Management, Inc. and Allstate Life Insurance Company of New York.

List of Portfolios:

            Equity 500 Index Fund -  Class A shares

            Small Cap Index Fund -  Class A shares

            EAFE Equity Index Fund -  Class A shares

                                   APPENDIX B

                   Separate Accounts and Associated Contracts

Name of Separate Account and                   Policy Form Numbers of Contracts
Date Established by Board of Directors         Funded By Separate Account

Allstate Life of New York Variable Life        Consultant Accumulator NY
Separate Account A, August 1, 1996  Consultant Protector NY


Exhibit 27(h)(18)

                             PARTICIPATION AGREEMENT

                                      Among

                    T. ROWE PRICE INTERNATIONAL SERIES, INC.,

                       T. ROWE PRICE EQUITY SERIES, INC.,

                    T. ROWE PRICE INVESTMENT SERVICES, INC.,

                                       and

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK


     THIS AGREEMENT, made and entered into as of this day of November, 2002 by and among Allstate Life of New York (hereinafter, the "Company"), a New York insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the "Account"), and the undersigned funds, each, a corporation organized under the laws of Maryland (each hereinafter referred to as the "Fund") and T. Rowe Price Investment Services, Inc. (hereinafter the "Underwriter"), a Maryland corporation.

     WHEREAS, the Fund engages in business as an open-end management investment company and is or will be available to act as the investment vehicle for separate accounts established for variable life insurance and variable annuity contracts (the "Variable Insurance Products") to be offered by insurance companies which have entered into participation agreements with the Fund and Underwriter (hereinafter "Participating Insurance Companies"); and

     WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities and other assets; and

     WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission ("SEC") granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T) (b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Shared Funding Exemptive Order"); and

     WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolios are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

     WHEREAS, T. Rowe Price Associates, Inc. and Rowe Price-Fleming International, Inc. (each hereinafter referred to as the "Adviser") are each duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

     WHEREAS, the Company has registered or will register certain variable life insurance or variable annuity contracts supported wholly or partially by the Account (the "Contracts") under the 1933 Act, and said Contracts are listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement; and

     WHEREAS, the Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts; and

     WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act; and

     WHEREAS, the Underwriter is registered as a broker dealer with the SEC under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD"); and

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the "Designated Portfolios") on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value;

     NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

ARTICLE I.  Sale of Fund Shares

     1.1 The Underwriter agrees to sell to the Company those shares of the Designated Portfolios which the Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios.

     1.2 The Fund agrees to make shares of the Designated Portfolios available for purchase at the applicable net asset value per share by the Company and the Account on those days on which the Fund calculates its net asset value pursuant to rules of the SEC, and the Fund shall use its best efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the "Board") may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio if such action is required by law or by regulatory authorities having jurisdiction, or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Designated Portfolio.

     1.3 The Fund and the Underwriter agree that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts. No shares of any Designated Portfolios will be sold to the general public. The Fund and the Underwriter will not sell Fund shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I, III and VII of this Agreement is in effect to govern such sales.

     1.4 The Fund agrees to redeem, on the Company's request, any full or fractional shares of the Designated Portfolios held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, except that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any sales thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus.

     1.5 For purposes of Sections 1.1 and 1.4, the Company shall be the designee of the Fund for receipt of purchase and redemption orders from the Account, and receipt by such designee shall constitute receipt by the Fund; provided that the Company receives the order by 4:00 p.m. Baltimore time and the Fund receives notice of such order by 9:30 a.m. Baltimore time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

     1.6 The Company agrees to purchase and redeem the shares of each Designated Portfolio offered by the then current prospectus of the Fund and in accordance with the provisions of such prospectus.

     1.7 The Company shall pay for Fund shares one Business Day after receipt of an order to purchase Fund shares is made in accordance with the provisions of
Section 1.5 hereof. Payment shall be in federal funds transmitted by wire by 3:00 p.m. Baltimore time. If payment in Federal Funds for any purchase is not received or is received by the Fund after 3:00 p.m. Baltimore time on such Business Day, the Company shall promptly, upon the Fund's request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. For purposes of Section 2.8 and 2.9 hereof, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

     1.8 Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

     1.9 The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolios' shares. The Company hereby elects to receive all such income, dividends, and capital gain distributions as are payable on Designated Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

     1.10 The Fund shall make the net asset value per share for each Designated Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Baltimore time) and shall use its best efforts to make such net asset value per share available by 7 p.m. Baltimore time. If the net asset value is materially incorrect through no fault of the Company, the Company on behalf of each Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value in accordance with Fund procedures, and the Company shall not bear the cost of such correction. Any material error in the net asset value shall be reported to the Company promptly upon discovery. Any administrative or other costs or losses incurred for correcting underlying Contract owner accounts shall be at Company's expense. In the event that net asset values are not made available to the Company by such time, the Company agrees to use its best efforts to include the net asset values when received in its next cycle for purposes of calculating purchase orders and requests for redemption. However, if net asset values are not available for inclusion in the next cycle and the Company is unable to calculate purchase and redemption orders, the Fund or its agents shall reimburse and make Contract owner accounts whole for any net losses incurred as a result of such delay; provided however that no such reimbursement shall be made for any delay in providing net asset values if such delay is beyond the Fund's or its agents' reasonable control.

     1.11 The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund's shares may be sold to other insurance companies (subject to Section 1.3 and Article VI hereof) and the cash value of the Contracts may be invested in other investment companies.

ARTICLE II.  Representations and Warranties

     2.1 The Company represents and warrants that the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws, and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under New York insurance laws and has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

     2.2 The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the state of New York and all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

     2.3 The Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, although it may make such payments in the future. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund will undertake to have the Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

     2.4 The Fund makes no representations as to whether any aspect of its operations, including but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states, except that the Fund represents that the Fund's investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the state of New York to the extent required to perform this Agreement.

     2.5 The Fund represents that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.

     2.6 The Underwriter represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Fund shares in accordance with the laws of the State of New York and any applicable state and federal securities laws.

     2.7 The Underwriter represents and warrants that the Adviser is and shall remain duly registered under all applicable federal and state securities laws and that the Adviser shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of New York and any applicable state and federal securities laws.

     2.8 The Fund and the Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

     2.9 The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by the Company for the benefit of the Fund. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies. The Company agrees to exercise its best efforts to ensure that other individuals/entities not employed or controlled by the Company and dealing with the money and/or securities of the Fund maintain a similar bond or coverage in a reasonable amount.

ARTICLE III. Prospectuses, Statements of Additional Information, and Proxy Statements; Voting


     3.1 The Underwriter shall provide the Company (at the Company's expense) with as many copies of the Fund's current prospectus (describing only the Designated Portfolios listed on Schedule A) as the Company may reasonably request. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus as set in type or on a diskette, at the Fund's expense) and other assistance as is reasonably necessary in order for the Company (at the Company's expense) once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund's prospectus printed together in one document (such printing to be at the Company's expense).

     3.2 The Fund's prospectus shall state that the current Statement of Additional Information ("SAI") for the Fund is available from the Company (or, in the Fund's discretion, from the Fund), and the Underwriter (or the Fund), at its expense, shall print, or otherwise reproduce, and provide a copy of such SAI free of charge to the Company for itself and for any owner of a Contract who requests such SAI.

     3.3 The Fund, at its expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners in the Fund. The Underwriter (at the Company's expense) shall provide the Company with copies of the Fund's annual and semi-annual reports to shareholders in such quantity as the Company shall reasonably request for use in connection with offering the Variable Contracts issued by the Company. If requested by the Company in lieu thereof, the Underwriter shall provide such documentation (which may include a final copy of the Fund's annual and semi-annual reports as set in type or on diskette) and other assistance as is reasonably necessary in order for the Company (at the Company's expense) to print such shareholder communications for distribution to Contract owners.

         3.4      The Company shall:

                  (i)      solicit voting instructions from Contract owners;

                  (ii) vote the Fund shares in accordance with instructions received from Contract owners; and

                  (iii) vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such Designated Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

     3.5 Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in a Designated Portfolio calculates voting privileges as required by the Shared Funding Exemptive Order and consistent with any reasonable standards that the Fund may adopt.

     3.6 The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV.  Sales Material and Information

     4.1 The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material that the Company develops or uses and in which the Fund (or a Portfolio thereof) or the Adviser or the Underwriter is named, at least ten calendar days prior to its use. No such material shall be used if the Fund or its designee reasonably object to such use within ten calendar days after receipt of such material. The Fund or its designee reserves the right to reasonably object to the continued use of such material, and no such material shall be used if the Fund or its designee so object.

     4.2 The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either.

     4.3 The Fund, Underwriter, or its designee shall furnish, or shall cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company, and/or its Account, is named at least ten calendar days prior to its use. No such material shall be used if the Company reasonably objects to such use within ten calendar days after receipt of such material. The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects.


     4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

     4.5 The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

     4.6 The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

     4.7 For purposes of this Article IV, the phrase "sales literature and other promotional materials" includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Funds.

ARTICLE V.  Fees and Expenses

     5.1 The Fund and the Underwriter shall pay no fee or other compensation to the Company under this Agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing, and such payments will be made out of existing fees otherwise payable to the Underwriter, past profits of the Underwriter, or other resources available to the Underwriter. No such payments shall be made directly by the Fund. Currently, no such payments are contemplated.

     5.2 All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund, except as otherwise provided herein. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund's shares.

     5.3 The Company shall bear the expenses of printing the Fund's prospectus (in accordance with 3.1) and of distributing the Fund's prospectus, proxy materials, and reports to Contract owners and prospective Contract owners.

ARTICLE VI.  Diversification and Qualification

     6.1 The Fund will invest the assets of each Designated Portfolio in such a manner as to ensure that the Contracts will be treated as annuity, endowment, or life insurance contracts, whichever is appropriate, under the Internal Revenue Code of 1986, as amended (the "Code") and the regulations issued thereunder (or any successor provisions). Without limiting the scope of the foregoing, each Designated Portfolio of the Fund will comply with Section 817(h) of the Code and Treasury Regulation ss.1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulations. In the event of a breach of this
Article VI by the Fund, it will take all reasonable steps (a) to notify the Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 817.5.

     6.2 The Fund represents that each Designated Portfolio is or will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

     6.3 The Company represents that the Contracts are currently, and at the time of issuance shall be, treated as life insurance, endowment contracts, or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future. The Company agrees that any prospectus offering a contract that is a "modified endowment contract" as that term is defined in
Section 7702A of the Code (or any successor or similar provision), shall identify such contract as a modified endowment contract.

ARTICLE VII.  Potential Conflicts.
              -------------------

     7.1 The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

     7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded.

     7.3 If it is determined by a majority of the Board, or a majority of its disinterested members, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1), withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2), establishing a new registered management investment company or managed separate account.

     7.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

     7.5 If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Fund shall continue to accept and implement orders by the company for the purchase (and redemption) of shares of the Fund.

     7.6 For purposes of Section 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contract if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

     7.7 If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 3.6, 7.1., 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII.  Indemnification

     8.1 Indemnification By the Company

     8.1(a). The Company agrees to indemnify and hold harmless the Fund and the Underwriter and each of their officers and directors and each person, if any, who controls the Fund or the Underwriter within the meaning of
          Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

          (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement, prospectus, or statement of additional information ("SAI") for the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the Registration Statement, prospectus or SAI for the Contracts or in the Contracts or sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

          (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its authorization or control, with respect to the sale or distribution of the Contracts or Fund Shares; or

          (iii)arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company; or

          (iv) arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

          (v)  arise  out  of  or  result  from  any  material   breach  of  any
               representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company,

as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

     8.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of its obligations or duties under this Agreement.

     8.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties' written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     8.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.

     8.2 Indemnification by the Underwriter

          8.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of it directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts; and

          (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or SAI or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the Registration Statement or
               prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

          (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature or other promotional material for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

          (iii)arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or sales literature or other promotional material of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund; or

          (iv) arise as a result of any material failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

          (v) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter;

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

     8.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

     8.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties' written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Underwriter to such party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     8.2(d). The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

     8.3 Indemnification By the Fund

          8.3(a). The Fund agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which the Indemnified Parties may be required to pay or may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the operations of the Fund and:

          (i) arise as a result of any material failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

          (ii) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;

as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof.

          8.3(b). The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company, the Fund, the Underwriter or the Account, whichever is applicable.

          8.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the expense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties' written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Fund to such party of the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

          8.3(d). The Company and the Underwriter agree promptly to notify the Fund of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.

ARTICLE IX.  Applicable Law

     9.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Maryland.

     9.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, any Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X.  Termination

     10.1 This Agreement shall continue in full force and effect until the first to occur of:

          (a) termination by any party, for any reason with respect to some or all Designated Portfolios, by six (6) months' advance written notice delivered to the other parties; or

          (b) termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio based upon the Company's determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; provided that such termination shall apply only to the Designated Portfolio not reasonably available; or

          (c) termination by the Company by written notice to the Fund and the Underwriter in the event any of the Designated Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

          (d) termination by the Fund or Underwriter in the event that formal administrative proceedings are instituted against the Company by the NASD, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares; provided, however, that the Fund or Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

          (e) termination by the Company in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the NASD, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Underwriter to perform its obligations under this Agreement; or

          (f) termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio in the event that such Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the
               Section 817(h) diversification requirements specified in Article VI hereof, or if the Company reasonably believes that such Designated Portfolio may fail to so qualify or comply; or

          (g) termination by the Fund or Underwriter by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 6.3 hereof; or if the Fund or Underwriter reasonably believes that such Contracts may fail to so qualify; or

          (h) termination by either the Fund or the Underwriter by written notice to the Company, if either one or both of the Fund or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

          (i) termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

     10.2 Effect of Termination. Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, the owners of the Existing Contracts may be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.2 shall not apply to any termination under Article VII and the effect of such Article VII termination shall be governed by Article VII of this Agreement. The parties further agree that this Section 10.2 shall not apply to any termination under Section 10.1(g) of this Agreement.

     10.3 The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company's assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption"), or (iii) pursuant to the terms of a substitution order issued by the SEC pursuant to Section 26(b) of the 1940 Act. Upon request, the Company will promptly furnish to the Fund and the Underwriter the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund and the Underwriter) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 90 days notice of its intention to do so.

     10.4 Notwithstanding any termination of this Agreement, each party's obligation under Article VIII to indemnify the other parties shall survive.

ARTICLE XI.  Notices

     Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                  If to the Fund:
                           T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202 Attention: Henry H. Hopkins, Esq.

                  If to the Company:
                           Allstate Life Insurance Company of New York
                           3100 Sander Road, M2A
                           Northbrook, IL  60062
                           Attn:  Timothy N. Vander Pas

                  If to Underwriter:
                           T. Rowe Price Investment Services 100 East Pratt Street Baltimore, Maryland 21202 Attention: Henry H. Hopkins, Esq.

ARTICLE XII.  Miscellaneous

         12.1 All references herein to the Fund are to each of the undersigned Funds as if this agreement were between such individual Fund and the Underwriter and the Company. All references herein to the Adviser relate solely to the Adviser of such individual Fund, as appropriate. All persons dealing with a Fund must look solely to the property of such Fund, and in the case of a series company, the respective Designated Portfolio listed on Schedule A hereto as though such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Fund. The parties agree that neither the Board, officers, agents or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

         12.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.

         12.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         12.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         12.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         12.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the New York Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable life/annuity operations of the Company are being conducted in a manner consistent with New York variable life/annuity laws and regulations and any other applicable law or regulations.

         12.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         12.8 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

         12.9 The Company shall furnish or cause to be furnished, to the Fund or its designee copies of the following reports:

         (a) the Company's annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles ("GAAP"), if any), as soon as practical and in any event within 90 days after the end of each fiscal year.

         (b) the Company's quarterly statements (statutory) (and GAAP, if any), as soon as practical and in any event within 45 days after the end of each quarterly period.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:                                    Allstate Life of New York

                            By its authorized officer


                                            By:       Timothy N. Vander Pas


Title:


Date:

FUND:                      T. ROWE PRICE INTERNATIONAL SERIES, INC.

                            By its authorized officer



By:

                         Title:
                         Vice President


Date:

FUND:                    T. ROWE PRICE EQUITY SERIES, INC.

                            By its authorized officer



By:

                          Title:    Vice President


Date:


UNDERWRITER:               T. ROWE PRICE INVESTMENT SERVICES, INC.

                            By its authorized officer



By:

                            Title:
                        Vice President

                                            Date:



                                                               SCHEDULE A



   Name of Separate Account and                      Contracts Funded by
Date Established by Board of Directors                 Separate Account                Designated Portfolios for
--------------------------------------                ------------------               --------------------------
All Accounts
------------

Allstate Life of New York Variable Life              Consultant Accumulator            T. Rowe Price Equity Income
Separate Account A (est. 8/1/96)                     (NYLU 599)
                                                     Consultant Protector
                                   (NYLU 598)


Exhibit 27(h)(19)

                             PARTICIPATION AGREEMENT

                                      Among

                        VAN KAMPEN LIFE INVESTMENT TRUST,

                             VAN KAMPEN FUNDS INC.,

                        VAN KAMPEN ASSET MANAGEMENT INC.,

                                       and

                            ALLSTATE LIFE OF NEW YORK

THIS AGREEMENT, made and entered into as of the 16th day of August, 2001 by and among Allstate Life of New York (hereinafter the "Company"), a New York corporation, on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto as may be amended from time to time (each such account hereinafter referred to as the "Account"), and VAN KAMPEN LIFE INVESTMENT TRUST (hereinafter the "Fund"), a Delaware business trust, VAN KAMPEN FUNDS INC. (hereinafter the "Underwriter"), a Delaware corporation, and VAN KAMPEN ASSET MANAGEMENT INC. (hereinafter the "Adviser"), a Delaware corporation.

WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established by insurance companies for individual and group life insurance policies and annuity contracts with variable accumulation and/or payout provisions (hereinafter referred to individually and/or collectively as "Variable Insurance Products"); and

WHEREAS, insurance companies desiring to utilize the Fund as an investment vehicle under their Variable Insurance Products are required to enter into participation agreements with the Fund and the Underwriter (the "Participating Insurance Companies"); and

WHEREAS, shares of the Fund are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available for Variable Insurance Products of Participating Insurance Companies; and

WHEREAS, the Fund intends to offer shares of the series set forth on Schedule B (each such series hereinafter referred to as a "Portfolio") as may be amended from time to time by mutual agreement of the parties hereto, under this Agreement to the Accounts of the Company; and



WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission, dated September 19, 1990 (File No. 812-7552), granting Participating Insurance Companies and Variable Insurance Product separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended (hereinafter the "1940 Act") and Rules 6e2(b)(15) and 6e3j)(b)(15) thereunder to the extent necessary to permit shares of the Fund to be sold to and held by Variable Annuity Product separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Shared Funding Exemptive Order"); and

WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

WHEREAS,  the Adviser is the  investment  adviser of the Portfolios of the Fund;
and

WHEREAS, the Underwriter is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (hereinafter the "l 934 Act"), is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD") and serves as principal underwriter of the shares of the Fund; and

WHEREAS, the Company has registered or will register certain Variable Insurance Products under the 1933 Act; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution or under authority of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Variable Insurance Products; and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios on behalf of each Account to fund certain of the aforesaid Variable Insurance Products and the Underwriter is authorized to sell such shares to each such Account at net asset value.

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, the Underwriter and the Adviser agree as follows:



ARTICLE 1

                                   Fund Shares

1.1 The Fund and the Underwriter agree to make available for purchase by the Company shares of the Portfolios and shall execute orders placed for each Account on a daily basis at the net asset value next computed after receipt by the Fund or its designee of such order. For purposes of this Section 1.1, the Company shall be the designee of the Fund and the Underwriter for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 10:00 a.m. Houston time on the next following Business Day. Notwithstanding the foregoing, the Company shall use its best efforts to provide the Fund with notice of such orders by 9:15 a.m. Houston time on the next following Business Day. "Business Day" shall mean any day on which New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission, as set forth in the Fund's prospectus and statement of additional information. Notwithstanding the foregoing, the Board of Trustees of the Fund (hereinafter the "Board") may refuse to permit the Fund to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

1.2 The Fund and the Underwriter agree that shares of the Fund will be sold only to Participating Insurance Companies for their Variable Insurance Products. No shares of any Portfolio will be sold to the general public.

1.3 The Fund will not make its shares available for purchase by any insurance company or separate account unless an agreement containing provisions which afford the Company substantially the same protections currently provided by Sections 2.1, 2.4, 2.9, 3.4 and Article VII of this Agreement is in effect to govern such sales.

1.4 The Fund and the Underwriter agree to redeem for cash, on the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Underwriter receives notice of such request for redemption on the next following Business Day in accordance with the timing rules described in Section 1.1.



1.5 The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Accounts of the Company, under which amounts may be invested in the Fund are listed on Schedule A attached hereto and incorporated herein by reference, as such Schedule A may be amended from time to time by mutual written agreement of all of the parties hereto.

1.6 The Company will place separate orders to purchase or redeem shares of each Portfolio. Each order shall describe the net amount of shares and dollar amount of each Portfolio to be purchased or redeemed. In the event of net purchases, the Company shall pay for Portfolio shares on the next Business Day after an order to purchase Portfolio shares is made in accordance with the provisions of
Section 1.1 hereof. Payment shall be in federal funds transmitted by wire. In the event of net redemptions, the Portfolio shall pay the redemption proceeds in federal funds transmitted by wire on the next Business Day after an order to redeem Portfolio shares is made in accordance with the provisions of Section 1.4 hereof.

Notwithstanding the foregoing, if the payment of redemption proceeds on the next Business Day would require the Portfolio to dispose of Portfolio securities or otherwise incur substantial additional costs, and if the Portfolio has determined to settle redemption transactions for all shareholders on a delayed basis, proceeds shall be wired to the Company within seven (7) days and the Portfolio shall notify in writing the person designated by the Company as the recipient for such notice of such delay by 3:00 p.m. Houston time on the same Business Day that the Company transmits the redemption order to the Portfolio.

1.7 Issuance and transfer of the Fund's shares will be by book entry only. Share certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.8 The Underwriter shall use its best efforts to furnish same day notice by 6:00 p.m. Houston time (by wire or telephone, followed by written confirmation) to the Company of any dividends or capital gain distributions payable on the Fund's shares. The Company hereby elects to receive all such dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.



1.9 The Underwriter shall make the net asset value per share of each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:00 p.m. Houston time. In the event that Underwriter is unable to meet the 6:00 p.m. time stated immediately above, then Underwriter shall provide the Company with additional time to notify Underwriter of purchase or redemption orders pursuant to Sections 1.1 and 1.4, respectively above. Such additional time shall be equal to the additional time that Underwriter takes to make the net asset values available to the Company provided, however, that notification must be made by 10:00 a.m. Houston time on the Business Day such order is to be executed, regardless of when net asset value is made available.

1.10 If Underwriter provides materially incorrect share net asset value information through no fault of the Company, the Company shall be entitled to an adjustment with respect to the Fund shares purchased or redeemed to reflect the correct net asset value per share. The determination of the materiality of any net asset value pricing error shall be based on the SEC's recommended guidelines regarding such errors. The correction of any such errors shall be made at the Company level pursuant to the SEC's recommended guidelines. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Company.

ARTICLE 2

                         Representations and Warranties

2.1 The Company represents and warrants that the interests of Accounts (the "Contracts") are or will be registered and will maintain the registration under the 1933 Act and the regulations thereunder to the extent required by the 1933 Act; that the Contracts will be issued and sold in compliance with all applicable federal and state laws and regulations. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the New York Insurance Code and the regulations thereunder and has registered or, prior to any issuance or sale of the Contracts, will register and will maintain the registration of each Account as a unit investment trust in accordance with and to the extent required by the provisions of the 1940 Act and the regulations thereunder to serve as a segregated investment account for the Contracts. The Company shall amend its registration statement for its contracts under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts.

2.2 The Fund and the Underwriter represent and warrant that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act and the regulations thereunder to the extent required by the 1933 Act, duly authorized for issuance in accordance with the laws of the State of Delaware and sold in compliance with all applicable federal and state securities laws and regulations and that the Fund is and shall remain registered under the 1940 Act and the regulations thereunder to the extent required by the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund. 1.1



2.3 The Fund and the Adviser represent that the Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and that each will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision and that each will notify the Company immediately upon having a reasonable basis for believing that the Fund has ceased to so qualify or that the Fund might not so qualify in the future.

2.4 The Company represents that each Account is and will continue to be a "segregated account" under applicable provisions of the Code and that each Contract is and will be treated as a "variable contract" under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Account or Contract has ceased to be so treated or that they might not be so treated in the future.

2.5 The Fund represents that to the extent that it decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund undertakes to have a board of directors, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

2.6 The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states.

2.7 The Fund and the Adviser represent that the Fund is duly organized and validly existing under the laws of the State of Delaware and that the Fund does and will comply in all material respects with the 1940 Act.

2.8 The Underwriter represents and warrants that it is and shall remain duly registered under all applicable federal and state laws and regulations and that it will perform its obligations for the Fund and the Company in compliance with the laws and regulations of its state of domicile and any applicable state and federal laws and regulations.

2.9 The Company represents and warrants that all of its trustees, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage, in an amount equal to the greater of $5 million or any amount required by applicable federal or state law or regulation. The aforesaid includes coverage for larceny and embezzlement is issued by a reputable bonding company. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.



ARTICLE 3

       Prospectuses, Reports to Shareholders and Proxy Statements; Voting

3.1 The Fund shall provide the Company with as many printed copies of the Fund's current prospectus and statement of additional information as the Company may reasonably request. If requested by the Company in lieu of providing printed copies the Fund shall provide camera-ready film or computer diskettes containing the Fund's prospectus and statement of additional information, and such other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus and/or statement of additional information for the Fund is amended during the year) to have the prospectus for the Contracts and the Fund's prospectus printed together in one document or separately. The Company may elect to print the Fund's prospectus and/or its statement of additional information in combination with other fund companies' prospectuses and statements of additional information.

3.2(a) Except as otherwise provided in this Section 3.2., all expenses of preparing, setting in type and printing and distributing Fund prospectuses and statements of additional information shall be the expense of the Company. For prospectuses and statements of additional information provided by the Company to its existing owners of Contracts in order to update disclosure as required by the 1933 Act and/or the 1940 Act, the cost of setting in type, printing and distributing shall be borne by the Fund. If the Company chooses to receive camera-ready film or computer diskettes in lieu of receiving printed copies of the Fund's prospectus and/or statement of additional information, the Fund shall bear the cost of typesetting to provide the Fund's prospectus and/or statement of additional information to the Company in the format in which the Fund is accustomed to formatting prospectuses and statements of additional information, respectively, and the Company shall bear the expense of adjusting or changing the format to conform with any of its prospectuses and/or statements of additional information. In such event, the Fund will reimburse the Company in an amount equal to the product of x and y where x is the number of such prospectuses distributed to owners of the Contracts, and y is the Fund's per unit cost of printing the Fund's prospectuses. The same procedures shall be followed with respect to the Fund's statement of additional information. The Fund shall not pay any costs of typesetting, printing and distributing the Fund's prospectus and/or statement of additional information to prospective Contract owners. Such expenses shall be borne by the Company.

3.2(b) The Fund, at its expense, shall provide the Company with copies of its proxy statements, reports to shareholders, and other communications (except for prospectuses and statements of additional information, which are covered in
Section 3.2(a) above) to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners. The Fund shall not pay any costs of distributing such proxy related material, reports to shareholders, and other communications to prospective Contract owners.



3.2(c) The Company agrees to provide the Fund or its designee with such information as may be reasonably requested by the Fund to assure that the Fund's expenses do not include the cost of typesetting, printing or distributing any of the foregoing documents other than those actually distributed to existing Contract owners.

3.2(d) The Fund shall pay no fee or other compensation to the Company under this Agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing.

3.2(e) All expenses, including expenses to be borne by the Fund pursuant to
Section 3.2 hereof, incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares.

3.3 The Fund's statement of additional information shall be obtainable from the Fund, the Underwriter, the Company or such other person as the Fund may designate.

3.4 If and to the extent required by law the Company shall distribute all proxy material furnished by the Fund to Contract Owners to whom voting privileges are required to be extended and shall:

(1)  solicit voting instructions from Contract owners;

(2) vote the Fund shares in accordance with instructions received from Contract owners; and

(3) vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such Portfolio for which instructions have been received, so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. The Fund and the Company shall follow the procedures, and shall have the corresponding responsibilities, for the handling of proxy and voting instruction solicitations, as set forth in Schedule C attached hereto and incorporated herein by reference. Participating Insurance Companies shall be responsible for ensuring that each of their separate accounts participating in the Fund calculates voting privileges in a manner consistent with the standards set forth on Schedule C, which standards will also be provided to the other Participating Insurance Companies.



3.5 The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings (except insofar as the Securities and Exchange Commission may interpret Section 16 not to require such meetings) or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the Securities and Exchange Commission's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.

ARTICLE 4

                         Sales Material and Information

4.1 The Company shall furnish, or shall cause to be furnished, to the Fund, the Underwriter or their designee, each piece of sales literature or other promotional material prepared by the Company or any person contracting with the Company in which the Fund, the Adviser or the Underwriter is named, at least ten Business Days prior to its use. No such material shall be used if the Fund, the Adviser, the Underwriter or their designee reasonably objects to such use within ten Business Days after receipt of such material.

4.2 Neither the Company nor any person contracting with the Company shall give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Fund prospectus, as such registration statement or Fund prospectus may be amended or supplemented from time to time, or in reports to shareholders or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund or its designee.

4.3 The Fund shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material prepared by the Fund in which the Company or its Accounts, are named at least ten Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within ten Business Days after receipt of such material.



4.4 Neither the Fund nor the Underwriter shall give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts, other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement or prospectus may be amended or supplemented from time to time, or in published reports or solicitations for voting instruction for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5 The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the Securities and Exchange Commission or other regulatory authorities.

4.6 The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the investment in an Account or Contract, contemporaneously with the filing of such document with the Securities and Exchange Commission or other regulatory authorities.

4.7 For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, any of the following: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials.

ARTICLE 5

                         Distribution and Service Plans


5.1 The Fund is subject to a plan adopted under Rule 18f-3 under the 1940 Act pursuant to which, as described in the current prospectus of each Portfolio, the Fund may sell multiple classes of its shares of each Portfolio with a varying combination of distribution fees, service fees, exchange features, conversion rights, voting rights, expense allocations and investment requirements.



5.2 Should the Company wish to participate in the Fund's distribution plan with respect to a class of shares of a Portfolio of the Fund pursuant to Rule 12b-1 (the "Rule 12b-1 Plan") under the 1940 Act, or the Fund's service plan (the "Service Plan"), each as described in the current prospectus of each Portfolio, with respect to a class of shares of a Portfolio of the Fund, it is understood that the Company must be approved by the Board of Trustees of the Fund. Pursuant to the Rule 12b-1 Plan and the Service Plan, the Underwriter is authorized to remit payments at rates specified in the respective plans with respect to the net asset value of shares maintained by the Company for distribution-related services and/or personal services to Contract owners accounts provided. If the Company wishes to participate in these plans and receive the aforementioned remittance, the Company must enter into a separate agreement specifically regarding these plans.

5.3 The Company's acceptance of this Agreement constitutes a representation that it will adopt policies and procedures to comply with Rule 18f-3 under the 1940 Act, with respect to when the Company may appropriately make available the various classes of shares of the Portfolios of the Fund and that it will make available such shares only in accordance therewith. 1.1



ARTICLE 6

                                 Diversification

6.1 The Fund will use its best efforts to at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations. In the event the Fund ceases to so qualify, it will take all reasonable steps (a) to notify Company of such event and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 817-5. ARTICLE 7

                               Potential Conflicts

7.1 The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2 The Company will report any potential or existing material irreconcilable conflict of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.



7.3 If it is determined by a majority of the Board, or a majority of its disinterested trustees, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance policy owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account. No charge or penalty will be imposed as a result of such withdrawal. The Company agrees that it bears the responsibility to take remedial action in the event of a Board determination of an irreconcilable material conflict and the cost of such remedial action, and these responsibilities will be carried out with a view only to the interests of Contract owners.

7.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Accounts investment in the Fund and terminate this Agreement with respect to such Account (at the Company's expense); provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. No charge or penalty will be imposed as a result of such withdrawal. The Company agrees that it bears the responsibility to take remedial action in the event of a Board determination of an irreconcilable material conflict and the cost of such remedial action, and these responsibilities will be carried out with a view only to the interests of Contract owners.

7.5 For purposes of Sections 7.3 through 7.4 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 through 7.4 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.

7.6 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.



7.7 Each of the Company and the Adviser shall at least annually submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon them by the provisions hereof and in the Shared Funding Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Board. All reports received by the Board of potential or existing conflicts, and all Board action with regard to determining the existence of a conflict, notifying Participating Insurance Companies of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the Securities and Exchange Commission upon request.

ARTICLE 8

                                 Indemnification

8.1      Indemnification By The Company

8.1(a) The Company agrees to indemnify and hold harmless the Fund, the Underwriter and each member of their respective Board and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

     (1) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or



     (2) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Fund not supplied by the Company, or persons under its control and other than statements or representations authorized by the Fund or the Underwriter) or unlawful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

     (3) arise out of or as a result of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company; or

     (4) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

     (5) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

8.1(b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.



8.1(c) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense thereof. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.1(d) The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with this Agreement, the issuance or sale of the Fund shares or the Contracts, or the operation of the Fund.

8.2 Indemnification by Underwriter

8.2(a) The Underwriter agrees, with respect to each Portfolio that it distributes, to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares that it distributes or the Contracts and:

     (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund or the Underwriter by or on behalf of the Company for use in the registration statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or



     (2) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by the Fund, the Underwriter or persons under their respective control and other than statements or representations authorized by the Company) or unlawful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Portfolio shares; or

     (3) arise out of or as a result of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund or the Underwriter; or

     (4) arise as a result of any failure by the Fund or the Underwriter to provide the services and furnish the materials under the terms of this Agreement; or

     (5) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter; as limited by and in accordance with the provisions of
          Section 8.2(b) and 8.2(c) hereof.

8.2(b) The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.



8.2(c) The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified
Parties, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.2(d) The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with this Agreement, the issuance or sale of the Contracts or the operation of each Account.

8.3  Indemnification by the Adviser

8.3(a) The Adviser agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (hereinafter collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the operations of the Adviser or the Fund and:

     (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser, the Fund or the Underwriter by or on behalf of the Company for use in the registration statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

     (2) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by the Fund, the Adviser or persons under its control and other than statements or representations authorized by the Company) or unlawful conduct of the Fund, the Adviser or persons under their control, with respect to the sale or distribution of the Contracts or Portfolio shares; or


     (3) arise out of or as a result of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund or the Adviser; or

     (4) arise as a result of any failure by the Adviser to provide the services and furnish the materials under the terms of this Agreement; or

     (5) arise out of or result from any material breach of any representation and/or warranty made by the Fund or the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund or the Adviser, including without limitation any failure by the Fund to comply with the conditions of Article VI hereof.

8.3(b) The Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

8.3(c) The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Adviser will be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of the Adviser's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.



8.3(d) The Company agrees to promptly notify the Adviser of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with this Agreement, the issuance or sale of the Contracts, with respect to the operation of each Account, or the sale or acquisition of shares of the Adviser.

ARTICLE 9

                                 Applicable Law

9.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

9.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.


ARTICLE 10
                                   Termination

10.1 This Agreement shall continue in full force and effect until the first to occur of:

     (a) termination by any party for any reason upon six months advance written notice delivered to the other parties; or

     (b) termination by the Company by written notice to the Fund, the Adviser and the Underwriter with respect to any Portfolio based upon the Company's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts. Reasonable advance notice of election to terminate shall be furnished by the Company, said termination to be effective ten (10) days after receipt of notice unless the fund makes available a sufficient number of shares to reasonably meet the requirements of the Account within said ten (10) day period; or



     (c) termination by the Company by written notice to the Fund, the Adviser and the Underwriter with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment medium of the Contracts issued or to be issued by the Company. The terminating party shall give prompt notice to the other parties of its decision to terminate; or

     (d) termination by the Company by written notice to the Fund, the Adviser and the Underwriter with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision; or

     (e) termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements specified in
          Article VI hereof, or

     (f) termination by either the Fund, the Adviser or the Underwriter by written notice to the Company, if either one or more of the Fund, the Adviser or the Underwriter, shall determine, in its or their sole judgment exercised in good faith, that the Company and/or their affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, provided that the Fund, the Adviser or the Underwriter will give the Company sixty (60) days' advance written notice of such determination of its intent to terminate this Agreement, and provided further that after consideration of the actions taken by the Company and any other changes in circumstances since the giving of such notice, the determination of the Fund, the Adviser or the Underwriter shall continue to apply on the 60th day since giving of such notice, then such 60th day shall be the effective date of termination, or

     (g) termination by the Company by written notice to the Fund, the Adviser and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that either the Fund, the Adviser or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, provided that the Company will give the Fund, the Adviser and the Underwriter sixty (60) days' advance written notice of such determination of its intent to terminate this Agreement, and provided further that after consideration of the actions taken by the Fund, the Adviser or the Underwriter and any other changes in circumstances since the giving of such notice, the determination of the Company shall continue to apply on the 60th day since giving of such notice, then such 60th day shall be the effective date of termination; or

     (h) termination by any party upon the other party's breach of any representation in Section 2 or any material provision of this Agreement which breach has not been cured to the satisfaction of the terminating party within ten (10) days after written notice of such breach is delivered to the Fund or the Company, as the case may be; or

     (i) termination by the Fund, Adviser or Underwriter by written notice to the Company in the event an Account or Contract is not registered or sold in accordance with applicable federal or state law or regulation, or the Company fails to provide pass through voting privileges as specified in Section 3.4.

10.2 Effect of Termination. Notwithstanding any termination of this Agreement, the Fund shall at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts") unless such further sale of Fund shares is proscribed by law, regulation or applicable regulatory body, or unless the Fund determines that liquidation of the Fund following termination of this Agreement is in the best interests of the Fund and its shareholders. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to direct reallocation of investments in the Fund, redemption of investments in the Fund and/or investment in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.2 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

10.3 The Company shall not redeem Fund shares attributable to the Contracts (as distinct from Fund shares attributable to the Company's assets held in the Account) except (i) as necessary to implement Contract Owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption") or (iii) as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act. Upon request, the Company will promptly furnish to the Fund and the Underwriter the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund and the Underwriter) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund or the Adviser 90 days notice of its intention to do so. 1.1



ARTICLE 11

                                     Notices

11.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to the Fund:

                  Van Kampen Life Investment Trust
                  1 Parkview Plaza
                  PO Box 5555
                  Oakbrook Terrace, Illinois 60181-5555
                  Attention:  A. Thomas Smith III

         If to Underwriter:

                  Van Kampen Funds Inc.
                  1 Parkview Plaza
                  PO Box 5555
                  Oakbrook Terrace, Illinois 60181-5555
                  Attention:  A. Thomas Smith III

         If to Adviser:

                  Van Kampen Asset Management Inc.
                  1 Parkview Plaza
                  PO Box 5555
                  Oakbrook Terrace, Illinois 60181-5555
                  Attention:  A. Thomas Smith III

         If to the Company:


                  Allstate Life Insurance Company of New York
                  3100 Sanders Road, Suite M2
                  Northbrook, Illinois 60047
                  Attention:  Tim Vander Pas


ARTICLE 12

                               Foreign Tax Credits

12.1 The Fund and Adviser agree to consult in advance with the Company concerning whether any series of the Fund qualifies to provide a foreign tax credit pursuant to Section 853 of the Code.



ARTICLE 13

                                  Miscellaneous

13.1 All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Board, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund. Each of the Company, Adviser and Underwriter acknowledges and agrees that, as provided by Article 8, Section 8.1, of the Fund's Agreement and Declaration of Trust, the shareholders, trustees, officers, employees and other agents of the Fund and its Portfolios shall not personally be bound by or liable for matters set forth hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder. A Certificate of Trust referring to the Fund's Agreement and Declaration of Trust is on file with the Secretary of State of Delaware.

13.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

13.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

13.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby

13.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations at law or in equity, which the parties hereto are entitled to under state and federal laws.



13.8 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that the Adviser may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Adviser if such assignee is duly licensed and registered to perform the obligations of the Adviser under this Agreement.

13.9 The Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:

     (a) the Company's annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles ("GAAP"), if any), as soon practical and in any event within 90 days after the end of each fiscal year;

     (b) the Company's June 30th quarterly statements (statutory), as soon as practical and in any event within 45 days following such period;

     (c) any financial statement proxy statement, notice or report of the Company sent to stockholders and/or policyholders, as soon as practical after the delivery thereof to stockholders;

     (d) any registration statement (without exhibits) and financial reports of the Company filed with the Securities and Exchange Commission or any state insurance regulator, as soon as practical after the filing thereof,

     (e) any other public report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, as soon as practical after the receipt thereof.



IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

ALLSTATE LIFE OF NEW YORK

on behalf of itself and each of its Accounts named in Schedule A hereto, as amended from time to time



By:
     --------------------------------

VAN KAMPEN LIFE INVESTMENT TRUST



By:
     --------------------------------

VAN KAMPEN FUNDS INC.



By:
    ---------------------------------

VAN KAMPEN ASSET MANAGEMENT INC.


By:
    ---------------------------------



                                   SCHEDULE A

                         SEPARATE ACCOUNTS AND CONTRACTS



        Allstate Life of New York Variable Life Separate Account A

Contracts:

Consultant Accumulator NY - NYLU 599
Consultant Protector NY - NYLU 598






                                   SCHEDULE B

            PARTICIPATING VAN KAMPEN LIFE INVESTMENT TRUST PORTFOLIOS

                  Growth and Income Portfolio - Class I Shares


                                   SCHEDULE C

                             PROXY VOTING PROCEDURES

The following is a list of procedures and corresponding responsibilities for the handling of proxies and voting instructions relating to the Fund. The defined terms herein shall have the meanings assigned in the Participation Agreement except that the term "Company" shall also include the department or third party assigned by the Company to perform the steps delineated below.

1. The proxy proposals are given to the Company by the Fund as early as possible before the date set by the Fund for the shareholder meeting to enable the Company to consider and prepare for the solicitation of voting instructions from owners of the Contracts and to facilitate the establishment of tabulation procedures. At this time the Fund will inform the Company of the Record, Mailing and Meeting dates. This will be done verbally approximately two months before meeting.

2. Promptly after the Record Date, the Company will perform a "tape run," or other activity, which will generate the names, address and number of units which are attributed to each contract owner/policyholder (the "Customer") as of the Record Date. Allowance should be made for account adjustments made after this date that could affect the status of the Customers' accounts as of the Record Date.

     Note: The number of proxy statements is determined by the activities described in Step #2. The Company will use its best efforts to call in the number of Customers to the Fund, as soon as possible, but no later than two weeks after the Record Date.

3. The Fund's Annual Report must be sent to each Customer by the Company either before or together with the Customers' receipt of voting instruction solicitation material. The Fund will provide the last Annual Report to the Company pursuant to the terms of Section 3.3 of the Agreement to which this Schedule relates.

4. The text and format for the Voting Instruction Cards ("Cards" or "Card") is provided to the Company by the Fund. The Company, at its expense, shall produce and personalize the Voting Instruction Cards. The Fund or its affiliate must approve the Card before it is printed. Allow approximately 2-4 business days for printing information on the Cards. Information commonly found on the Cards includes:

     a) name (legal name as found on account registration)

     b)   address

     c)   fund or account number

     d)   coding to state number of units (or equivalent shares)


     e) individual Card number for use in tracking and verification of votes (already on Cards as printed by the Fund).

This and related steps may occur later in the chronological process due to possible uncertainties relating to the proposals.)

5. During this time, the Fund will develop, produce, and the Fund will pay for the Notice of Proxy and the Proxy Statement (one document). Printed and folded notices and statements will be sent to Company for insertion into envelopes (envelopes and return envelopes are provided and paid for by the Company). Contents of envelope sent to Customers by the Company will include:

     a) Voting Instruction Card(s)

     b)   One proxy notice and statement (one document)

     c) Return envelope (postage pre-paid by Company) addressed to the Company or its tabulation agent

     d) "Urge buckslip" optional, but recommended. (This is a small, single sheet of paper that requests Customers to vote as quickly as possible and that their vote is important. One copy will be supplied by the Fund.)

     e) Cover letter optional, supplied by Company and reviewed and approved in advance by the Fund.

6. The above contents should be received by the Company approximately 3-5 business days before mail date. Individual in charge at Company reviews and approves the contents of the mailing package to ensure correctness and completeness. Copy of this approval sent to the Fund.

7. Package mailed by the Company. * The Fund must allow at least a 15 day solicitation time to the Company as the shareowner. (A 5week period is recommended.) Solicitation time is calculated as calendar days from (but not including) the meeting, counting backwards.

8. Collection and tabulation of Cards begins. Tabulation usually takes place in another department or another vendor depending on process used. An often used procedure is to sort Cards on arrival by proposal into vote categories of all yes, no, or mixed replies, and to begin data entry.

     Note: Postmarks are not generally needed. A need for postmark information would be due to an insurance company's internal procedure and has not been required by the Fund in the past.



9. Signatures on Card checked against legal name on account registration which was printed on the Card.

     Note: For example, if the account registration is under "John A. Smith, Trustee," then that is the exact legal name to be printed on the Card and is the signature needed on the Card.

10. If Cards are mutilated, or for any reason are illegible or are not signed properly, they are sent back to Customer with an explanatory letter and a new Card and return envelope. The mutilated or illegible Card is disregarded and considered to be not received for purposes of vote tabulation. Any Cards that have been "kicked out" (e.g., mutilated, illegible) of the procedure are "hand verified," (i.e., examined as to why they did not complete the system). Any questions on those Cards are usually remedied individually.

11. There are various control procedures used to ensure proper tabulation of votes and accuracy of that tabulation. The most prevalent is to sort the Cards as they first arrive, into categories depending upon their vote; an estimate of how the vote is progressing may then be calculated. If the initial estimates and the actual vote do not coincide, then an internal audit of that vote should occur. This may entail a recount.

12. The actual tabulation of votes is done in units (or equivalent shares) which is then converted to shares. (It is very important that the fund receives the tabulations stated in terms of a percentage and the number of shares.) The Fund must review and approve tabulation format.

13. Final tabulation in shares is verbally given by the Company to the Fund on the morning of the meeting not later than 10:00 A.M. Houston time. The Fund may request an earlier deadline if reasonable and if required to calculate the vote in time for the meeting.

14. A Certification of Mailing and Authorization to Vote. Shares will be required from the Company as well as an original copy of the final vote. The Fund will provide a standard form for each Certification.

15. The Company will be required to box and archive the Cards received from the Customers. In the event that any vote is challenged or if otherwise necessary for legal, regulatory, or accounting purposes, the Fund will be permitted reasonable access to such Cards.

16. All approvals and "signing off' may be done orally, but must always be followed up in writing.

Exhibit 27(h)(20)



                             PARTICIPATION AGREEMENT


                                      Among


                 VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS, INC.,

                                       and

                            ALLSTATE LIFE OF NEW YORK

                                   DATED AS OF

                               ____________, 1999




THIS AGREEMENT, made and entered into as of the day of ________, 1999 by and among ALLSTATE LIFE OF NEW YORK (hereinafter the "Company"), a New York corporation, on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto as may be amended from time to time (each such account hereinafter referred to as the "Account"), and VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS, INC. (hereinafter the "Fund"), a Deleware corporation, and Van KAMPEN ASSET MANAGEMENT, INC. a Delaware corporation.

         WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as (i) the investment vehicle for separate accounts established by insurance companies for individual and group life insurance policies and annuity contracts with variable accumulation and/or pay-out provisions (hereinafter referred to individually and/or collectively as "Variable Insurance Products") and (ii) the investment vehicle for certain qualified pension and retirement plans (hereinafter "Qualified Plans"); and

         WHEREAS, insurance companies desiring to utilize the Fund as an investment vehicle under their Variable Insurance Contracts enter into participation agreements with the Fund and the Advisers (the "Participating Insurance Companies");

         WHEREAS, shares of the Fund are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available under this Agreement, as may be amended from time to time by mutual agreement of the parties hereto (each such series hereinafter referred to as a "Portfolio"); and

         WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission, dated September 19, 1996 (File No. 812-10118), granting Participating Insurance Companies and Variable Insurance Product separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended (hereinafter the "1940 Act"), and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by Variable Annuity Product separate accounts of both affiliated and unaffiliated life insurance companies and Qualified Plans (hereinafter the "Shared Funding Exemptive Order"); and

         WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

         WHEREAS, each Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

         WHEREAS, each Adviser manages certain Portfolios of the Fund; and

         WHEREAS, Morgan Stanley & Co. Incorporated (the "Underwriter") is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD") and serves as principal underwriter of the shares of the Fund; and

         WHEREAS, the Company has registered or will register certain Variable Insurance Products under the 1933 Act; and

         WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution or under authority of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Variable Insurance Product; and

         WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase, on behalf of each Account, shares in the Portfolios set forth in Schedule B attached to this Agreement, to fund certain of the aforesaid Variable Insurance Products and the Underwriter is authorized to sell such shares to each such Account at net asset value;

         NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:


                       ARTICLE I. Purchase of Fund Shares

         1.1. The Fund agrees to make available for purchase by the Company shares of the Fund and shall execute orders placed for each Account on a daily basis at the net asset value next computed after receipt by the Fund or its designee of such order. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 10:00 a.m. Eastern time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

         1.2. The Fund, so long as this Agreement is in effect, agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Fund shall use reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the "Board") may refuse to permit the Fund to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

         1.3. The Fund agrees that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts and to certain Qualified Plans. No shares of any Portfolio will be sold to the general public.

         1.4. The Fund agrees to redeem for cash, on the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this
Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives notice of such request for redemption on the next following Business Day.

         1.5. The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Variable Insurance Products issued by the Company, under which amounts may be invested in the Fund (hereinafter the "Contracts"), are listed on Schedule A attached hereto and incorporated herein by reference, as such Schedule A may be amended from time to time by mutual written agreement of all of the parties hereto. The Company will give the Fund and the Adviser 45 days written notice of its intention to make available in the future, as a funding vehicle under the Contracts, any other investment company.

         1.6. The Company shall pay for Fund shares on the next Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire. For purposes of Section 2.10 and 2.11, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

         1.7. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

         1.8. The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Fund's shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

         1.9. The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7:00 p.m.
Eastern time.

                   ARTICLE II. Representations and Warranties

         2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under Section [Citation of state separate account law] and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

         2.2. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the State of Maryland and all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

         2.3. The Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify.

         2.4. The Company represents that the Contracts are currently treated as life insurance policies or annuity contracts, under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

         2.5. The Fund represents that to the extent that it decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund undertakes to have a board of directors, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

         2.6. The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states except that the Fund represents that the Fund's investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the State of Maryland and the Fund represents that their respective operations are and shall at all times remain in material compliance with the laws of the State of Maryland to the extent required to perform this Agreement.

         2.7. The Fund represents that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.

         2.8. Each Adviser represents and warrants that it is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that it will perform its obligations for the Fund in compliance in all material respects with the laws of its state of domicile and any applicable state and federal securities laws.

         2.9. The Fund represents and warrants that its directors, officers, employees, and other individuals/entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid blanket fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

         2.10. The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage, in an amount not less $5 million. The aforesaid includes coverage for larceny and embezzlement is issued by a reputable bonding company. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.


 ARTICLE III. Prospectuses, Reports to Shareholders and Proxy Statements; Voting

         3.1. The Fund or its designee shall provide the Company with as many printed copies of the Fund's current prospectus and statement of additional information as the Company may reasonably request. If requested by the Company, in lieu of providing printed copies the Fund shall provide camera-ready film or computer diskettes containing the Fund's prospectus and statement of additional information, and such other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus and/or statement of additional information for the Fund is amended during the year) to have the prospectus for the Contracts and the Fund's prospectus printed together in one document, and to have the statement of additional information for the Fund and the statement of additional information for the Contracts printed together in one document. Alternatively, the Company may print the Fund's prospectus and/or its statement of additional information in combination with other fund companies' prospectuses and statements of additional information.

         3.2. Except as provided in this Section 3.2., all expenses of preparing, setting in type and printing and distributing Fund prospectuses and statements of additional information shall be the expense of the Company. For prospectuses and statements of additional information provided by the Company to its existing owners of Contracts who currently own shares of one or more of the Fund's Portfolios, in order to update disclosure as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by the Fund. If the Company chooses to receive camera-ready film or computer diskettes in lieu of receiving printed copies of the Fund's prospectus, the Fund shall bear the cost of typesetting to provide the Fund's prospectus to the Company in the format in which the Fund is accustomed to formatting prospectuses, and the Company shall bear the expense of adjusting or changing the format to conform with any of its prospectuses. In such event, the Fund will reimburse the Company in an amount equal to the product of x and y where x is the number of such prospectuses distributed to owners of the Contracts who currently own shares of one or more of the Fund's Portfolios, and y is the Fund's per unit cost of typesetting and printing the Fund's prospectus. The same procedures shall be followed with respect to the Fund's statement of additional information. The Company agrees to provide the Fund or its designee with such information as may be reasonably requested by the Fund to assure that the Fund's expenses do not include the cost of printing, typesetting, and distributing any prospectuses or statements of additional information other than those actually distributed to existing owners of the Contracts who currently own shares of one or more of the Fund's Portfolios.

         3.3. The Fund's statement of additional information shall be obtainable from the Fund, the Company or such other person as the Fund may designate, as agreed upon by the parties.

         3.4. The Fund, at its expense, shall provide the Company with copies of its proxy statements, reports to shareholders, and other communications (except for prospectuses and statements of additional information, which are covered in section 3.1) to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

         3.5. If and to the extent required by law the Company shall:

               (i) solicit voting instructions from Contract owners;

               (ii) vote the Fund shares in accordance with instructions
                    received from Contract owners; and

               (iii)vote Fund shares for which no instructions have been
                    received in the same proportion as Fund shares of such Portfolio for which instructions have been received, so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. The Fund and the Company shall follow the procedures, and shall have the corresponding responsibilities, for the handling of proxy and voting instruction solicitations, as set forth in Schedule C attached hereto and incorporated herein by reference. Participating Insurance Companies shall be responsible for ensuring that each of their separate accounts participating in the Fund calculates voting privileges in a manner consistent with the standards set forth on Schedule C, which standards will also be provided to the other Participating Insurance Companies.

         3.6. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the Securities and Exchange Commission's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.

         3.7. The Fund shall use reasonable efforts to provide Fund prospectuses, reports to shareholders, proxy materials and other Fund communications (or camera-ready equivalents) to the Company sufficiently in advance of the Company's mailing dates to enable the Company to complete, at reasonable cost, the printing, assembling and/or distribution of the communications in accordance with applicable laws and regulations.


                   ARTICLE IV. Sales Material and Information

         4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or the Adviser(s) is named, at least ten Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably objects to such use within ten Business Days after receipt of such material.

         4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.

         4.3. The Fund or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its separate account(s) is named at least ten Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within ten Business Days after receipt of such material.

         4.4. The Fund and the Advisers shall not give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts, other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

         4.5. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, which are relevant to the Company or the Contracts.

         4.6. The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the investment in the Fund under the Contracts.

         4.7. For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials.


                          ARTICLE V. Fees and Expenses

         5.1. The Fund shall pay no fee or other compensation to the Company under this Agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing.

         5.2. All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. Except as otherwise set forth in the Section 3.2 of this Agreement, the Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders, the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund's shares.

         5.3. The Company shall bear the expenses of distributing the Fund's prospectus, proxy materials and reports to owners of Contracts issued by the Company.


                           ARTICLE VI. Diversification

         6.1. The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations. In the event of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 817-5.


                        ARTICLE VII. Potential Conflicts

         7.1. The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by Variable Insurance Product owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

         7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

         7.3. If it is determined by a majority of the Board, or a majority of its disinterested members, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance policy owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

         7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account (at the Company's expense); provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

         7.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

         7.6. For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.

         7.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.


                          ARTICLE VIII. Indemnification

         8.1.  Indemnification By The Company

         8.1(a) The Company agrees to indemnify and hold harmless the Fund and each member of the Board and officers, and each Adviser and each director and officer of each Adviser, and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

                           (i) arise out of or are based upon any untrue
                  statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

                           (ii) arise out of or as a result of statements or
                  representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Fund not supplied by the Company, or persons under its control and other than statements or representations authorized by the Fund or an Adviser) or unlawful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

                           (iii) arise out of or as a result of any untrue
                  statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company; or

                           (iv) arise as a result of any failure by the Company
                  to provide the services and furnish the materials under the terms of this Agreement; or

                           (v) arise out of or result from any material breach
                  of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

         8.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

         8.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

         8.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

         8.2. Indemnification by the Advisers

         8.2(a). Each Adviser agrees, with respect to each Portfolio that it manages, to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of shares of the Portfolio that it manages or the Contracts and:

                           (i) arise out of or are based upon any untrue
                  statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company for use in the registration statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

                           (ii) arise out of or as a result of statements or
                  representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by the Fund or persons under its control and other than statements or representations authorized by the Company) or unlawful conduct of the Fund, Adviser(s) or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Portfolio shares; or

                           (iii) arise out of or as a result of any untrue
                  statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund; or

                           (iv) arise as a result of any failure by the Fund to
                  provide the services and furnish the materials under the terms of this Agreement; or

                           (v) arise out of or result from any material breach
                  of any representation and/or warranty made by the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser; as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

         8.2(b). An Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

         8.2(c). An Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Adviser will be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of the Adviser's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

         8.2(d). The Company agrees promptly to notify the Adviser of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.

         8.3. Indemnification by the Fund

         8.3(a). The Fund agrees to indemnify and hold harmless the Company, and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (hereinafter collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements result from the gross negligence, bad faith or willful misconduct of the Board or any member thereof, are related to the operations of the Fund and:

                           (i) arise as a result of any failure by the Fund to
                  provide the services and furnish the materials under the terms of this Agreement; or

                           (ii) arise out of or result from any material breach
                  of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;

         8.3(b). The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

         8.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

         8.3(d). The Company agrees promptly to notify the Fund of the commencement of any litigation or proceedings against it or any of its respective officers or directors in connection with this Agreement, the issuance or sale of the Contracts, with respect to the operation of either Account, or the sale or acquisition of shares of the Fund.

                           ARTICLE IX. Applicable Law

         9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

         9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.


                                                       ARTICLE X. Termination

         10.1. This Agreement shall continue in full force and effect until the first to occur of:

     (a) termination by any party for any reason by sixty (60) days advance written notice delivered to the other parties; or

     (b) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio based upon the Company's determination that shares of such Portfolio is not reasonably available to meet the requirements of the Contracts; or

     (c) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

     (d) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify; or

     (e) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio in the event that such Portfolio falls to meet the diversification requirements specified in Article VI hereof; or

     (f) termination by the Fund by written notice to the Company if the Fund shall determine, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, or

     (g) termination by the Company by written notice to the Fund and the Adviser, if the Company shall determine, in its sole judgment exercised in good faith, that either the Fund or the Adviser has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

     (h) termination by the Fund or the Adviser by written notice to the Company, if the Company gives the Fund and the Adviser the written notice specified in Section 1.5 hereof and at the time such notice was given there was no notice of termination outstanding under any other provision of this Agreement; provided, however any termination under this Section 10.1(h) shall be effective forty five (45) days after the notice specified in Section 1.5 was given; or

     (i) termination at the option of the Fund, an Adviser or the Company upon another party's material breach of any provision of this Agreement.

         10.2. Notwithstanding any termination of this Agreement, the Fund shall at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing, Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to direct reallocation of investments in the Fund, redemption of investments in the Fund and/or investment in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.2 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

         10.3. The Company shall not redeem Fund shares attributable to the Contracts (as distinct from Fund shares attributable to the Company's assets held in the Account) except (i) as necessary to implement Contract Owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption") or (iii) as permitted by an order of the Securities and Exchange Commission pursuant to
Section 26(b) of the 1940 Act. Upon request, the Company will promptly furnish to the Fund the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund 90 days prior written notice of its intention to do so.

                               ARTICLE XI. Notices

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                           If to the Fund:

                  Van Kampen Funds Inc.
                  1 Parkview Plaza
                  PO Box 5555
                  Oakbrook Terrace, Illinois 60181-5555
                  Attention:  A. Thomas Smith III

         If to Adviser:

                  Van Kampen Asset Management Inc.
                  1 Parkview Plaza
                  PO Box 5555
                  Oakbrook Terrace, Illinois 60181-5555
                  Attention:  A. Thomas Smith III


                           If to the Company:

                                  Allstate Life Insurance Company of New York
                       3100 Sanders Road, Suite M2
                       Northbrook, Illinois 60047
                          Attention: Timothy Vander Pas


                           ARTICLE XII. Miscellaneous

         12.1. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Board, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

         12.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

         12.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         12.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         12.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         12.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations of the Company are being conducted in a manner consistent with the California Insurance Regulations and any other applicable law or regulations.

         12.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations at law or in equity, which the parties hereto are entitled to under state and federal laws.

         12.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that an Adviser may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Adviser, if such assignee is duly licensed and registered to perform the obligations of the Adviser under this Agreement.

     12. 9 The Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:

                           (a) the Company's annual statement (prepared under
                  statutory accounting principles) and annual report (prepared under generally accepted accounting principles ("GAAP"), if any), as soon as practical and in any event within 90 days after the end of each fiscal year;

                           (b) the Company's quarterly statements (statutory)
                  (and GAAP, if any), as soon as practical and in any event within 45 days after the end of each quarterly period:

                           (c) any financial statement, proxy statement, notice
                  or report of the Company sent to stockholders and/or policyholders, as soon as practical after the delivery thereof to stockholders;

                           (d) any registration statement (without exhibits) and
                  financial reports of the Company filed with the Securities and Exchange Commission or any state insurance regulator, as soon as practical after the filing thereof;

                           (e) any other report submitted to the Company by
                  independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, as soon as practical after the receipt thereof.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.


ALLSTATE LIFE OF NEW YORK



                  By:      ______________________________
                           Name:
                           Title:



                  VAN KAMPEN UNIVERSAL  INSTITUTIONAL FUNDS, INC.


                  By:      ______________________________
                           Name:
                           Title:



                  VAN KAMPEN ASSET MANAGEMENT INC.


                  By:      ______________________________
                           Name:
                           Title:




                                                    SCHEDULE A



                SCHEDULE A SEPARATE ACCOUNTS AND CONTRACTS


        Allstate Life of New York Variable Life Separate Account A

Contracts:

Consultant Accumulator NY - NYLU 599
Consultant Protector NY - NYLU 598





                                       A-1






                                   SCHEDULE B

                          PORTFOLIOS OF MORGAN STANLEY
                              UNIVERSAL FUNDS, INC.



High Yield Portfolio
Real Estate Portfolio














                                       B-1





                                   SCHEDULE C

                             PROXY VOTING PROCEDURES

The following is a list of procedures and corresponding responsibilities for the handling of proxies and voting instructions relating to the Fund. The defined terms herein shall have the meanings assigned in the Participation Agreement except that the term "Company" shall also include the department or third party assigned by the Company to perform the steps delineated below.

 . The proxy proposals are given to the Company by the Fund as early as possible before the date set by the Fund for the shareholder meeting to enable the Company to consider and prepare for the solicitation of voting instructions from owners of the Contracts and to facilitate the establishment of tabulation procedures. At this time the Fund will inform the Company of the Record, Mailing and Meeting dates. This will be done verbally approximately two months before meeting.

 . Promptly after the Record Date, the Company will perform a "tape run", or other activity, which will generate the names, addresses and number of units which are attributed to each contract owner/policyholder (the "Customer") as of the Record Date. Allowance should be made for account adjustments made after this date that could affect the status of the Customers' accounts as of the Record Date.

         Note: The number of proxy statements is determined by the activities described in this Step #2. The Company will use its best efforts to call in the number of Customers to the Fund , as soon as possible, but no later than two weeks after the Record Date.

 . The Fund's Annual Report must be sent to each Customer by the Company either before or together with the Customers' receipt of voting, instruction solicitation material. The Fund will provide the last Annual Report to the Company pursuant to the terms of Section 3.3 of the Agreement to which this Schedule relates.

 . The text and format for the Voting Instruction Cards ("Cards" or "Card") is provided to the Company by the Fund. The Company, at its expense, shall produce and personalize the Voting Instruction Cards. The Fund or its affiliate must approve the Card before it is printed. Allow approximately 2-4 business days for printing information on the Cards. Information commonly found on the Cards includes:
                                       C-1

          .    name (legal name as found on account registration)

          .    address

          .    fund or account number

          .    coding to state number of units

          . individual Card number for use in tracking and verification of votes (already on Cards as printed by the Fund).

(This and related steps may occur later in the chronological process due to possible uncertainties relating to the proposals.)

     . During this time, the Fund will develop, produce and pay for the Notice of Proxy and the Proxy Statement (one document). Printed and folded notices and statements will be sent to Company for insertion into envelopes (envelopes and return envelopes are provided and paid for by the Company). Contents of envelope sent to Customers by the Company will include:

     .    Voting Instruction Card(s)

     .    One proxy notice and statement (one document)

     . return envelope (postage pre-paid by Company) addressed to the Company or its tabulation agent

     . "urge buckslip" - optional, but recommended. (This is a small, single sheet of paper that requests Customers to vote as quickly as possible and that their vote is important. One copy will be supplied by the Fund.)

     . cover letter - optional, supplied by Company and reviewed and approved in advance by the Fund.


     . The above contents should be received by the Company approximately 3-5 business days before mail date. Individual in charge at Company reviews and approves the contents of the mailing package to ensure correctness and completeness. Copy of this approval sent to the Fund.

     . Package mailed by the Company. * The Fund must allow at least a 15-day solicitation time to the Company as the shareowner. (A 5-week period is recommended.) Solicitation time is calculated as calendar days from (but not including,) the meeting, counting backwards.

     . Collection and tabulation of Cards begins. Tabulation usually takes place in another department or another vendor depending on process used. An often used procedure is to sort Cards on arrival by proposal into vote categories of all yes, no, or mixed replies, and to begin data entry.

                                       C-2


Note: Postmarks are not generally needed. A need for postmark information would be due to an insurance company's internal procedure and has not been required by the Fund in the past.

          . Signatures on Card checked against legal name on account registration which was printed on the Card. Note: For Example, if the account registration is under "John A. Smith, Trustee," then that is the exact legal name to be printed on the Card and is the signature needed on the Card.

          . If Cards are mutilated, or for any reason are illegible or are not signed properly, they are sent back to Customer with an explanatory letter and a new Card and return envelope. The mutilated or illegible Card is disregarded and considered to be not received for purposes of vote tabulation. Any Cards that have been "kicked out" (e.g. mutilated, illegible) of the procedure are "hand verified," i.e., examined as to why they did not complete the system. Any questions on those Cards are usually remedied individually.

          . There are various control procedures used to ensure proper tabulation of votes and accuracy of that tabulation. The most prevalent is to sort the Cards as they first arrive into categories depending upon their vote; an estimate of how the vote is progressing may then be calculated. If the initial estimates and the actual vote do not coincide, then an internal audit of that vote should occur. This may entail a recount.

          . The actual tabulation of votes is done in units which is then converted to shares. (It is very important that the Fund receives the tabulations stated in terms of a percentage and the number of shares.) The Fund must review and approve tabulation format.

          . Final tabulation in shares is verbally given by the Company to the Fund on the morning of the meeting not later than 10:00 a.m. Eastern time. The Fund may request an earlier deadline if reasonable and if required to calculate the vote in time for the meeting.

          . A Certification of Mailing and Authorization to Vote Shares will be required from the Company as well as an original copy of the final vote. The Fund will provide a standard form for each Certification.

                                       C-3

          . The Company will be required to box and archive the Cards received from the Customers. In the event that any vote is challenged or if otherwise necessary for legal, regulatory, or accounting purposes, the Fund will be permitted reasonable access to such Cards.

          . All approvals and "signing-off' may be done orally, but must always be followed up in writing.



                                       C-4